   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY   , 1998.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  BYL BANCORP
               (Exact name of registrant as specified in charter)

            CALIFORNIA                             6712                             33-0755794
 (State or other jurisdiction of       (Primary Standard Industrial     (IRS Employer Identification No.)
  incorporation or organization)       Classification Code Number)

                              BANK OF YORBA LINDA
                             18206 IMPERIAL HIGHWAY
                         YORBA LINDA, CALIFORNIA 92886
                                 (714) 996-1800
              (Address, including zip code, and telephone number,
       including area code, or registrant's principal executive offices)
                           --------------------------

                              MR. ROBERT UCCIFERRI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              BANK OF YORBA LINDA
                             18206 IMPERIAL HIGHWAY
                         YORBA LINDA, CALIFORNIA 92886
                                 (714) 996-1800
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                WITH A COPY TO:

          LOREN P. HANSEN, ESQ.                       WILLIAM JOHNSON, ESQ.
             Knecht & Hansen                 Rothgerber, Appel, Powers & Johnson, LLP
       1301 Dove Street, Suite 900                       One Tabor Center
     Newport Beach, California 92660               1200 17th Street, Suite 3000
              (714) 851-8070                          Denver, Colorado 80202
                                                          (303) 623-9000

                           --------------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

    As soon as practicable following the Effective Time of this Registration
                                   Statement.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED              PROPOSED
                                                                  MAXIMUM               MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT BEING         OFFERING PRICE          AGGREGATE             AMOUNT OF
           BE REGISTERED                   REGISTERED           PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE(1)
Common Stock, no par value..........  1,066,000 shares(2)          $20.50             $21,853,000              $6,447

(1) The proposed maximum offering price and proposed maximum aggregate offering price reflect the value of the common stock of DNB Financial ("DNBF"), which will be exchanged for shares of BYL Bancorp in connection with the reorganization described in the Proxy Statement/Prospectus, calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the closing price of BYL Common Stock on February 19, 1998.

(2) Based on approximate number of shares to be issued by BYL Bancorp in exchange for the outstanding shares of DNBF in connection with the reorganization described in the Proxy Statement/Prospectus. The proposed maximum offering price and proposed maximum aggregate offering price are estimated solely in order to determine the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  BYL BANCORP
                             CROSS REFERENCE SHEET
                   PURSUANT TO RULE 501(B) OF REGULATION S-K

ITEM AND CAPTION OF FORM S-4
----------------------------------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Facing Page of Registration Statement; This Cross
                                                                    Reference Sheet; Outside Front Cover Page of Proxy
                                                                    Statement/Prospectus

       2.  Inside Front and Outside Back Cover Page of
             Prospectus.........................................  Inside Front and Outside Back Cover Page; Available
                                                                    Information; Table of Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  SUMMARY OF PROXY STATEMENT/ PROSPECTUS; RISK FACTORS;
                                                                    THE COMPANIES; UNAUDITED PROFORMA COMBINED
                                                                    CONDENSED FINANCIAL DATA

       4.  Terms of the Transaction.............................  PROXY STATEMENT/PROSPECTUS COVER PAGE; SUMMARY OF
                                                                    PROXY STATEMENT/PROSPECTUS; THE MERGER; THE MERGER
                                                                    AGREEMENT; DESCRIPTION OF BANCORP CAPITAL STOCK AND
                                                                    COMPARISON OF SHAREHOLDER RIGHTS

       5.  Pro Forma Financial Information......................  SUMMARY--PROFORMA FINANCIAL DATA; UNAUDITED PROFORMA
                                                                    COMBINED CONDENSED FINANCIAL DATA

       6.  Material Contacts with the Company Being Acquired....  Not Applicable

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable

       8.  Interests of Named Experts and Counsel...............  EXPERTS; LEGAL MATTERS

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  COMMISSION'S POSITION ON INDEMNIFICATION FOR
                                                                    SECURITIES ACT LIABILITIES

       B.  INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants..........  Not Applicable

      11.  Incorporation of Certain Information by Reference....  Not Applicable

      12.  Information with Respect to S-2 or S-3 Registrant....  Not Applicable

      13.  Incorporation of Certain Information by Reference....  Not Applicable

ITEM AND CAPTION OF FORM S-4
----------------------------------------------------------------
      14.  Information with Respect to Registrants Other than
             S-3 or S-2 Registrants.............................  SUMMARY OF PROXY STATEMENT/ PROSPECTUS; THE COMPANIES

       C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information with Respect to S-3 Companies............  Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable

      17.  Information with Respect to Companies Other Than S-2
             or S-3 Companies...................................  SUMMARY OF PROXY STATEMENT/ PROSPECTUS; THE COMPANIES

       D.  VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorization are
             to be Solicited....................................  Proxy Statement/Prospectus Cover Page; SUMMARY OF
                                                                    PROXY STATEMENT/ PROSPECTUS; THE MERGER, THE MERGER
                                                                    AGREEMENT; THE MEETINGS; DISSENTING SHAREHOLDERS
                                                                    RIGHTS; SECURITY OWNERSHIP OR MANAGEMENT; AVAILABLE
                                                                    INFORMATION

      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  Not Applicable

      20.  Indemnification of Directors and Officers............  PART II, INDEMNIFICATION OF DIRECTORS AND OFFICERS

      21.  Exhibits and Financial Statement Schedules...........  PART II, EXHIBITS, FINANCIAL STATEMENT SCHEDULES

      22.  Undertakings.........................................  PART II, UNDERTAKINGS

                               [DNBF LETTERHEAD]

                                                                          , 1998

To Our Shareholders:

    You are cordially invited to attend a Special Meeting (the "DNBF Special Meeting") of Shareholders of DNB Financial, a California corporation ("DNBF"),
to be held on Wednesday,            , 1998 at 5:30 p.m. at which you will be
asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") of DNBF with and into BYL Bancorp, a California corporation ("BYL"), pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated as of January 29, 1998, by and between BYL, DNBF, Bank of Yorba Linda ("BOYL") and De Anza National Bank ("DANB"). Upon the Merger becoming effective, each share of common stock, no par value, of DNBF (the "DNBF Common Stock") issued and outstanding at such time (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted into the right to receive shares of common stock, no par value, of BYL. Simultaneously, DNBF's subsidiary, DANB, shall be merged into BYL's subsidiary, BOYL. The enclosed Proxy Statement/Prospectus more fully describes the proposed merger and related transactions, including information about BYL and DNBF.

    The Board of Directors of DNBF has carefully considered the terms and conditions of the Agreement and the proposed merger with BYL. THE BOARD OF DIRECTORS OF DNBF HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF DNBF AND HOLDERS OF DNBF COMMON STOCK (THE "DNBF SHAREHOLDERS"), AND UNANIMOUSLY RECOMMENDS THAT THE DNBF SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. Hoefer & Arnett, DNBF's financial advisor, has delivered to the Board of Directors of DNBF its opinion, dated the date hereof, that the conversion of DNBF stock into BYL stock is fair, from a financial point of view, to the DNBF Shareholders. A copy of this opinion is attached as Appendix D to the Proxy Statement/Prospectus.

    It is important that your shares be represented and voted at the DNBF Special Meeting regardless of the number of shares you own and whether or not you plan to attend the DNBF Special Meeting. The affirmative vote of the holders of a majority of the DNBF Common Stock entitled to vote at the DNBF Special Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the DNBF Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

    YOU SHOULD NOT SEND IN CERTIFICATES FOR DNBF COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF DNBF COMMON STOCK.

                                          Sincerely,
                                          --------------------------------------
                                          Henry C. Cox II
                                          CHAIRMAN OF THE BOARD

                                          --------------------------------------
                                          Neil Hatcher
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 DNB FINANCIAL
                              7710 LIMONITE AVENUE
                          RIVERSIDE, CALIFORNIA 92509

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON            , 1998

    NOTICE IS HEREBY GIVEN that a Special Meeting ("DNBF Special Meeting") of Shareholders of DNB Financial, a California corporation ("DNBF"), has been called by the Board of Directors of DNBF and will be held at the head office of De Anza National Bank, 7710 Limonite Avenue, Riverside, California at 5:30 p.m.,
local time, on Wednesday,            , 1998 for the following purposes:

    (1) APPROVAL OF MERGER AGREEMENT. To consider and vote on a proposal (the "DNBF Proposal") to approve the principal terms of a proposed merger (the "Merger") of DNBF with and into BYL Bancorp, a California corporation ("BYL"), with BYL surviving the Merger (the "Surviving Corporation") and De Anza National Bank ("DANB") will merge with and into Bank of Yorba Linda ("BOYL"), pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 1998 (as the same may be amended, the "Agreement"), by and between BYL, DNBF, BOYL and DANB. The Agreement provides, among other things, that each issued and outstanding share of common stock, no par value, of DNBF ("DNBF Common Stock") (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted into the right to receive shares of common stock, no par value, of BYL ("BYL Common Stock") on, and subject to, the terms and conditions contained in the Agreement, equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375.

    The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the Effective Time, and (B) the issued and outstanding shares of DNBF Stock on the Closing Date, up to a maximum of 232,423 shares. A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix C.

    (2) OTHER BUSINESS. To consider and act upon such other business as may properly come before the DNBF Special Meeting or any adjournment or postponement thereof.

    The terms of the DNBF Proposal and the BYL Common Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the DNBF Special Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the DNBF Special Meeting.

    Only holders of DNBF Common Stock of record at the close of business on
           , 1998 (the "DNBF Record Date"), will be entitled to notice of, and to vote at, the DNBF Special Meeting or at any postponements or adjournments thereof. The affirmative vote of a majority of the shares of DNBF Common Stock outstanding as of the DNBF Record Date is required to approve the DNBF Proposal.

    Shareholders of DNBF may be entitled to exercise dissenters' rights and to receive cash in an amount equal to the fair market value of their shares of DNBF Common Stock as of January 28, 1998 in lieu of receiving the BYL Common Stock in the Merger by complying with certain procedures specified by California law. See "The Merger--Dissenters' Rights" in the accompanying Joint Proxy Statement/ Prospectus.

                                          By Order of the Board of Directors,
                                          [SIGNATURE]
                                          --------------------------------------
                                          John L. West
                                          SECRETARY

Riverside, California
           , 1998

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE DNBF SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE DNBF SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD NOT FORWARD STOCK CERTIFICATES AT THIS TIME.

                                [BYL LETTERHEAD]

                                                                          , 1998

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting (the "BYL Meeting") of Shareholders of BYL Bancorp, a California corporation ("BYL"), to
be held on          ,            , 1998, at 5:30 p.m., at which you will be
asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 1998 (as the same may be amended, the "Agreement"), by and between BYL Bancorp ("BYL"), DNB Financial ("DNBF"), Bank of Yorba Linda ("BOYL"), a California state-chartered bank and a wholly owned subsidiary of BYL, and De Anza National Bank, a national banking association and a wholly-owned subsidiary of DNBF ("DANB"). A copy of the Agreement is included with this Joint Proxy Statement/Prospectus as Appendix C. The Agreement provides for, among other things, the merger (the "Merger") of DNBF with and into BYL, with BYL surviving the Merger (the "Surviving Corporation") and DANB to be merged with and into BOYL with BOYL surviving the Bank Merger. Upon the Merger becoming effective, each share of common stock, no par value, of DNBF ("DNBF Common Stock") issued and outstanding at such time (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted automatically into the right to receive shares of common stock, no par value, of BYL ("BYL Common Stock"). Based on the number of shares of BYL Common Stock outstanding as of the record date for the BYL Meeting, the shares of BYL Common Stock to be issued to DNBF shareholders pursuant to the Agreement will represent approximately 40.69% of the shares of BYL Common Stock outstanding following the Merger.

    At the BYL Meeting, the shareholders of BYL will also be asked to consider and vote upon the election as directors of the three (3) individuals nominated by the Board of Directors as more fully set out herein.

    More detailed information about the nominees, specified proposals and other matters regarding the BYL Meeting is included in the attached Joint Proxy Statement/Prospectus.

    The Board of Directors of BYL has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, holders of BYL Common Stock (the "BYL Shareholders"). In addition, Ryan, Beck & Co., as financial advisor to BYL, has delivered its opinion, dated the date hereof, to the Board of Directors of BYL that the Exchange Ratio is fair, from a financial point of view, to the BYL Shareholders. Therefore, the Board of Directors of BYL unanimously recommends that BYL Shareholders vote "FOR" the approval of the principal terms of the Merger.

    I urge you to consider carefully these important matters which are described in the accompanying Joint Proxy Statement/Prospectus. In order to ensure that your vote is represented at the BYL Meeting, please indicate your choice on the enclosed proxy form, date, sign and return it in the enclosed envelope. A prompt response will be appreciated. If you attend the BYL Meeting you may revoke your proxy and vote in person if you wish.

                                          Sincerely,
                                          [SIGNATURE]
                                          --------------------------------------
                                          H. Rhoads Martin, Jr.
                                          CHAIRMAN OF THE BOARD

                                  BYL BANCORP
                             18206 IMPERIAL HIGHWAY
                         YORBA LINDA, CALIFORNIA 92886

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON            , 1998

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting (the "BYL Meeting") of Shareholders of BYL Bancorp, a California corporation ("BYL"), has been called by the Board of Directors of BYL (the "BYL Board") and will be held at 18206 Imperial Highway, Yorba Linda, California at 5:30 p.m. local time on
           , 1998 for the following purposes:

    (1) APPROVAL OF MERGER AGREEMENT. To consider and vote on a proposal (the "DNBF Proposal") to approve the principal terms of a proposed merger (the "Merger") of DNBF with and into BYL Bancorp, a California corporation ("BYL"), with BYL surviving the Merger (the "Surviving Corporation") and De Anza National Bank ("DANB") will merge with and into Bank of Yorba Linda ("BOYL") with BOYL surviving the Bank Merger, pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 1998 (as the same may be amended, the "Agreement"), by and between BYL, DNBF, BOYL and DANB. The Agreement provides, among other things, that each issued and outstanding share of common stock, no par value, of DNBF ("DNBF Common Stock") (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted into the right to receive shares of common stock, no par value, of BYL ("BYL Common Stock") on, and subject to, the terms and conditions contained in the Agreement, equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375.

    The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the Effective Time, and (B) the issued and outstanding shares of DNBF Stock on the Closing Date, up to a maximum of 232,423 shares. A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix C.

    (2) ELECTION OF DIRECTORS. To elect the following three (3) directors to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and have qualified. The Board of Directors' nominees are the following persons:

                              Leonard O. Lindborg
                                 Barry J. Moore
                               Brent W. Wahlberg

    (3) OTHER BUSINESS. To consider and act upon such other business as may properly come before the BYL Meeting or any adjournment or postponement thereof.

    The Bylaws of BYL Bancorp provide for the nomination of directors in the following manner:

    "Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of the close of business 21 days prior to any meeting of shareholders called for the election of directors or 10 days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) with the written consent of the proposed nominee, a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as a director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee."

    The Joint Proxy Statement/Prospectus and the Appendices thereto (including the Agreement attached as Appendix C thereto) form a part of this Notice.

    Only holders of BYL Common Stock of record at the close of business on
           , 1998, will be entitled to notice of, and to vote at, the BYL Meeting or any adjournments or postponements thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of a majority of the outstanding shares of BYL Common Stock.

    Shareholders of BYL may be entitled to exercise dissenters' rights and to receive cash in an amount equal to the fair market value of their shares of BYL Common Stock as of January 28, 1998, by complying with certain procedures specified by California law. See "The Merger--Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.

                                          By Order of the Board of Directors,
                                          [SIGNATURE]
                                          --------------------------------------
                                          H. Rhoads Martin, Jr.
                                          CHAIRMAN OF THE BOARD

Yorba Linda, California
           , 1998

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE BYL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE BYL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. THE BOARD OF DIRECTORS OF BYL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE PRINCIPAL TERMS OF THE MERGER AND THE OTHER MATTERS TO BE VOTED UPON AT THE BYL MEETING.

                           BYL BANCORP/DNB FINANCIAL
                             JOINT PROXY STATEMENT
                                  BYL BANCORP
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to the shareholders of BYL Bancorp, a California corporation ("BYL"), in connection with the solicitation of proxies by the Board of Directors of BYL (the "BYL Board") from holders of outstanding shares of common stock, no par value ("BYL Common Stock"), of BYL for use at the Annual Meeting of shareholders of BYL ("BYL
Shareholders") to be held on            , 1998 and at any adjournments and
postponements thereof (the "BYL Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to the shareholders of DNB Financial, a California corporation ("DNBF" and together with BYL, the "Companies"), in connection with the solicitation of proxies by the Board of Directors of DNBF (the "DNBF Board" and together with the BYL Board, the "Boards") from holders of outstanding shares of common stock, no par value ("DNBF Common Stock"), of DNBF, for use at a Special Meeting of Shareholders of DNBF ("DNBF Shareholders" and together with
the BYL Shareholders, the "Shareholders") to be held on            , 1998, and
at any adjournments or postponements thereof (the "DNBF Meeting" and, together with the BYL Meeting, the "Meetings").

    At the Meetings, the Shareholders will be asked to consider and vote on a proposal (the "DNBF Proposal") to approve the principal terms of a proposed merger (the "Merger") of DNBF with and into BYL, with BYL surviving the Merger (the "Surviving Corporation") and De Anza National Bank ("DANB") will merge with and into Bank of Yorba Linda ("BOYL"), pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 1998 (as the same may be amended, the "Agreement"), by and between BYL, DNBF, BOYL and DANB. The Agreement provides, among other things, that each issued and outstanding share, no par value, of DNBF Common Stock (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law) will be converted into the right to receive shares, no par value, of BYL Common Stock on, and subject to, the terms and conditions contained in the Agreement, equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375. The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the closing date, and (B) the issued and outstanding shares of DNBF Stock on the Closing Date, up to a maximum of 232,423 shares. A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix C.

    Assuming (i) the estimated exchange ratio is 4.585, (ii) the Stipulated Value of BYL Stock of $18.75 does not change, (iii) 232,423 shares of DNBF are issued and outstanding at the Effective Time, (iv) no Dissenters' Rights are perfected by DNBF Shareholders and (v) no cash is paid in lieu of fractional shares, approximately 1,066,000 shares of BYL Common Stock would be issued in the Merger. Based upon the 1,553,196 shares of BYL Common Stock outstanding on the BYL Record Date (as defined herein) and the

282,034 shares of BYL Common Stock reserved for issuance upon exercise of employee stock options to acquire BYL Common Stock outstanding on the BYL Record Date, and assuming no Dissenters' Rights are perfected by any Shareholders and no cash is paid in lieu of fractional shares, shares held by the BYL and DNBF Shareholders after consummation of the Merger are estimated to represent (i)
59.31 percent and 40.69 percent, respectively, of the Surviving Corporation, if none of the shares of DNBF Common Stock or BYL Common Stock which were reserved for issuance on the DNBF Record Date and the BYL Record Date, respectively, were outstanding on the Effective Time, and (ii) 63.26 percent and 36.74 percent, respectively, if all shares of DNBF Common Stock and BYL Common Stock which were reserved for issuance on the DNBF Record Date and the BYL Record Date, respectively, were issued by the Effective Time.

IN ORDER FOR ANY SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY BYL OR DNBF, AS THE CASE MAY BE, ON OR
BEFORE            , 1998, IN THE CASE OF BYL, OR ON OR BEFORE            , 1998,
IN THE CASE OF DNBF, THE DATES OF THE MEETINGS, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. SEE "THE MERGER-- DISSENTERS' RIGHTS."

    The BYL Common Stock is quoted on the Nasdaq National Market under the symbol "BOYL."

SEE "RISK FACTORS" ON PAGE       FOR A DISCUSSION OF CERTAIN CONSIDERATIONS THAT
SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS            , 1998.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR THEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                             AVAILABLE INFORMATION

    Effective October 23, 1997, BYL became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by BYL with the Commission may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at them Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Shares of BYL Common Stock are traded as "National Market Securities" on the Nasdaq National Market under the symbol "BOYL". Material filed by BYL can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    Effective June 14, 1996, the BOYL became subject to the information, reporting and proxy solicitation requirements of the Exchange Act, and in accordance therewith filed reports and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Following the Effective Time of the organization of BYL as the holding company for BOYL on November 19, 1997, BOYL's information, reporting and proxy solicitation requirements of the Exchange Act was terminated. Such reports and other information can be inspected and copied at the public reference facilities for the Registrations and Disclosure Division maintained by the FDIC at 550 17th Street, Room F-643, Washington D.C. 20429, telephone number (202) 393-8400, or by contacting Mr. Barry J. Moore, Senior Executive Vice President of BOYL, at Bank of Yorba Linda, 18206 Imperial Highway, Yorba Linda, California 92886, telephone number (714) 996-1800.

    On May 6, 1987, DNBF filed a registration statement with the Commission on Form S-4 in connection with the formation of DNBF as the bank holding company for DANB. On May 16, 1988, DNBF filed a Form 15 with the Commission that deregistered its shares pursuant to Section 15 of the Exchange Act, and DNBF is exempt from filing reports, proxy statements and other information with the Commission.

    BYL has filed with the Commission a registration statement on Form S-4 (including exhibits thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of BYL Common Stock issuable in the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    This Joint Proxy Statement/Prospectus constitutes both the proxy statement of BYL and DNBF relating to the solicitation of proxies for their use at their respective Meetings and the Prospectus filed as part of the Registration Statement. This Joint Proxy Statement/Prospectus and the related proxies and other materials are first being provided to the shareholders of BYL and DNBF on
or about            , 199 .

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    This Joint Proxy Statement/Prospectus incorporates by reference documents not included herein. Documents relating to BYL, excluding exhibits unless specifically incorporated herein, are available without charge upon request to Barry J. Moore, Senior Executive Vice President, Chief Financial Officer and Assistant Secretary, BYL Bancorp, 18206 Imperial Highway, Yorba Linda, California 92886. Telephone requests may be directed to Barry J. Moore, at (714) 996-1800.

    The following documents filed with the Commission by BYL (file numbers 333-34995 and 000-23257) are incorporated herein by reference:

    (a) BYL's Registration Statement on Form S-4 filed with the Commission on September 5, 1997;

    (b) BYL's Current Report on Form 8-K, dated November 19, 1997, announcing the completion of the formation of BYL as a bank holding company for Bank of Yorba Linda;

    (c) BYL's Registration Statement on Form 8-A filed with the Commission on October 23, 1997;

    (d) BYL's Current Report on Form 8-K, dated January 16, 1998 announcing year end and quarterly earnings;

    (e) BYL's Current Report on Form 8-K, dated January 29, 1998 announcing the execution of the Agreement and Plan of Reorganization with DNBF;

    (f) BYL's Quarterly Report on Form 10-QSB as of September 30, 1997, filed November 15, 1997.

    (g) BYL's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

    Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents and reports filed by BYL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................           3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................           3
TABLE OF CONTENTS.....................................................................           5
SUMMARY...............................................................................           8
  The Companies.......................................................................           8
  The Meetings........................................................................           8
  The Merger..........................................................................          10
  The Merger Agreement................................................................          13
  Warrant Agreement...................................................................          14
  Comparison of Shareholder Rights....................................................          14
  Risk Factors........................................................................          14
  Markets and Market Prices...........................................................          14
  Summary Historical Financial Data...................................................          17
  Summary Unaudited Pro Forma Combined Financial Data.................................          19
  Selected Historical and Pro Forma Per Share Data....................................          20
RISK FACTORS..........................................................................          21
  Competition.........................................................................          21
  Ability to Integrate the Operations of BYL and DNBF.................................          21
  General Business Risk...............................................................          22
  Risks Associated with Mortgage Origination and Sale Activities......................          22
  Risks Associated with Small Business Administration Loans...........................          23
  Dependence on Key Personnel.........................................................          23
  Concentration of Operations; Recessionary Environments; Decline in Real Estate
    Values............................................................................          23
  Interest Rate Risk..................................................................          24
  Shares Eligible for Future Sale; Dilution...........................................          25
  Regulation..........................................................................          25
  Market Liquidity of BYL Common Stock................................................          26
THE COMPANIES.........................................................................          27
  BYL.................................................................................          27
  DNBF................................................................................          27
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.................................          28
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA........................          33
THE MEETINGS..........................................................................          33
  Date, Time and Place................................................................          34
  Matters to be Considered at the Meetings............................................          34
  Record Date; Stock Entitled to Vote.................................................          34
  Votes Required; Quorum..............................................................          35
  Voting of Proxies...................................................................          35
  Revocability of Proxies.............................................................          36
  Solicitation of Proxies.............................................................          36
  Security Ownership of Certain Beneficial Owners and Management......................          36
THE MERGER............................................................................          39
  Background of the Merger............................................................          39
  Effect of Merger....................................................................          41
  Reasons for the Merger; Recommendations of the Boards of Directors..................          42
  Opinions of Financial Advisors......................................................          44
  Certain Federal Income Tax Consequences.............................................          52
  Regulatory Approvals................................................................          54

  Resale of BYL Common Stock..........................................................          56
  Interests of Certain Persons in the Merger..........................................          56
  Dissenters' Rights..................................................................          58
  Accounting Treatment................................................................          61
THE MERGER AGREEMENT..................................................................          62
  The Merger..........................................................................          62
  Conversion of DNBF Common Stock.....................................................          62
  Effective Time......................................................................          62
  Exchange of Stock Certificates......................................................          63
  Conduct of the Business of DNBF and BYL Prior to the Merger.........................          63
  Representations and Warranties......................................................          64
  Certain Covenants...................................................................          64
  Conditions..........................................................................          68
  Waiver and Amendment................................................................          69
  Termination.........................................................................          70
THE WARRANT AGREEMENT.................................................................          70
  General.............................................................................          70
  The Warrant.........................................................................          71
  Termination.........................................................................          71
THE DIRECTOR AGREEMENTS...............................................................          72
DNBF MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL
  CONDITION...........................................................................          73
COMPENSATION OF BYL EXECUTIVE OFFICERS................................................          87
COMPENSATION OF DNBF EXECUTIVE OFFICERS...............................................          93
DESCRIPTION OF BYL CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS.................          95
INDEMNIFICATION OF DIRECTORS AND OFFICERS.............................................         100
VALIDITY OF BYL COMMON STOCK..........................................................         101
EXPERTS...............................................................................         101

                               LIST OF APPENDICES

Appendix A--BYL's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (without exhibits)

Appendix B--DNBF's consolidated balance sheets as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended.

Appendix C--Agreement and Plan of Reorganization, dated as of January 29, 1998, and First Amendment dated February 25, 1998, by and between BYL, DNBF, BOYL and DANB.

Appendix D--Fairness Opinion of Hoefer & Arnett.

Appendix E--Fairness Opinion of Ryan, Beck & Co.

Appendix F--Chapter 13 of the CGCL.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN ITS ENTIRETY.

    ALL INFORMATION CONCERNING BYL AND BANK OF YORBA LINDA (BOYL) INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, HAS BEEN FURNISHED BY BYL, AND ALL INFORMATION CONCERNING DNBF AND DE ANZA NATIONAL BANK (DANB) INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, HAS BEEN FURNISHED BY DNBF. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "BYL" HEREIN SHALL BE TO BYL AND BOYL, AND REFERENCES TO "DNBF" HEREIN SHALL BE TO DNBF AND DANB.

THE COMPANIES

    BYL

    BYL is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and its principal business is to serve as a holding company for its banking subsidiary BOYL. BYL was organized on April 17, 1997 as a California corporation and commenced operation as a bank holding company on November 19, 1997. BOYL provides banking and other financial services primarily in Orange County. At December 31, 1997, BYL had consolidated total assets, total deposits and shareholders' equity of $164,667,000, $142,836,000, and $14,830,000, respectively. BYL's principal executive offices are located at 18206 Imperial Highway, Yorba Linda, California 92886, and its telephone number is (714) 996-1800. See "The Companies--BYL."

    DNBF

    DNBF is a bank holding company registered under the BHCA, and its principal business is to serve as a bank holding company for its banking subsidiary DANB. DNBF was organized as a California corporation and commenced operation as a bank holding company on September 23, 1987. DNBF conducts operations through its sole, wholly-owned subsidiary, DANB, a national banking association. DANB provides banking and other financial services primarily in Riverside County. At December 31, 1997, DNBF had consolidated total assets, total deposits and shareholders' equity of $73,419,000, $65,099,000 and $7,720,000, respectively.
DNBF's principal executive offices are located at 7710 Limonite Avenue, Riverside, California 92509 and its telephone number is (909) 360-8065. See "The Companies--DNBF."

THE MEETINGS

    DATE, TIME AND PLACE

    BYL.  The BYL Annual Meeting is scheduled to be held at 18206 Imperial
Highway, Yorba Linda, California 92886 on          ,            , 1998 at 5:30
p.m., local time.

    DNBF. The DNBF Special Meeting is scheduled to be held at the head office of De Anza National Bank, 7710 Limonite Avenue, Riverside, California on
         ,            , 1998 at 5:30 p.m., local time.

    See "The Meetings--Date, Time and Place."

    MATTERS TO BE CONSIDERED AT THE MEETINGS

    BYL. The purpose of the BYL Annual Meeting is to (a) consider and vote upon the approval of the principal terms of the Merger; (b) the election of three (3) directors to serve until the 2000 Annual Meeting and until their successors are elected and have qualified; and (c) consider and act upon such other business as may properly come before the BYL Annual Meeting or any adjournments or postponements thereof.

    DNBF. The purpose of the DNBF Special Meeting is to (a) consider and vote upon the approval of the principal terms of the Merger; and (b) consider and act upon such other business as may properly come before the DNBF Special Meeting or any adjournments or postponements thereof.

    See "The Meetings--Matters to be Considered at the Meetings."

    RECORD DATE; STOCK ENTITLED TO VOTE

    BYL.  Only holders of record of BYL Common Stock at the close of business on
           , 1998 (the "BYL Record Date") will be entitled to receive notice of, and to vote at, the BYL Annual Meeting and any postponements or adjournments thereof.

    DNBF.  Only holders of record of DNBF Common Stock at the close of business
on            , 1998 (the "DNBF Record Date") will be entitled to receive notice of, and to vote at, the DNBF Special Meeting and any postponements or adjournments thereof.

    See "The Meetings--Record Date; Stock Entitled to Vote."

    VOTES REQUIRED; QUORUM

    BYL. The affirmative vote of the holders of at least a majority of the total number of outstanding shares of BYL Common Stock entitled to vote at the BYL Annual Meeting is required to approve the principal terms of the Merger. In connection with the Election of Directors, the three (3) nominees receiving the highest number of votes will be elected until the 2000 Annual Meeting and until their successors are elected and have qualified. Each holder of shares of BYL Common Stock outstanding on the BYL Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the BYL Annual Meeting and any postponement or adjournment thereof. A majority of all shares of BYL Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted as votes in favor of the principal terms of the Merger.

    DNBF. The affirmative vote of the holders of at least a majority of the total number of outstanding shares of DNBF Common Stock entitled to vote at the DNBF Special Meeting is required to approve the principal terms of the Merger. Each holder of shares of DNBF Common Stock outstanding on the DNBF Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the DNBF Special Meeting and any postponement or adjournment thereof. A majority of all shares of DNBF Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted as votes in favor of the principal terms of the Merger.

    See "The Meetings--Votes Required; Quorum."

    REVOCABILITY OF PROXIES

    The presence of a Shareholder at the relevant Meeting (or at any postponement or adjournment thereof) will not automatically revoke such Shareholder's proxy. However, a Shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of BYL or DNBF, as appropriate, of a written notice of revocation prior to or at the relevant Meeting (or, if such Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) submission of a duly executed proxy bearing a later date; or
(c) attending the relevant Meeting (or, if such Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. In the case of BYL Shareholders, any written revocation of proxy or other related communications should be addressed to John Myers, Secretary, BYL Bancorp, 18206 Imperial Highway, Yorba Linda, California 92886. In the case of DNBF Shareholders, any written revocation of proxy or other related communications should be addressed to Gloria Van Kampen, Executive Vice President and Chief Financial Officer, DNBF Financial, 7710 Limonite Avenue, Riverside, California 92509.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    BYL. As of the BYL Record Date, the directors and executive officers of BYL beneficially held, in the aggregate, the ability to direct the voting with respect to 183,647 shares of BYL Common Stock, comprising approximately 11.05 percent of the voting power of the BYL Common Stock outstanding. Such directors and executive officers of BYL have informed BYL that they intend to vote their shares of BYL Common Stock for the approval of the principal terms of the Merger, and to elect the three nominees as Directors.

    DNBF. As of the DNBF Record Date, the directors and executive officers of DNBF beneficially held, in the aggregate, the ability to direct the voting with respect to 139,972 shares of DNBF Common Stock, comprising approximately 60.22 percent of the voting power of the DNBF Common Stock outstanding. Such directors and executive officers of DNBF have informed DNBF that they intend to vote their shares of DNBF Common Stock for the approval of the principal terms of the Merger.

    See "The Meetings--Security Ownership of Certain Beneficial Owners and Management."

THE MERGER

    EFFECT OF MERGER

    At the Effective Time, DNBF will merge with and into BYL, and BYL will be the surviving corporation and will continue its corporate existence under California law under the name "BYL Bancorp." The separate corporate existence of DNBF will cease at the Effective Time.

    Upon the Merger becoming effective, each share of DNBF Common Stock issued and outstanding at the Effective Time (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which Dissenters' Rights shall have been perfected in accordance with the CGCL) will be converted automatically into the right to receive shares of BYL Common Stock as herein described.

    Subject to, the terms and conditions contained in the Agreement, each share of DNBF Common Stock will be converted into the right to receive shares of BYL Common Stock equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock (the average of the closing price of BYL Stock for the 20 consecutive trading days immediately preceding three trading days prior to the Effective Time of the Merger) shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375. The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the Effective Time, and (B) the issued and outstanding shares of DNBF Stock on the Closing Date, up to a maximum of 232,423 shares. A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix C.

    As of the Effective Time, the Board of Directors of the Surviving Corporation is expected to consist of 9 directors, including all of the current directors of BYL and three current directors of DNBF appointed pursuant to the Agreement. It is anticipated that the management and operation of BYL and DNBF will be integrated after the Merger.

    See "The Merger--Effect of Merger," "The Merger Agreement--The Merger" and "The Merger Agreement--Effective Time."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

    The Boards have each unanimously approved the Agreement and the transactions contemplated thereby. THE MEMBERS OF EACH BOARD UNANIMOUSLY BELIEVE THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS AND UNANIMOUSLY RECOMMEND A VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. THE CONCLUSIONS OF THE BOARDS WITH RESPECT TO THE MERGER ARE BASED UPON A NUMBER OF FACTORS MORE FULLY DESCRIBED HEREIN. IN ADDITION, THE BYL BOARD HAS ALSO, BY UNANIMOUS VOTE, HAS NOMINATED AND RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations of the Boards of Directors" and "--Opinions of Financial Advisors."

    OPINIONS OF FINANCIAL ADVISORS

    BYL.  Ryan, Beck & Co. ("Ryan, Beck"), BYL's financial advisor, has rendered
its written opinion, dated as of            , 1998, to the BYL Board to the
effect that, as of such date, the Exchange Ratio (as defined herein) was fair to the BYL Shareholders from a financial point of view. The written opinion of
Ryan, Beck, dated as of            , 1998 (the "Ryan, Beck Opinion"), is
attached to this Joint Proxy Statement/Prospectus as Appendix E and should be read in its entirety.

    DNBF. Hoefer & Arnett ("H&A"), DNBF's financial advisor, has rendered its written opinion, dated January 27, 1998, to the DNBF Board to the effect that, as of such date, the conversion of shares of DNBF Stock into shares of BYL Stock was fair to the DNBF Shareholders from a financial point of view. The written opinion of H&A, dated January 27, 1998, is attached to this Joint Proxy Statement/Prospectus as Appendix D and should be read in its entirety.

    See "The Merger--Opinions of Financial Advisors."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Vavrinek, Trine, Day & Co. LLP, certified public accountants for both BYL and DNBF, has advised that the Merger and the Bank Merger will each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that BYL and DNBF, and BOYL and DANB, will each be a party to that reorganization within the meaning of Section 368(b) of the Code. See "The Merger--Certain Federal Income Tax Consequences."

    Because of the complexity of the tax laws and the individual nature of certain tax consequences of the Merger to each DNBF Shareholder, each DNBF Shareholder should consult their own tax advisor concerning certain other federal and all state, local and foreign tax consequences of the Merger that may be applicable.

    REGULATORY APPROVALS

    The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under Section 3 of the BHCA. The Bank Merger is subject to the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") and the Commissioner of Financial Institutions (the "Commissioner") pursuant to Section 4880 ET SEQ. of the California Financial Code. BYL submitted a letter seeking a waiver of the approval requirements for the Merger and related matters to the Federal Reserve
Board on             , 1998. BOYL and DANB submitted an application seeking
approval of the Bank Merger to the Commissioner on             , 1998, and to
the FDIC on February 23, 1998, and such applications are pending. See "The Merger--Regulatory Approvals" and "The Merger Agreement--Conditions."

    DISSENTERS' RIGHTS

    In connection with the Merger, the Shareholders may be entitled to Dissenters' Rights under Chapter 13 of the CGCL, the text of which is attached hereto as Appendix F. In order for any Shareholder to exercise Dissenters' Rights, a notice must be sent by such Shareholder and received by BYL or DNBF, as the case may be, on or before the date of the respective Meetings, and any such Shareholder must vote against the approval of the principal terms of the Merger. Failure to send such notice and vote against the Merger will result in a waiver of such Shareholder's Dissenters' Rights. See "The Merger--Dissenters' Rights."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of management of each of BYL and DNBF and of their respective Boards have certain interests in the transactions contemplated by the Agreement that are in addition to the interests of Shareholders generally and which may create potential conflicts of interest.

    These interests include, among others, provisions in the Agreement relating to directors' and officers' liability insurance, and benefit plans and agreements. In addition, three members of the DNBF Board will be appointed to the BYL Board immediately prior to the Effective Time. Each member of the DNBF Board appointed to the BYL Board will receive Board of Director fees of $2,000 per month minus any payments for health insurance by BYL on behalf of such director.

    BOYL will also execute a three year employment agreement with Ms. Gloria Van Kampen providing for a minimum base salary of $112,000 per year, and participation in certain benefits available to employees and executive officers of BOYL, including vacation, health and life insurance, and incentive and deferred compensation benefits.

    BYL will also execute five year consulting agreements with Messrs. Neil F. Hatcher and John L. West in which they would provide specified consulting services to BYL and BOYL for monthly payments of $8,333.33 and $4,333.33, respectively.

    See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement-- Certain Covenants."

    ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, it is currently expected that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles, and confirmation by the independent accountant for the Companies of the ability to use such accounting treatment is one of the conditions (the "Pooling Condition") to the consummation of the Merger. In the event that the Pooling Condition is not satisfied BYL or DNBF may either terminate the Agreement for failure of the Pooling Condition or amend the Agreement in such a manner in order to preserve pooling-of-interests. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

THE MERGER AGREEMENT

    EFFECTIVE TIME

    The Merger will become effective (the "Effective Time") on the date and at the time that an agreement of merger and related documents are filed with the California Secretary of State or such later date as may be specified in such agreement of merger. Subject to conditions specified in the Agreement, the parties expect the Merger to become effective in the second quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "The Merger Agreement--Effective Time" and "--Conditions."

    CONDITIONS TO THE MERGER

    The obligations of the Companies to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of various conditions, including the following: obtaining requisite Shareholder approvals; obtaining requisite approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation and the California Commissioner of Financial Institutions (the "Commissioner"); the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; receipt of opinions of accountants in respect of certain federal income tax consequences of the Merger; receipt of opinions confirming the fairness of the terms of the Merger to the Shareholders from a financial point of view; and receipt of accountants' letters to the effect that the Merger qualifies for pooling-of-interests accounting treatment. The obligation of DNBF to effect the Merger is also subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including receipt of an opinion of counsel in respect of the shares of BYL Common Stock issued upon consummation of the Merger. See "The Merger Agreement--Conditions." One such condition to the obligation of BYL to effect the Merger is that, unless waived prior to the Effective Time, the Shareholders voting against the approval of the Agreement or giving notice in writing at or before the applicable Meeting that such Shareholders dissent from the Agreement in the aggregate hold not more than ten percent of the DNBF Common Stock or the BYL Common Stock, as the case may be. In addition, another condition to the obligation of BYL to effect the Merger is that, unless waived prior to the Effective Time, the DNBF Shareholders voting against the approval of the Agreement or giving notice in writing at or before the approval of the Agreement that such DNBF Shareholders dissent from the Agreement, and actually perfect such Dissenters' Rights, in the aggregate hold not more than five percent of DNBF Common Stock (the "Dissenters' Rights Condition").

    WAIVER AND AMENDMENT

    Prior to the Effective Time, any provision of the Agreement may be waived by the party benefited by the provision or by both parties, or amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties and approved by the Boards (or duly authorized committee thereof). However, after the vote by the Shareholders of DNBF or BYL, no principal term of the Merger may be amended or revised without the approval of the Shareholders of DNBF or BYL, as the case may be. See "The Merger Agreement--Waiver and Amendment."

    TERMINATION

    The Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the Shareholders, upon the occurrence of various events and under certain circumstances, including by the mutual consent of the Companies; by either party in the event of the failure of the relevant Shareholders to approve the principal terms of the Merger at the relevant Meeting; by either party upon the failure to obtain any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated by the Agreement; by DNBF in the event that shares of BYL Common Stock trade above certain price levels prior to the Effective Time; or by BYL in the event that shares of BYL Common Stock trade below certain price levels prior to the Effective Time. Under certain circumstances a termination fee equal to all costs and expenses, plus 20% of such expenses, incurred by the other party in connection with the Agreement may be payable by BYL or DNBF to the other party upon termination of the Agreement. See "The Merger Agreement--Termination."

WARRANT AGREEMENT

    As an inducement and condition to BYL's entering into the Agreement, BYL and DNBF entered into a Warrant Agreement, dated as of January 29, 1998, between DNBF as issuer and BYL as grantee (the "Warrant Agreement"), pursuant to which DNBF has granted to BYL an irrevocable option (the "Warrant") to purchase up to 58,000 shares of DNBF Common Stock (or such number of shares of DNBF Common Stock as shall constitute 19.9 percent of the then outstanding DNBF Common Stock) at a price of $45.00 per share, subject to adjustment in certain circumstances. The Warrant is exercisable only under certain limited and specifically defined circumstances, which generally relate to an acquisition of control of, or a significant equity interest in or significant assets of, DNBF by a third party, or certain proposals or offers with respect thereto. To the best of the Companies' knowledge, none of such events has occurred as of the date hereof. The purchase of DNBF Common Stock pursuant to the Warrant Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA. See "The Warrant Agreement."

COMPARISON OF SHAREHOLDER RIGHTS

    The rights of DNBF Shareholders currently are determined by reference to the CGCL, DNBF's Articles of Incorporation and DNBF's Bylaws. At the Effective Time, DNBF Shareholders will become shareholders of the Surviving Corporation. Their rights as shareholders will then be determined by reference to the CGCL, BYL's Articles of Incorporation and BYL's Bylaws. See "Description of BYL Capital Stock and Comparison of Shareholder Rights."

RISK FACTORS

    In deciding whether to vote for the approval of the principal terms of the Merger, Shareholders should carefully evaluate the matters set forth under "Risk Factors" herein in addition to the other matters described herein.

MARKETS AND MARKET PRICES

    There were, as of the BYL Record Date, approximately 800 holders of record of BYL Common Stock. No shares of BYL's serial preferred stock have been issued or are outstanding. BYL Common Stock is designated for quotation on the Nasdaq National Market under the symbol "BOYL."

    As of the DNBF Record Date, there were approximately 150 holders of record of DNBF Common Stock. DNBF Common Stock is not listed with any securities exchange or quoted on any automated quotation system. Historically, little trading has occurred in DNBF Common Stock.

    The outstanding equity securities of BYL consist of one class of common stock, of which there were 1,546,530 shares outstanding, held by approximately 800 shareholders of record at year end 1997. Holders of the common stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, as specified by the California Corporations Code. Prior to the reorganization of BYL as a holding company for BOYL in November 1997, BOYL paid no dividends on common stock in 1996. During 1997, BOYL paid quarterly cash dividends of $0.05 per share, and BYL has continued its policy of paying quarterly cash dividends. On June 30, 1997, BOYL completed a four-for-three stock split of the issued and outstanding shares.

    Management of BYL is aware of five (5) securities dealers who maintain an inventory and make a market in BYL Common Stock. The market makers are Ryan, Beck & Co., Wedbush Morgan Securities, Inc., Sutro & Co., Sandler, O'Neill & Partners, and Herzog, Heine & Geduld.

    The information set forth in the table below summarizes for the periods indicated, the bid and ask prices of BOYL and BYL Common Stock based upon information provided by Nasdaq, which became the BOYL's market maker in the second quarter of 1996 when the BOYL's Common Stock became listed in Nasdaq National Market. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The following quotes have been adjusted for the four-for-three stock split effective June 30, 1997. Additionally, there may have been transactions at prices other than those shown below:

                                                                                       BYL
                                                                                 COMMON STOCK(11)
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               ---------  ---------
1996
-----------------------------------------------------------------------------
Second Quarter...............................................................      6 3/8     6 3/16
Third Quarter................................................................      6 3/8     5 7/16
Fourth Quarter...............................................................      8 1/4    5 13/16

1997
-----------------------------------------------------------------------------
First Quarter................................................................     15 2/3     10 3/8
Second Quarter...............................................................   15 15/16     12 3/8
Third Quarter................................................................     16 1/2         16
Fourth Quarter...............................................................     21 1/4         16

------------------------

 (11) Prior to June 13, 1996, there was a limited market for BYL Common Stock and consequently no quotations are available. On June 13, 1996, BYL Common Stock was designated for quotation on the Nasdaq National Market. The prices listed above for periods subsequent to June 13, 1996 are as reported by the Nasdaq National Market System. In addition, prior to November 19, 1997, BYL Common Stock traded under BOYL's name. On November 19, 1997, BOYL completed the reorganization of BYL as its bank holding company, and BYL's Common Stock began trading on that date.

    No established public trading market for DNBF Common Stock presently exists. Historically, little trading has occurred. Reliable information concerning the prices at which DNBF Common Stock has traded in private, negotiated transactions is not publicly available or generally known to DNBF. On occasion, DNBF has become aware of the trading price of its stock in private transactions. Information concerning these trading prices has been omitted on DNBF's belief that such prices are not necessarily representative of the market price for DNBF Common Stock during any particular period. The most recent privately negotiated trade between individuals which is known to management occurred in May 1997 when 121 share were sold at $24.90 per share. In December 1997 DNBF repurchased 100 shares at $33.00 per share. No trades have occurred since execution of the Agreement was announced.

    The closing price of BYL Common Stock on the day prior to the announcement of the Merger on January 28, 1998 of which BYL is aware was $19.75. The trading price of BYL Common Stock, as reported by the Nasdaq National Market, on
            , 1998, was $         . The estimated fair market value of DNBF
Common Stock on January 28, 1998, the last day before the announcement of the execution of the Agreement, was $40.00 per share as determined by H & A.

    Assuming (i) the estimated exchange ratio is 4.585, (ii) the Stipulated Value of BYL Stock of $18.75 does not change, (iii) 232,423 shares of DNBF are issued and outstanding at the Closing, (iv) no Dissenters' Rights are perfected by DNBF Shareholders and (v) no cash is paid in lieu of fractional shares, approximately 1,066,000 shares of BYL Common Stock would be issued in the Merger. Based upon the 1,553,196 shares of BYL Common Stock outstanding on the BYL Record Date (as defined herein) and the 282,034 shares of BYL Common Stock reserved for issuance upon exercise of employee stock options to acquire BYL Common Stock outstanding on the BYL Record Date, and assuming no Dissenters' Rights are perfected by any Shareholders and no cash is paid in lieu of fractional shares, shares held by the BYL and DNBF Shareholders after consummation of the Merger are estimated to represent (i) 59.31 percent and
40.69 percent, respectively, of the Surviving Corporation, if none of the shares of DNBF Common Stock or BYL Common Stock which were reserved for issuance on the DNBF Record Date and the BYL Record Date, respectively, were outstanding on the Effective Time, and (ii) 63.26 percent and 36.74 percent, respectively, if all shares of DNBF Common Stock and BYL Common Stock which were reserved for issuance on the DNBF Record Date and the BYL Record Date, respectively, were issued by the Effective Time.

    Because the Stipulated BYL Share Value is fixed within certain limits pursuant to the Agreement, a change in the trading price of BYL Common Stock before the Effective Time will affect the implied market value of the BYL Common Stock to be received in the Merger by DNBF Shareholders. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF BYL COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME. SHAREHOLDERS OF BYL AND DNBF ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BYL COMMON STOCK.

    Upon consummation of the Merger, it is expected that there will be approximately 950 holders of record of BYL Common Stock.

SUMMARY HISTORICAL FINANCIAL DATA

BYL

    The following summarizes historical financial data for the five years ended December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this Joint Proxy Statement/Prospectus. All share data has been adjusted to reflect the 4-for-3 Stock Split at BOYL effective June 30, 1997 (amounts in thousands, except per share data).

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1997      1996(1)     1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------
SUMMARY OF OPERATIONS:
  Interest Income...........................................  $  13,016  $   7,498  $   4,479  $   4,127  $   4,023
  Interest Expense..........................................      4,160      2,060      1,045      1,005      1,039
                                                              ---------  ---------  ---------  ---------  ---------
  Net Interest Income.......................................      8,856      5,438      3,434      3,122      2,984
  Provisions for Loan Losses................................        733        344        262        423        819
                                                              ---------  ---------  ---------  ---------  ---------
  Net Interest Income After Provision for Loan Losses.......      8,123      5,094      3,172      2,699      2,165
  Noninterest Income........................................     14,801      7,653      5,662      3,799      3,362
  Noninterest Expense.......................................     19,206     10,661      7,095      5,687      5,336
                                                              ---------  ---------  ---------  ---------  ---------
  Income Before Income Taxes................................      3,718      2,086      1,739        811        191
  Income Taxes..............................................      1,609        884        717        335         71
                                                              ---------  ---------  ---------  ---------  ---------
  Net Income................................................  $   2,109  $   1,202  $   1,022  $     476  $     120
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Dividends on Common Stock.................................  $     292  $  --      $  --      $  --      $  --

PER SHARE DATA:
  Net Income--Basic.........................................  $    1.37  $    1.12  $    1.98  $    0.83  $    0.13
  Net Income--Diluted.......................................  $    1.28  $    1.04  $    1.39  $    0.62  $    0.13
  Dividends on Common Stock.................................  $    0.20  $  --      $  --      $  --      $  --
  Book Value................................................  $    9.59  $    8.43  $    8.68  $    6.70  $    5.87
  Tangible Book Value.......................................  $    8.57  $    7.35  $    8.68  $    6.70  $    5.87

STATEMENTS OF FINANCIAL CONDITION SUMMARY:
  Total Assets..............................................  $ 164,667  $ 116,467  $  59,784  $  53,430  $  52,230
  Total Deposits............................................    142,836    102,368     54,025     48,693     47,865
  Loans Held for Sale.......................................     47,150     24,363     10,186      9,969      2,683
  Total Loans...............................................     92,908     64,244     30,917     27,756     37,798
  Allowance for Loan Losses.................................      1,521      1,210        580        536        413
  Total Shareholders' Equity................................     14,830     12,938      5,157      4,405      4,020

SELECTED RATIOS
  Return on Average Assets..................................       1.43%      1.35%      1.88%      0.88%      0.22%
  Return on Average Equity..................................      15.19%     13.82%     21.37%     11.31%      3.13%
  Average Loans as a Percent of Average Deposits............      86.65%     79.90%     82.03%     80.76%     82.55%
  Allowance for Loan Losses to Total Loans..................       1.64%      1.87%      1.84%      1.90%      1.08%
  Average Capital to Average Assets.........................       9.43%      9.78%      8.78%      7.54%      6.38%
  Tier 1 Capital to Risk-Weighted Assets....................       9.77%     11.77%     10.49%     10.71%      8.51%
  Total Capital to Risk-Weighted Assets.....................      10.95%     13.02%     11.74%     11.96%      9.75%

------------------------------

(1) Following the receipt of all necessary regulatory approvals, on June 14, 1996, BOYL acquired Bank of Westminster ("BOW"), pursuant to the terms of an Agreement and Plan of Reorganization dated January 12, 1996. BOYL acquired 100% of the outstanding common stock of BOW for $6,174,000 in cash. BOW had assets of approximately $54,923,000. At the time of such acquisition, BOYL also raised approximately $7.8 million in additional equity in a firmly underwritten offering by issuing 1,073,000 shares of BOYL Common Stock as adjusted for the four for three stock split effective June 30, 1997. BOW's results of operations are included only since the second quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and for the years ended December 31, 1996 and December 31, 1997 to data as of or for prior dates or periods may not be meaningful. On November 19, 1997, BOYL completed the reorganization of BYL as its bank holding company, and BYL's Common Stock began trading on that date.

    DNBF

SELECTED FINANCIAL DATA

    The following table reflects selected consolidated financial data relating to the operations in the past five years of DNBF and DANB, which should be read in conjunction with the consolidated financial statements, and notes thereto, for DNBF included in this Joint Proxy Statement/Prospectus (in thousands, except for per share data):

                                                                     AS OR FOR THE YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
SUMMARY OF OPERATIONS:
  Interest Income..........................................  $   5,439  $   5,144  $   5,267  $   5,021  $   5,206
  Interest Expense.........................................      1,897      1,781      1,712      1,578      1,759
                                                             ---------  ---------  ---------  ---------  ---------
  Net Interest Income......................................      3,542      3,363      3,555      3,443      3,447
  Provision for Loan Losses................................         45         20     --            191        242
                                                             ---------  ---------  ---------  ---------  ---------
  Net Interest Income After Provision for Loan Losses......      3,497      3,343      3,555      3,252      3,205
  Noninterest Income.......................................      1,118      1,099      1,064        995      1,193
  Noninterest Expense......................................      3,510      3,383      4,116      3,697      3,498
                                                             ---------  ---------  ---------  ---------  ---------
  Income Before Income Taxes...............................      1,105      1,059        503        550        900
  Income Taxes.............................................        360        345        155        174        285
                                                             ---------  ---------  ---------  ---------  ---------
  Net Income...............................................  $     745  $     714  $     348  $     376  $     615
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  Dividends Paid...........................................  $     210  $     169  $      89  $     187  $     186

PER SHARE DATA:
  Net Income--Basic........................................  $    3.55  $    3.38  $    1.57  $    1.61  $    2.64
  Net Income--Diluted......................................  $    3.44  $    3.37  $    1.57  $    1.61  $    2.64
  Dividends................................................  $    1.00  $    0.80  $    0.40  $    0.80  $    0.80
  Book Value...............................................  $   33.22  $   30.92  $   28.92  $   26.36  $   26.74

STATEMENTS OF FINANCIAL CONDITION SUMMARY:
  Total Assets.............................................  $  73,419  $  67,288  $  66,088  $  63,946  $  70,416
  Total Deposits...........................................     65,099     59,690     59,270     55,614     52,275
  Total Loans, net of deferred fees........................     45,957     41,643     36,380     35,860     41,633
  Allowance for Loan Losses................................        402        406        467        424        820
  Total Shareholders' Equity...............................      7,720      6,496      6,116      6,138      6,231

SELECTED RATIOS:
  Return on Average Assets.................................      1.05%      1.08%      0.55%      0.56%      0.92%
  Return on Average Equity.................................     10.96%     11.41%      5.68%      6.08%     10.18%
  Average Loans as a Percent of Average Deposits...........     68.12%     65.16%     59.84%     72.12%     85.69%
  Allowance for Loan Losses to Total Loans.................      0.87%      0.97%      1.28%      1.18%      1.97%
  Average Capital to Average Assets........................      9.62%      9.43%      9.72%      9.21%      9.00%
  Tier I Capital to Risk-Weighted Assets--DANB.............     12.20%     12.50%     12.30%     12.60%     12.04%
  Total Capital to Risk-Weighted Assets--DANB..............     13.00%     13.40%     13.30%     13.60%     13.29%

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth certain summary unaudited pro forma combined financial data for BYL after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods presented and using the estimated Conversion Number of 4.585 and accounting for the Merger as a pooling-of-interests. See "The Merger--Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of BYL and DNBF including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. See "Unaudited Pro Forma Combined Condensed Financial Information."

(Dollars in thousands, except per share data)

                                                                                      AS OR FOR THE YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997      1996(1)     1995
                                                                                   ---------  ---------  ---------
SUMMARY OF OPERATIONS:
  Interest Income................................................................  $  18,455  $  12,642  $   9,746
  Interest Expense...............................................................      6,057      3,841      2,757
                                                                                   ---------  ---------  ---------
  Net Interest Income............................................................     12,398      8,801      6,989
  Provision for Loan Losses......................................................        778        364        262
                                                                                   ---------  ---------  ---------
  Net Interest Income After Provision for Loan Losses............................     11,620      8,437      6,727
  Noninterest Income.............................................................     15,919      8,752      6,726
  Noninterest Expense............................................................     22,716     14,044     11,211
                                                                                   ---------  ---------  ---------
  Income Before Income Taxes.....................................................      4,823      3,145      2,242
  Income Taxes...................................................................      1,969      1,229        872
                                                                                   ---------  ---------  ---------
  Net Income.....................................................................  $   2,854  $   1,916  $   1,370
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

PER SHARE DATA:
  Net Income--Basic..............................................................  $    1.14  $    0.94  $    0.86
  Net Income--Diluted............................................................  $    1.08  $    0.92  $    0.78

------------------------

(1) On June 14, 1996, BOYL acquired Bank of Westminster. At June 30, 1996, BOYL had approximately $117.7 million in assets, $61.5 million in net loans and $103.8 million in deposits. At the time of such acquisition, BOYL also raised approximately $7.8 million in additional equity in an underwritten public offering by issuing 1,073,000 shares of BOYL Common Stock, as adjusted for the four-for-three stock split effective June 30, 1997. Bank of Westminster's results of operations are included only since the fourth quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and for the year ended December 31, 1996 and 1997 against data as of or for prior dates or periods may not be meaningful. On November 19, 1997, BOYL completed the reorganization of BYL as its bank holding company, and BYL's Common Stock began trading on that date.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth for BYL Common Stock and DNBF Common Stock certain selected historical and unaudited pro forma equivalent per share data at the end of and for each of the three years ended December 31, 1997, giving effect to the Merger using the pooling-of-interests method of accounting. The information is derived from the historical consolidated financial statements of BYL and the historical financial statements of DNBF, including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical and pro forma combined financial information of BYL and DNBF, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. See "Unaudited Pro Forma Combined Condensed Financial Information."

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Earning Per Share--Diluted(1)
  BYL--Historical....................................................................  $    1.28  $    1.04  $    1.39
  DNBF--Historical...................................................................  $    3.44  $    3.37  $    1.57
  BYL Combined Pro Forma.............................................................  $    1.08  $    0.92  $    0.78
  DNBF Equivalent Pro Forma..........................................................  $    4.95  $    4.22  $    3.58
Cash Dividends Per Share
  BYL--Historical....................................................................  $    0.20  $  --      $  --
  DNBF--Historical...................................................................  $    1.00  $    0.80  $    0.40
  Pro Forma Cash Dividends Per Share.................................................  $    0.21  $    0.08  $    0.06

Book Value Per Share(2)
  BYL................................................................................  $    9.59  $    8.43  $    8.68
  DNBF...............................................................................  $   33.22  $   30.92  $   28.92
  BYL Combined Pro Forma.............................................................  $    8.40  $    7.78  $    7.07
  DNBF Equivalent Pro Forma..........................................................  $   38.51  $   35.67  $   32.42

------------------------

(1) The BYL combined pro forma diluted earnings per common share were calculated by using aggregate historical income information for the Companies divided by the average pro forma shares outstanding (including dilution) of the combined entity. The pro forma shares of the combined entity were calculated by combining the historical BYL shares with the historical DNBF shares multiplied by the estimated exchange ratio of 4.585. See "The Merger Agreement--Conversion of DNBF Common Stock." The DNBF equivalent proforma earnings per share amounts were computed by multiplying the BYL combined pro forma amounts by the estimated exchange ratio of 4.585.

(2) The BYL combined pro forma book value per share is based on the aggregate historical common shareholders' equity of the Companies divided by the total pro forma common shares of the combined entity based on the estimated Exchange Ratio of 4.585. The DNBF equivalent pro forma book value per share at period end represents the BYL pro forma amounts multiplied by the estimated exchange ratio of 4.585. See "Merger Agreement--Conversion of DNBF Common Stock."

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS IN BYL, INCLUDING DNBF SHAREHOLDERS CONSIDERING THE PROPOSAL TO APPROVE THE PRINCIPAL TERMS OF THE MERGER, AND THE BYL SHAREHOLDERS CONSIDERING THE PROPOSAL TO APPROVE THE PRINCIPAL TERMS OF THE MERGER, SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE MAKING ANY FINAL DECISION.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALTHOUGH EACH OF THE COMPANIES BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NEITHER CAN GIVE ANY ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANIES' FORWARD-LOOKING STATEMENTS ARE SET FORTH BELOW AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. FURTHERMORE, THE COMPANIES DO NOT INTEND TO UPDATE OR REVISE THE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY OF THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANIES OR PERSONS ACTING ON EITHER OF THEIR BEHALVES ARE QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH HEREIN.

COMPETITION

    The banking business in California generally, and in the Companies' service areas in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating throughout wide geographic areas. In addition, there are numerous other independent commercial banks within BYL's and DNBF's primary service areas, many of which have greater resources. Certain of BYL's and DNBF's competitors may be better able to respond to changing capital and other regulatory requirements and better able to maintain or improve market share.

ABILITY TO INTEGRATE THE OPERATIONS OF BYL AND DNBF

    Based on the unaudited pro forma financial information as of December 31, 1997 contained in this Proxy Statement/Prospectus, including the assumptions under which such pro forma financial statements were prepared, following the completion of the Merger, BYL would have had net loans held for investment of $137.6 million, loans held for sale of $47.2 million, total investment securities of $23.4 million, total assets of $238.0 million, total deposits of $207.9 million, and total shareholders' equity of $22.0 million. The Merger will add $73.3 million in assets to BYL and increase the number of full service offices from five to eight. No assurance can be given that the pro forma financial statements or the assumptions on which they are based, including anticipated expense reductions, are accurate or will be realized.

    Because the markets in which the Companies operate are highly competitive and because of the inherent uncertainties associated with merging two companies, there can be no assurance that the Surviving Corporation will be able to realize fully the operating efficiencies BYL currently expects to realize as a result of the Merger and the consolidation of the administrative operations of the Companies or that such operating efficiencies will be realized in the time frame currently anticipated. The assimilation of DNBF will place increased demands on management of BYL. The significant increase in assets as a result of the Merger, and BYL's ability to integrate DNBF and implement BYL's operating strategy increase the possible risks inherent in an investment in BYL. See "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Boards of Directors."

GENERAL BUSINESS RISK

    The business of the Companies is subject to various business risks.

    Historically, BOYL engaged in traditional community banking activities, including originating commercial, consumer and real estate construction loans, and gathering local deposits to fund these activities. With the employment of Mr. Robert Ucciferri as the Bank's President and Chief Executive Officer in late 1990 and other senior officers in early 1991, the Bank's operating strategy changed to emphasize the origination and sale of nonconforming residential mortgage loans and SBA loans. In part, because of the portfolio turnover and resultant gains on sales of such loans, such activities typically provide greater returns than more traditional community bank activities.

    BOYL's current operating strategy emphasizes: (i) expanding its programs for originating and selling nonconforming residential mortgage loans ("N/C Mortgages") and SBA guaranteed loans; (ii) expanding its programs for originating automobile installment loans; (iii) continued focus on providing personalized, quality banking products to small-to-medium size businesses, professionals, retail customers and to the local community; and (iv) continued expansion of BOYL, primarily in Orange County, California, through internal growth and through selective acquisitions of financial institutions or the selective acquisition of branches of such institutions. Other than the Agreement with DNBF, the BYL or BOYL has no other written or oral agreements for such acquisitions.

    The volume of loan originations is dependent upon demand for loans of the type originated and serviced by the Companies. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by the Companies less attractive. In addition, the Companies may be adversely affected by other factors that could
(a) increase the cost to the borrower of loans originated by the Companies, (b) create alternative lending sources for such borrowers, or (c) increase the cost of funds of the Companies at a faster rate than any increase in interest income, thereby narrowing their net interest rate margin. In recent months, the continued recovery of the Southern California economy, particularly in Orange County and Riverside County, has resulted in strong growth in deposits at both BYL and DNBF. Although both the Companies have also seen continued improvement in loan demand consistent with overall market growth during the continued recovery of the Southern California economy, the increase in demand to date has not been sufficient to permit DNBF to utilize fully new deposits to fund loans, and accordingly DNBF has increased its relative holdings of securities investments. Managements of both the Companies believe that loan demand will continue to improve, but there can be no assurance that there will be sufficient loan demand in the future to keep pace with increases in deposits such that desirable levels of securities held relative to loans can be maintained. Governmental interventions through elimination of tax benefits for home equity loans, regulation of an increased scope of loans or introduction of additional regulations aimed at mortgage and SBA loans could also adversely affect the Companies' business.

RISKS ASSOCIATED WITH MORTGAGE ORIGINATION AND SALE ACTIVITIES

    BYL has been actively involved in the origination and sale of N/C Mortgages to various institutional investors. For the year ended December 31, 1997, the BOYL originated $190 million of mortgage loans, sold $164 million of mortgage loans in the secondary market, and generated $13 million of revenue from interest earned and fees and premiums on sales of mortgage loans. At December 31, 1997, BYL held $42 million in mortgage loans that were designated for sale. All of these loans were secured by one- to four-family residences. Such mortgage origination activities generate income primarily from gain on sale of mortgage loans and from the sale of servicing rights for loans sold on a servicing-released basis. Generally, the profitability of mortgage origination and sale activities depends on maintaining a sufficient volume of loan originations and the availability of institutional investors to purchase the loans. Changes in the level of interest rates and the local economy affect the amount of loans originated by BYL and, thus, the amount of servicing rights generated as well as origination and loan fees earned. Changes in purchasing policies of institutional investors or increases in defaults after funding could substantially reduce the amount of loans sold to such investors.

    The BOYL has sought to address the foregoing risks by emphasizing N/C Mortgages, which are loans with loan to value ratios that vary in accordance with the risk involved in the credit, to owners of small- to medium-size businesses and low-income individuals who do not normally qualify for conventional mortgages at larger institutions, by employing experienced officers that have successfully managed a mortgage banking department, by underwriting such loans to meet the credit standards of investors in the secondary market, and by selling such loans in the secondary market to a wide variety of investors.

RISKS ASSOCIATED WITH SMALL BUSINESS ADMINISTRATION LOANS

    BYL realized approximately $7 million in revenue during 1997 from interest earned, fees and servicing income and premiums received on secondary market sales of its SBA loans. BYL has generally sold the guaranteed portion and has occasionally sold part of the unguaranteed portion in the secondary market. There can be no assurance that BYL will be able to continue originating these loans, or that a secondary market will exist for, or that BYL will continue to realize premiums upon the sale of, the guaranteed and unguaranteed portions of the SBA loans. The federal government presently guarantees 75% to 80% of the principal amount of each qualifying SBA loan. There can be no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that BYL will retain its preferred lender status, which, subject to certain limitations, allows BYL to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA, or that if it does, that the federal government will not reduce the amount of such loans which can be made by BYL. In addition, BYL relies on the expertise of a few key officers in the SBA Loan Division. The retention of such officers is important to the success of the Division and the amount of income BYL derives from the Division. BYL believes that its SBA loan portfolio does not involve more than a normal risk of collectability. BYL incurs the full credit risk on the non-guaranteed portion of the SBA loans, which represents substantially all of its SBA loan portfolio. In the event of default on an SBA loan, BYL's pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to the BYL's SBA loans or it may seek the recovery of damages from BYL, although no assurance can be given that the SBA would not attempt to do so in the future. The SBA has never declined to honor its guarantees with respect to the BYL's SBA loans.

DEPENDENCE ON KEY PERSONNEL

    BYL's success depends to a significant extent upon the performance of its President and its executive officers, the loss of any one of these individuals could have a materially adverse effect on BYL. Additionally, retention of the officers in charge of the BYL's Mortgage Banking and SBA Loan Division is critical to BYL's success. BYL believes that its success will depend, in large part, upon its ability to retain such personnel. There can be no assurance that BYL will be successful in retaining such personnel.

CONCENTRATION OF OPERATIONS; RECESSIONARY ENVIRONMENTS; DECLINE IN REAL ESTATE
  VALUES

    The Companies currently limit their business to Southern California, with the majority of their business concentrated in Orange and Riverside counties, and the business of the Surviving Corporation after the Merger is expected to continue to be concentrated in Southern California for the foreseeable future. Although the Surviving Corporation intends to expand within Southern California, there can be no assurance when or if such expansion will take place. Consequently, the results of operations and financial condition of the Companies are dependent upon general trends in the Southern California economies and residential and commercial real estate markets. The risks to which the business of the Companies is subject, and to which the business of the Surviving Corporation will be subject, become more acute during an economic slow-down or recession such as that experienced during the recent California recession. During such periods, delinquencies and foreclosures generally increase and could result in increased incidents of claims and legal actions and a decline in demand for the services provided by the Companies. In addition, a significant decline in market values of properties of the type which secure loans originated by the Companies would reduce homeowners' equity in their homes and businesses' equity in their properties, thereby reducing their borrowing power and also weakening collateral coverage on loans made previously by the Companies. Such a decline could also diminish the market for loans originated by the Companies. Any of the foregoing could have a material adverse effect on the financial position and results of operations of the Surviving Corporation, and could have a greater adverse impact on the Surviving Corporation than on certain of its competitors which may have greater resources and capital. In addition, the concentration of the Surviving Corporation's operations in Orange and Riverside counties exposes it to greater risk in the event of catastrophes, such as earthquakes, fires and floods in this region, than other banking companies with a wider geographic base. Although there are signs that the economic recession is improving, in light of the economic recession and the impact it may continue to have on the Southern California real estate market, this real estate dependence increases the risk of additional nonperforming loans and the possibility of loss in BYL's loan portfolio.

    BYL believes that its allowance for loan losses is adequate since it believes that the value of the collateral securing nonperforming loans reduced the potential for losses on these loans. Although economic conditions in Orange County are by several measures improving, any recurrence or worsening of the recently experienced conditions is likely to have an adverse effect on BYL's business, including the level of nonperforming loans, the cash flow of borrowers and their ability to repay outstanding loans, the value of BYL's real estate collateral, and the demand for new loan originations.

    Industry experience indicates that a portion of a bank's loans will become delinquent and a portion of the loans will require partial or entire charge off. Regardless of the underwriting criteria utilized by BYL, losses may be experienced as a result of various factors beyond BYL's control, including, among others, changes in market conditions affecting the value of security and problems affecting the credit of the borrower. There can be no assurance that BYL will not experience significant losses in its loan portfolio which may require significant additions to the loan loss reserves.

INTEREST RATE RISK

    It is expected that the Surviving Corporation, through its subsidiaries, will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that the Surviving Corporation's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect the Surviving Corporation's net interest spread, asset quality, loan origination volume and overall results of operation.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

    Shares of BYL Common Stock eligible for future sale could have a dilutive effect on the market for BYL Common Stock and could adversely affect market prices. As of the BYL Record Date, the Articles of Incorporation of BYL authorize 50,000,000 shares of BYL Common Stock, of which 1,553,196 shares were outstanding, and 25,000,000 shares of Preferred Stock, of which no shares were outstanding, and 1,066,000 additional shares of BYL Common Stock are anticipated to be issued in the Merger to DNBF Shareholders, assuming (i) no shares of DNBF Common Stock reserved for issuance on the BYL Record Date are issued on or prior to the Effective Time, (ii) the estimated exchange ratio is 4.585, (iii) the Stipulated Value of BYL Stock of $18.75 does not change, (iv) no Dissenters' Rights are perfected by DNBF Shareholders and (v) no cash is paid in lieu of fractional shares. Pursuant to its stock option plans, BYL had outstanding options to purchase an additional 288,700 shares of BYL Common Stock on the BYL Record Date with exercise prices of between $4.875 and $12.75.

    In addition, BYL's obligation to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of the condition that DNBF Shareholders or BYL Shareholders voting against approval of the Agreement or giving notice in writing to DNBF or BYL, as the case may be, at or before the applicable Meeting, that such shareholder dissents from the Agreement in the aggregate hold not more than ten percent of the DNBF Common Stock or the BYL Common Stock, as the case may be. See "The Merger Agreement--Conditions."

    DNBF did not have any outstanding options to purchase shares of DNBF Common Stock on the date of the Agreement. As of December 31, 1997, all DNBF optionees exercised options totally 22,500 shares at an exercise price of $23.04. If the Merger is consummated, any options and rights to purchase shares of DNBF Common Stock outstanding immediately prior to the Effective Time will be cancelled. See "The Merger Agreement--Conversion of DNBF Common Stock." Sales of substantial amounts of BYL Common Stock in the public market following the Merger could adversely affect the market price of BYL Common Stock. There are no restrictions in the Agreement preventing BYL from issuing additional shares.

    It is BYL's intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by BYL to enhance shareholder value or satisfy other strategic objectives, although there are no specific pending or contemplated acquisitions at present. Such acquisitions, if any, could be accomplished by the issuance of additional shares of BYL Common Stock or other securities convertible into or exercisable for BYL Common Stock.

    There can be no assurance as to the market value of BYL Common Stock after the Merger, which market value may be affected by the dilutive effects of the matters described above, if any, and other factors.

REGULATION

    The operations of the Companies are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. Each of the Companies believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of the Companies is highly regulated, the laws, rules and regulations applicable to the Companies are subject to regular modification and change. Various laws, rules and regulations are currently under consideration which, if adopted, would impact the Surviving Corporation. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future. Adoption of such laws, rules or regulations could make compliance much more difficult or expensive, restrict the Surviving Corporation's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by the Surviving Corporation or otherwise adversely affect the business or prospects of the Surviving Corporation.

MARKET LIQUIDITY OF BYL COMMON STOCK

    BOYL Common Stock was designated for quotation on the Nasdaq National Market on June 14, 1996, and such designation was continued on November 19, 1997 for BYL Common Stock when the formation of BYL as a bank holding company for BOYL was completed. There can be no assurance that an active trading market for BYL Common Stock will continue, or that shareholders of the Surviving Corporation will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all, or considerable impact on the sales price. See "Summary--Markets and Market Prices."

COMMON STOCK DIVIDEND POLICY

    Until January 1997, BOYL had not paid a cash dividend on its Common Stock. In January 1997, the Board of Directors adopted a policy of paying a quarterly dividend, and the Board has approved quarterly dividends of $.05 per share in January, April, July and October, 1997, and BYL approved a cash dividend of $.05 per share in January 1998. Declarations or payments of dividends by the Board of Directors in the future will depend upon a number of factors, including capital requirements, regulatory limitations, BYL's financial condition and results of operations, tax considerations and general economic conditions. In order to pay such cash dividends, however, BYL must have available cash from earnings on BYL assets. There are certain limitations on the payment of dividends by BYL. No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue.

                                 THE COMPANIES

BYL

    BYL is a bank holding company registered under the BHCA, and its principal business is to serve as a holding company for its banking subsidiary, BOYL. BYL was organized as a California corporation on April 17, 1997 and commenced operation as a bank holding company on November 19, 1997. Bank of Westminster was acquired by BOYL on June 14, 1996.

    BYL's principal executive offices are located at 18206 Imperial Highway, Yorba Linda, California 92886, and its telephone number is (714) 996-1800. BOYL has five (5) full service branches, and its primary market area is Orange County, California, with its head office in Yorba Linda, California. BOYL's Mortgage Division is currently located in Tustin, California. The Bank's SBA Loan Division is currently located in Mission Viejo, California.

    BOYL commenced operations on March 3, 1980. BOYL is not a member of the Federal Reserve System, and its deposits are insured by the FDIC to the fullest extent authorized by law. BOYL is subject to examination and comprehensive regulation by the Commissioner and the FDIC.

    The primary focus of BOYL is to provide personalized quality banking products and services to small-and medium-size businesses, including professionals, to originate primarily N/C Mortgages in California and various other states and selling such loans in the secondary market, to originate and sell SBA guaranteed loans, and to originate and sell automobile installment loans with the objective of building a balanced community loan and investment portfolio mix. Management believes that a local market focus, accompanied by strategic placement of bank branches and personnel, enables BOYL to attract and retain low cost core deposits which provide substantially all of BOYL's funding requirements.

    BOYL's operating strategy emphasizes: (i) expansion of its programs for originating and selling mortgage loans, SBA guaranteed loans and automobile loans; (ii) continued focus upon providing personalized quality banking products to small- to medium-size businesses, professionals, general retail customers and the local community; and (iii) continued expansion of the BOYL through internal growth and, when favorable, through selective acquisitions of, or mergers with, healthy, distressed or failed institutions or the selective acquisition of branches of such institutions; however, other than the Agreement with DNBF, BYL and BOYL have no other written or oral agreements regarding any such activities.

    BOYL has been profitable every year since 1987, and BOYL has improved its year-to-year earnings since 1993. Management of BOYL believes it is well positioned to expand prudently and build an independent financial institution in the Orange County market. BOYL offers a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services. At December 31, 1997, BOYL had total assets, total deposits and shareholders' equity of $164,667,000, $142,836,000 and $14,830,000 respectively.

    Additional information relating to BYL is included in documents incorporated by reference into this Joint Proxy Statement-Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

    QUARTERLY DIVIDEND

    On January 30, 1997, the BYL Board approved the institution of a quarterly dividend and thereafter declared a dividend of $0.05 per share of BYL Common Stock payable on March 31, 1997 to BYL Shareholders of record on March 7, 1997.

DNBF

    DNBF is a bank holding company registered under the BHCA and its principal business is to serve as a holding company for its banking subsidiary, DANB. DNBF was incorporated in California on March 23,

1987, and conducts operations through its wholly owned subsidiary, DANB, a national banking association. DNBF's principal executive offices are located at 7710 Limonite Avenue, Riverside, California 92509 and its telephone number is
(909) 360-8065.

    DANB was formed in 1982 and has three (3) full service branches located in its primary market area of Riverside County, California. DANB provides general commercial banking services to individuals and small- to medium-sized businesses in its service area of Riverside County. At December 31, 1997, DNBF had consolidated total assets, total deposits and shareholders' equity of $73,419,000, $65,099,000 and $7,720,000 respectively.

    DANB's primary credit focus is to serve professionals and middle-market companies, including manufacturers and service providers. Current commercial lending activities consist primarily of medium-term commercial real estate loans secured by commercial properties, working capital loans, and accounts receivable financing. DANB is also active in loan participation purchases and sales. Its primary focus in this area is to manage potential credit risk by borrower, industry and concentration. DANB's consumer products are tailored to serve the financing needs of its retail customers and the executives and employees of its business clients. Consumer loans consist primarily of home equity lines of credit, personal lines of credit to high net worth individuals and vehicle loans.

    DANB accepts deposits mostly from small- to medium-sized businesses and their employees, high net worth individuals, and other consumers. DANB's deposit accounts are insured by the FDIC to the extent permitted by law. DANB's primary federal regulator is the Office of the Comptroller of the Currency ("Comptroller").

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed data combines the historical consolidated condensed financial statements of BYL, and the historical consolidated condensed financial statements of DNBF, giving effect to the Merger as if it had been effective on December 31, 1997, with respect to the Pro Forma Combined Condensed Balance Sheets, and as of the beginning of the periods indicated with respect to the Pro Forma Combined Condensed Statements of Income. This information is presented under pooling-of-interests accounting. This information should be read in conjunction with the historical consolidated financial statements of the Companies, including their respective notes thereto, which are included and incorporated by reference into this Joint Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Information by Reference." The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger has been reflected in the unaudited pro forma combined condensed balance sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the unaudited pro forma combined condensed statements of income. However, such costs will be charged to income in the period in which the Merger is consummated. See Note 2 of the Unaudited Pro Forma Combined Condensed Financial Information. THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION DOES NOT GIVE EFFECT TO ANY ANTICIPATED OPERATING EFFICIENCIES IN CONJUNCTION WITH THE MERGER. The unaudited pro forma combined condensed balance sheets are not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on December 31, 1997, or that may exist in the future. The unaudited pro forma financial statements of income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dated indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the Merger takes place.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                            AS OF DECEMBER 31, 1997

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                             BYL           DNBF         PRO FORMA         BYL
                                                          HISTORICAL   HISTORICAL(1) ADJUSTMENTS(2)    PRO FORMA
                                                         ------------  ------------  ---------------  ------------
                                                      ASSETS
Cash and Due From Banks................................  $      7,188   $    4,706      $  --         $     11,894
Interest-Bearing Deposits..............................       --             3,419         --                3,419
Investment Securities:
  Available for Sale...................................           463        9,952         --               10,415
  Held to Maturity.....................................         5,007        7,943         --               12,950
                                                         ------------  ------------         -----     ------------
      TOTAL INVESTMENT SECURITIES......................         5,470       17,895         --               23,365
Loans Held for Sale....................................        47,150       --             --               47,150
Net Loans Held for Investment..........................        91,995       45,555         --              137,550
Premises and Equipment--Note D.........................         4,402          803         --                5,205
Other Real Estate Owned................................           646          278         --                  924
Accrued Interest and Other Assets......................         7,816          763           (100)           8,479
                                                         ------------  ------------         -----     ------------
                                                         $    164,667   $   73,419      $    (100)    $    237,986
                                                         ------------  ------------         -----     ------------
                                                         ------------  ------------         -----     ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-Bearing..................................  $     40,537   $   15,606      $  --         $     56,143
  Interest-Bearing.....................................       102,299       49,493         --              151,792
                                                         ------------  ------------         -----     ------------
      TOTAL DEPOSITS...................................       142,836       65,099         --              207,935
Borrowed Funds.........................................         4,000          465         --                4,465
Accrued Interest and Other Liabilities.................         3,001          135            497            3,633
                                                         ------------  ------------         -----     ------------
      TOTAL LIABILITIES................................       149,837       65,699            497          216,033
Shareholders' Equity
  Common Shares........................................        10,372        2,251         --               12,623
  Undivided Profits....................................         4,458        5,497           (597)           9,358
  Unrealized Gains on Investments Available for Sale...       --               (28)        --                  (28)
                                                         ------------  ------------         -----     ------------
      TOTAL SHAREHOLDERS' EQUITY.......................        14,830        7,720           (597)          21,953
                                                         ------------  ------------         -----     ------------
                                                         $    164,667   $   73,419      $    (100)    $    237,986
                                                         ------------  ------------         -----     ------------
                                                         ------------  ------------         -----     ------------
Number of Shares Outstanding...........................     1,546,530      232,423                       2,612,189
Book Value Per Share...................................         $9.59       $33.22                           $8.40

     See "Notes to Unaudited Pro Forma Combined Condensed Financial Data."

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                        FOR YEAR ENDED DECEMBER 31, 1997
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                  BYL          DNBF          PRO FORMA         BYL
                                                              HISTORICAL   HISTORICAL(1)  ADJUSTMENTS(2)    PRO FORMA
                                                              -----------  -------------  ---------------  -----------
INTEREST INCOME
  Interest and Fees on Loans................................   $  12,227     $   4,072                      $  16,299
  Interest on Investment Securities.........................         395         1,140                          1,535
  Other Interest Income.....................................         394           227                            621
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST INCOME...................................      13,016         5,439          --             18,455
INTEREST EXPENSE
  Interest on Money Market and NOW..........................         728           593                          1,321
  Interest on Savings Deposits..............................         814           106                            920
  Interest on Time Deposits.................................       2,604         1,137                          3,741
  Interest on Other Borrowings..............................          14            61                             75
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST EXPENSE..................................       4,160         1,897          --              6,057
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME.....................................       8,856         3,542          --             12,398
Provision for Credit Losses.................................         733            45                            778
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...       8,123         3,497          --             11,620

NONINTEREST INCOME
  Gains, Fees, and Servicing Income on Loans Sold...........      13,839        --                             13,839
  Service Charges, Fees, and Other Income...................         962         1,118                          2,080
                                                              -----------       ------          ------     -----------
                                                                  14,801         1,118          --             15,919

NONINTEREST EXPENSE
  Salaries and Employee Benefits............................      12,415         1,658                         14,073
  Occupancy Expenses........................................         913           429                          1,342
  Furniture and Equipment...................................       1,230           158                          1,388
  Other Expenses............................................       4,648         1,265                          5,913
                                                              -----------       ------          ------     -----------
                                                                  19,206         3,510          --             22,716
                                                              -----------       ------          ------     -----------
    INCOME BEFORE INCOME TAXES..............................       3,718         1,105          --              4,823
Income Taxes................................................       1,609           360                          1,969
                                                              -----------       ------          ------     -----------
    NET INCOME..............................................   $   2,109     $     745       $  --          $   2,854
                                                              -----------       ------          ------     -----------
                                                              -----------       ------          ------     -----------
Per Share Data
  Net Income--Basic.........................................   $    1.37     $    3.55                      $    1.14
  Net Income--Diluted.......................................   $    1.28     $    3.44                      $    1.08

     See "Notes to Unaudited Pro Forma Combined Condensed Financial Data."

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                        FOR YEAR ENDED DECEMBER 31, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                  BYL          DNBF          PRO FORMA         BYL
                                                              HISTORICAL   HISTORICAL(1)  ADJUSTMENTS(2)    PRO FORMA
                                                              -----------  -------------  ---------------  -----------
INTEREST INCOME
  Interest and Fees on Loans................................   $   6,920     $   3,743                      $  10,663
  Interest on Investment Securities.........................         356         1,093                          1,449
  Other Interest Income.....................................         222           308                            530
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST INCOME...................................       7,498         5,144          --             12,642
INTEREST EXPENSE
  Interest on Money Market and NOW..........................         576           640                          1,216
  Interest on Savings Deposits..............................         512           136                            648
  Interest on Time Deposits.................................         972           893                          1,865
  Interest on Other Borrowings..............................      --               112                            112
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST EXPENSE..................................       2,060         1,781          --              3,841
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME.....................................       3,438         3,363          --              8,801
Provision for Credit Losses.................................         344            20                            364
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...       5,094         3,343          --              8,437

NONINTEREST INCOME
  Gains, Fees, and Servicing Income on Loans Sold...........       6,860        --                              6,860
  Service Charges, Fees, and Other Income...................         793         1,099                          1,892
                                                              -----------       ------          ------     -----------
                                                                   7,653         1,099          --              8,752

NONINTEREST EXPENSE
  Salaries and Employee Benefits............................       6,158         1,523                          7,681
  Occupancy Expenses........................................         717           435                          1,152
  Furniture and Equipment...................................         667           159                            826
  Other Expenses............................................       3,119         1,266                          4,385
                                                              -----------       ------          ------     -----------
                                                                  10,661         3,383          --             14,044
                                                              -----------       ------          ------     -----------
    INCOME BEFORE INCOME TAXES..............................       2,086         1,059          --              3,145
Income Taxes................................................         884           345                          1,229
                                                              -----------       ------          ------     -----------
    NET INCOME..............................................   $   1,202     $     714       $  --          $   1,916
                                                              -----------       ------          ------     -----------
                                                              -----------       ------          ------     -----------
Per Share Data
  Net Income--Basic.........................................   $    1.12     $    3.38                      $    0.94
  Net Income--Diluted.......................................   $    1.04     $    3.37                      $    0.92

     See "Notes to Unaudited Pro Forma Combined Condensed Financial Data."

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                        FOR YEAR ENDED DECEMBER 31, 1995
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                  BYL          DNBF          PRO FORMA         BYL
                                                              HISTORICAL   HISTORICAL(1)  ADJUSTMENTS(2)    PRO FORMA
                                                              -----------  -------------  ---------------  -----------
INTEREST INCOME
  Interest and Fees on Loans................................   $   4,120     $   3,747                      $   7,867
  Interest on Investment Securities.........................         219         1,233                          1,452
  Other Interest Income.....................................         140           287                            427
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST INCOME...................................       4,479         5,267          --              9,746
INTEREST EXPENSE
  Interest on Money Market and NOW..........................         453           802                          1,255
  Interest on Savings Deposits..............................         278           155                            433
  Interest on Time Deposits.................................         314           687                          1,001
  Interest on Other Borrowings..............................      --                68                             68
                                                              -----------       ------          ------     -----------
    TOTAL INTEREST EXPENSE..................................       1,045         1,712          --              2,757
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME.....................................       3,434         3,555          --              6,989
Provision for Credit Losses.................................         262        --                                262
                                                              -----------       ------          ------     -----------
    NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...       3,172         3,555          --              6,727

NONINTEREST INCOME
  Gains, Fees, and Servicing Income on Loans Sold...........       5,157        --                              5,157
  Service Charges, Fees, and Other Income...................         505         1,064                          1,569
                                                              -----------       ------          ------     -----------
                                                                   5,662         1,064          --              6,726

NONINTEREST EXPENSE
  Salaries and Employee Benefits............................       4,399         1,566                          5,965
  Occupancy Expenses........................................         538           461                            999
  Furniture and Equipment...................................         434           162                            596
  Other Expenses............................................       1,724         1,927                          3,651
                                                              -----------       ------          ------     -----------
                                                                   7,095         4,116          --             11,211
                                                              -----------       ------          ------     -----------
    INCOME BEFORE INCOME TAXES..............................       1,739           503          --              2,242
Income Taxes................................................         717           155                            872
                                                              -----------       ------          ------     -----------
    NET INCOME..............................................   $   1,022     $     348       $  --          $   1,370
                                                              -----------       ------          ------     -----------
                                                              -----------       ------          ------     -----------
Per Share Data
  Net Income--Basic.........................................   $    1.98     $    1.57                      $    0.86
  Net Income--Diluted.......................................   $    1.39     $    1.57                      $    0.78

     See "Notes to Unaudited Pro Forma Combined Condensed Financial Data."

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    NOTE 1--BASIS OF PRESENTATION. Certain historical data of DNBF have been reclassified on a pro forma basis to conform to BYL's classifications. Transactions between the Companies are not material in relation to the pro forma combined condensed financial statements, and have not been eliminated form the pro forma combined amounts. The pro forma number of common shares outstanding, common shareholders' equity per share, and income per share are based on the share amounts for BYL plus the historical shares amounts for DNBF multiplied by an estimated exchange ratio of 4.585.

    NOTE 2--MERGER COSTS. The unaudited pro forma combined condensed financial data reflects BYL management's current estimate, for purposes of pro forma presentation of the aggregate estimated merger costs of $700,000 ($597,000 net of taxes, computed using the combined federal and state tax rate of 41.0%) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the unaudited pro forma combined condensed balance sheets in order to disclose the aggregate effect of these activities on BYL's pro forma combined financial position. The estimated aggregate costs include the following:

Severance Costs......................................................  $      50
Write-Offs Capitalized Data Processing Costs.........................        100
Conversion Costs.....................................................        100
                                                                       ---------
                                                                             250
Tax Benefit..........................................................       (103)
Investment Banking and Other Professional Fees.......................        450
                                                                       ---------
  TOTAL ESTIMATED AGGREGATE COSTS....................................  $     597
                                                                       ---------
                                                                       ---------

    Since these estimated costs are nonrecurring, they have not been reflected in the unaudited pro forma combined condensed statements of income. However, such costs will be charged to income in the period in which the Merger is consummated. The unaudited pro forma combined condensed statements of income also does not give effect to any anticipated operating efficiencies in conjunction with the Merger.

    BYL management's cost estimates are forward-looking. While the costs represent BYL management's current estimate of merger costs that will be incurred, the ultimate level and timing or recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Merger, which will soon be developed by the Companies. Readers are cautioned that the completion of the Merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger will impact these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

                                  THE MEETINGS

DATE, TIME AND PLACE

    BYL

    The BYL Annual Meeting is scheduled to be held at 18206 Imperial Highway,
Yorba Linda, California 92886 on          ,            , 1998 at 5:30 p.m.,
local time.

    DNBF

    The DNBF Special Meeting is scheduled to be held at the head office of De Anza National Bank, 7710 Limonite, Riverside, California on Wednesday,
           , 1998 at 5:30 p.m., local time.

    SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER AND OTHER MATTERS TO BE VOTED UPON IN CONNECTION WITH THE MERGER.

MATTERS TO BE CONSIDERED AT THE MEETINGS

    BYL

    The purpose of the BYL Annual Meeting is to (a) consider and vote upon the approval of the principal terms of the Merger; (b) elect (3) directors until the 2000 Annual Meeting, until their successors are elected and have qualified; and
(c) consider and act upon such other business as may properly come before the BYL Annual Meeting or any adjournments or postponements thereof.

    THE BYL BOARD HAS, BY UNANIMOUS VOTE, APPROVED THE AGREEMENT AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. THE BYL BOARD ALSO RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE (3) DIRECTORS UNTIL THE 2000 ANNUAL MEETING, UNTIL THEIR SUCCESSORS ARE ELECTED AND HAVE QUALIFIED.

    DNBF

    The purpose of the DNBF Special Meeting is to (a) consider and vote upon the approval of the principal terms of the Merger; and (b) consider and act upon such other business as may properly come before the DNBF Special Meeting or any adjournments or postponements thereof.

    THE DNBF BOARD HAS, BY UNANIMOUS VOTE, APPROVED THE AGREEMENT AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER.

RECORD DATE; STOCK ENTITLED TO VOTE

    BYL

    Only holders of record of BYL Common Stock on the BYL Record Date will be entitled to receive notice of, and to vote at, the BYL Annual Meeting and any postponements or adjournments thereof.

    DNBF

    Only holders of record of DNBF Common Stock on the DNBF Record Date will be entitled to receive notice of, and to vote at, the DNBF Special Meeting and any postponements or adjournments thereof.

VOTES REQUIRED; QUORUM

    BYL

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of BYL Common Stock entitled to vote at the BYL Annual Meeting is required to approve the principal terms of the Merger. In the Election of Directors, the three (3) nominees receiving the highest number of votes will be elected until the 2000 Annual Meeting.

    As of the BYL Record Date, there were 1,553,196 shares of BYL Common Stock outstanding. Each holder of shares of BYL Common Stock outstanding on the BYL Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the BYL Annual Meeting and any postponement or adjournment thereof.

    BYL will appoint one or three employees to function as inspectors of the election in advance of the BYL Annual Meeting, to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to the BYL Shareholders. A majority of all shares of BYL Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted as votes in favor of the principal terms of the Merger. THE FAILURE TO VOTE, AN ABSTENTION OR A BROKER NON-VOTE THUS HAS THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER.

    If a quorum is not obtained, or fewer shares of BYL Common Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the BYL Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the BYL Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the BYL Annual Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

    DNBF

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of DNBF Common Stock entitled to vote at the DNBF Special Meeting is required to approve the principal terms of the Merger.

    As of the DNBF Record Date, there were 232,423 shares of DNBF Common Stock outstanding. Each holder of shares of DNBF Common Stock outstanding on the DNBF Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the DNBF Special Meeting and any postponement or adjournment thereof.

    DNBF will appoint an inspector of the election in advance of the DNBF Special Meeting to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on the matter presented to the DNBF Shareholders. A majority of all shares of DNBF Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted as votes in favor of the principal terms of the Merger. THE FAILURE TO VOTE, AN ABSTENTION OR A BROKER NON-VOTE THUS HAS THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER.

    If a quorum is not obtained, or fewer shares of DNBF Common Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the DNBF Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the DNBF Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the DNBF Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

VOTING OF PROXIES

    Shares represented by proxies properly executed and received in time to be voted at the Meetings will be voted in accordance with the instructions indicated on the proxies. Proxies which do not contain voting instructions will be voted "FOR" the proposal to approve the principal terms of the Merger and in the case of BYL, "FOR" the election of directors. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the Meetings to another time and/or place for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against approval of the principal terms of the Merger or on which the relevant shareholder specifically abstains from voting with respect to such approval will be voted in favor of any such adjournment or postponement.

    It is not expected that any matter other than as described herein will be brought before either of the Meetings. If, however, other matters are properly brought before a Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

REVOCABILITY OF PROXIES

    The presence of a Shareholder at the relevant Meeting (or at any postponement or adjournment thereof) will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of the relevant Company of a written notice of revocation prior to or at the relevant Meeting (or, if such Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) submission of a duly executed proxy bearing a later date; or (c) attending the relevant Meeting (or, if such Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. In the case of BYL Shareholders, any written revocation of proxy or other related communications should be addressed to John
F. Myers, Secretary, BYL Bancorp, 18206 Imperial Highway, Yorba Linda, California 92886. In the case of DNBF Shareholders, any written revocation of proxy or other related communications should be addressed to Gloria Van Kampen, Executive Vice President and Chief Financial Officer, DNB Financial, 7710 Limonite Avenue, Riverside, California 92509.

SOLICITATION OF PROXIES

    Directors and officers of each Company and its subsidiaries may solicit proxies from shareholders of such Company personally or by telephone or telegram without additional remuneration therefor. Each of the Companies will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so. Each of BYL and DNBF will bear the cost of solicitation of proxies from its own shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    BYL

    As of the BYL Record Date, the directors and executive officers of BYL beneficially held, in the aggregate, the ability to direct the voting with respect to 183,647 shares of BYL Common Stock, comprising approximately 11.05 percent of the voting power of the BYL Common Stock outstanding. Such directors and executive officers of BYL have informed BYL that they intend to vote their shares of BYL Common Stock for the approval of the principal terms of the Merger.

    The following table sets forth information as of            , 1998
pertaining to beneficial ownership of BYL's Common Stock by persons known to BYL to own five percent (5%) or more of such stock, current directors and Executive Officers of BYL, and all directors and Executive Officers of BYL as a group. The information contained herein has been obtained from the BYL's records and from information furnished directly by the individual or entity to BYL. All shares are held with shared voting and investment power except as otherwise indicated. All addresses of Directors and Executive Officers are in care of BYL at 18206 Imperial Highway, Yorba Linda, California.

    The table should be read with the understanding that more than one (1) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. In addition, shares of Common Stock issuable pursuant to options which may be exercised within sixty (60) days of

           , 1998 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest.

                                                                                        BENEFICIAL
                                                                                       OWNERSHIP(1)
                                                                                    OF COMMON STOCK ON
NAME                                                      TITLE                           , 1998            PERCENT
----------------------------------------  --------------------------------------  ----------------------  -----------
Basswood Partners.......................  Shareholder                                      152,055              9.79%
Leonard O. Lindborg (2).................  Director                                          11,334               .73%
H. Rhoads Martin (3)....................  Director                                          17,733              1.14%
Barry J. Moore (4)......................  Sr. Executive Vice President/ Chief
                                            Operating Officer and Director                  33,556              2.11%
Michael H. Mullarky (5).................  Executive Vice President and Credit
                                            Administrator                                   27,221              1.74%
John F. Myers (6).......................  Director, Secretary                               12,932               .83%
Robert Ucciferri (7)....................  President, Chief Executive Officer and
                                            Director                                        66,534              4.17%
Brent W. Wahlberg (8)...................  Director                                          14,337               .92%
All Directors and Executive Officers as
  a Group (7 in number).................                                                   183,647(9)          11.05%

------------------------

(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within sixty
    (60) days of            , 1998.

(2) Includes 3,467 shares of Common Stock which may be acquired by Mr. Lindborg upon exercise of stock options.

(3) Includes 5,733 shares of Common Stock which may be acquired by Mr. Martin upon exercise of stock options.

(4) Includes 33,556 shares of Common Stock which may be acquired by Mr. Moore upon exercise of stock options.

(5) Includes 4,167 shares held in the Joseph W. Mullarky Testamentary Trust dated January 5, 1987, and Mr. Michael Mullarky acts as sole trustee. Includes 12,223 shares of Common Stock which may be acquired by Mr. Mullarky upon exercise of stock options

(6) Myers upon exercise of stock options

(7) Includes 42,222 shares of Common Stock which may be acquired by Mr. Ucciferri upon exercise of stock options.

(8) Includes 5,733 shares of Common Stock which may be acquired by Mr. Wahlberg upon exercise of stock options.

(9) Includes 108,667 shares of Common Stock which may be acquired upon exercise of stock options.

DNBF

    As of the DNBF Record Date, the directors and officers of DNBF beneficially held, in the aggregate, the ability to direct the voting with respect to 139,972 shares of DNBF Common Stock, comprising approximately 60.22 percent of the voting power of the DNBF Common Stock outstanding. Such directors and executive officers of DNBF have informed DNBF that they intend to vote their shares of DNBF Common Stock for the approval of the principal terms of the Merger.

    The following table reflects, as of the DNBF Record Date, the beneficial ownership of DNBF Common Stock by DNBF's directors, executive officers and shareholders known to DNBF to be holding more than five percent of such stock, and by DNBF's directors and executive officers as a group. The information contained herein has been obtained from the DNBF's records and from information furnished directly by the individual or entity to DNBF. All addresses of directors and executive officers of DNBF are in care of DNBF at 7710 Limonite Avenue, Riverside, California 92509.

    The table should be read with the understanding that more than one (l) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities.

                                                                                          BENEFICIAL
                                                                                         OWNERSHIP(1)
                                                                                      OF COMMON STOCK ON
NAME                                                       TITLE                            , 1998            PERCENT
----------------------------------------  ----------------------------------------  ----------------------  -----------
Richard T. Anderson.....................  Director                                             7,279(2)           3.13%
Henry C. Cox, II........................  Director                                            28,379(3)          12.21%
James F. Davidson.......................  Director                                             6,578(4)           2.83%
Eddie R. Fischer........................  Director                                            18,978(5)           8.17%
Donald D. Galleano......................  Director                                             8,829(6)           3.80%
Edward F. and Marjorie D. Gould.........  Shareholder                                         26,000             11.19%
Neil F. Hatcher.........................  President, Chief Executive Officer and
                                            Director                                          26,378(7)          11.35%
Ralph R. Neilson........................  Director                                             3,091(8)           1.33%
Marjorie R. Steinbrinck.................  Director                                             3,091(9)           1.33%
Gloria J. Van Kampen....................  Executive Vice President and Chief
                                            Financial Officer                                 11,290(10)          4.86%
John L. West............................  Director                                            26,079(11)         11.22%
All Directors and Executive Officers as
  a Group (10 in number)................                                                     139,972             60.22%

------------------------

 (1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within sixty (60) days of the DNBF Record Date. DNBF has represented to BYL that all 22,500 option shares that were outstanding December 1, 1997 were exercised as of December 31, 1997, and there are no other securities outstanding, other than the Warrant Agreement, that would allow any person the right to acquire beneficial ownership of such security.

 (2) Held in trust of which Mr. Anderson is a trustee.

 (3) Includes 21,504 share held jointly with his spouse and 6,875 shares held in a pension plan of which Mr. Cox is a trustee.

 (4) Held in a trust of which Mr. Davidson is the trustee.

 (5) Held in a trust of which Mr. Fischer is the trustee.

 (6) Includes 1,000 shares held jointly with his spouse, 3,488 shares held as custodian for the benefit of a child, and 2,050 shares held by a corporation of which Mr. Galleano is the sole shareholder.

 (7) Includes 1,500 shares held jointly with his mother and 24,878 shares held jointly with his spouse.

 (8) Includes 2,611 shares held in a trust of which Mr. Neilson is the trustee and 480 shares held in trust for family members.

 (9) Held jointly with her spouse.

(10) Held jointly with her spouse.

(11) Includes 19,204 shares held jointly with his spouse and 6,875 shares held in a pension plan of which Mr. West is a trustee.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, AND SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE AGREEMENT IS SET FORTH AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TEXT THEREOF IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER

    BYL, principally through its wholly-owned subsidiary BOYL, conducts general banking operations in Orange County, California, and DNBF, principally through its wholly-owned subsidiary DANB, conducts general banking operations in Riverside County, California. In serving individuals, small businesses and mid-market corporations, each historically has focused on a community-based approach to banking. The managements of the Companies have been cognizant of the rapidly changing structure of the banking market in Southern California, in part as a result of the severe problems associated with the savings and loan industry and the problems experienced by other independent banks within Orange and Riverside counties during the recent recession. As is the case throughout the United States, the managements of the Companies believe that a process of consolidation will continue to occur in the Southern California financial services industry resulting in, among other things, a reduction in the number of independent banks and bank holding companies.

    In order to compete effectively with the larger financial institutions resulting from the various consolidations and mergers in the industry locally, the managements of the Companies saw the need to expand prudently. At the same time, each recognized the opportunity to build a larger regional, independent financial institution in the Orange and Riverside counties market as a result of the reduced number of independent banks headquartered in those counties. Accordingly, as part of their efforts to achieve long-term profitability, both of the Companies sought a strong partner with which to join forces in order to achieve greater market share in Southern California, as detailed below.

    Throughout 1997, the principals at BYL and their representatives held discussions with a number of Southern California-based institutions with respect to potential business combinations. The institutions contacted were only those institutions that focused on the community-based approach to banking and were located in markets that would provide BYL with both strategic and synergistic benefits. Specifically, BYL identified DNBF as a potential acquisition target because of DNBF's proximity to the small business and mid-market corporations located in Riverside County, its strong deposit and loan generating capabilities and because of the potential operational costs savings that could be garnered from merging the respective institution's duplicative operational functions. During the course of such process, BYL confirmed that DNBF fit the acquisition criteria described above; therefore, the Board of Directors of BYL decided to proceed with the acquisition of DNBF. The details of the negotiation process is described more fully below.

    From time to time in 1996 and 1997, DNBF discussed prospective business combinations with several financial institutions, including the possibilities of an acquisition by DNBF, a sale of DNBF or a "merger of equals". One of these meetings occurred in October 1997 between Neil Hatcher, CEO of DNBF, with Robert Ucciferri, CEO of BYL, and David Dayton of Vavrinek, Trine, Day & Co., LLP the independent accountant for both BYL and DNBF, to discuss the possible merger of the Companies. Mr. Hatcher described this meeting to the DNBF Board on October 22, 1997. At meetings over the following seven weeks, Messrs. Hatcher and Ucciferri and James Hill of Ryan, Beck, BYL's financial advisor, further discussed a proposed merger of the Companies. At the December 11, 1997 meeting of the DNBF Board, Messrs. Ucifferri and Hill, together with Barry Moore, SEVP/CFO of BYL, described the operations of BYL and BOYL, the proposed merger terms and plans for DNBF's offices and staff following a proposed merger. The DNBF Board considered this information and then authorized Mr. Hatcher to proceed to negotiate a tentative merger agreement between DNBF and BYL. On December 17, 1997 the DNBF Board authorized management to select appropriate legal and financial counsel to advise it on the strategic alternatives available to DNBF. Thereafter in December, DNBF retained Rothgerber, Appel, Powers & Johnson LLP as its legal advisor and H&A as its financial advisor to issue a fairness opinion in connection with DNBF's consideration of the merger proposal from BYL.

    A preliminary non-binding indication of interest was delivered by BYL to DNBF on December 23, 1997, and circulated to all DNBF Board members containing terms substantially similar to those in the definitive Agreement. Following continued negotiations between management of DNBF and BYL, on January 28, 1998, the DNBF Board deliberated at length about the proposed terms of the merger as set forth in the Agreement and exhibits thereto, its strategic options, the competitive banking environment in California, the prospects for DANB if it remained independent and the results of the due diligence review of BYL and BOYL performed by DNBF management and legal counsel in January. The DNBF Board also reviewed H&A's written opinion dated January 27, 1998, and the related documentation as to the fairness, from a financial point of view, to DNBF Shareholders of the terms of the proposed merger. See "Opinions of Financial Advisors--DNBF". Following such deliberations, the DNBF Board approved the merger of DNBF with BYL and authorized management to execute a definitive Agreement and Warrant Agreement. See "Reasons for the Merger; Recommendations of the Boards of Directors--DNBF."

    Following a review of the preliminary indication of interest submitted to the DNBF Board by BYL, in December 1997, the BYL Board held a special meeting and the proposed Merger was considered in detail with BYL's senior management and Ryan, Beck. All members of the BYL Board were present at the Meeting. The BYL Board approved the transaction in principle at such meeting and authorized BYL's management and Ryan, Beck to proceed with continued discussions and negotiations with DNBF

    On January 20, 1998, following continuing negotiations with DNBF, the BYL Board considered the proposed Merger between BYL and DNBF. At such meeting, the BYL Board, in consultation with Ryan, Beck and BYL's legal counsel, deliberated at length about the strategic alternatives available to BYL, the background of the negotiations with DNBF and the provisions of the draft Agreement and Warrant Agreement. In addition, Ryan, Beck rendered to the BYL Board an oral opinion,
which was later confirmed in a written opinion dated            , 1998, that the
amount of shares of BYL Stock to be exchanged for shares of DNBF Stock to be received in the proposed Merger was fair to the BYL Shareholders from a financial point of view. See "--Opinions of Financial Advisors--BYL." Following such deliberations, the BYL Board authorized management to complete the negotiation of and enter into a definitive Agreement and Warrant Agreement.

    On January 29, 1998, the Agreement and the Warrant Agreement were executed and delivered. In addition, Richard T. Anderson, Henry C. Cox II, James F. Davidson, Eddie R. Fischer, Donald D. Galleano, Neil F. Hatcher, Ralph R. Neilson, Marjorie R. Steinbrinck and John L. West each entered into a Directors Agreement with BYL, pursuant to which each committed to vote his or her respective shares in favor of the Merger.

    The managements of the Companies saw opportunities for increased operating efficiencies. In particular, the managements believe that cost savings can be achieved as a result of economies of scale, the elimination of redundant executive management and central staff, the consolidation of data processing and operations activities and the elimination of duplicative administrative functions. As part of the examination of the books and records of DNBF, BYL personnel and its advisors reviewed staffing levels and transaction volumes in various areas and the details of other expenses. There can be no assurance that BYL will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner.

    Managements of the Companies believe that BYL and DNBF complement each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, the Companies believe that by combining forces, they will be able more effectively to compete and successfully to take advantage of banking opportunities in the Southern California market.

EFFECT OF MERGER

    At the Effective Time, DNBF will merge with and into BYL, and BYL will be the surviving corporation and will continue its corporate existence under California law under the name "BYL Bancorp." The separate corporate existence of DNBF will cease at the Effective Time.

    Upon the Merger becoming effective, each share of DNBF Common Stock issued and outstanding at the Effective Time (other than shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which Dissenters' Rights shall have been perfected in accordance with the CGCL) will be converted automatically into the right to receive shares of BYL Common Stock on, and subject to the terms and conditions of the Agreement, equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375.

    The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the closing date, and (B) the issued and outstanding shares of DNBF Stock on the Effective Time, up to a maximum of 232,423 shares. A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix C.

    Once the Merger has been consummated, any trading DNBF Common Stock over the counter will cease. It is anticipated that the management and operation of BYL and DNBF will be integrated after the Merger. DNBF has agreed, subject to certain conditions, at or before the Effective Time, to make such accounting adjustments as BYL requests in order to implement its plans regarding DNBF and to reflect merger-related expenses and costs incurred by DNBF. See "The Merger Agreement--Certain Covenants."

    Pursuant to the Agreement, the Board of Directors of the Surviving Corporation and the Surviving Bank will include Henry C. Cox II, Eddie R. Fischer and Neil F. Hatcher, each currently a director of DNBF. Immediately prior to the Effective Time, the BYL Board and the BOYL Board will adopt resolutions fixing the exact number of directors at 9 and appointing Messrs. Cox, Fischer and Hatcher to fill the vacancies created thereby. All members of the DNBF Board and all members of the board of directors of DANB will resign as of the Effective Time. See "The Merger Agreement--Conditions."

    After the Merger, the Surviving Corporation will be headquartered at 18206 Imperial Highway, Yorba Linda, California 92886. The telephone number at such offices will be (714) 996-1800.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    BYL

    The BYL Board has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, the BYL Shareholders. The BYL Board, therefore, unanimously recommends that the BYL Shareholders vote "FOR" the approval of the principal terms of the Merger. The BYL Board believes that the Merger will enable BYL to participate in opportunities for growth that the Merger makes possible. See "--Background of the Merger" and "--Opinions of Financial Advisors."

    In reaching its determination that the Merger is fair to, and in the best interests of, BYL Shareholders, the BYL Board considered a number of factors, from both a short-term and long-term perspective, including, without limitation, the following:

    (a) The potential to leverage management, data processing and operations, the expansion of BYL products throughout the DNBF branches, an increased consolidated lending limit and additional customer convenience due to additional branches, which BYL's management believes will enhance the potential for BYL's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability;

    (b) The current and prospective environment in which BYL operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burden on financial institutions generally and the trend towards consolidation in the financial services industry;

    (c) Data processing systems, talented employees and financial results at DNBF, which BYL's management believes, based on the due diligence review of DNBF's business, financial condition and results of operations, will control risks normally associated with a merger;

    (d) The review by the BYL Board with its legal advisors and Ryan, Beck of the provisions of the Agreement;

    (e) The Ryan, Beck Opinion;

    (f) The likelihood that the proposed transaction would be consummated;

    (g) Improved customer relations and satisfaction through enhancement of the employee base of BYL and an increase in point of service locations and products from which to choose; and

    (h) The compatibility of the respective businesses and management philosophies of the Companies.

    While each member of the BYL Board individually evaluated each of the foregoing as well as other factors, the BYL Board collectively did not assign any specific or relative weight to the factors under consideration and did not make any determinations with respect to any individual factor. The BYL Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the BYL Shareholders.

    FOR THE REASONS SET FORTH ABOVE THE BYL BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AS IN THE BEST INTERESTS OF BYL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BYL SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

    DNBF

    The DNBF Board has unanimously concluded that the Merger is in the best interests of DNBF Shareholders and unanimously recommends that DNBF Shareholders approve the principal terms of the Merger. In reaching its determination to approve the principal terms of the Merger, the DNBF Board considered the following factors, which constitute all of the material factors considered by the DNBF Board:

    (a) Information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of BYL and the due diligence review of the loan portfolio, material contracts, contingent liabilities of BYL and other offerors conducted by DNBF and its advisors;

    (b) Information concerning the ability of BYL and DNBF to achieve operating efficiencies;

    (c) The current and prospective economic, regulatory and competitive environment facing DNBF, including in particular the franchise value of DNBF due to its branch locations in Riverside County, its high level of demand deposits and lending focus, its leverage capital ratios and data processing systems;

    (d) The unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

    (e) The business strategies and the strength and depth of management of BYL and the other offerors and the extent of their interest in continuing DNBF's significant business relationships in Riverside County;

    (f) The geographic concentration of BYL in Southern California;

    (g) The advantages of being part of a larger entity, including the potential for operating efficiencies, a higher legal lending limit and the generally higher trading multiples of larger financial institutions;

    (h) The value of the consideration offered by BYL compared to the value of the consideration offered in other acquisitions of financial institutions in California during 1996 and 1997 and the prospects for enhanced value of the combined entity in the future;

    (i) The terms of the Agreement and the Warrant Agreement and its review of those agreements with its financial and legal advisors;

    (j) The financial and other presentations of H&A (including the assumptions and methodologies underlying its analyses and presentations of pro forma financial information with respect to both the Merger and the other offers), the results of the contacts and discussions between DNBF, its advisors and various third parties and the opinion of H&A that, as of the date of such opinion, and based upon, and subject to, the matters stated in such opinion, the conversion of DNBF Common Stock into BYL Common Stock under the terms of the Agreement is fair, from a financial point of view, to DNBF Shareholders;

    (k) The tax-free nature of the BYL offer;

    (l) The BYL Common Stock is listed on the Nasdaq National Market and the liquidity of the BYL Common Stock;

    (m) The prospects and valuation of DNBF on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions; and

    (n) The willingness of BYL to provide DNBF Shareholders with certain protections against fluctuations within certain ranges in the value of the consideration offered by BYL.

    The foregoing discussion of the information and factors considered by the DNBF Board is not intended to be exhaustive, but constitutes the material factors considered by the DNBF Board. In reaching its determination to approve and recommend the principal terms of the Merger, the DNBF Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE DNBF BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AS IN THE BEST INTERESTS OF DNBF AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT DNBF SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

    BYL

OPINION OF RYAN, BECK & CO.

    On January 12, 1998 BYL formally retained Ryan, Beck to advise BYL on the acquisition of DNBF. Prior to such time, Ryan Beck had provided BYL strategic financial advisory services pursuant to an agreement entered into on January 3, 1997 (the "Advisory Agreement"). Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the California banking market and banking organizations operating in that market, and was selected by BYL because of Ryan, Beck's knowledge of BYL due to having previously performed investment banking services for BYL, and because of Ryan, Beck's experience with, and reputation in the financial services industry.

    In its capacity as BYL's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to acquire DNBF and the final pricing of the Merger was ultimately made by the Board of Directors of BYL. Ryan, Beck rendered its oral opinion to the BYL Board on January 20, 1998, subsequently confirmed by a formal written opinion (the "Opinion") dated as of the same date and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, that the Exchange Ratio is "fair" to BYL's shareholders from a financial point of view. No limitations were imposed by the BYL Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

    THE FULL TEXT OF THE OPINION OF RYAN, BECK DATED AS OF       , 1998, WHICH
SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF BYL ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. RYAN, BECK'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BYL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF RYAN, BECK SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. RYAN, BECK'S ORAL OPINION AS OF JANUARY 20, 1998 WAS TO THE SAME EFFECT AS SUCH OPINION. RYAN, BECK DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINIONS CONSTITUTE A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    In connection with its analysis, Ryan, Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed drafts of this Joint Proxy Statement / Prospectus; (iii) reviewed BYL's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, BYL's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1997, and BYL's preliminary financial statements for the fiscal year ended December 31, 1997; (iv) reviewed DNBF's Annual Reports to Shareholders, regulatory financial reports and audited financial statements for the years ended December 31, 1994, 1995, and 1996, DNBF's quarterly financial statements and regulatory financial reports for the periods ended March 31, June 30, and September 30, 1997 and DNBF's preliminary financial statements for the fiscal year ended December 31, 1997; (v) reviewed certain operating and financial information provided to it by the managements of BYL and DNBF relating to their business and prospects; (vi) reviewed the historical stock prices and trading volume of BYL's Common Stock; (vii) as more particularly described below, reviewed the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to BYL; (viii) as more particularly described below, reviewed the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to DNBF; (ix) as more particularly described below, reviewed the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to DNBF; and (x) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed certain financial projections provided by BYL and DNBF for the year ending December 31, 1998 and met with certain members of BYL and DNBF's senior managements to discuss BYL and DNBF's past and current business operations, financial condition, strategic plan and future prospects, including the prospects for the combined company and any potential operating efficiencies, revenue enhancements and other synergies which may arise from the Merger.

    In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding BYL and DNBF provided to Ryan, Beck by BYL and DNBF and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses as set forth on DNBF's and BYL's balance sheets at December 31, 1997, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and prudent banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections (and the assumptions and bases therefor) provided by BYL and DNBF. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of BYL or DNBF. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to BYL and DNBF.

    The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

    The projections furnished to Ryan, Beck were prepared by the respective managements of BYL and DNBF. BYL and DNBF do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

    In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of BYL or DNBF. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

    The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES: Ryan, Beck compared DNBF's financial data as of December 31, 1997 to the most recently available financial data for a peer group of sixteen selected commercial banking organizations located in the Southern part of California and traded on Nasdaq with assets between $30 million and $150 million. Ryan, Beck deemed this group to be generally comparable to DNBF. At or for the twelve months ended December 31, 1997, DNBF had tangible equity to tangible assets of 10.54%, a return on average assets of 1.06%, a return on average equity of 10.33%, a net interest margin of 5.54%, a ratio of non-interest expenses to average assets of 5.06%, a ratio of non-performing loans to total loans of 0.72%, a ratio of non-performing assets to total assets of 0.83%, a ratio of loan loss reserves to non-performing loans of 121.08%, and an efficiency ratio of 75.32%. These ratios were compared to the median ratios of the sixteen selected commercial banking organizations, which were, as calculated, a tangible equity to tangible assets ratio of 8.08%, a return on average assets of 0.79% (including only those companies that had positive results of operations, a total of twelve companies), a return on average equity of 12.47% (including only those companies that had positive results of operations, a total of twelve companies), a net interest margin of 6.10%, a ratio of non-interest expense to average assets of 6.15%, a ratio of non-performing loans to total loans of 2.59%, a ratio of non-performing assets to total assets of 3.47%, a ratio of loan loss reserves to non-performing loans of 72.86%, and an efficiency ratio of 87.42%. Ryan, Beck noted that the performance of DNBF as measured by a return on average assets and average equity was at least comparable to that of the peer group. Although, DNBF's return on average assets was higher than the median of that of the peer group, the Company's return on average equity was lower than the median of that of the peer group due to the fact that DNBF had a higher level of equity as compared to the peer group. Ryan, Beck also noted that DNBF's efficiency ratio and non-interest expenses to average assets were significantly lower than that of the peer group. This is in part due to the fact that DNBF's salary expense as a percent of the total revenue is significantly lower than the peer group median. DNBF's salary expense as a percent of total revenues was 35.57% versus the peer group median of 42.96%; Additionally, DNBF's non-interest income to average assets ratio of 1.61% is significantly higher than the peer group median of 1.10%. Ryan, Beck also noted that DNBF's ratio of non-performing loans to total loans of 0.72% and ratio of non-performing assets to total assets of 0.83% were significantly lower the medians of the peer group of 2.59% and 3.47%, respectively, and that DNBF's loan loss reserves to non-performing loans of 121.08% was significantly higher than the median of the peer group of 72.86%.

    Ryan, Beck also compared BYL's financial data as of September 30, 1997 to the most recently available financial data of a group of ten selected commercial banking organizations located in the Southern part of California and traded on Nasdaq with assets between $100 million and $200 million. Ryan, Beck deemed this group to be generally comparable to BYL. At or for the twelve months ending September 30, 1997, BYL had tangible equity to tangible assets of 8.13%, a return on average assets of 1.35%, a return on average equity of 13.61%, a dividend yield of 1.06%, a net interest margin of 7.44%, an efficiency ratio of 81.88%, a ratio of non-performing loans to total loans of 0.62%, a ratio of non-performing assets to total assets of 0.82% and a ratio of reserves to non-performing loans of 293.10%. These ratios were compared to the median ratios of the ten selected commercial banking organizations, which were, as calculated, a tangible equity to tangible assets ratio of 6.90%, a return on average assets ratio of 0.89% (including only those companies that had positive results of operations, a total of eight companies), a return on average equity ratio of 10.29% (including only those companies that had positive results of operations, a total of eight companies), a dividend yield of 0.00%, a net interest margin of 6.03%, an efficiency ratio of 87.27%, a ratio of non-performing loans to total loans of 3.74%, a ratio of non-performing assets to total assets of 3.67% and a ratio of loan loss reserves to non-performing loans of 70.64%. Using BYL's January 13, 1998 Common Stock price of $18.875, its price to the latest twelve month's earnings was 17.00 times, price to book value was 205.39% and price to tangible book value was 231.03%. The peer group's median price to the latest twelve month's earnings was 15.13 times, price to book value was 141.50% and price to tangible book value was 145.24%.

    ANALYSIS OF SELECTED TRANSACTIONS: Ryan, Beck compared DNBF's financial data at or for the twelve months ended December 31, 1997 with that of a group of six selected commercial banking organizations being acquired in transactions accounted for as a pooling-of-interest, announced since January 1, 1997, representing either market expansion or partial market expansion and for which pricing data pertaining to the transactions was publicly available (the "Comparable Transactions"). The criteria for this group was commercial banks in the Western region with assets between $30 million and $250 million and a return on average assets of greater than 0.75%. Ryan, Beck deemed this group to be generally comparable to DNBF. The median ratios for the Comparable Transactions, as calculated, represented a 8.01% tangible equity to tangible assets ratio, a non-performing assets to total assets ratio of 0.42%, an annualized year-to-date return on average assets of 1.76% and an annualized year-to-date return on average equity of 17.34%. These ratios were compared to DNBF's ratios, which were, as calculated, a 10.54% tangible equity to tangible assets ratio, a non-performing assets to total assets ratio of 0.83%, a return on average assets of 1.06%, and a return on average equity of 10.33%.

    Ryan, Beck also calculated certain ratios assuming $85.97 of BYL common stock would be received for each share of DNBF (an exchange ratio of 4.585 BYL shares of common stock for each share of DNBF common stock) based upon a pro forma calculation of the estimated DNBF Transaction Price Per Share as of the closing date and a Stipulated BYL Share Value of $18.75. This price represented 258.23% of DNBF's book value at December 31, 1997, 258.23% of tangible book value at December 31, 1997, 24.99 times the latest twelve month earnings, and a core deposit premium to tangible book value at December 31, 1997 of 18.81%. The mean ratios for the Comparable Transactions, as calculated, represented a price to book value of 260.08%, a price to tangible book value of 261.08%, a price to latest twelve month earnings of 18.48 times and a core deposit premium to tangible book value of 18.64%. The imputed value of DNBF based on the mean multiples of the above mentioned Comparable Transactions was $86.58 based on price to book value, $86.91 based on price to tangible book value, $63.57 based on price to latest twelve month earnings and $85.51 based on the core deposit premium to tangible book value.

    No company or transaction used in the ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES AND TRANSACTIONS sections is identical to DNBF, BYL or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

    IMPACT ANALYSIS: Ryan, Beck analyzed the Merger in terms of its effect on BYL's projected earnings per share, current book value, tangible book value, and capital ratios. Ryan, Beck based its analysis on BYL and DNBF's projected 1998 earnings, as provided by BYL and DNBF's managements, assumed to grow thereafter at compound annual growth rate of 10%, and certain management assumptions with respect to cost savings, revenue enhancements and other synergies and the amount of the restructuring charge resulting from the Merger. Based upon the stand alone earnings projections provided by BYL and DNBF and assuming $85.97 of BYL common stock would be received for each share of DNBF based upon a pro forma calculation of the estimated DNBF Transaction Price Per Share as of the closing date and a Stipulated BYL Share Value of $18.75, the analysis showed that the Merger would be accretive to BYL's estimated 1998 earnings per share by approximately 9.23% and accretive to 1999 earnings per share by approximately 12.34%. Based upon BYL's and DNBF's December 31, 1997 financial data, the Merger would be dilutive to BYL's fully diluted book value per share by approximately 8.29%, and dilutive to BYL's fully diluted tangible book value per share by approximately 4.88%. Based upon December 31, 1997 financial data, BYL's pro forma total equity to total assets will increase from 9.21% to 9.50%, its tangible equity to tangible assets will increase from 8.35% to 8.91%, and its intangible assets to total equity will be reduced from 10.17% to 6.83%. The actual results achieved may vary from the projected results and the variations may be material.

    DISCOUNTED DIVIDEND ANALYSIS: Using a discounted dividend analysis, Ryan, Beck estimated the net present value of the future dividend streams that DNBF could produce in perpetuity. Projection parameters for DNBF's five-year balance sheet and income statement were provided by DNBF's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of DNBF. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share DNBF values, Ryan, Beck utilized the following assumptions: discount rates ranged from 15.0% to 17.0%, terminal price/earnings multiples ranged from 12.0x to 14.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated synergies (comprised of savings in DNBF's non-interest expenses and income enhancements equal in 1998 to 46.44% of DNBF's 1997 non-interest expenses and in 1999 to 57.26% of DNBF's 1997 non-interest expenses), with an assumed 5% annual growth in synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of DNBF Common Stock from $82.42 to $98.58. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of DNBF Common Stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, income enhancements, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives.

    In connection with its written Opinion dated as of       , 1998, Ryan, Beck
confirmed the appropriateness of its reliance on the analyses used to render its January 20, 1998 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

    RYAN, BECK'S WRITTEN OPINION DATED       , 1998 WAS BASED SOLELY UPON THE
INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES AS THEY EXISTED AS OF THE DATE OF SUCH OPINION. RYAN, BECK DID NOT EXPRESS ANY OPINION AS TO THE PRICE OR RANGE OF PRICES AT WHICH BYL COMMON STOCK MIGHT TRADE SUBSEQUENT TO THE MERGER. EVENTS OCCURRING AFTER SUCH DATE COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN SUCH OPINION. RYAN, BECK HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE OF ITS OPINION.

    The opinion of Ryan, Beck that the Exchange Ratio is fair to BYL's shareholders from a financial point of view does not include situations in which DNBF elects to terminate the Merger Agreement as a result of an increase in the Average Price of BYL Stock to $25.31 or more. Under such circumstances, BYL and DNBF may, but are not obligated to, renegotiate the Exchange Ratio. Whether or not BYL would agree to renegotiate the Exchange Ratio would have to be evaluated by BYL's Board of Directors at the time of any such termination by DNBF based upon the facts and circumstances existing at that time. In connection with any such evaluation by BYL's Board of Directors, BYL intends to request Ryan, Beck to reevaluate the transaction to determine whether the revised Exchange Ratio was fair to BYL's shareholders from a financial point of view. Ryan, Beck has been advised by BYL that it would be requested to update its opinion under such circumstances and that, in the event that Ryan, Beck is unable to deliver an opinion under such circumstances and BYL nonetheless elects to renegotiate the Exchange Ratio in a manner satisfactory to DNBF and proceed with the Merger, BYL would resolicit its shareholders to advise them of such facts.

    The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

    With regard to Ryan, Beck's services in connection with the Merger Agreement, BYL has agreed to pay Ryan, Beck an advisory fee of $300,000 less certain hourly fees paid to Ryan, Beck pursuant to the Advisory Agreement and estimated to be not more than approximately $5,000. A portion of Ryan, Beck's advisory fee equal to $85,000 was paid upon execution of the Merger Agreement and $50,000 was paid upon the delivery of the opinion, and the remainder will be paid at the time of the closing of the Merger. In addition, BYL has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $15,000 without the prior consent of BYL. BYL has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between BYL and Ryan, Beck.

    Ryan, Beck has had an investment banking relationship with BYL since 1996. Within the last two years Ryan, Beck has provided the following investment banking services to BYL: in 1996 Ryan, Beck was a financial advisor for BYL's initial public offering and the sole underwriter of a common stock offering totaling $8.9 million (including the underwriter's overallotment option); in 1996 Ryan, Beck also acted as financial advisor with respect to BYL's acquisition of Bank of Westminster which was consummated in June 14, 1996; and Ryan, Beck has also acted as financial advisor to BYL with respect to various other matters pursuant to the Advisory Agreement.

    Ryan, Beck's research department actively follows BYL and regularly produces earnings estimates on BYL. Ryan, Beck's trading department is a market maker in BYL's common stock and, in such capacity, may from time to time own BYL securities.

    Ryan, Beck has had no prior relationship with DNB Financial Corporation. Ryan, Beck's research department does not follow DNBF and Ryan, Beck is not a market maker in DNBF stock.

    As of       , 1998, Ryan, Beck did not have a material position in either
BYL or DNBF common stock.

    DNBF

OPINION OF DNBF'S FINANCIAL ADVISOR

    DNBF's Board of Directors retained Hoefer & Arnett ("H&A") to render a written opinion (the "H&A Fairness Opinion") as investment bankers as to the fairness, from a financial point of view, to the DNBF Board and DNBF Shareholders of the terms of the proposed merger of DNBF with and into BYL, as defined in the Agreement. No limitations were imposed by the DNBF Board upon H&A with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

    A copy of the H&A Fairness Opinion, dated as of January 27, 1998, which sets forth certain assumptions made, matters considered and limits on the review undertaken by H&A, is attached as an Appendix D to this Joint Proxy Statement/Prospectus. DNBF Shareholders are urged to read the H&A Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by H&A is qualified in its entirety by reference to the text of such H&A Fairness Opinion. H&A's Fairness Opinion is directed to the DNBF Board only and is directed only to the financial terms of the transaction and does not constitute a recommendation to any DNBF Shareholder as to how such shareholder should vote at the DNBF Special Meeting.

    In arriving at its opinion, H&A reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of BYL and DNBF for the years ended December 31, 1995 and December 31, 1996; (iii) Quarterly FDIC Call Reports for the quarters ended September 30, 1997, June 30, 1997, March 31, 1997 and December 31, 1996; (iv) certain other publicly available financial and other information concerning BYL and DNBF; (v) the historical market prices and trading activity for the common stock of BYL; and
(vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. H&A held discussions with senior management of BYL and DNBF concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

    H&A reviewed with senior management of BYL earnings projections for 1998 through 2002 for BYL as a stand-alone entity, assuming the Merger does not occur, prepared by BYL. H&A reviewed with senior management of DNBF earnings projections for 1998 through 2002 as a stand-alone entity, assuming the merger does not occur, as well as projected operating cost savings expected to be achieved in each such years resulting from the Merger. Such projections were prepared by DNBF senior management. Certain pro forma financial projections for the years 1998 through 2002 for the combined entity were derived by H&A based partially upon the projections discussed above, as well as H&A's own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by H&A partially based upon the projections discussed above to be realizable in the Merger.

    In conducting its review and in arriving at its opinion, H&A relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. H&A relied upon the managements of BYL and DNBF as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to it. H&A assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgments of the applicable managements. H&A also assumed, without independent verification, that the aggregate allowance for loan losses for BYL and DNBF are adequate to cover such losses. H&A did not make or obtain any evaluations or appraisals of the property of BYL or DNBF, nor did it examine any individual loan credit files. For purposes of its opinion, H&A assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and relied, as to legal matters, exclusively on counsel to DNBF, as to the accuracy of the disclosures set forth in the Agreement. H&A's opinion is limited to the fairness, from a financial point of view, to the holders of the DNBF Common Stock of the terms of the proposed Merger of DNBF with and into BYL and does not address DNBF's underlying business decision to proceed with the Merger.

    As more fully discussed below, H&A considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of BYL and DNBF, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for BYL and DNBF; (ii) the assets and liabilities of BYL and DNBF, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. H&A also took into account its own assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. H&A's opinion is based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through that date.

    In connection with rendering its Fairness Opinion to the DNBF Board of Directors, H&A performed certain financial analyses, which are summarized below H&A believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying H&A's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, H&A made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of DNBF and BYL. Any estimates contained in H&A's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by H&A was assigned a greater significance by H&A than any other.

    The financial forecasts and projections of DNBF and BYL prepared by H&A were based on projections provided by the respective companies as well as H&A's own assessment of general economic, market and financial conditions. All such information was reviewed with the management of DNBF. DNBF does not publicly disclose internal management financial forecasts and projections of the type provided to H&A in connection with its review of the proposed merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and possible operating cost savings prepared by H&A were based on numerous variables and assumptions, which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

    SUMMARY OF PROPOSAL. H&A reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. A transaction value of approximately $21.05 million, or $90.55 per share, represents a price to stated book value at December 31, 1997 of 2.73, a price to 1997 earnings of
28.25 and a price to assets ratio of 28.98%. (Based on the issuance of 1,065,659 shares of BYL Common Stock and a market price of $19.75 per share for BYL Common Stock, the closing price on January 27, 1998.)

    COMPARABLE TRANSACTION ANALYSIS. H&A reviewed certain information relating to the announced sale of 16 banking organizations in California in 1997 (the "Comparable Transactions"). This data was obtained from Sheshunoff Information Services, Inc.

    On the basis of the Comparable Transactions, H&A calculated a range of purchase prices as a multiple of stated book value for the Comparable Transactions from a low of 1.22 to a high of 3.14, with an average of 1.97. These transactions indicated a range of $40.53 per share to $104.31 per share, with an average of $65.44 per share for DNBF (based on December 31, 1997 equity).

    On the basis of the Comparable Transactions, H&A calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 8.12 to a high of 22.56, with an average of 17.63. These transactions indicated a range of $26.07 per share to $72.42 per share, with an average of $56.59 per share for DNBF (based on DNBF's 1997 earnings).

    Finally, H&A calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 9.40% to a high of 31.38%, with an average of 17.14%. These transactions indicated a range of $29.38 per share to $98.06 per share, with an average of $53.56 per share for DNBF (based on December 31, 1997 total assets for DNBF).

    The price to book value multiple, the price to earnings multiple and the price to assets ratio resulting from the terms of the Agreement all compare favorably with the prices paid in the Comparable Transactions.

    Additionally, H&A reviewed pricing information on BYL's previous acquisition of Bank of Westminster, Westminster, California, which was announced on January 12, 1996. Based on data obtained from Sheshunoff Information Services, Inc., BYL paid 1.30 times book value, 13.41 times trailing 12 months earnings and 10.41% of total assets. The multiples resulting from the terms of the Agreement in this transaction all compare favorably with the prices paid in this previous transaction by BYL.

    PRESENT VALUE ANALYSIS. H&A calculated the present value of DNBF assuming that DNBF remained independent. Based on projected earnings for DNBF for 1998 through 2002 and using a discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the present value equaled $41.22 per share, which is below the transaction value of $90.55.

    CONTRIBUTION ANALYSIS. H&A reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by DNBF and BYL to the combined institution based on (i) balance sheet at December 31, 1997, and (ii) estimated 1998 earnings. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, shareholders' equity and net income. This analysis showed that, while DNBF Shareholders would own approximately 38.71% of the aggregate outstanding shares of the combined institution (on a fully-diluted basis) based on the issuance of 1,065,659 shares of BYL Common Stock, DNBF was contributing 30.61% of total assets, 33.00% of total loans (net), 31.68% of total deposits, 34.24% of shareholders' equity, and 26.10% of 1997 earnings.

    PRO FORMA ANALYSIS. H&A compared the changes in the amount of earnings, book value and dividends attributable to one share of DNBF Common Stock before the Merger with the amounts attributable to the shares of BYL Common Stock for which such shares of DNBF would be exchanged under the Agreement.

    H&A's analysis utilized an exchange ratio of 4.585 and included pre-tax merger savings and earnings enhancements of $600,000 in 1998 gradually increasing to $1.5 million in 2002. On an earnings per share basis, DNBF shareholders are projected to experience appreciation ranging from 68.23% to 107.30%. On a book value per share basis, DNBF Shareholders are projected to experience appreciation ranging from 26.00% to 56.29%. Finally, on a dividend per share basis, DNBF shareholders are projected to experience dilution of 8.22% in the years 1998 through 2002.

    STOCK TRADING HISTORY. H&A reviewed and analyzed the historical trading prices and volumes for BYL Common Stock on a monthly basis from January 31, 1997 to December 31, 1997. The BYL Common Stock price has ranged from a low of $15.25 to a high of $19.50. The stock price to trailing 12 months earnings per share has ranged from a low of 9.7 to a high of 17.7, with an average of 14.3. The stock price to book value has ranged from a low of 1.40 to a high of 2.12, with an average of 1.72. The volume of shares traded during a one month period has ranged from 57,500 to 192,200 indicating a relatively active market for BYL Common Stock.

    OTHER ANALYSIS. H&A also reviewed selected investment research reports on and earnings estimates for BYL. In addition, H&A prepared an overview of historical financial performance of both DNBF and BYL.

    The opinion expressed by H&A was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of DNBF could materially affect the assumptions used in preparing the opinion.

    FINANCIAL ADVISORY FEES. Pursuant to an engagement letter dated January 8, 1998, DNBF engaged H&A to review the terms of the transaction and to render a fairness opinion in connection with the Merger for $20,000 including out-of-pocket expenses.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material Federal income tax consequences of the Merger applicable to holders of DNBF Common Stock who, pursuant to the Merger, exchange their DNBF Common Stock solely for BYL Common Stock and, in lieu of fractional shares, if any, cash. The discussion does not address all aspects of Federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Federal income tax laws (including, without limitation, certain financial institutions, insurance companies, foreign persons, tax-exempt entities, dealers in securities, persons who hold DNBF Common Stock as part of a straddle or hedging or conversion transaction, and holders who acquired their DNBF Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). The discussion also assumes that the DNBF common stock will be held as a capital asset at the Effective Time. Further, the following does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the Merger.

    Vavrinek, Trine, Day & Co., LLP, certified public accountants and the accountants to BYL and DNBF, have advised BYL and DNBF, respectively, that in its opinion the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and that BYL and DNBF will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The following discussion assumes that the Merger will be treated in accordance with those opinions. Accordingly, for U.S. Federal income tax purposes:

    (a) no income, gain or loss will be recognized by any DNBF Shareholder upon the exchange of shares of DNBF Common Stock solely for BYL Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in BYL Common Stock;

    (b) the adjusted tax basis of the BYL Common Stock received by each DNBF Shareholder pursuant to the Merger (less any basis allocable to fractional share interests) will be equal to the adjusted tax basis of the shares of DNBF Common Stock surrendered in exchange therefor; and

    (c) the holding period of the BYL Common Stock received by each DNBF Shareholder in the Merger (including any fractional share interest) will include the period during which the shares of DNBF Common Stock surrendered in exchange therefor were held.

    A DNBF Shareholder who receives cash in the Merger in lieu of a fractional share interest in BYL Common Stock generally will be treated for Federal income tax purposes as having received the fractional share interest and then having received cash in exchange for such interest. The DNBF Shareholder will recognize gain or loss as of the Effective Time equal to the difference between the amount of cash received and the portion of the DNBF Shareholder's adjusted tax basis in the shares of DNBF Common Stock allocable to such fractional share interest. Any gain or loss generally will be capital gain or loss if the DNBF Shareholder holds the DNBF Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period (determined as described above) for the fractional share interest deemed to be received and then exchanged is more than one year. Under recently enacted legislation, in the case of an individual, any such long-term capital gain will generally be subject to a maximum tax rate of 28% if the holding period for the fractional share interest is greater than one year. The maximum tax rate is reduced to 20% in the case of an individual whose holding period is in excess of 18 months.

    DNBF Shareholders and BYL Shareholders who exercise their Dissenters' Rights and who receive cash in exchange for their respective shares will be treated as having received such payment in exchange for such shares. In general, if such shares are held as a capital asset at the Effective Time, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis for the shares. If, however, the holder owns, either actually or constructively, any DNBF Common Stock that is exchanged in the Merger for BYL Common Stock or any BYL Common Stock, the payment for dissenting shares to such holder could, in certain circumstances, be treated as dividend income. In very general terms, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising Dissenters' Rights should consult such holder's own tax advisor as to the tax consequences of the receipt of such payments including, without limitation, the possibility that any payment to such holder may be treated as dividend income.

    A holder who receives cash pursuant to the Merger (as a result of exercising Dissenters' Rights or in lieu of a fractional share interest in BYL Common Stock) may be subject to information reporting and "backup withholding" at a rate of 31 percent if the holder fails to provide its taxpayer identification number on IRS Form W-9, fails to establish an exemption from backup withholding, or is otherwise subject to backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. Federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    Consummation of the Merger is conditioned, among other things, on receipt by BYL and by DNBF from Vavrinek, Trine, Day & Co., LLP, dated the Effective Time, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) BYL and DNBF will each be a party to that reorganization within the meaning of Section 368(b) of the Code. An opinion is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Internal Revenue Service. The opinion of Vavrinek, Trine, Day & Co., LLP described herein is or will be based, among other things, on representations contained in certificates of BYL, DNBF and others. The condition that Vavrinek, Trine, Day & Co., LLP issue the above-described opinions is a principal term of the Merger, and as such the condition may not be waived under California law by either BYL or DNBF after their shareholders have approved the principal terms of the Merger. See "The Merger Agreement--Waiver and Amendment."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF BYL COMMON STOCK AND DNBF COMMON STOCK AND OTHER FACTORS AND BECAUSE THE SUMMARY CONTAINED HEREIN IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL POTENTIALLY RELEVANT TAX CONSEQUENCES, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

REGULATORY APPROVALS

    FEDERAL DEPOSIT INSURANCE CORPORATION

    The Bank Merger is subject to prior approval by the Federal Deposit Insurance Corporation (the "FDIC") under Section 18(c) of the Federal Deposit Insurance Act ("FDIA"), which requires that the FDIC take into consideration, among other things, competition, the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. The FDIA prohibits the FDIC from approving the Bank Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (b) its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner be in restraint of trade, unless the FDIC finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The FDIC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FDIC must also assess the records of the depository institutions under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the FDIC assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Both BOYL and DANB have "satisfactory" CRA ratings.

    Under the FDIA, the Bank Merger may not be consummated until the fifteenth day following the date of FDIC approval. If the United States Department of Justice commenced an action challenging the Bank Merger on antitrust grounds during such fifteen-day period, commencement of such action would stay the effectiveness of the FDIC approval, unless a court specifically orders otherwise.

    BOYL and DANB submitted an application seeking approval of the Bank Merger and related matters to the FDIC on February 23, 1998. Such approval was obtained
on         , 1998.

    FEDERAL RESERVE BOARD APPROVAL

    The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the BHCA, which requires that the Federal Reserve Board take into consideration, among other things, competition, the financial and managerial resources and future prospects of the holding companies and banks concerned and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (b) its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner be in restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also assess the records of the depository institution subsidiaries of the Companies under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Both BOYL and DANB have CRA ratings of "satisfactory."

    Under the BHCA, the Merger may not be consummated until the fifteenth day following the date of Federal Reserve Board approval. If the United States Department of Justice commenced an action challenging the Merger on antitrust grounds during such fifteen-day period, commencement of such action would stay the effectiveness of the Federal Reserve Board approval, unless a court specifically orders otherwise.

    Pursuant to Section 225.12 of Federal Reserve Board Regulation Y, BYL submitted an application seeking the waiver of the approval requirements of the
Federal Reserve Board of the Merger on             , 1998. The Federal Reserve
Board issued the waiver on             , 1998.

    CALIFORNIA COMMISSIONER OF FINANCIAL INSTITUTIONS' APPROVAL

    BOYL must obtain the approval of the Commissioner pursuant to Section 4880 ET SEQ. of the California Financial Code for the Bank Merger. BOYL submitted an application seeking approval of the Bank Merger to the Commissioner on
            , 1998. Such approval was obtained on         , 1998.

    OTHER REGULATORY APPROVALS

    The Companies are not aware of any material governmental approvals or actions that are required for consummation of the Merger or the Bank Merger, except as described above. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. The Merger cannot proceed in the absence of the required regulatory approvals.

RESALE OF BYL COMMON STOCK

    All shares of BYL Common Stock received by DNBF Shareholders in the Merger will be freely transferable, except that shares of BYL Common Stock received by such shareholders who are deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act) of DNBF as of the date of the DNBF Special Meeting may be resold by them only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 of the Securities Act (or pursuant to Rule 144 under the Securities Act in the case of such persons who become affiliates of BYL) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Companies generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as principal shareholders of such entities.

    DNBF has agreed in the Agreement to use commercially reasonable efforts to obtain a written agreement from each person who is identified as a possible "affiliate" (as defined for purposes of Rule 145 under the Securities Act) of DNBF providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of BYL Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and until such time as financial results covering at least 30 days of combined operations of BYL and DNBF have been published. In addition, each person who is an affiliate of BYL or will become an affiliate of BYL on the Effective Time will be required to execute a standstill letter with respect to his or her ability to sell shares of BYL Common Stock acquired in the Merger following consummation of the Merger. See "The Merger Agreement--Exchange of Stock Certificates."

    It is a condition to the consummation of the Merger that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. Certain Commission guidelines indicate that the pooling-of-interests method generally will not be challenged on the basis of selling of shares by affiliates of the acquiring or the acquired company if such affiliates do not dispose of any shares (other than a "DE MINIMIS" number of shares) of the stock they received in connection with the Merger during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. See "The Merger--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL

    In considering the recommendations of the Boards, the Shareholders should be aware that certain members of management and the Boards of each of the Companies have certain interests in the transactions contemplated by the Agreement that are in addition to the interests of Shareholders generally and which may create potential conflicts of interest. These interests include, among others, provisions in the Agreement relating to the indemnification of DNBF and DANB officers and directors; directors' and officers' liability insurance; the appointment of three members of the DNBF Board to the BYL Board and the BOYL Board immediately at the Effective Time; and certain employment and consulting agreements and employee benefits discussed below.

    DIRECTORS' AND OFFICERS' INSURANCE

    The Agreement provides that from and after the Effective Time for a period of 18 months after the Effective Time, DNBF at its expense shall maintain in effect policies of directors and officers liability insurance with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which DNBF would have an obligation to indemnify its directors and officers. See "The Merger Agreement--Conditions."

    APPOINTMENT OF DIRECTORS

    Pursuant to the Agreement, Henry C. Cox, II, Eddie R. Fischer and Neil F. Hatcher, each currently a director of DNBF, will be appointed a member of the BYL Board and the BOYL Board upon consummation of the Merger. Immediately prior to the Effective Time, the BYL Board and the BOYL Board will adopt resolutions fixing the exact number of directors at 9 and appointing Messrs. Cox, Fischer and Hatcher to fill the vacancies created thereby.

    Effective January 1, 1997, the Board of Directors of BOYL set the amount of compensation for each director to $2,000 per month, minus the amount of medical insurance premium payments paid on behalf of each director if a director elects to be covered under BOYL's medical insurance plan, except Messrs. Ucciferri and Moore receive $500 per month each as members of the Board of BOYL. The directors receive no additional compensation as directors of BYL or as members of any committees of BYL or BOYL. Effective January 1, 1998, the Board of Directors of BOYL increased the amount of compensation of its Chairman of the Board of $2,500 per month.

    EMPLOYMENT AND CONSULTING AGREEMENTS

    Mr. Hatcher currently has a five-year employment agreement with DANB that provides for an annual base salary of $150,000, increases at the discretion of the Board, use of an automobile, medical, dental and life insurance benefits, and vacation and sick time. DANB may terminate the agreement for cause if the employee willfully breaches the agreement, or habitually neglects the duties which he is required to perform, or for any reason is unable to perform the employee's usual and normal duties for a period of 90 days. If the agreement is terminated for other than cause, then the employee shall be entitled to receive a lump sum payment equal to six months salary. Mr. Hatcher has agreed to cancel his existing employment contract with DANB at the Effective Time of the Merger.

    BOYL intends to enter into five-year consulting agreements and noncompete agreements with Messrs. Hatcher and West at the Effective Time of the Merger in which Messrs. Hatcher and West would perform services as requested by the President and Chief Executive Officer of BOYL, including attendance at Board and committee meetings, developing collection strategies, and customer retention and customer development activities. Mr. Hatcher will receive $100,000 per year, and Mr. West will receive $40,000 per year, for such services. Mr. Hatcher is a founding director, long-time resident, member of the local business community and President and Chief Executive Officer of DNBF and DANB. Mr. West is a founding director, chairman of the DANB loan committee, a long-time resident and member of the local business community. See "COMPENSATION OF DNBF EXECUTIVE OFFICERS--DIRECTORS AND EXECUTIVE OFFICERS."

    BOYL also intends to enter into a three-year employment agreement with Ms. Gloria Van Kampen at the Effective Time of the Merger in which Ms. Van Kampen will serve as an Executive Vice President of BOYL. Ms. Van Kampen shall receive an annual base salary of $112,000 per year, a car for her use, ability to participate in other benefit programs of BOYL, accrual of sick and vacation time, and health, dental and insurance benefits. The employment agreement will also provide that if Ms. Van Kampen is terminated without cause, she will receive twelve (12) months salary, and if as a result of a merger, change of control or other transaction Ms. Van Kampen is terminated within nine (9) months of such event, then Ms. Van Kampen shall receive an amount equal to twenty-four months salary and other benefits.

    STOCK OPTIONS

    The directors and executive officers of DNBF exercised all 22,500 options that were outstanding in December 1997. The Agreement provides that BYL, as part of the consideration, will increase the Aggregate Transaction Value equal to the net proceeds received from the options. DNBF has covenanted that no additional options are outstanding or will be granted prior to the Effective Time of the Merger. See "The Merger Agreement--Conversion of DNBF Common Stock."

    OTHER BENEFIT PLANS AND AGREEMENTS

    The officers and employees of DNBF participate in a 401(k) plan and in certain other DNBF employee benefit plans that are generally applicable to all DNBF employees. DNBF has agreed to terminate such plan at the Effective Time without any liability to BYL or DNBF. See "The Merger Agreement--Certain Covenants--Employee Benefits."

    RELATED TRANSACTIONS

    DANB leases its branch office and administrative office located at 7710 Limonite Avenue, Riverside, from a partnership whose partners are Messrs. Cox, Fischer, Neilson, and West, Directors of DANB and DNBF. In 1997, DANB paid a monthly rental of $16,657 for 10,760 square feet for branch and administrative uses. The leases expire in 2002, and July 1998, respectively, for the branch office and the administrative office, with two ten-year renewal options under each lease.

    Other than the Agreement, the Warrant Agreement, the Director Agreements, employment agreements and consulting and noncompete agreements, and the other transactions contemplated by and described in this Joint Proxy Statement/Prospectus, the Companies do not know of any past, present or proposed material contracts, arrangements or understandings, other than banking transactions in the ordinary course of business, between BYL or its affiliates on the one hand and DNBF and its affiliates on the other hand.

DISSENTERS' RIGHTS

    BYL. Because BYL Common Stock is traded on the Nasdaq, dissenters' rights will be available to BYL Shareholders only if the holders of five percent (5%) or more of BYL Stock make a written demand upon BYL for the purchase of dissenting shares in accordance with Chapter 13 of the California Law. If this condition is satisfied and the Merger is consummated, BYL Shareholders who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of January 28, 1998, the day before the public announcement of the Merger. The high, low and closing sales prices for BYL Common Stock on January 28, 1998 were $20.50, $19.75 and $19.75, respectively. A copy of Chapter 13 of the California Law is attached hereto as Appendix F and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to BYL Shareholders and is qualified in its entirety by reference to Appendix F.

    In order to be entitled to exercise dissenters' rights, a BYL Shareholder must vote "Against" the Merger. Thus, any BYL Shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "Against" the Merger. If the BYL Shareholder returns a proxy without voting instructions or with instructions to vote "For" the Merger, his or her shares will automatically be voted in favor of the Merger and the BYL Shareholder will lose any dissenters' rights. In addition, if the BYL Shareholder abstains from voting his or her shares, the BYL Shareholder will lose his or her dissenters' rights.

    Furthermore, in order to preserve his or her dissenters' rights, a BYL Shareholder must make a written demand upon BYL for the purchase of dissenting shares and payment to such BYL Shareholder of their fair market value, specifying the number of shares held of record by such BYL Shareholder and a statement of what the BYL Shareholder claims to be the fair market value of those shares as of January 28, 1998. Such demand must be addressed to BYL, 18206 Imperial Highway, Yorba Linda, California 92886;

Attention: Barry J. Moore, and must be received by BYL not later than the date of the BYL Meeting. A vote "Against" the Merger does not constitute such written demand.

    If the holders of five percent (5%) or more of the outstanding shares of BYL Stock have submitted a written demand for BYL to purchase their shares, these demands are received by BYL on or before the date of the BYL Meeting and the Merger is approved by the BYL Shareholders will have ten days after such approval to send to those BYL Shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined by BYL to represent the fair market value of the dissenting shares as of January 28, 1998, and a brief description of the procedure to be followed if a BYL Shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to BYL, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of BYL Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If BYL and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If BYL denies that the shares surrendered are dissenting shares, or BYL and the dissenting shareholder fail to agree upon a fair market value of such shares of BYL Stock, then the dissenting shareholder of BYL must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares, is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless BYL consents to such withdrawal.

    DNBF. Each holder of shares of DNBF Stock which were outstanding as of the Record Date and remain outstanding at the Effective Time who did not vote such shares in favor of the proposal to approve the Merger by complying with the procedures set forth in Chapter 13 of the California Law would be entitled to receive an amount equal to the fair market value of his or her shares as of January 28, 1998, the day before the public announcement of the Merger. H&A has concluded that the fair market value for DNBF Stock on January 28, 1998 was $40.00. A copy of Chapter 13 of the California Law is attached hereto as Appendix F and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to DNBF shareholders and is qualified in its entirety by reference to Appendix F.

    In order to be entitled to exercise dissenters' rights, a DNBF Shareholder must not vote "For" the Merger. Thus, any DNBF Shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be either voted "Against" or "Abstain" on the Merger. If the DNBF Shareholder returns a proxy without voting instructions or with instructions to vote

"For" the Merger, his or her shares will automatically be voted in favor of the Merger and the DNBF Shareholder will lose his or her dissenters' rights.

    If the Merger is approved by the DNBF Shareholders, DNBF will have ten days after such approval to send to those DNBF Shareholders who did not vote in favor of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined by DNBF to represent the fair market value of the dissenting shares as of January 28, 1998 and a brief description of the procedure to be followed if a DNBF Shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must make written demand upon DNBF for the purchase of dissenting shares and payment to such DNBF Shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the DNBF Shareholder claims to be the fair market value of those shares as of January 28, 1998, and must surrender to DNBF, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of DNBF Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If DNBF and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under Chapter 13 of the California Law on the ability of DNBF to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If DNBF denies that the shares surrendered are dissenting shares or DNBF and the dissenting shareholder fail to agree upon a fair market value of such shares of DNBF Stock, then the dissenting shareholder of DNBF must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless DNBF consents to such withdrawal.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE HOLDER UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN BYL COMMON STOCK OR DNBF COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

    It is a condition to BYL's obligation to consummate the Merger that Dissenters' Rights have been exercised by no more than five percent of the outstanding shares of DNBF Common Stock. In addition, it is a condition of both parties obligation to consummate the Merger that Dissenters' Rights have been exercised by no more than ten percent of the BYL Common Stock and DNBF Common Stock, giving rise to Dissenters' Rights for the Shareholders who have perfected such Dissenters' Rights, the Merger will not be consummated unless both parties waive this Dissenters' Rights condition.

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ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, it is currently expected that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles, and confirmation by Vavrinek, Trine, Day & Co., LLP for BYL of the ability to use such accounting treatment is one of the conditions to the consummation of the Merger. See "The Merger Agreement--Conditions." Under this method of accounting, the previously recorded assets and liabilities of BYL and DNBF would be carried forward to the Surviving Corporation at their recorded amounts; income and expenses of the Surviving Corporation would include income and expenses of the Companies for the entire fiscal year in which the Merger occurs; and the reported results of the separate corporations for prior periods would be combined and restated as the results of the Surviving Corporation.

    In the event that the Pooling Condition is not satisfied the Companies will either terminate the Agreement for failure of the Pooling Condition or waive such condition and resolicit the vote of the Shareholders to approve the principal terms of the Merger with the Merger being accounted for using the purchase method of accounting.

                              THE MERGER AGREEMENT

    SET FORTH BELOW IS A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE AGREEMENT AND RELATED MATTERS. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AGREEMENT AS SET FORTH IN APPENDIX C HERETO, AND THE TEXT THEREOF IS INCORPORATED BY REFERENCE HEREIN.

THE MERGER

    The Agreement was entered into by and between the Companies on January 29, 1998. Pursuant to the Agreement, at the Effective Time DNBF will merge with and into BYL, and BYL will be the Surviving Corporation in the Merger. The separate corporate existence of DNBF will then cease. In addition, at the Effective Time DANB will merge with and into BOYL, and BOYL will be the Surviving Bank in the Bank Merger. The separate corporate existence of DANB will then cease.

CONVERSION OF DNBF COMMON STOCK

    Under the terms of the Agreement, each share of DNBF Common Stock issued and outstanding at the Effective Time (other than shares which have not been voted in favor of the principal terms of the Merger and with respect to which Dissenters' Rights shall have been perfected in accordance with the CGCL will be converted into the right to receive shares of BYL Common Stock on, and subject to, the terms and conditions contained in the Agreement, equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share divided by (b) the Stipulated BYL Share Value ($18.75) or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Common Stock is $14.00, then the Adjusted BYL Share Value would be $16.375.

    The Average Price of BYL Common Stock means the average of the Closing price of BYL Stock for the 20 consecutive trading days immediately preceding the three trading days prior to the Effective Time of the Merger.

    The DNBF Transaction Price Per Share is equal to the quotient of (A) the sum of (i) 2.7 times the DNBF aggregate book value as of September 30, 1997 of $6,911,426; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, between September 30, 1997 and the end of the month prior to the closing date, and (B) the issued and outstanding shares of DNBF Comm Stock on the Effective Time, up to a maximum of 232,423 shares.

    See "The Meetings--Matters To Be Considered At the Meetings--DNBF" for information concerning the number of shares of BYL to be outstanding upon consummation of the Merger and related matters.

EFFECTIVE TIME

    The Merger will become effective upon the filing of an agreement of merger with the California Secretary of State in accordance with the provisions of the CGCL. At the Effective Time, DNBF shall be merged with and into BYL. DNBF's separate corporate existence will thereupon cease.

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
    The Bank Merger will become effective upon the filing of an agreement of merger with the California Secretary of State in accordance with the provisions of the CGCL. At the Effective Time, DANB shall be merged with and into BOYL. DANB's separate corporate existence will thereupon cease.

EXCHANGE OF STOCK CERTIFICATES

    As of the Effective Time, BYL will deposit, or will cause to be deposited, with a bank or other company selected by BYL (the "Exchange Agent"), certificates representing the shares of BYL Common Stock and cash in lieu of fractional shares to be exchanged pursuant to the Agreement for DNBF Common Stock (the "Exchange Ratio").

    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each DNBF Shareholder who holds of record immediately prior to the Effective Time shares of DNBF Common Stock (excluding any shares canceled pursuant to the Agreement or Dissenting DNBF Shares) a letter of transmittal (the "Letter of Transmittal"), instructions for use in effecting the surrender of the certificates representing shares of DNBF Common Stock (a "Certificate") in exchange for the Exchange Ratio, and, in the case of holders of 5% or more of DNBF Common Stock at the Effective Time, a letter relating to the ability of certain "Affiliates" (as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of DNBF to sell their shares.

    Upon surrender of a Certificate or Certificates to the Exchange Agent, together with a duly executed Letter of Transmittal, and such other documents that BYL or the Exchange Agent shall reasonably request, the holder of such Certificate(s) will be entitled to receive in exchange therefor a certificate (a "BYL Certificate") representing that number of shares of BYL Common Stock into which the shares represented by the Certificate(s) surrendered have been converted pursuant to the Agreement and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the Agreement. After the Effective Time and until surrendered, each Certificate will be deemed to represent the right to vote the number of whole shares of BYL Stock into which the respective number of shares of DNBF Stock are converted, and receive the Exchange Ratio.

    No dividends or other distributions declared after the Effective Time on BYL Common Stock will be paid with respect to any shares of DNBF Common Stock represented by a Certificate until such Certificate is surrendered. Following surrender of any such Certificate, there will be paid to the holder of the BYL Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to whole shares of BYL Common Stock and not paid, less the amount of any withholding taxes which may be required, and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but before surrender and a payment date after surrender payable with respect to whole shares of BYL Common Stock, less the amount of any withholding taxes which may be required.

CONDUCT OF THE BUSINESS OF DNBF AND BYL PRIOR TO THE MERGER

    Pursuant to the Agreement, each of the Companies agreed that, during the period from the date of the Agreement until the Effective Time, except as permitted by the Agreement, it and each of its subsidiaries will, among other things, (a) conduct its business in the usual, regular and ordinary course, consistent with past practice, in accordance with safe and sound practices, (b) use their best efforts to preserve their business organization intact and retain its present officers and employees, and preserve the goodwill of those having business relations with either party, (c) take no action which would adversely affect or delay the ability of the Companies to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated in the Agreement or to perform its covenants and agreements on a timely basis under the Agreement, (d) promptly notify each other of any material adverse change, (e) promptly notify each other of any fact or event that causes or could

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
reasonably be expected to cause the DNBF exhibits or the BYL exhibits to be incorrect in any material respect as of the date of the Agreement or as of the closing date, (f) use reasonable best efforts to obtain any requisite third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of BYL on a consolidated basis or that is contemplated or required to be obtained by BYL in connection with the Merger, (g) allow continuing access to the business, operations, properties, books files and records of the other party, (h) promptly notify the other party of any breach or impending breach of the Agreement, (i) promptly submit all regulatory applications for approval of the transaction, and cooperate with the other party in preparing such applications, and (i) the 1997 financial statements shall be prepared in accordance with GAAP.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains customary representations and warranties from DNBF relating to, among other things, (a) corporate organization and similar corporate matters; (b) capital structure; (c) subsidiary ownership; (d) financial statements; (e) books and records; (f) compliance with respect to filing requirements of certain regulatory agencies; (g) authorization, execution, delivery, performance and enforceability of the Agreement and related matters; (h) insurance policies; (i) title to assets; (j) absence of material litigation; (k) filing of tax returns and payment of taxes; (l) compliance with applicable laws; (m) absence of regulatory action; (n) performance of obligations under certain contracts, leases, indentures, and other agreements;
(o) certain contracts relating to certain employment, consulting and benefit matters; (p) brokers and finders fees; (q) absence of material changes or events since December 31, 1997; (r) compliance with environmental laws; (s) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (t) the accuracy of information supplied in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (u) loans and the adequacy of the allowance for possible loan losses; (v) compliance with the Community Reinvestment Act; (w) certain bank regulatory matters; (x) trust administration; (y) absence of certain derivative investments; (z) absence of undisclosed liabilities; and (aa) insider loans and other transactions.

    The Agreement contains customary representations and warranties from BYL relating to, among other things, (a) corporate organization and similar corporate matters; (b) capital structure; (c) subsidiary ownership; (d) financial statements; (e) compliance with respect to filing requirements of certain regulatory agencies; (f) authorization, execution, delivery, performance and enforceability of the Agreement and related matters; (g) insurance policies;
(h) absence of material litigation; (i) compliance with applicable laws; (j) absence of regulatory action; (k) performance of obligations under certain contracts, leases, indentures, and other agreements; (l) brokers and finders fees; (m) absence of material changes or events since December 31, 1997; (n) the accuracy of information supplied in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; and (o) absence of undisclosed liabilities.

CERTAIN COVENANTS

    DNBF. DNBF has covenanted and agreed that, during the period from the date of the Agreement to the Effective Time, DNBF will not without the prior written consent of BYL (a) incur any indebtedness for borrowed money other than in the ordinary course of business; (b) adjust, split, combine, reclassify or issue any capital stock; (c) make, declare or pay any dividend (other than a cash dividend of $0.25 per share of DNBF Common Stock in February 1998) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (d) issue any additional shares of capital stock; (e) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets and maintain its assets and properties in good condition and repair; (f) cancel or accelerate any material indebtedness of any person or any claims held by any person; (g) except as permitted by the Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;
(h) enter into or

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
terminate any material contract; (i) refrain from making any loan or other extension of credit to any DNBF or DANB director, officer, employee or 5% shareholder, except in accordance with existing practice or policy; (j) other than in the ordinary course of business or as specifically contemplated by the Agreement, increase in any manner the compensation or fringe benefits of any of its employees or consultants; (k) sell any assets or properties, except in the usual and ordinary course, consistent with past practice, and in accordance with safe and sound practice; (m) amend its Articles of Incorporation or its Bylaws;
(n) refrain from making credit underwriting policies less stringent, or grant any loan exceeding $300,000, or grant or renew any classified extension of credit, or acquire any other real estate owned, without BYL's consent; (o) make any capital expenditures, other than ordinary repairs or replacements, not exceeding $5,000; (p) commencing any proceeding to merge, consolidate or liquidate or dissolve, or obligating itself to do so; (q) making any special or extraordinary material payments to any person or alter its method of establishing interest rates for deposits; (r) committing any act which will cause a breach of any agreement and which will have a material adverse effect on DNBF's or DANB's business, financial condition or results of operations; (s) instituting, settling or agreeing to any material claim, action or proceeding unless not a material adverse change, except for instituting actions against DANB borrowers; (t) make, solicit, encourage, initiate or enter into any agreement in principle regarding the acquisition of DNBF or any of its business or properties; or (u) agree to, or make any commitment to, take any of the actions prohibited above.

    DNBF has also agreed that from the date of the Agreement until the Effective Time, it will (a) use its best efforts to maintain intact the goodwill of its depositors, customers and those having business relationships with it and continue to develop such customer relationships; (b) maintain insurance and bond coverage at least equal to that now in effect; (c) meet its material contractual obligations, (d) observe and conform to lawful requirements applicable to its business; (e) file all reports and returns required to be filed with any governmental entity; (f) maintain its books of account and records in the regular manner in accordance with all applicable statutory and regulatory requirements; (g) promptly advise BYL of any event or other transaction whereby any person acquires 5% or more of the outstanding shares of DNBF or DANB; (h) charge-off all loans or other assets in accordance with generally accepted accounting principles or regulatory accounting principles; (i) furnish certain reports to BYL on a monthly basis; (j) notify BYL of the filing of any material litigation; (j) conduct good faith settlement negotiations and settle when deemed appropriate by the parties of all existing or threatened litigation; (k) continuing access to the books and records of DNBF and DANB; (l) preparation and contents of the 1997 financial statements of DNBF; (m) inform BYL concerning certain classified credits; (n) inform BYL of any impending breach of the agreement; (o) preparation, filing with regulatory agencies and obtaining all necessary consent for soliciting shareholder approval of the transaction; (p) terminate the Stock Option Plan and Agreements prior to the Effective Time; (q) paying one-half the cost of terminating officers and employees of DNBF and DANB which will be determined five days prior to the end of the month prior to the Effective Time; (r) paying one-half of the cost of terminating certain contracts that will be determined by a committee composed of officers from BYL and DNBF;
(s) terminating all employee and benefit programs of DNBF; (t) assisting in the preparation of the Registration Statement on Form S-4 and this Joint Proxy Statement/ Prospectus; (u) coordination and consulting regarding any press releases or other publicity; (v) obtaining from DNBF affiliates acknowledgement of restrictions concerning the sale or other disposition of BYL Stock; and (w) maintain certain directors and officers liability insurance following the Effective Time of the Merger.

    BYL. BYL has also agreed that from the date of the Agreement until the Effective Time, it will (a) use its best efforts to maintain intact the goodwill of its depositors, customers and those having business relationships with it;
(b) comply with all rules applicable to its business; (c) file all reports and returns required to be filed with any governmental entity; (d) maintain its books of account and records in the regular manner in accordance with all applicable statutory and regulatory requirements; (e) continuing access to the books and records of BYL and BOYL; (f) preparation and contents of the 1997 financial statements of BYL; (g) inform DNBF of any impending breach of the agreement; (h) preparation, filing with regulatory agencies and obtaining all necessary consent for soliciting shareholder approval of the transaction; (i) paying one-half the cost of terminating officers and employees of DNBF and DANB which will be determined five days prior to the end of the month prior to the Closing Date; (j) paying one-half of the cost of terminating certain contracts that will be determined by a committee composed of officers from BYL and DNBF; (k) assisting in the preparation of the Registration Statement on Form S-4 and this Joint Proxy Statement/Prospectus; and (l) provide certain employee benefits to employees of DNBF and DANB who remain employees of BYL or BOYL following the Closing Date.

SHAREHOLDER MEETINGS

    The Companies have agreed to take all action necessary in accordance with applicable law and their respective articles of incorporation and bylaws to convene a meeting of shareholders to consider and vote upon the Agreement and the transactions contemplated thereby. Except to the extent that to do so would constitute a violation of their fiduciary duty, the boards of directors of the Companies will recommend that their respective Shareholders approve the Agreement and the transactions contemplated thereby and to use reasonable best efforts to obtain the requisite vote of the Shareholders to approve the Agreement and the transactions contemplated thereby.

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
DIRECTOR AGREEMENTS

    The directors of DNBF, in their capacity as shareholders, executed and delivered to BYL shareholder agreements (the "Director Agreements") which commit such persons, among other things, to vote their shares of DNBF Common Stock in favor of the Agreement at the DNBF Special Meeting, to recommend that the DNBF Shareholders vote their shares in favor of the Agreement, and to certain representations concerning the ownership of DNBF Common Stock and BYL Common Stock to be received in the Merger. See "The Director Agreements."

ATTENDANCE AT CERTAIN MEETINGS

    DNBF has agreed to allow BYL the right to have one representative present at meetings of the Board of Directors of DNBF. However, the attendance of such representative shall not be permitted at any meeting for the sole purpose of discussing the transactions contemplated by the Agreement on the obligations of DNBF under the Agreement.

ALTERNATIVE TRANSACTIONS

    DNBF has agreed that it, nor any of its respective officers, directors, employees, agents, legal advisors, financial advisors or affiliates, will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to DNBF Shareholders) with respect to a merger, consolidation or similar transaction, other than pursuant to the Agreement, or involving any purchase of all or any significant portion of the assets or any equity securities of DNBF or DANB, or a tender offer or exchange offer for at least 10% of the outstanding shares of DNBF (any such proposal or offer being an "Alternative Transaction") or, except to the extent legally required for the discharge by the DNBF Board of its fiduciary duties as advised by such Board's outside legal counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Transaction, or otherwise facilitate any effort or attempt to make or implement an Alternative Transaction.

DIRECTORS AND OFFICERS INSURANCE

    DNBF has agreed, at its expense, to maintain in effect policies of directors and officers liability insurance for a period of 18 months with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which DNBF would have had an obligation to indemnify its directors and officers.

CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS

    Pursuant to the Agreement, BYL, DNBF, BYL and DANB will (a) as soon as practicable make any filings and applications required to be filed in order to obtain all requisite approvals, consents and waivers of governmental agencies or regulatory authorities necessary or appropriate for the consummation of the transactions contemplated by the Agreement, and (b) cooperate with one another
(i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in making promptly any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers.

ACCESS TO INFORMATION

    Upon reasonable notice, each of the parties to the Agreement has agreed to afford to the other party and its representatives access during normal business hours throughout the period prior to the Effective Time to the books, records, properties, personnel and to such other information as any party may

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
reasonably request. Subject to the requirements of law, each such party has agreed to keep confidential, and has agreed to cause its representatives to keep confidential, all information and documents obtained pursuant to such access.

ALLOCATION OF MERGER RELATED COSTS

    As a condition to the Merger, DNBF and BYL have agreed to each pay one-half the amounts required for terminating certain contracts relating to the future purchase of materials, supplies, services, merchandise or equipment. Such amounts will be charged against net income of DNBF and BYL, as appropriate, prior to the Effective Time.

DIRECTOR RESIGNATIONS

    Immediately prior to the Effective Time, BYL has agreed to elect to the BYL and BOYL Boards of Directors Henry C. Cox II, Eddie R. Fischer and Neil F. Hatcher, each of whom currently serves as a director of DNBF and DANB. DNBF has agreed to deliver to BYL at the Effective Time the resignations of all of the directors of DNBF and DANB, to be effective at the Effective Time.

SECURITIES ACT

    With respect to all persons who DNBF believes to be "affiliates" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of DNBF (the "Affiliates"), DNBF has agreed to use its reasonable best efforts to obtain from each Affiliate a written agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of BYL Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and until such time as financial results covering at least thirty days of combined operations of the Companies shall have been published. Prior to the Effective Time, each of DNBF and BYL has agreed to amend and supplement such letter and use reasonable best efforts to cause each additional person who is identified as an Affiliate to execute a written agreement as required under the Agreement. See "--COMBINED FINANCIAL RESULTS."

EMPLOYEE BENEFITS

    The Companies have agreed that the DNBF stock option plan and employee benefit plans in effect at the date of the Agreement will be terminated at the Effective Time. BYL or BOYL, as appropriate, will take such steps as are required so that the Continuing Employees (as defined in the Agreement) thereafter become participants in the BYL Employee Plans (as defined in the Agreement). All of the Continuing Employees will be credited for eligibility for participation and vesting purposes with all of their years of past service with DNBF or DANB as though they had been employees of BYL or BOYL under all BYL and BOYL employee benefit plans in which the Continuing Employees participate following the Effective Time. BYL and DNBF have also agreed that all Continuing Employees shall be entitled to participate in stock plans, bonus plans and other such incentive plans of BYL and its subsidiaries on the same basis as other similarly situated employees of such companies.

REORGANIZATION TREATMENT; POOLING

    BYL and DNBF have agreed not to take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or as a pooling-of-interests for accounting purposes.

CONDITIONS

    The obligation of the Companies to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of certain conditions, including (a) each of the representations, warranties and

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covenants of BYL and DNBF, as the case may be, contained in the Agreement being, true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); (b) the performance, in all material respects, by BYL and DNBF, as the case may be, of each of their respective covenants and agreements contained in the Agreement; (c) the approval of the Agreement and the transactions contemplated thereby by the requisite vote of the BYL Shareholders and DNBF Shareholders, as the case may be, in accordance with applicable law;
(d) receipt of the approvals, consents and waivers required by law in connection with the Agreement and the transactions contemplated thereby, including approval by the Federal Reserve Board, the FDIC and the State Commissioner pursuant to federal and California law without the inclusion of any condition or requirement that would be materially burdensome on BYL, and all applicable statutory waiting periods having expired; (e) the absence of any litigation or proceedings pending against any party to the Agreement or their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated by the Agreement, the absence of any order, decree or injunction being enacted, entered, promulgated or enforced by any governmental authority which enjoins or prohibits the consummation of the Merger or the transactions contemplated in the Agreement and the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting or restricting or making illegal the consummation of the Merger or any other transaction contemplated by the Agreement; (f) the Registration Statement having become effective; (g) receipt of an opinion of counsel by each of DNBF and BYL concerning several matters, including organization, authorization, capital structure, conflicts, receipt of necessary third party approvals and consents, and lack of certain litigation; (h) receipt of opinions confirming the fairness of the terms of the Merger to the Shareholders from a financial point of view;
(j) Vavrinek, Trine, Day & Co., LLP shall have confirmed in writing that the Merger and the Bank Merger qualify for pooling of interests accounting treatment; (k) Vavrinek, Trine, Day & Co., LLP shall have issued an opinion that the Merger and the Bank Merger will not result in the recognition of gain or loss for federal income tax purposes to DNBF, DANB, BYL or BOYL, nor will the issuance of BYL Stock result in the recognition of gain or loss by the holders of DNBF Stock who receive such stock in connection with the Merger; (l) the sum of Dissenters Rights exercised by shareholders of DNBF and BYL shall not exceed 10% of the aggregate number of issued and outstanding shares of DNBF Stock and BYL Stock; and (m) no material adverse change to either DNBF or BYL.

    The obligation of BYL to effect the Merger is also subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including (a) DNBF Shareholders voting against the approval of the Agreement or giving notice in writing to DNBF, at or before the DNBF Special Meeting, that such shareholder dissents from the Agreement, and such shares become Perfected Dissenting Shares, in the aggregate hold not more than five percent of the DNBF Common Stock or the BYL Common Stock, as the case may be (the "Dissenters' Rights Condition"), (b) the termination of the DNBF Stock Option Plan and any outstanding option agreements, and (c) the termination of certain contracts in accordance with the terms of the Agreement.

    The obligation of DNBF to effect the Merger is also subject to the condition that Messrs. Cox, Hatcher and Fischer are appointed to serve as directors of the Surviving Bank and the Surviving Corporation from the Effective Time of the Merger and the Bank Merger.

WAIVER AND AMENDMENT

    Prior to the Effective Time, any provision of the Agreement may be waived by the party benefited by the provision or by both parties, or amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties and approved by the Boards. However, after the vote by the Shareholders, no principal term of the Merger may be amended or revised without the approval of the Shareholders.

TERMINATION

    TERMINATION EVENTS

    The Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the Shareholders (a) by the mutual consent of the Companies, if the board of directors of each so determines; (b) by the Companies, by written notice to the other party if its board so determines by vote of a majority of the entire board, in the event of
(i) the failure of the DNBF Shareholders to approve the Agreement at the DNBF Special Meeting, (ii) the failure of the BYL Shareholders to approve the Agreement at the BYL Annual Meeting, or (iii) a material breach by the other party of any representation, warranty, covenant or agreement contained in the Agreement which is not cured within thirty days after written notice of such breach is given to the party committing such breach by the other party; (c) by BYL, if the DNBF Board fails to recommend the approval of the Agreement at the DNBF Special Meeting; (d) by BYL or DNBF, by written notice to the other party, if any of the conditions have not been met by the appropriate party; (e) by BYL or DNBF, in the event that the Merger is not consummated by September 30, 1998;
(f) by DNBF if the Average Price of BYL Stock exceeds 135% of the Stipulated BYL Share Value, or $25.31; (g) by BYL, if the Average Price of BYL Stock is less than 65% of the Stipulated BYL Share Value, or $12.19; (h) by BYL or DNBF, if
(w) DNBF approves a transaction pursuant to which any person acquires 10% or more of DNBF Stock, (x) any person seeks to acquire 10% or more of DNBF Stock and the DNBF Board does not advise its Shareholders that it does not support such tender offer or acquisition and that it supports the Merger, (y) by BYL if DNBF fails to notify BYL of a material adverse change, or (z) by BYL if DNBF fails to notify BYL if any person acquires 5% or more of the outstanding shares of DNBF Stock.

    EFFECT OF TERMINATION

    The Companies have agreed and acknowledged that it is impractical to ascertain the precise amount of damage to the Companies as a result of a failure to consummate the Merger and the transactions contemplated in the Agreement due to a termination of the Agreement by DNBF or BYL, as the case may be, pursuant to a material breach by the other party of any representation, warranty, covenant or agreement contained in the Agreement, which is not cured within 30 days after written notice of such breach is given to such party by the non-breaching party. Accordingly, in the event of such termination by DNBF, BYL has agreed to pay to DNBF all direct expenses incurred by DNBF, plus 20% of such expenses, in connection with the Agreement. In the event of such termination by BYL, or a termination by DNBF if (w) DNBF approves a transaction pursuant to which any person acquires 10% or more of DNBF Stock, (x) any person seeks to acquire 10% or more of DNBF Stock and the DNBF Board does not advise its Shareholders that it does not support such tender offer or acquisition and that it supports the Merger, (y) by BYL if DNBF fails to notify BYL of a material adverse change, or (z) by BYL if DNBF fails to notify BYL if any person acquires 5% or more of the outstanding shares of DNBF Stock, DNBF has agreed to pay to BYL all direct expenses incurred by BYL in connection with the Agreement.

                           THE BYL WARRANT AGREEMENT

GENERAL

    As an inducement and condition to BYL entering into the Agreement, DNBF entered into the Warrant Agreement (the "Warrant Agreement") with BYL. Pursuant to the Warrant Agreement, DNBF granted to BYL an unconditional, irrevocable option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best of DNBF's and BYL's knowledge, has occurred as of the date hereof, to purchase up to 58,000 authorized but theretofore unissued shares of DNBF Common Stock (representing 19.9 percent of the shares of DNBF Common Stock outstanding on the date of exercise), for a purchase price of $45.00 per share, subject to adjustment in certain circumstances. The purchase of DNBF Common Stock pursuant to the Warrant Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA.

    The Warrant Agreement and the Warrant are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Agreement, and may be expected to discourage offers by third parties to acquire DNBF prior to the Merger.

THE WARRANT

    BYL may exercise the Option, in whole or part, at any time and from time to time following the occurrence of certain events (each an "Acquisition Event"), including:

    (i) any person (other than BYL or an Affiliate of BYL) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of DNBF Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding DNBF Common Stock, and such person shall have consummated such tender offer or exchange offer;

    (ii) DNBF or DANB, without having received BYL's prior written consent or except as permitted by the Agreement, shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than BYL or any Affiliate of BYL to (A) effect a merger, consolidation or similar transaction involving DNBF or DANB, (B) sell, lease or otherwise dispose of assets of DNBF or DANB representing 10% or more of the consolidated assets of DNBF or DANB, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of DNBF or DANB (any of the foregoing an "Acquisition Transaction").

   (iii) any person (other than DNBF, DANB, BYL or BOYL in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding DNBF Common Stock; or

    (iv) b]the holders of DNBF Common Stock shall not have approved the Agreement at the Special Meeting of such DNBF Stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement and DNBF's Board of Directors shall have withdrawn or modified in a manner adverse to BYL the recommendation of DNBF's Board of Directors with respect to the Agreement, in each case after any person (other than BYL) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act for approval to engage in an Acquisition Transaction.

    The Warrant Agreement also provides for certain adjustments intended to protect BYL against dilution of its rights to acquire DNBF Common Stock. The Warrant Agreement grants certain registration rights ("Registration Rights") to BYL with respect to the shares issuable upon exercise of the Warrant.

TERMINATION

    The Warrant will terminate and be of no further force and effect upon: (a) the Effective Time of the Merger; (b) at the termination of the Agreement prior to the occurrence of an Acquisition Event; or (c) two years after the occurrence of an Acquisition Event.

                            THE DIRECTOR AGREEMENTS

    BYL has entered into Director Agreements with Richard T. Anderson, Esq, Henry C. Cox II, James F. Davidson, Eddie R. Fischer, Donald D. Galleano, Neil
F. Hatcher, Ralph R. Neilson, Marjorie R. Steinbrinck, and John L. West (the "DNBF Directors"), each an DNBF Shareholder and a director of DNBF. The DNBF Directors, holding in the aggregate shares representing approximately 55 percent of the total voting power of DNBF Common Stock as of the DNBF Record Date, each agreed, in consideration of the substantial expenses incurred by BYL in connection with the Agreement and as a condition to BYL entering into the Agreement, subject to their fiduciary responsibilities, (a) to vote or to cause to be voted all of such DNBF's Directors shares of DNBF Common Stock in favor of adoption and approval of the Agreement and the Merger at any meeting of shareholders of DNBF or in connection with any solicitation of the written consent of shareholders, and (b) to recommend to such shareholders that they vote in favor of, and approve the principal terms of the Agreement.

    Each DNBF Director has also agreed to cooperate fully with BYL in connection with the acquisition of DNBF. Each DNBF Director also agreed that he or she will not, directly or indirectly, solicit any inquiries or proposals from, or enter into, or continue any discussions, negotiations or agreements relating to, or vote in favor of any proposal or transaction for disposition of the business or assets of DNBF or any subsidiary thereof, or the acquisition of DNBF's or any subsidiary of DNBF's voting securities or any business combination with, any person entity other than BYL.

    The Director Agreements will terminate upon the earlier to occur of the Effective Time or the date on which the Agreement is terminated in accordance with its terms.

    The Director Agreements bind the actions of the signatories thereto only in their capacity as DNBF Shareholders. Those directors of DNBF who signed Director Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of DNBF. Accordingly, while such shareholders/directors are, under the Director Agreements executed by them, contractually bound to vote as a DNBF Shareholder in favor of the Merger and against other Alternative Transactions (should one be presented), their fiduciary duties as DNBF Directors nevertheless required them to act in their capacity as directors in the best interest of DNBF when they decided to approve the Merger. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as DNBF Directors with respect to any decisions they may take in connection with the Merger or otherwise.

                   DNBF MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

BUSINESS ORGANIZATION

    DNBF is a California corporation formed to act as the holding company of DANB, a national-chartered bank headquartered in Riverside, California. As of December 31, 1997 DANB operated three full-service branches in Riverside County, California. Other than its investment in DANB and investing excess funds, DNBF currently conducts no other significant business activities, although it is authorized to engage in a variety of activities which are deemed closely related to the business of banking upon prior approval of the Board of Governors, DNBF's primary regulator.

    DANB offers a full range of traditional commercial banking products and services to individuals, merchants, small and medium-sized businesses and professionals in Riverside County, its primary service area.

    The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the two-year period ended December 31, 1997, together with an assessment, when considered appropriate, of external factors that may affect DNBF in the future. This discussion should be read in conjunction with DNBF's consolidated financial statements and notes attached hereto as Appendix B.

OVERVIEW

    DNBF earned net income of $745,000 for the year ended December 31, 1997, representing an increase of $31,000 or 4.3% over 1996 net income of $714,000. Net income reported for 1996 represented an increase of $366,000 over 1995 net income of $348,000. On a diluted per common share basis, net income for 1997 was $3.44 compared to $3.37 and $1.57 per share for the preceding two years. The improvement in net income in 1997 and 1996 was primarily due to growth in net interest income and noninterest income that outpaced increases in operating expenses. Net income in 1996 benefited from lower losses on securities compared with 1995. These and other factors are discussed in more detail later in this analysis.

    Common shareholders' equity increased by $1,224,000 or 18.8% during 1997 from $6,496,000 at December 31, 1996 to $7,720,000 at December 31, 1997, through the retention of earnings and as the result of stock option exercises and related tax benefits. In 1996, common shareholders' equity increased by $280,000 or 4.6% from $6,116,000 at December 31, 1995 primarily through retention of earnings. It is the objective of management to maintain adequate capital for future growth through retention of earnings. In 1997, DNBF paid four quarterly cash dividends of $0.25. In 1996, DNBF paid four quarterly cash dividends of $0.20.

    The following table sets forth several key operating ratios for 1997, 1996 and 1995:

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Return on Average Assets............................................       1.05%      1.08%      0.55%
Return on Average Equity............................................      10.96%     11.41%      5.68%
Average Shareholder's Equity to Average Total Assets................       9.62%      9.43%      9.72%

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

    The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------------------------
                                                            1997                                   1996                     1995
                                            -------------------------------------  -------------------------------------  ---------
                                                        INTEREST                               INTEREST
                                             AVERAGE    EARNED OR   AVERAGE YIELD   AVERAGE    EARNED OR   AVERAGE YIELD   AVERAGE
                                             BALANCE      PAID      OR RATE PAID    BALANCE      PAID      OR RATE PAID    BALANCE
                                            ---------  -----------  -------------  ---------  -----------  -------------  ---------
ASSETS
Interest-Earning Assets:
  Investment Securities...................  $  18,720   $   1,140          6.09%   $  18,279   $   1,093          5.98%   $  19,525
  Federal Funds Sold......................     --          --                             99           6          6.06%       1,946
  Interest-Bearing Deposits...............      3,882         227          5.85%       5,087         302          5.94%       2,899
  Loans...................................     42,891       4,072          9.49%      37,990       3,743          9.85%      33,497
                                            ---------  -----------                 ---------  -----------                 ---------
Total Interest-Earning Assets.............     65,493       5,439          8.30%      61,455       5,144          8.37%      57,867

Cash and Due from Banks...................      3,677                                  3,271                                  3,339
Premises and Equipment....................        698                                    604                                    660
Accrued Interest and Other Assets.........      1,171                                  1,461                                  1,606
Allowance for Loan Losses.................       (396)                                  (441)                                  (434)
                                            ---------                              ---------                              ---------
Total Assets..............................  $  70,643                              $  66,350                              $  63,038
                                            ---------                              ---------                              ---------
                                            ---------                              ---------                              ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Money Market and NOW....................  $  21,501         593          2.76%   $  22,022         640          2.91%   $  25,377
  Savings.................................      5,076         106          2.09%       5,598         136          2.43%       5,489
  Time Deposits under $100,000............     12,233         649          5.31%      11,357         577          5.08%       8,953
  Time Deposits of $100,000 or More.......      8,830         488          5.53%       4,917         316          6.43%       3,324
  Other...................................        703          61          8.68%       1,576         112          7.11%         834
                                            ---------  -----------                 ---------  -----------                 ---------
Total Interest-Bearing Liabilities........     48,343       1,897          3.92%      45,470       1,781          3.92%      43,977

Noninterest-Bearing Liabilities:
  Demand Deposits.........................     15,326                                 14,413                                 12,837
  Other Liabilities.......................        176                                    212                                     97
  Shareholders' Equity....................      6,798                                  6,255                                  6,127
                                            ---------                              ---------                              ---------
Total Liabilities and Shareholders'
  Equity..................................  $  70,643                              $  66,350                              $  63,038
                                            ---------                              ---------                              ---------
                                            ---------                              ---------                              ---------
Net Interest Income.......................              $   3,542                              $   3,363
                                                       -----------                            -----------
                                                       -----------                            -----------
Net Yield on Interest-Earning Assets......                                 5.41%                                  5.47%


                                             INTEREST      AVERAGE
                                             EARNED OR    YIELD OR
                                               PAID       RATE PAID
                                            -----------  -----------
ASSETS
Interest-Earning Assets:
  Investment Securities...................   $   1,233         6.31%
  Federal Funds Sold......................         111         5.70%
  Interest-Bearing Deposits...............         176         6.07%
  Loans...................................       3,747        11.19%
                                            -----------
Total Interest-Earning Assets.............       5,267         9.10%
Cash and Due from Banks...................
Premises and Equipment....................
Accrued Interest and Other Assets.........
Allowance for Loan Losses.................

Total Assets..............................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Money Market and NOW....................         802         3.16%
  Savings.................................         155         2.82%
  Time Deposits under $100,000............         465         5.19%
  Time Deposits of $100,000 or More.......         222         6.68%
  Other...................................          68         8.15%
                                            -----------
Total Interest-Bearing Liabilities........       1,712         3.89%
Noninterest-Bearing Liabilities:
  Demand Deposits.........................
  Other Liabilities.......................
  Shareholders' Equity....................

Total Liabilities and Shareholders'
  Equity..................................

Net Interest Income.......................   $   3,555
                                            -----------
                                            -----------
Net Yield on Interest-Earning Assets......                     6.14%

EARNINGS ANALYSIS

    NET INTEREST INCOME

    Net interest income refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. It is the primary component of the earnings of a financial institution. The primary factors that impact net interest income are the composition and volume of interest-earning assets and interest-bearing liabilities, the amount of noninterest-bearing liabilities and nonaccrual loans, and changes in market interest rates.

    Net interest income for 1997 was $3.5 million or 5.41% of interest-earning assets compared to $3.4 million and 5.47% of interest-earning assets in 1996 Net interest income in 1995 was $3.6 million or 6.14% of interest-earning assets. The increase in 1997 compared to 1996 is primarily attributable to increases in the amounts of interest-earning assets as the net yield did not materially change. The decrease in 1996 compared to 1995 was the net result of the negative impact of a declining net yield on interest-earning assets offset partially by an increase in the amounts of interest-earning assets.

    Interest income for 1997 was $5.4 million compared to $5.1 million and $5.3 million for 1996 and 1995, respectively. The increase in 1997 from 1996 is primarily due to overall growth in interest-earning assets as the yield on interest-earning assets was relatively unchanged between the years. The decline in interest income in 1996 compared to 1995 was due to a combination of declining rates, especially in the average rates of loans which went from 11.19% in 1995 to 9.85% in 1996, offset partially by overall increases in interest-earning assets, especially in loans which grew from an average of $33.5 million in 1995 to $38.0 million in 1996. The decline in rates on loans was caused primarily by decreases in the national prime rate on which the majority of DANB's loan rates are indexed.

    Interest expense has remained fairly stable in both amount and rate over the last three years. Total interest expense was $1.9 million, $1.8 million, and $1.7 million for 1997, 1996 and 1995, respectively. The overall rate paid on interest-bearing liabilities was 3.92%, for both 1997 and 1996, and 3.89% for 1995.

    The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

                                                                          YEAR ENDED                         YEAR ENDED
                                                                       DECEMBER 31, 1997                  DECEMBER 31, 1996
                                                                            VERSUS                             VERSUS
                                                                          YEAR ENDED                         YEAR ENDED
                                                                       DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                               ---------------------------------  ---------------------------------
                                                                    INCREASE (DECREASE) DUE            INCREASE (DECREASE) DUE
                                                                         TO CHANGE IN                       TO CHANGE IN
                                                               ---------------------------------  ---------------------------------
                                                                 VOLUME       RATE       TOTAL      VOLUME       RATE       TOTAL
                                                               -----------  ---------  ---------  -----------  ---------  ---------
INTEREST-EARNING ASSETS:
  Investment Securities......................................   $      27   $      20  $      47   $     (77)  $     (63) $    (140)
  Federal Funds Sold.........................................          (6)     --             (6)       (112)          7       (105)
  Other Earning Assets.......................................         (70)         (5)       (75)        130          (4)       126
  Loans......................................................         469        (140)       329         471        (475)        (4)
                                                                    -----   ---------  ---------       -----   ---------  ---------
    Total Interest Income....................................         420        (125)       295         412        (535)      (123)

INTEREST-BEARING LIABILITIES:
  Money Market and NOW.......................................         (15)        (32)       (47)       (101)        (61)      (162)
  Savings....................................................         (12)        (18)       (30)          3         (22)       (19)
  Time Deposits under $100,000...............................          46          26         72         122         (10)       112
  Time Deposits $100,000 or More.............................         221         (49)       172         102          (8)        94
  Other Liabilities..........................................         (72)         21        (51)         54         (10)        44
                                                                    -----   ---------  ---------       -----   ---------  ---------
    Total Interest Expense...................................         168         (52)       116         180        (111)        69
                                                                    -----   ---------  ---------       -----   ---------  ---------
    Net Interest Income......................................   $     252   $     (73) $     179   $     232   $    (424) $    (192)
                                                                    -----   ---------  ---------       -----   ---------  ---------
                                                                    -----   ---------  ---------       -----   ---------  ---------

    NONINTEREST INCOME

    DNBF's noninterest income is primarily derived from fees and service charges earned by DANB for deposit-related customer services. Total noninterest income was relatively unchanged for 1997, 1996 and 1995 at approximately $1.1 million for each year.

    NONINTEREST EXPENSE

    Noninterest expense reflects the costs of products and services related to systems, facilities and personnel for DNBF. The major components of noninterest expense stated as a percentage of average assets are as follows:

                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Salaries and Employee Benefits.........................................       2.35%      2.30%      2.48%
Occupancy Expenses.....................................................        .61        .66        .73
Furniture and Equipment................................................        .23        .24        .26
Loss on Sale of Securities.............................................     --         --            .77
Data Processing........................................................        .57        .62        .66
Professional Fees......................................................        .16        .15        .20
OREO Expenses..........................................................        .03        .08        .21
Promotional Expenses...................................................        .20        .17        .22
Office Expenses........................................................        .25        .24        .25
Other..................................................................        .57        .64        .75
                                                                               ---        ---        ---
                                                                              4.97%      5.11%      6.53%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    Noninterest expense for 1997 was $3.5 million, a net increase of $100,000 or 2.9% from the $3.4 million reported in 1996. The most significant component of this increase was salaries and employee benefits which increased $134,000, primarily from increased staffing levels.

    Noninterest expense in 1996 decreased $700,000 or 17.1% compared to the $4.1 million reported in 1995. The decrease was due primarily to the $488,000 loss on securities incurred in 1995 and higher OREO expenses and regulatory assessments for that year.

    INCOME TAXES

    DNBF's income tax provisions were $360,000, $345,000 and $155,000 for 1997, 1996 and 1995, respectively. The effective tax rate was 32.6% for 1997 and 1996 and 30.8% for 1995. The effective rate varies from the "expected" federal tax rate of 34% due primarily to California franchise taxes and the federal benefit of tax exempt interest income.

BALANCE SHEET ANALYSIS

    Total assets of DNBF at December 31, 1997 were $73.4 million compared to $67.3 million in 1996 and $66.1 million in 1995, representing increases of 9.1% and 1.8%, respectively. Based on average balances, total assets of $70.6 million in 1997 represent a 6.5% increase over $66.4 million for 1996. Average total assets in 1996 represent an increase of 5.2% over $63.0 million in 1995.

INVESTMENT PORTFOLIO

    The following table summarizes the amounts and distribution of DNBF's investment securities held as of the dates indicated, and the weighted average yields as of December 31, 1997 (dollar amounts in thousands):

                                                                                       DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                                1997
                                                                  ---------------------------------          1996
                                                                                         WEIGHTED    --------------------
                                                                    BOOK      MARKET      AVERAGE      BOOK      MARKET
                                                                    VALUE      VALUE       YIELD       VALUE      VALUE
                                                                  ---------  ---------  -----------  ---------  ---------
                 AVAILABLE-FOR-SALE SECURITIES

U.S. GOVERNMENT AND AGENCY SECURITIES:
  One to Five Years.............................................  $   1,022  $   1,025        7.50%  $     638  $     635
  Five to Ten Years.............................................  $     233  $     232        6.50%  $   3,081  $   3,071
  After Ten Years...............................................      1,297      1,307        7.36%      1,678      1,665
                                                                  ---------  ---------               ---------  ---------
    Total U.S. Government and Agency Securities.................      2,552      2,564        7.34%      5,397      5,371

MUNICIPAL SECURITIES:
  Five to Ten Years.............................................      1,019      1,032        4.74%     --         --
                                                                  ---------  ---------               ---------  ---------
    Total Municipal Securities..................................      1,019      1,032        4.74%     --         --

MUTUAL FUNDS....................................................      6,058      6,017        6.91%      3,622      3,524

OTHER...........................................................        339        339        6.22%        324        324
                                                                  ---------  ---------               ---------  ---------
      TOTAL AVAILABLE-FOR-SALE SECURITIES.......................  $   9,968  $   9,952        6.77%  $   9,343  $   9,219
                                                                  ---------  ---------               ---------  ---------
                                                                  ---------  ---------               ---------  ---------

                  HELD-TO-MATURITY SECURITIES

U.S. TREASURIES:
  One to Five Years.............................................  $   1,999  $   1,998        5.13%  $   1,998  $   1,987
                                                                  ---------  ---------               ---------  ---------
    Total U.S. Treasuries Securities............................      2,000      1,998        5.13%      1,998      1,987

U.S. GOVERNMENT AND AGENCY SECURITIES:
  One to Five Years.............................................        998        999        6.32%     --         --
  Five to Ten Years.............................................      2,000      2,003        6.92%      4,197      4,191
  After Ten Years...............................................      1,500      1,503        7.18%     --         --
                                                                  ---------  ---------               ---------  ---------
    Total U.S. Government and Agency Securities.................      4,498      4,505        6.87%      4,197      4,191

MUNICIPAL SECURITIES:
  One to Five Years.............................................        534        539        4.47%        303        303
  Five to Ten Years.............................................        852        867        5.13%      1,088      1,089
                                                                  ---------  ---------               ---------  ---------
    Total Municipal Securities..................................      1,386      1,406        4.88%      1,391      1,392

MORTGAGE-BACKED SECURITIES......................................         59         56        6.14%         62         59
                                                                  ---------  ---------               ---------  ---------
      TOTAL HELD-TO-MATURITY SECURITIES.........................  $   7,943  $   7,965        6.08%  $   7,648  $   7,629
                                                                  ---------  ---------               ---------  ---------
                                                                  ---------  ---------               ---------  ---------

    Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1997 and 1996, the carrying values of securities pledged to secure public deposits and other purposes were $1,999,000 and $2,895,000, respectively.

LOAN PORTFOLIO

    The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
LOANS
  Commercial.................................................  $  10,067  $   8,404  $   5,971
  Real Estate--Construction..................................      1,278      1,048      3,461
  Real Estate--Other.........................................     30,589     27,581     22,756
  Consumer...................................................      2,139      2,211      2,274
  Lease Financing............................................      2,020      2,531      2,049
                                                               ---------  ---------  ---------
    Total Loans..............................................     46,093     41,775     36,511
  Net Deferred Loan Costs....................................       (136)      (132)      (131)
  Allowance for Loan Losses..................................       (402)      (406)      (467)
                                                               ---------  ---------  ---------
    Net Loans................................................  $  45,555  $  41,237  $  35,913
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

COMMITMENTS
  Standby Letters of Credit..................................  $      70  $     107  $     255
  Undisbursed Loans and Commitments to Grant Loans...........  $   3,998      3,487      3,998
                                                               ---------  ---------  ---------
    Total Commitments........................................  $   4,068  $   3,594  $   4,253
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Average loans in 1997 were $42.9 million representing an increase of 12.9% over 1996. Average loans of $38.0 million in 1996 represented an increase of 13.4% from $33.5 million in 1995. Average loans comprised 65.5% of average earning assets in 1997 compared to 61.8% and 57.9% in 1996 and 1995, respectively.

    Commercial loans consist of credit lines for operating needs, loans for equipment purchases and working capital, and various other business loan products. At December 31, 1997, DNBF had commercial loans outstanding representing 21.8% of total loans compared to 20.1% and 16.4% at December 31, 1996 and 1995, respectively.

    Construction loans expressed as a percentage of total loans were 2.8%, 2.5% and 9.5% at December 31, 1997, 1996 and 1995, respectively. The construction loans outstanding at December 31, 1997 are generally composed of commitments to customers within DNBF's service area for construction of custom and semi-custom single family residences.

    Other real estate loans consist primarily of loans to DANB's depositors secured by first trust deeds on commercial and residential properties typically with short-term maturities and original loan to value ratios not exceeding 75%. Other real estate loans increased 10.9% to $30.6 million at December 31, 1997 compared to $27.6 million on December 31, 1996 and increased 21.1% in 1996 from December 31, 1995.

    Consumer loans include a range of traditional consumer loan products offered by DNBF such as home equity and personal lines of credit and loans to finance purchases of autos, boats, recreational vehicles, mobile homes and various other consumer items. At December 31, 1997, consumer loans outstanding were $2.1 million representing 4.6% of total loans. This compares to consumer loans of $2.2 million and $2.3 million representing 5.3% and 6.2% of total loans at December 31, 1996 and 1995, respectively.

    Lease financing is primarily short-term equipment leases to school districts and other local municipalities.

RISK ELEMENTS

    DNBF assesses and manages credit risk on an ongoing basis through lending policies. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

    In extending credit and commitments to borrowers, DNBF generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. DNBF's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. DNBF secures its collateral by perfecting its interest in business assets, obtaining deeds of trust, or outright possession among other means.

    Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

NONPERFORMING ASSETS

    Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged off when, in management's opinion, collection appears unlikely. The following table provides information with respect to the components of DNBF's nonperforming assets at the dates indicated (dollar amounts in thousands):

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1997       1996       1995
                                                                 ---------  ---------  ---------
Loans 90 Days Past Due and Still Accruing......................  $  --      $  --      $  --
Nonaccrual Loans...............................................        332        517        435
Restructured Loans.............................................     --         --              6
                                                                 ---------  ---------  ---------
  Total Nonperforming Loans....................................        332        517        441
Other Real Estate Owned........................................        278        631        423
                                                                 ---------  ---------  ---------
  Total Nonperforming Assets...................................  $     610  $   1,148  $     864
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

Nonperforming Loans as a Percentage of Total Loans.............       0.72%      1.24%      1.21%
Allowance for Loan Loss as a Percentage of Nonperforming
  Loans........................................................     121.08%     78.53%    105.90%
Nonperforming Assets as a Percentage of Total Assets...........       0.83%      1.71%      1.31%

    Interest due but excluded from interest income in nonaccrual loans was approximately $41,000 in 1997, $44,000 in 1996 and $63,000 in 1995. No payments received on nonaccrual loans were included in interest income in 1997, 1996 and 1995.

    At December 31, 1997, the recorded investment in loans that are considered impaired under SFAS No. 114 was $332,000 which are included as nonaccrual loans above. Such impaired loans had a valuation allowance of $83,000. The average recorded investment in impaired loans during 1997 was $436,000. DNBF recognized no interest on impaired loans in 1997.

    Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual basis at the estimated fair value less selling expenses. At December 31, 1997, other real estate owned was comprised of two single family residences and one commercial building.

PROVISION AND ALLOWANCE FOR LOAN LOSS

    The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in DNBF's loans. The provision for loans losses was $45,000 in 1997 and $20,000 in 1996. DNBF had no provision in 1995.

    The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997       1996       1995
                                                              ---------  ---------  ---------
OUTSTANDING LOANS:
  Average for the Year......................................  $  42,891  $  37,990  $  33,497
  End of the Year...........................................  $  46,093  $  41,775  $  36,511

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Year................................  $     406  $     467  $     424
Actual Charge-Offs:
  Commercial................................................         27         38     --
  Consumer..................................................          3          5          1
  Real Estate...............................................         20         48         85
                                                              ---------  ---------  ---------
Total Charge-Offs...........................................         50         91         86
Less Recoveries:
  Commercial................................................     --              4          8
  Consumer..................................................          1          5          1
  Real Estate...............................................     --              1        120
                                                              ---------  ---------  ---------
Total Recoveries............................................          1         10        129
                                                              ---------  ---------  ---------
Net Loans Charged-Off (Recovered)...........................         49         81       (43)
Provision for Loan Losses...................................         45         20     --
                                                              ---------  ---------  ---------
Balance at End of Year......................................  $     402  $     406  $     467
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

RATIOS:
  Net Loans Charged-Off to Average Loans....................       0.11%      0.21%     (0.13%)
  Allowance for Loan Losses to Total Loans..................       0.87%      0.97%      1.28%
  Net Loans Charged-Off to Beginning Allowance for Loan
    Losses..................................................      12.07%     17.34%    (10.14%)
  Net Loans Charged-Off to Provision for Loan Losses........     108.89%    405.00%       N/A
  Allowance for Loan Losses to Nonperforming Loans..........      77.76%     78.53%    105.90%

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both Federal and state regulators, as an integral part of their examination process, periodically review DANB's allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.

    The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

                                                                  DECEMBER 31, 1997           DECEMBER 31, 1996
                                                              --------------------------  --------------------------
                                                                            PERCENT OF                  PERCENT OF
                                                                           LOANS IN EACH               LOANS IN EACH
                                                               ALLOWANCE    CATEGORY TO    ALLOWANCE    CATEGORY TO
                                                                AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS
                                                              -----------  -------------  -----------  -------------
Commercial..................................................   $     107         21.84%    $     134         20.12%
Real Estate--Construction...................................           6          2.77%            9          2.51%
Real Estate.................................................         242         66.36%          191         66.02%
Consumer....................................................          15          4.64%            5          5.29%
Lease Financing.............................................          10          4.38%           13          6.06%
Unallocated.................................................          22           n/a            54           n/a
                                                                   -----        ------         -----        ------
                                                               $     402        100.00%    $     406        100.00%
                                                                   -----        ------         -----        ------
                                                                   -----        ------         -----        ------

FUNDING

    Deposits are DNBF's primary source of funds. At December 31, 1997, DNBF had a deposit mix of 42.9% in time and savings deposits, 33.2% in money market and NOW deposits, and 23.9% in noninterest-bearing demand deposits. DNBF's net interest income is enhanced by its percentage of noninterest-bearing deposits.

    The following table summarizes the distribution of average deposits and the average rates paid for the years indicated (dollar amounts in thousands):

                                                               DECEMBER 31,
                                                    -----------------------------------
                                                          1997               1996
                                                    ----------------   ----------------
                                                    AVERAGE  AVERAGE   AVERAGE  AVERAGE
                                                    BALANCE   RATE     BALANCE   RATE
                                                    -------  -------   -------  -------
Money Market and NOW Accounts.....................  $21,501   2.76%    $22,022   2.91%
Savings Deposits..................................    5,076   2.09%      5,598   2.43%
TCD Less than $100,000............................   11,233   5.31%     11,357   5.08%
TCD $1,000 or More................................    8,830   5.53%      4,917   6.43%
                                                    -------            -------
Total Interest-Bearing Deposits...................   47,640   3.85%     43,894   3.80%
Noninterest-Bearing Demand Deposits...............   15,326             14,413
                                                    -------            -------
Total Average Deposits............................  $62,966   2.92%    $58,307   2.86%
                                                    -------            -------
                                                    -------            -------

    The scheduled maturity distribution of DNBF's time deposits of $100,000 or greater, as of December 31, 1997, were as follows (dollar amounts in thousands):

Three Months or Less                                                 $   5,504
Over Three Months to One Year......................................      4,239
Over One Year to Five Years........................................        651
                                                                     ---------
                                                                     $  10,394
                                                                     ---------
                                                                     ---------

LIQUIDITY AND INTEREST RATE SENSITIVITY

LIQUIDITY

    Liquidity management refers to DNBF's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to DNBF's liquidity position. Federal fund lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. DANB assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. Commitments to fund loans and outstanding standby letters of credit at December 31, 1997, December 31, 1996 and December 31, 1995 totaled approximately $4.1 million, $3.6 million and $4.3 million, respectively. Such loans relate primarily to revolving lines of credit and other commercial loans.

    DNBF's sources of liquidity consist of its deposits with other banks, overnight funds sold to correspondent banks and unpledged short-term, marketable investments. On December 31, 1997, liquid assets totaled $24.0 million or 32.7% of total assets as compared to $21.2 million or 31.5% of total consolidated assets on December 31, 1996 and $26.4 million or 39.9% of total assets on December 31, 1995. In addition to liquid assets, DANB maintains lines of credit with correspondent banks available on a short-term basis. Informal agreements are also in place with various other banks to purchase participations in loans, if necessary.

INTEREST RATE SENSITIVITY

    Interest rate sensitivity is a measure of the exposure to fluctuations in DANB's future earnings caused by fluctuation in interest rates. Such fluctuations result from the mismatch in repricing characteristics of assets and liabilities at a specific point in time. This mismatch, or interest rate sensitivity gap, represents the potential mismatch in the change in the rate of accrual of interest revenue and interest expense from a change in market interest rates. Mismatches in interest rate repricing among assets and liabilities arise primarily from the interaction of various customer businesses (i.e. types of loans versus the types of deposits maintained) and from management's discretionary investment and funds gathering activities. DNBF attempts to manage its exposure to interest rate sensitivity, but due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if less than optimum with respect to its interest rate exposure.

    The table below sets forth the interest rate sensitivity of DNBF's interest-earning assets and interest-bearing liabilities as of December 31, 1997, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms (dollar amounts in thousands):

                                                      AFTER       AFTER ONE
                                          WITHIN   THREE MONTHS    YEAR BUT
                                           THREE    BUT WITHIN      WITHIN       AFTER
                                          MONTHS     ONE YEAR     FIVE YEARS   FIVE YEARS    TOTAL
                                          -------  ------------   ----------   ----------   -------
Interest-Bearing Assets:
  Interest-Bearing Deposits.............  $ 3,419    $--           $ --         $ --        $ 3,419
  Investment Securities.................    9,354        368         2,557        5,616      17,895
  Gross Loans...........................   22,158      3,798        16,768        3,370      46,094
                                          -------  ------------   ----------   ----------   -------
    Total...............................  $34,931    $ 4,166       $19,325      $ 8,986     $67,408
                                          -------  ------------   ----------   ----------   -------
                                          -------  ------------   ----------   ----------   -------
Interst-Bearing Liabilities:
  Money Market and NOW
    Deposits............................  $21,578    $--           $ --         $ --        $21,578
  Savings...............................    5,679     --             --           --          5,679
  Time Deposits.........................   10,206     10,331         1,700        --         22,237
                                          -------  ------------   ----------   ----------   -------
    Total...............................  $37,463    $10,331       $ 1,700      $ --        $49,494
                                          -------  ------------   ----------   ----------   -------
                                          -------  ------------   ----------   ----------   -------
  Interest Rate Sensitivity Gap.........  $(2,532)   $(6,165)      $17,625      $ 8,986
  Cumulative Interest Rate
    Sensitivity Gap.....................  $(2,532)   $(8,697)      $ 8,928      $17,914
Ratios:
  Interest Rate Sensitivity Gap.........    (3.45)%     (8.40)%      24.01%       12.24%
  Cumulative Interest Rate
    Sensitivity Gap.....................    (3.45)%    (11.85)%      12.16%       24.40%

CAPITAL RESOURCES

    DNBF's total shareholders' equity was $7.7 million at December 31, 1997 compared to $6.5 million as of December 31, 1996 and $6.1 million as of December 31, 1995.

    DNBF and DANB are subject to regulations issued by the Board of Governors, the OCC and the FDIC which require maintenance of a certain level of capital. These regulations impose two capital standards: a risk-based capital standard and a leverage capital standard.

    Under the Board of Governor's risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The guidelines establish two categories of qualifying capital: Tier 1 Capital (defined to include common shareholders' equity and noncumulative perpetual preferred stock) and Tier 2 Capital defined to include limited life (and in the case of banks, cumulative) preferred stock, mandatory convertible securities, subordinated debt and a limited amount of reserves for loan and lease losses. Each institution is required to maintain a risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

    Under the Board of Governor's leverage capital standard an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. A minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions and which are not experiencing or anticipating significant growth. All other organizations are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum.

    The table below represents the capital and leverage ratios of DANB (capital ratios of DNBF are comparable) as of December 31, 1997:

                                                                            MINIMUM
                                                                         REQUIREMENTS      DANB
                                                                        ---------------  ---------
Tier 1 Capital........................................................          8.0%         12.2%
Total Capital.........................................................          4.0%         13.0%
Leverage Ratio........................................................          4.0%          8.6%

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revises banking regulation and establishes a framework for determination of capital adequacy of financial institutions. Under the FDICIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) "well capitalized" consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "adequately capitalized" consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well-capitalized" institution;
(3) "under capitalized" consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%; (4) "significantly undercapitalized" consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and (5) "critically undercapitalized" consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

    Financial institutions classified as undercapitalized or below are subject to various limitations including, among other matters. Certain supervisory actions by bank regulatory authorities and restrictions relating to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) payment of dividends or other capital distributions, and (vi) payment of management fees to a parent holding company. The FDICIA requires DANB regulatory authorities to initiate corrective action regarding financial institutions which fail to meet minimum capital requirements. Such actions may, among other matters, require that the financial institution augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

EFFECTS OF INFLATION

    The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

YEAR 2000 ISSUES

    DANB has established a working committee of senior management and other employees to plan and monitor DANB's compliance with Year 2000 issues. This committee has developed a policy setting forth priorities and a timetable for DANB to follow in this process. The OCC in their most recent exam has assessed DANB's progress to date as satisfactory. Management currently believes that the costs related to addressing all Year 2000 issues will not have a material impact on future operations of DANB and DNBF.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

                     COMPENSATION OF BYL EXECUTIVE OFFICERS

    Executive officers receive no compensation for their services on behalf of BYL. The following summary compensation table sets forth, for the last three (3) completed fiscal years, the cash and certain other compensation paid by BOYL to BOYL's President and Chief Executive Officer and the other Executive Officers of BOYL whose total annual salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000.

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                        ANNUAL COMPENSATION                  ------------
                                          ------------------------------------------------      AWARDS       ALL OTHER
                                                                                  (E)           STOCK       COMPENSATION
                  (A)                         (B)          (C)        (D)     OTHER ANNUAL     OPTIONS      ------------
      NAME AND PRINCIPAL POSITION         FISCAL YEAR   SALARY($)   BONUS($)  COMPENSATION       (#)            ($)
----------------------------------------  -----------   ---------   --------  ------------   ------------   ------------
Robert Ucciferri........................     1997       $ 149,000   $441,100      $-0-          13,333        $54,338(15)
                                             1996       $ 128,000   $ 95,785      $-0-             -0-        $19,076(16)
                                             1995       $ 120,000   $201,016      $-0-             -0-        $10,478(17)

------------------------

(C) Total base salary paid for fiscal years 1997, 1996 and 1995 for BOYL.

(D) The initial portion of Mr. Ucciferri's 1995 bonus ($76,160) was accrued and paid in 1995, and the remainder of Mr. Ucciferri's 1995 bonus ($124,856) was accrued in 1995 and paid in 1996. The initial portion of Mr. Moore's 1995 bonus ($38,060) was accrued and paid in 1995, and the remainder of Mr. Moore's 1995 bonus ($67,448) was accrued in 1995 and paid in 1996. The initial portion of Mr. Mullarky's 1995 bonus ($38,060) was accrued and paid in 1995, and the remainder of Mr. Mullarky's 1995 bonus ($67,448) was accrued in 1995 and paid in 1996. The chart also reflects the following bonuses earned in 1996 and paid in 1997: Mr. Ucciferri ($95,785), Mr. Moore ($43,825) and Mr. Mullarky ($40,715). The chart also reflects the following bonuses earned in 1997 and paid in 1998: Mr. Ucciferri ($441,100), Mr. Moore ($221,100), and Mr. Mullarky ($170,900).

(E) Represents the dollar value of other annual compensation not properly categorized as salary or bonus; including (i) perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in columns (C) and
    (D); (ii) above-market or preferential earnings on restricted stock, options, stock appreciation rights ("SARs") or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iii) earnings on long-term incentive plan ("LTIP") compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iv) amounts reimbursed during the fiscal year for the payment of taxes; and (v) the dollar value of the difference between the price paid by a named executive officer for any security of BOYL purchased from BOYL (through deferral of salary or bonus, or otherwise), and the fair market value of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the registrant. None of the named officers had other annual compensation in excess of 10% of the total annual salary and bonus reported for any of the last three fiscal years.

(15) Includes $6,000 received from the Bank as director's fees, $39,661 Salary Continuation Agreement accruals, and $8,6770 in health and life insurance premiums.

(16) Includes $2400 received from the Bank as Director's fees, $8,668 Salary Continuation Agreement accruals, and $8,008 in health and life insurance premiums.

(17) Includes $2400 received from the Bank as director's fees and $8,078 in health and life insurance premiums.

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                        ANNUAL COMPENSATION                  ------------
                                          ------------------------------------------------      AWARDS       ALL OTHER
                                                                                  (E)           STOCK       COMPENSATION
                  (A)                         (B)          (C)        (D)     OTHER ANNUAL     OPTIONS      ------------
      NAME AND PRINCIPAL POSITION         FISCAL YEAR   SALARY($)   BONUS($)  COMPENSATION       (#)            ($)
----------------------------------------  -----------   ---------   --------  ------------   ------------   ------------
Barry J. Moore..........................     1997       $ 110,000   $221,100      $-0-          25,334        $24,420(18)
Senior EVP and CFO                           1996       $  97,000   $ 43,825      $-0-             -0-        $20,134(19)
                                             1995       $  85,000   $105,508      $-0-             -0-        $ 9,212(20)

Michael H. Mullarky.....................     1997       $  85,000   $170,900      $-0-          $3,334        $10,150(21)
EVP and Credit Administrator                 1996       $  85,000   $ 40,715      $-0-             -0-        $ 9,445(22)
                                             1995       $  85,000   $105,508      $-0-             -0-        $ 9,560(23)

------------------------

(18) Includes $6,000 received from BOYL as Director Fees, $8,668 Salary Continuation Agreement accruals, and $9,752 in health and life insurance premiums.

(19) Includes $2400 received from BOYL as Director's fees, $8,668 Salary Continuation Agreement accruals, and $9,066 in health and life insurance premiums.

(20) Includes $9,212 in health and life insurance premiums.

(21) Includes $10,150 in health and life insurance premiums.

(22) Includes $9,445 in health and life insurance premiums.

(23) Includes $9,560 in health and life insurance premiums.

EMPLOYMENT AGREEMENTS

    On November 28, 1995, BOYL and Mr. Ucciferri executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $120,000 per annum, which will be reviewed annually by the Board. Mr. Ucciferri's base salary for 1997 is $149,000. Mr. Ucciferri is also entitled to the use of a car, and Mr. Ucciferri may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BOYL. Mr. Ucciferri is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Ucciferri is terminated without cause, he will be entitled to twelve (12) months severance pay, and if Mr. Ucciferri is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BOYL, Mr. Ucciferri will be entitled to twenty-four (24) months severance pay. The Agreement also contains provisions regarding disability and dispute resolution procedures.

    On November 28, 1995, BOYL and Mr. Moore executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $85,000 per annum, which will be reviewed annually by the Board. Mr. Moore's base salary for 1997 is $110,000. Mr. Moore is also entitled to the use of a car, and Mr. Moore may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BOYL. Mr. Moore is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Moore is terminated without cause, he will be entitled to twelve (12) months severance pay, and if Mr. Moore is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BOYL, Mr. Moore will be entitled to twenty-four (24) months severance pay. The Agreement also contains provisions regarding disability and dispute resolution procedures.

    On November 28, 1995, BOYL and Mr. Mullarky executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $85,000 per annum, which will be reviewed annually by the Board. Mr. Mullarky's base salary for 1997 is $85,000. Mr. Mullarky is also entitled to the use of a car, and

Mr. Mullarky may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BOYL. Mr. Mullarky is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Mullarky is terminated without cause, he will be entitled to twelve (12) months severance pay, and if Mr. Mullarky is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BOYL, Mr. Mullarky will be entitled to twenty-four (24) months severance pay. The Agreement also contains provisions regarding disability and dispute resolution procedures.

SALARY CONTINUATION AGREEMENTS

    On November 28, 1995, BOYL approved a Salary Continuation Agreement for Mr. Ucciferri effective January 1, 1996 that would provide an annual sum of $64,700 in equal monthly installments over a ten (10) year period upon his retirement at age 67. BOYL has purchased single premium life insurance to cover the retirement benefits. BOYL must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 1997, BOYL accrued $39,661 for Mr. Ucciferri's benefit, and BOYL has accrued a total of $79,322 through December 31, 1997 for Mr. Ucciferri's benefit. If Mr. Ucciferri voluntarily terminates his employment, he will receive the accrued amount under the Agreement within two (2) years of the termination. If Mr. Ucciferri is terminated without cause, Mr. Ucciferri will begin receiving the amount accrued in the year of termination at age sixty-seven (67) in equal monthly installments spread over ten (10) years. Mr. Ucciferri will receive no benefits under the Agreement if Mr. Ucciferri's employment is terminated for cause.

    On November 28, 1995, BOYL approved a Salary Continuation Agreement for Mr. Moore effective January 1, 1996 that would provide an annual sum of $64,800 in equal monthly installments over a ten (10) year period upon his retirement at age sixty-five (65). BOYL has purchased single premium life insurance to cover the retirement benefits. BOYL must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 1997, BOYL accrued $8,668 for Mr. Moore's benefit, and BOYL has accrued a total of $17,336 through December 31, 1996 for Mr. Moore's benefit. If Mr. Moore voluntarily terminates his employment, he will receive the accrued amount under the Agreement within two (2) years of the termination. If Mr. Moore is terminated without cause, Mr. Moore will begin receiving the amount accrued in the year of termination at age sixty-five (65) in equal monthly installments spread over ten (10) years. Mr. Moore will receive no benefits under the Agreement if Mr. Moore's employment is terminated for cause.

    BOYL has recently agreed to extend similar salary continuation benefits to Mr. Mullarky, which, when established, will commence in 1998 under terms and conditions to be determined.

BANK BONUS POOL

    In December 1991, the Board of Directors established a Bonus Pool which takes effect only if certain threshold tests are met. The Bonus Pool is calculated based on BOYL's return on equity, loan losses and income after taxes. In 1994, the 1991 Bonus Pool called for payment of $170,982 although actual payment was only $28,020 of which $20,000 was paid to the three Executive Officers and $8,020 was distributed among 42 staff members. The $142,962 difference between the calculated and actual bonus was not accepted by executive management in order to maintain an adequate Tier 1 capital ratio. In 1995, the 1991 Bonus Pool accrued a total of $448,092; $177,370 was paid in 1995 and the balance of $270,722 was paid in February 1996. Of the $448,092 total, $412,032 was paid to the three Executive Officers and $36,090 was distributed among 42 employees.

    In April 1996, the Board of Directors adopted the 1996 Executive Incentive Plan for the top three executive officers of BOYL. The performance criteria includes return on average shareholders equity, average loan loss and the short-term objective of limiting depository runoff following the acquisition of Bank of Westminster, which was completed on June 14, 1996. In order to be eligible for incentive payout, BOYL must be satisfactorily rated by its regulatory agencies. In 1997, the 1996 Executive Incentive Plan accrued a total of $860,000. The sum of $836,100 was paid January 15, 1998 to the top three executive officers of BOYL.

401(k) PLAN

    Effective February 1, 1992, BOYL adopted a 401(k) Plan that allows eligible employees to contribute, as deferred compensation, between one percent (1%) and fifteen percent (15%) of their salary to a trust established pursuant to the 401(k) Plan. BOYL may match contributions up to a given percentage of each participant's compensation. In addition, BOYL may make additional contributions on a discretionary basis as a profit sharing contribution. Contributions by BOYL vest immediately. In 1997, BOYL matched $.50 for each dollar contributed up to a maximum of 4% of an individual's salary.

BOYL'S 1990 STOCK OPTION PLAN

    In 1990, BOYL's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Plan"), which was approved by the shareholders of BOYL at the 1991 Annual Meeting of Shareholders. The purpose of the 1990 Plan was to secure for BOYL and its shareholders benefits of the incentives inherent in the ownership of Common Stock by those directors and key full-time officers and employees of BOYL who will share responsibility with the management of BOYL for its future growth and success. The 1990 Plan authorized the granting of (i) options which qualify as "incentive stock options" under the Code, and (ii) nonstatutory stock options.

    The 1990 Plan provided that incentive stock options and nonstatutory stock options representing a total of up to 103,926 shares of Common Stock, will be available for grant to directors and full-time salaried officers and employees of BOYL.

    During 1991, stock options to purchase a total of 102,300 shares were granted under the 1990 Plan. During 1992, the Board of Directors voted to cancel the existing stock options and grant new options at $6.50 per share. There are currently 87,500 option shares that are outstanding under the 1990 Stock Option Plan.

    With the adoption of the BOYL's 1997 Stock Option Plan by the Board of Directors and approved by the shareholders, the 1990 Plan was cancelled on May 21, 1997. With the completion of the organization of BYL as BYL for BOYL, all options granted under BOYL's 1990 Stock Option Plan are now exercisable in BYL stock.

BOYL'S 1997 STOCK OPTION PLAN

    At BOYL's 1997 Annual Meeting of Shareholders on May 21, 1997, shareholders of BOYL approved the Bank of Yorba Linda 1997 Stock Option Plan ("BOYL's 1997 Plan"), which was adopted by the Board of Directors of BOYL on February 19, 1997, subject to the approval of the holders of a majority of the issued and outstanding shares of BOYL. The purpose of BOYL's 1997 Plan was to strengthen BOYL by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating officers, key employees and directors, added incentive for high levels of performance and for unusual efforts to increase the earnings of BOYL. The BOYL's 1997 Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, key employees and directors, purchase shares of the BOYL's Common Stock pursuant to options granted in accordance with the BOYL's 1997 Plan.

    The Board of Directors intended to grant approximately 60% of the options available for grant under BOYL's 1997 Plan to the management personnel in BOYL's Mortgage and SBA Departments. The Board of Directors has granted under BOYL's 1997 Plan a total of 125,000 stock options or 166,667 shares following BOYL's four-for-three stock split effective June 30, 1997. With the completion of the organization of BYL as the bank holding company for BOYL, all options granted under BOYL's 1997 Stock Option Plan are now exercisable in BYL stock.

BYL 1997 STOCK OPTION PLAN

    Shareholders of BOYL, as prospective shareholders of BYL, approved in October 1997 the BYL Bancorp 1997 Stock Option Plan (the "1997 Plan"), which was adopted by the Board of Directors of BYL on April 23, 1996, subsequently amended on July 23, 1997 and February 18, 1998. The purpose of the 1997 Plan is to strengthen the BYL and BOYL by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating officers, key employees, directors and consultants added incentive for high levels of performance and for unusual efforts to increase the earnings of BYL and BOYL. The 1997 Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, key employees, directors and consultants may purchase shares of BYL Common Stock pursuant to options granted in accordance with the 1997 Plan.

    460,519 unissued shares of BYL, or approximately 30% of the issued and outstanding shares of BYL, minus outstanding options granted under BOYL's Stock Option Plan, are reserved for issuance to directors, officers, employees, and consultants ("Eligible Participants"). Options granted pursuant to the 1997 Plan may be non-qualified options or incentive stock options within the meaning of
Section 422A of the Internal Revenue Code.

    The 1997 Plan will be administered by the Board of Directors of BYL or by a committee appointed from time to time by the BYL Board. The BYL Board of Directors or the committee will determine with respect to the Eligible Participants in the 1997 Plan and the extent of their participation.

    The purchase price of stock subject to each option shall be not less than one hundred (100%) of the fair market value of such stock at the time such option is granted. An Eligible Participant owning more than ten percent (10%) of the total combined voting power of all classes of stock of BYL may only be granted an option with an exercise price at least 110% of the fair value of BYL Common Stock at the date of grant. The purchase price of any shares exercised shall be paid in full in cash or, with the prior written approval of the committee, in shares of BYL or on a deferred basis evidenced by a promissory note. In addition, the optionee shall have the right upon exercise of an option to surrender for cancellation a portion of the option for the number of shares exercised. Options may be granted pursuant to the 1997 Plan for a term of up to ten (10) years. Each option shall be exercisable according to the determination of the BYL Board or committee, except that options granted to employees that are not directors or officers shall be exercisable at a minimum of 20% per year over a five year period.

    Options granted under the 1997 Plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, to the extent the option is exercisable on the date employment terminates or the date the employee dies, the option shall remain exercisable for up to one (1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death of the optionee, a non-qualified option shall be exercisable by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

    If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right, for a 3-month period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the optionee shall have the right for a 30 day period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. In no event may the option be exercised after the end of the original option term.

    In the event of certain changes in the outstanding BYL Common Stock without receipt of consideration by BYL, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of BYL, or reorganization, merger or dissolution or liquidations of BYL, or reorganization, merger or consolidation where BYL is not the surviving corporation or sale of substantially all the assets of BYL or other form of corporate reorganization in which BYL is not a surviving entity, or the acquisition of stock representing more than 50% of the voting power of the stock of BYL then outstanding ("Terminating Event"). Optionees have thirty (30) days from the date of mailing of such notices to exercise any option in full. After such thirty (30) days, any option not exercised shall terminate and upon the occurrence of the Terminating Event, the 1997 Plan shall terminate, unless some other provision is made in connection with the Terminating Event.

    The Board reserves the right to suspend, amend, or terminate the 1997 Plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, such as changing the number of shares or the period such shares are vested, except that the Board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the 1997 Plan, change the minimum option price, increase the maximum term of options under the 1997 Plan or permit options to be granted to any one other than an officer, employee, director, or consultant of BYL.

    Unless previously terminated by the Board of Directors, the 1997 Plan shall terminate ten years from the date the 1997 Plan was adopted by the Board of Directors of BYL, or April 23, 2007.

    Shares of BYL's Common Stock to be issued upon exercise of stock options need not be registered with the SEC. However, BYL has received for a permit from the California Commissioner of Corporations and BYL intends to register the Common Stock reserved for issuance under the 1997 Plan with the SEC prior to issuing any of its Common Stock upon exercise thereof.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                           VALUE OF
                                                                                        NUMBER OF         UNEXERCISED
                                                                                       UNEXERCISED       IN-THE-MONEY
                                                                                      OPTIONS/SARS       OPTIONS/SARS
                                                                                      AT FY-END (#)      AT FY-END (#)
                                                 SHARES ACQUIRED         VALUE        EXERCISABLE/       EXERCISABLE/
                    NAME                         ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE    UNEXERCISABLE(24)
---------------------------------------------  -------------------  ---------------  ---------------  -------------------
Robert Ucciferri.............................             -0-                N/A        37,778/8,888  $    517,499/60,014
Barry J. Moore...............................             -0-                N/A       25,111/16,890  $   301,339/115,181
Michael H. Mullarky..........................             -0-                N/A        17,778/2,223  $    251,401/15,299

------------------------

(24) As a result of trades on December 31, 1997 at $19.50 per share.

                    COMPENSATION OF DNBF EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

    Following are descriptions, including ages and business experience in the past five years, of the directors and executive officers of DNBF who will serve as directors or executive officers of the Surviving Corporation following the
Merger:

    NEIL F. HATCHER (60) has served as President, Chief Executive Officer and a director of DANB since July 1982 and as President, Chief Executive Officer and a director of DNBF since DNBF's formation in 1987.

    HENRY C. COX II (59) has served as Chairman of the DANB Board since July 1982 and as Chairman of the DNBF Board since 1987. He is the President of Jurupa Western, Inc., a real estate development company, and an owner of the Indian Hills Country Club located in Riverside, California.

    EDDIE R. FISCHER (62) has served as Vice Chairman of the DANB Board since July 1982 and as Vice Chairman of the DNBF Board since 1987. In addition to participating in real estate developments, Mr. Fischer is the owner of Vista Paint Company, Le Baron Investments, Autocar Leasing and Executive RV Center, all located in Fullerton, California.

    GLORIA J. VAN KAMPEN (50) has served as Executive Vice President of DANB and DNBF since June 1994. Prior to that time she served as Senior Vice President of DANB and DNBF from June 1988 until June 1994 and as Assistant Vice President of DANB from June 1982 until June 1984, and as Vice President from July 1984 until 1988. Ms. Van Kampen has served as Chief Financial Officer since June 1984.

EXECUTIVE COMPENSATION

    Executive officers receive no compensation for their services on behalf of DNBF. The following table sets forth information concerning all compensation received for services rendered in all capacities to DNBF and DANB for the three years ended December 31, 1997, by Neil Hatcher, DNBF's President and Chief Executive Officer, and Gloria Van Kampen, DNBF's Executive Vice President and Chief Financial Officer. DNBF has no other executive officers. No restricted stock awards or stock appreciation rights ("SARs") were granted to Mr. Hatcher or Ms. Van Kampen in such years.

                                                                                          OTHER ANNUAL  SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                           YEAR       SALARY        BONUS         COMP.       OPTIONS GRANTED
--------------------------------------------------  ---------  ----------     ------      ------------  -----------------
Neil F. Hatcher, .................................       1997  $  150,000            0    $  25,200(1)              0
  President and CEO                                      1996  $  153,461            0    $  25,408(1)              0
                                                         1995  $  143,231            0    $  24,794(1)              0

Gloria J. Van Kampen, ............................       1997  $  108,446            0    $  12,303(2)              0
  Executive Vice President and CFO                       1996  $   99,000            0    $  11,736(2)              0
                                                         1995  $   94,123            0    $  11,443(2)              0

                                                      ALL OTHER
NAME AND PRINCIPAL POSITION                             COMP.
--------------------------------------------------     ------
Neil F. Hatcher, .................................            0
  President and CEO                                           0
                                                              0
Gloria J. Van Kampen, ............................            0
  Executive Vice President and CFO                            0
                                                              0

------------------------

(1) Includes directors fees, use of a company car and matching contributions to Mr. Hatcher's 401(k) plan account.

(2) Includes use of a company car and matching contributions to Ms. Van Kampen's 401(k) plan account.

EMPLOYMENT AGREEMENT

    DANB entered into a five-year employment agreement with Mr. Hatcher in March 1996 pursuant to which Mr. Hatcher is guaranteed an annual base salary of $150,000. Additional benefits are also provided to Mr. Hatcher, such as use of a company car, medical and dental coverage, maintenance of a life insurance policy, termination payments and other perquisites. Mr. Hatcher has agreed to terminate the employment agreement upon the Effective Time of the Merger.

401(k) PLAN

    As part of its effort to attract and maintain high quality staff, DANB adopted a 401(k) Plan in January 1, 1991, pursuant to which eligible employees may contribute up to a maximum of 15 percent of their monthly salary. In 1997 DANB fully matched each participating employee's contribution up to a maximum of 6 percent of the employee's salary. All monies withheld from employees and DANB's matching contributions are paid to a trustee who invests for the benefit of members of the 401(k) Plan. DANB has agreed to terminate the 401(k) Plan upon the Effective Time of the Merger.

STOCK OPTION PLAN

    In April 1990 DNBF adopted the Non-Statutory Non-Qualified Stock Option Plan (the "NQ Plan"). The purpose of the NQ Plan is to permit certain individuals who are responsible for charting the future growth and development of DANB the opportunity to acquire a proprietary interest in DNBF. Pursuant to the NQ Plan, 100,000 shares of DNBF Common Stock were reserved for issuance to those individuals who actively contribute to the growth and development of DNBF's or DANB's business and policies. All options granted under the NQ Plan are non-qualified stock options within the meaning of Section 422A of the Internal Revenue Code of 1986. As of the DNBF Record Date, all options previously granted for DNBF Common Stock had been exercised. DNBF has agreed to terminate the NQ Plan upon the Effective Time of the Merger.

    No stock options were granted under the NQ Plan to the named executives in 1997. The following table sets forth certain information with respect to the exercise of options to purchase DNBF Common Stock in 1997. No unexercised stock options were held by the named executive officers at December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997

                                                                          NUMBER OF
                                                                           SHARES       VALUE
                                                                         ACQUIRED ON  REALIZED
NAME                                                                      EXERCISE     ($)(1)
-----------------------------------------------------------------------  -----------  ---------
Neil F. Hatcher........................................................       4,500   $  44,820
Gloria J. Van Kampen...................................................      10,000   $  99,600

------------------------

(1) Represents the estimated fair market value of DNBF Common Stock on December 31, 1997 ($33.00 per share), less the option exercise price ($23.04 per share).

DIRECTOR COMPENSATION

    All directors received a fee of $500 per DANB Board meeting and $100 per DNBF Board meeting attended in 1997. In addition, directors who are not salaried officers or employees of DNBF or DANB received a fee of $250 per committee meeting attended in 1997.

                      DESCRIPTION OF BYL COMMON STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

COMPARISON OF CORPORATE STRUCTURE

    DNBF is a California corporation organized under the laws of the State of California, and the rights of DNBF Shareholders are governed by the California Corporations Code (the "Corporations Code"), the DNBF Articles of Incorporation (the "DNBF Articles"), and the bylaws of DNBF, as amended (the "DNBF Bylaws"). Upon consummation of the Agreement, the DNBF Shareholders will become shareholders of BYL ("BYL Shareholders"). As BYL Shareholders, the rights of the then former DNBF Shareholders will be governed by Division 1, Chapters 1-23 of the Corporations Code, other applicable California statutes, the Articles of Incorporation of BYL (the "BYL Articles"), and the bylaws of BYL (the "BYL Bylaws").

DNBF COMMON STOCK

    DNBF is authorized by the DNBF Articles, as amended, to issue 10,000,000 shares of DNBF Common Stock, without par value. At the DNBF Record Date, 232,423 shares of DNBF Common Stock were issued and outstanding. Holders of DNBF Common Stock are entitled to one vote, in person or by proxy, for each share of DNBF Common Stock held of record in the shareholder's name on the books of DNBF as of the record date on any matter submitted to the vote of the shareholders. Each share of DNBF Common Stock has the same rights, privileges and preferences as every other share and will share equally in DNBF's net assets upon liquidation or dissolution. DNBF Common Stock has no conversion or redemption rights or sinking fund provisions. Holders of DNBF Common Stock have the preemptive right to subscribe to additional stock issued by DNBF. Shareholders are entitled to dividends when, as and if declared by DNBF's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations. The transfer agent and registrar for DNBF Common Stock is De Anza National Bank.

BYL COMMON STOCK

    BYL is authorized by the BYL Articles to issue 50,000,000 shares of BYL Common Stock, without par value, and 25,000,000 shares of BYL Preferred Stock, without par value. As of the date hereof, 1,553,196 shares of BYL Common Stock were issued and outstanding. Holders of BYL Common Stock are entitled to one vote, in person or by proxy, for each share of BYL Common Stock held of record in the shareholder's name on the books of BYL as of the record date on any matter submitted to the vote of the shareholders, The BYL Articles also provide there will be no cumulative voting for the election of directors if and when BYL becomes a "listed corporation" (i.e., outstanding shares listed on the New York or American Stock Exchange or outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System and has at least 800 holders of its equity securities; BYL currently has approximately 800 holders of its securities). BYL is currently a "listed corporation".

    The BYL Articles provide that the Board of Directors will be divided into two classes, with any class having a term of two years. The Board of Directors of BYL is divided into two classes, each of which contains approximately one-half of the whole number of the members of the Board. The members of each class shall be elected for a term of two years, with the terms of office of all members of one class expiring each year so that approximately one-half of the total number of directors are elected each year. The BYL Articles also provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of BYL.

    The BYL Articles also require the approval of the holders of at least
66 2/3% of BYL's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of BYL's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than BYL or BOYL or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of BYL or an affiliate of such person or entity. This provision of the BYL Articles applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of BYL with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of BYL or combined assets of BYL and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into BYL or a subsidiary of BYL; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to BYL or a subsidiary of BYL; (v) the issuance of any securities of BYL or a subsidiary of BYL to a Related Person;
(vi) the acquisition by BYL or a subsidiary of BYL of any securities of a Related Person; (vii) any reclassification of common stock of BYL or any recapitalization involving the common stock of BYL; or (viii) any agreement or other arrangement providing for any of the foregoing.

    Under California law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of BYL and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

    Each share of BYL Stock has the same rights, privileges and preferences as every other share and will share equally in BYL's net assets upon liquidation of dissolution. BYL Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of BYL Common Stock, when issued, will be fully paid and nonassessable. The BYL Articles also provide that amendments to the BYL Articles must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by BYL and amendment of BYL Bylaws and the BYL. The BYL Bylaws may be amended by its Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    BYL Shareholders are entitled to dividends when, as and if declared by BYL's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California).

NUMBER OF DIRECTORS

    Although the Corporations Code does not require BYL or BOYL to maintain any specific range of number of directors, the number of directors of BYL and BOYL may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The BOYL Bylaws currently provide that the number of directors on BOYL Board of Directors may not be fewer than five nor more than nine, and the current number of members on BOYL's Board of Directors has been fixed at six. The BYL Bylaws currently provide that the number of directors on BYL Board of Directors may not be fewer than six nor more than eleven, and the current number of members on BYL's Board of Directors has been fixed at six at the present time. At the Effective Time of the Merger, the number of directors for both BYL and BOYL will be increased to nine (9) in order to appoint the three DNBF Board members proposed to be appointed to the BYL and BOYL Board of Directors.

DIVIDEND RESTRICTIONS

    The ability of BYL and of DNBF to pay cash dividends is limited by the provisions of Section 500 of the California Corporations Code, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;
(ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

DISSENTERS' RIGHTS

    Pursuant to the General Corporation Law of California, holders of BYL Common Stock and DNBF Common Stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the California Corporations Code). See "The Merger--Dissenters' Rights."

RESTRICTIONS ON ACQUISITION OF BYL

    The following discussion is a summary of certain provisions of California and Federal law and regulations and California corporate law, as well as the Articles of Incorporation and Bylaws of BYL, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of BYL. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

CALIFORNIA AND FEDERAL BANKING LAW

    The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Bank (the "FRB") has been given 60 days' prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the BYL Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control.

    Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of BYL under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of BYL or (ii) to direct or cause the direction of the management and policies of BYL. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the BYL Common Stock would be presumed to control BYL.

    In addition, any "company" would be required to obtain the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding BYL Common Stock of, or such lesser number of shares as constitute control over, BYL.

ANTI-TAKEOVER PROVISIONS IN BYL'S ARTICLES OF INCORPORATION

    BYL's Articles of Incorporation contain certain provisions that deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of BYL's Articles of Incorporation and regulatory provisions relating to stock ownership and transfer, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These proposed provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual BYL stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, BYL Shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of incumbent Board of Directors or management of BYL more difficult. Any provision requiring more than a majority vote by BYL's stockholders may only be effective for a two year period from its effective time, unless renewed by the BYL Board of Directors and the stockholders. The following description of certain of the amendments to the Articles of Incorporation of BYL is necessarily general, and reference should be made in each case to such Articles of Incorporation, which is contained as an exhibit to BYL's registration statement on Form S-4 dated September 5, 1997. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

BOARD OF DIRECTORS

    The Board of Directors of BYL is divided into two classes, each of which contain approximately one-half of the whole number of the members of the Board. The members of each class shall be elected for a term of two years, with the terms of office of all members of one class expiring each year so that approximately one-half of the total number of directors are elected each year. The classified Board is intended to provide for continuity of the BYL Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of BYL.

CUMULATIVE VOTING AND SPECIAL MEETINGS

    The BYL Articles do not provide for cumulative voting for any purpose, as described in "DESCRIPTION OF BYL COMMON STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

AUTHORIZED SHARES

    The BYL Articles authorize the issuance of 50,000,000 shares of common stock and 25,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued to provide BYL's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of BYL. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of BYL, and thereby assist members of management to retain their positions. BYL's Board has no present plans for the issuance of additional shares, other than the issuance of shares of BYL Common Stock upon exercise of stock options and in the Merger.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATION WITH PRINCIPAL
  STOCKHOLDERS

    The BYL Articles of Incorporation require the approval of the holders of at least 66 2/3% of BYL's outstanding shares of voting stock to approve certain "Business Combinations" (as defined in therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of BYL's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person, as described more fully in "COMPARISON OF THE RIGHTS OF HOLDERS OF BYL COMMON STOCK AND DNBF COMMON STOCK."

    Under California law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of BYL and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

    Amendments to the BYL Articles must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by BYL and amendment of BYL's Bylaws and Articles of Incorporation, as described in "DESCRIPTION OF BYL COMMON STOCK AND COMPARISON OF SHAREHOLDER RIGHTS." The BYL Bylaws may be amended by its Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Bylaws of BYL require a stockholder who intends to nominate a candidate for election to the Board of Directors to give not less than 10 days' advance notice to the Secretary of BYL. The Articles of Incorporation provide that a stockholder who desires to raise new business to provide certain information to BYL concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BYL with certain information concerning the nominee and the proposing stockholder.

PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF BYL'S ARTICLES OF INCORPORATION

    The Board of Directors of BYL believes that the provisions described above are prudent and will reduce BYL's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of BYL and its stockholders. In the judgment of the Board of Directors, BYL's Board will be in the best position to determine the true value of BYL and to negotiate more effectively for what may be in the best interest of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of BYL and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of BYL and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of BYL and which is in the best interest of all stockholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of BYL and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of BYL's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive BYL's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

    Despite the belief of BYL as to the benefits to stockholders of these provisions of BYL's Articles of Incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by BYL's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of BYL's Board of Directors and of management more difficult. The Board of Directors of BYL, however, has concluded that the potential benefits outweigh the possible disadvantages.

    Pursuant to applicable law, at any annual or special meeting of its stockholders, BYL may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a California business corporation. BYL does not presently intend to propose the adoption of further restrictions on the acquisition of BYL's equity securities.

    The cumulative effect of the restriction on acquisition of BYL contained in the Articles of Incorporation and Bylaws, federal law and California law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of BYL may deem a potential acquisition to be in their best interest, or deem existing management not to be acting in their best interests.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the CGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Articles Five and Six of BYL's Restated Articles of Incorporation and Article VI of BYL's Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the CGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BYL pursuant to the foregoing provisions, or otherwise, BYL has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          VALIDITY OF BYL COMMON STOCK

    The validity of the shares of BYL Common Stock to be issued in the Merger has been passed upon by Knecht & Hansen, Newport Beach, California, counsel for BYL.

                                    EXPERTS

    The consolidated balance sheets of BYL Bancorp and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and attached to this Joint Proxy Statement/ Prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated balance sheets of DNB Financial and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, and attached to this Joint Proxy Statement/ Prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

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

                                      APPENDIX A



             BYL'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED
                                  DECEMBER 31, 1997

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     FORM 10-KSB

(Mark One)
/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the fiscal year ended December 31, 1997

/ / TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
     For the transition period from ........... to ...........

                          COMMISSION FILE NUMBER:  000-23257

                                     BYL BANCORP

                CALIFORNIA                              33-0755794
          (State or other jurisdiction of             (IRS Employer
           incorporation or organization)           Identification No.)

   18206 IMPERIAL HIGHWAY, YORBA LINDA, CALIFORNIA        92686
      (Address of principal executive offices)          (Zip Code)

                      Issuer's telephone number:  (714) 996-1800

     SECURITIES REGISTERED UNDER SECTION 12(b) OF EXCHANGE ACT:  NONE
        SECURITIES REGISTERED UNDER SECTION 12(g) OF EXCHANGE ACT:

                              Common Stock, no par value
                              --------------------------
                                   (Title of Class)

Check whether the issuer (1) filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [X]       No   [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any
amendment to this Form 10-KSB.     [ ]

The issuer's net revenues for its most recent fiscal year was $27,817,717.

The aggregate market value of voting stock held by non-affiliates of the issuer as of February 15, 1997 was $27,310,000.

Number of registrant's shares of Common Stock outstanding as of February 15, 1997 was 1,546,530.

Documents incorporated by reference : The proxy statement for the Annual Meeting of Shareholders of the registrant to be held in the second quarter of 1998. Certain information therein is incorporated by reference in Part III hereof.

                                     BYL BANCORP

                                  TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Part I

     Item 1.   Business. . . . . . . . . . . . . . . . . . . . . . . . .     3
     Item 2.   Properties. . . . . . . . . . . . . . . . . . . . . . . .    19
     Item 3.   Legal Proceedings . . . . . . . . . . . . . . . . . . . .    19
     Item 4.   Submission of Matters to a Vote of Security Holders . . .    19

Part II

     Item 5.   Market for the Registrant's Common Equity and Related
               Stockholder Matters . . . . . . . . . . . . . . . . . . .    20
     Item 6.   Selected Financial Data . . . . . . . . . . . . . . . . .    21
     Item 7.   Management's Discussion and Analysis of Financial
               Condition and Results of Operations . . . . . . . . . . .    22
     Item 8.   Financial Statements and Supplementary Data . . . . . . .    38
     Item 9.   Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure . . . . . . . . . . .    68

Part III

     Item 10.  Directors and Executive Officers of the Registrant. . . .    68
     Item 11.  Executive Compensation. . . . . . . . . . . . . . . . . .    68
     Item 12.  Security Ownership of Certain Beneficial Owners and
               Management. . . . . . . . . . . . . . . . . . . . . . . .    68
     Item 13.  Certain Relationships and Related Transaction . . . . . .    68

Part IV

     Item 14.  Exhibits and Reports on Form 8-K. . . . . . . . . . . . .    69

                                        PART I
ITEM 1:  BUSINESS


GENERAL

BYL Bancorp ("the Company") is a California corporation formed to act as the holding company of Bank of Yorba Linda. Other than its investment in the Bank, the Company currently conducts no other significant business activities, although it is authorized to engage in a variety of activities which are deemed closely related to the business of banking upon prior approval of the Board of Governors, the Company's primary regulator. As of December 31, 1997, the Company had total assets of approximately $165 million, total deposits of $143 million and total shareholders' equity of $14.8 million.

Bank of Yorba Linda (hereinafter the "Bank") was incorporated under the laws of the State of California in 1979 and was licensed by the California State Banking Department and commenced operations as a California state chartered bank on March 3, 1980. The Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC"), but like most banks of its size in California, is not a member of the Federal Reserve Bank.

The Bank is a California commercial bank that operates from its main office in Yorba Linda, California and full service branch offices located in Costa Mesa, Huntington Beach and Westminster, California and a limited service branch office in Laguna Hills, California. The Bank's principal office is located at 18206 Imperial Highway, Yorba Linda, California. The Bank's Mortgage Division is currently located in Tustin, California. The Bank's SBA Loan Division is currently located in Mission Viejo, California.

The primary focus of the Bank is to provide personalized quality banking products and services to small- and medium-size businesses, including professionals, to originate primarily nonconforming mortgages in California and various other states and selling such loans in the secondary market, and to originate and sell SBA guaranteed loans, with the objective of building a balanced community loan and investment portfolio mix. Management believes that a local market focus, accompanied by strategic placement of bank branches and personnel, enables the Bank to attract and retain low cost core deposits which provide substantially all of the Bank's funding requirements.

Historically, the Bank engaged in traditional community banking activities, including originating commercial, consumer and real estate construction loans, and gathering local deposits to fund these activities. With the employment of Mr. Robert Ucciferri as the Bank's President and Chief Executive Officer in late 1990 and other senior officers in early 1991, the Bank's operating strategy changed to emphasize the origination and sale of nonconforming residential mortgage loans and SBA loans. In part, because of the portfolio turnover and resultant gains on sales of such loans, such activities typically provide greater returns than more traditional community bank activities.

The Bank's operating strategy emphasizes: (i) expansion of its programs for originating and selling mortgage loans and SBA guaranteed loans; (ii) continued focus upon providing personalized quality banking products to small- to medium-size businesses, professionals, general retail customers and the local community; and (iii) continued expansion of the Bank, primarily in Orange County, California, through internal growth and, when favorable, through selective acquisitions of, or mergers with, healthy, distressed or failed institutions or the selective acquisition of branches of such institutions; however, the Bank has no written or oral agreements regarding any such activities at this time, except as discussed in "Proposed Acquisition of DNB Financial".

On February 9, 1997, the Board of Directors of the Bank established the Bank of Yorba Linda 1997 Stock Option Plan, and the Bank's 1990 Stock Option Plan was canceled. With 130,926 option shares outstanding under the 1990 Plan, the 1997 Plan contains 241,000 shares. The 1997 Plan includes the ability to grant options to directors, officers and employees of the Bank, and that options can be exercised with cash and/or the appreciated value of other options that are not being exercised.

COMPLETION OF ACQUISITION OF BANK OF WESTMINSTER

Following the receipt of all necessary regulatory approvals, the Bank completed the acquisition of Bank of Westminster ("BOW") on June 14, 1996 pursuant to the terms of the Agreement and Plan of Reorganization dated January 12, 1996 in which the Bank organized and established BYL Merger Corporation as a wholly-owned subsidiary of the Bank for the sole purpose of facilitating the merger of BOW with the Bank. BYL Merger Corporation was consolidated with BOW under the name and charter of BOW (the "Consolidation"), and, immediately thereafter, the consolidated corporation was merged with and into the Bank (the "Merger").

The Bank acquired 100% of the outstanding common stock of Bank of Westminster
(BOW) for $6,174,000 in cash. BOW had total assets of approximately $54,923,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The financial statements include the operations of BOW from the date of the acquisition. Goodwill arising from the transaction totaled approximately $1,717,000 and is being amortized over fifteen years on a straight-line basis.

SECONDARY STOCK OFFERING

During 1996, the Bank completed a secondary stock offering underwritten on a firm commitment basis by Ryan, Beck & Co. In connection with this offering, the Bank issued 805,000 shares of common stock generating $7.8 million in additional capital (net of underwriting discounts and transaction costs of $1.1 million). Proceeds from this offering were used, in part, to fund the acquisition of BOW.

PROPOSED ACQUISITION OF DNB FINANCIAL

On January 29, 1998, the Company entered into a definitive agreement to merge with DNB Financial (DNBF), the parent company of De Anza National Bank. Under the terms of the agreement, DNBF will be merged with and into the Company, and De Anza National Bank will become an operating division of the Bank of Yorba Linda. The transaction will be structured as a pooling of interests through a tax-free exchange of Company's shares of common stock for all outstanding shares of the DNBF's common stock.

The aggregate transaction value for DNBF will be subject to adjustment based upon tangible book value at the date of closing. The aggregate transaction value will be the sum of (a) $19,569,722, or approximately 2.53 times DNBF's tangible book value at December 31, 1997 and (b) 1.5 times the change in tangible book value between December 31, 1997 and the closing. The total number of Company shares to be exchanged will be determined by dividing the aggregate transaction value by the stipulated value of $18.75 per share. The stipulated value per share will be adjusted if the average closing Company stock price during the pricing determination period is greater than $22.50 or less than $15.00 per share.

The Agreement has been approved by the boards of directors of both companies and is subject to the approval of the shareholders of both DNBF and the Company and appropriate regulatory agencies. The merger is expected to close by May 31, 1998.

SUPERVISION AND REGULATION

Banks are extensively regulated under both federal and state law. The Bank, as a California state chartered bank, is subject to primary supervision, periodic examination and regulation by the Superintendent and the FDIC.

The Bank is insured by the FDIC, which currently insures deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the Bank, as is the case with all insured banks, pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. Although the Bank is not a member of the Federal Reserve System, it is nevertheless subject to certain regulations of the Federal Reserve Board.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

There are statutory and regulatory limitations on the amount of dividends which may be paid to the stockholders by the Bank. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Superintendent.

The FDIC also has authority to prohibit the Bank from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice.

Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of such affiliates. Such restrictions prevent affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act.

     POTENTIAL AND EXISTING ENFORCEMENT ACTIONS

Commercial banking organizations, such as the Bank, may be subject to potential enforcement actions by the FDIC and the Superintendent for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act.

The capital stock of the Bank is subject to the registration requirements of the Securities Act of 1933. The Bank is also subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which include, but are not limited to, the filing of annual, quarterly, and other reports with the FDIC.

The regulations of these various agencies govern most aspects of the Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, opening of branches, and numerous other areas. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to changes in California and the Federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities, or increasing competition.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly the earnings and growth of the Bank are subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. The likelihood of any major changes and the impact such changes might have on the Bank are impossible to predict.

     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency ("Comptroller"), the Office of Thrift Supervision ("OTS") and the FDIC (collectively, the "federal banking agencies").

     STANDARDS FOR SAFETY AND SOUNDNESS

The FDIC Improvement Act requires the federal banking agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to internal controls, loan documentation, credit underwriting, interest rate exposure and asset growth. Standards must also be prescribed for classified loans, earnings and the ratio of market value to book value for publicly traded shares. The FDIC Improvement Act also requires the federal banking agencies to issue uniform regulations prescribing standards for real estate lending that are to consider such factors as the risk to the deposit insurance fund, the need for safe and sound operation of insured depository institutions and the availability of credit. Further, the FDIC Improvement Act requires the federal banking agencies to establish standards prohibiting compensation, fees and benefit arrangements that are excessive or could lead to financial loss.

In July 1992, the federal banking agencies issued a joint advance notice of proposed rule making requesting public comment on the safety and soundness standards required to be prescribed by the FDIC Improvement Act. The purpose of the notice is to assist the federal banking agencies in the development of proposed regulations. In accordance with the FDIC Improvement Act, final regulations must become effective no later than December 1, 1993.

In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan-to-value limits that do not exceed the supervisory limits prescribed by the regulations.

     PROMPT CORRECTIVE REGULATORY ACTION

The FDIC Improvement Act requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

- "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage capital ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

- "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage capital ratio of 4% or greater (or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

- "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage capital ratio that is less than 4% (or a leverage capital ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

- "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage capital ratio that is less than 3%; and

- "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, (i) determines that the institution is an unsafe or unsound condition or (ii) deems the institution to be engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it.

The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines; of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized,
(ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates;
(iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

The FDIC has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

In addition to the risk-based guidelines, the FDIC requires banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by the FDIC to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FDIC has the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal ha only recently been issued, the Bank currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

     OTHER ITEMS

The FDIC Improvement Act also, among other things, (i) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution;
(iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well capitalized or, under certain circumstances, adequately capitalized; (iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate federal banking agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

In addition, the FDIC has issued final and proposed regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks. Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. The Bank has no such non-permissible investments.

Regulations issued in December 1993 prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The proposal also provides that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval.

The impact of the FDIC Improvement Act on the Bank is uncertain, especially since many of the regulations promulgated thereunder have only been recently adopted and certain of the law's provisions still need to be defined through future regulatory action. Certain provisions, such as the recently adopted real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which the Bank conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect the Bank's results of operations. Furthermore, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act may significantly adversely affect the operations and liquidity of the Bank, the value of its Common Stock and its ability to raise funds in the financial markets.

     CAPITAL ADEQUACY GUIDELINES

The FDIC has issued guidelines to implement the risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. Government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

A banking organization's qualifying total capital consists of two components:
Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk- weighted assets; (ii) perpetual preferred stock, cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the federal banking agencies.

The FDIC has also adopted a minimum leverage capital ratio of Tier 1 capital to average total assets of 3% for the highest rated banks. This leverage capital ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level. Furthermore, higher leverage capital ratios are required to be considered well capitalized or adequately capitalized under the prompt corrective action provisions of the FDIC Improvement Act.

SAFETY AND SOUNDNESS STANDARDS

In February 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

In December 1992, the federal banking agency issued final regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

Appraisals for "real estate related financial transactions" must be conducted by either state-certified or state-licensed appraisers for transactions in excess of certain amounts. State-certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state-licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage backed securities.

     YEAR 2000 SAFETY & SOUNDNESS

Safety and soundness guidance on the risks posed to financial institutions by the Year 2000 problem has been issued by the Federal Institutions Examination Council. The guidance underscores that Year 2000 preparation is not only an information systems issue, but also an enterprise-wide challenge that must be addressed at the highest level of a financial institution.

The guidance sets out the responsibilities of senior management and boards of directors in managing their Year 2000 projects. Among the responsibilities of institution managers and directors is that of managing the internal and external risks presented by providers of data-processing products and services, business partners, counterparties and major loan customers.

Under the guidance, senior management must provide the board of directors with status reports, at least quarterly, on efforts to reach Year 2000 goals both internally and by the institution's major vendors. Senior managers and directors must allocate sufficient resources to ensure that high priority is given to seeing that remediation plans are fulfilled, and that the project receives the quality personnel and timely support it requires.

The guidance does not require financial institutions to obtain Year 2000 certification from their vendors. Rather, an institution must implement its own internal testing or verification processes for vendor products and services to ensure that its different computer systems function properly together.

     PREMIUMS FOR DEPOSIT INSURANCE

Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the condition of the bank, as a result of the recapitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996.
Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

Governor Pete Wilson signed Assembly Bill 3351 (the "Banking Consolidation Bill"), authored by Assemblyman Ted Weggeland and sponsored by the California State Banking Department (the "Department"), effective July 1, 1997, which creates the California Department of Financial Institutions ("DFI") to be headed by a Commissioner of Financial Institutions out of the existing Department which regulates state chartered commercial banks and trust companies in California.

The Banking Consolidation Bill, among other provisions, also (i) transfers regulatory jurisdiction over state chartered savings and loan associations from the Department of Savings and Loans ("DSL") to the newly created DFI and abolishes the DSL; (ii) transfers regulatory jurisdiction over state chartered industrial loan companies and credit unions from the Department of Corporations to the newly-created DFI; and (iii) establishes within the DFI separate divisions for credit unions, commercial banks, industrial loan companies and savings and loans. As the Banking Consolidation Bill has only recently been enacted, it is impossible to predict with any degree of certainty what impact it will have on the banking industry in general and the Bank in particular.

In 1996, the President signed into law provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF's successor as result of payments made due to insolvency of savings and loan associations and other federally insured savings institutions in the late 1980's and early 1990's. The new law will require savings and loan associations to bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. In 2000, the banking industry will assume the bulk of the payments. The new law also aims to merge the Bank Insurance Fund and SAIF by 1999 but not until the bank and savings and loan charters are combined. The Treasury Department has until March 31, 1997 to deliver to Congress on combining the charters. Additionally, the new law also provides "regulatory relief" for the banking industry by effecting approximately 30 laws and regulations. The costs and benefits of the new law to the Bank can not currently be accurately predicted.

     INTERSTATE BANKING AND BRANCHING

On September 29, 1994, the President signed in law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain regulatory approval to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirement and conditions as for a merger transaction. Effective October 2, 1995, California adopted legislation which "opts California into" the Interstate Act. However, the California Legislation restricts out of state banks from purchasing branches or starting a de novo branch to enter the California banking market. Such banks may proceed only by way of purchases of whole banks.

On July 3, 1997, the President signed into law the Riegle Neal Amendments Act of 1997 providing that branches of state banks that operate in other states are to be governed by the laws of their home (or chartering) states, not the laws of the host states.

State banks will not receive any new powers under the legislation. If a host state allows banks more powers than a bank's chartering state, the Bank is restricted to the powers granted by its chartering state. However, states will be prohibited from discriminating against branches of banks from other states by the requirement that states must grant branches of out-of-state banks the same privileges allowed to banks the states have chartered.

The Interstate Act is likely to increase competition in the Bank's market areas especially from larger financial institutions and their holding companies. It is difficult to asses the impact such likely increased competition will have on the Bank' operations.

In 1986, California adopted an interstate banking law. The law allows California banks and bank holding companies to be acquired by banking organizations in other states on a "reciprocal" basis (i.e., provided the other state's law permit California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to banking organizations solely within that state). The law took effect in two states. The first state allowed acquisitions on a "reciprocal" basis within a region consisting of 11 western states. The second stage, which became effective January 1, 1991, allows interstate acquisitions on a national "reciprocal" basis. California has also adopted similar legislation applicable to savings associations and their holding companies.

On September 28, 1995, Governor Wilson signed Assembly Bill No. 1482, the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "1995 Act"). The 1995 Act, which was filed with the Secretary of State as Chapter 480 of the Statutes of 1995, became operative on October 2, 1995.

The 1995 Acts opts in early for interstate branching, allowing out-of-state banks to enter California by merging or purchasing a California bank or industrial loan company which is at least five years old. Also, the 1995 Act repeals the California Interstate (National) Banking Act of 1986, which regulated the acquisition of California banks by out-of-state bank holding companies. In addition, the 1995 Act permits California state banks, with the approval of the Superintendent of Banks, to establish agency relationships with FDIC-insured banks and savings associations. Finally, the 1995 Act provides for regulatory relief, including (i) authorization for the Superintendent to exempt banks from the requirement of obtaining approval before establishing or relocating a branch office or place of business, (ii) repeal of the requirement of directors' oaths (Financial Code Section 682), and (iii) repeal of the aggregate limit on real estate loans (Financial Code Section 1230).

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local community, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions' actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Tax Force on Fair lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

In February 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. Additional standards on earnings and classified assets are expected to be issued in the near future.

     CHANGES IN ACCOUNTING PRONOUNCEMENTS

In March of 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights, and tax deferred assets. SFAS 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an assets, a significant change in use of an asset, or an adverse change in a legal factor that could affect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized as measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices, or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The implementation of SFAS No. 121 did not have a material impact on its results of operations or financial position.

In May of 1995, the FASB issued SFAS 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS No. 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if the value can be estimated. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Further, SFAS No. 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. This Statement which is superseded by SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, did not have a material effect on the Bank's financial condition and results of operations.

In October of 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation pans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The Bank has elected the proforma disclosure requirements as noted in the note to the Financial Statements.

In June of 1996, the FASB issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, and in December, 1996 issued SFAS No. 127, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO. 125 (AN AMENDMENT OF FASB STATEMENT NO. 125) establishing accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets on the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment. The implementation of SFAS 125 did not have a material impact on its results of operations or financial position.

     HAZARDOUS WASTE CLEAN-UP COSTS

Management is aware of recent legislation and cases relating to hazardous waste clean-up costs and potential liability. Based on a general survey of the loan portfolio of the Bank, conversations with local authorities and appraisers, and the type of lending currently and historically done by the Bank (the Bank has generally not made the types of loans generally associated with hazardous waste contamination problems), management is not aware of any potential liability for hazardous waste contamination.

     OTHER REGULATIONS AND POLICIES

The federal regulatory agencies have adopted regulations that implement Section 304 of FDICIA which requires federal banking agencies to adopt uniform regulations prescribing standards for real estate lending. Each insured depository institution must adopt and maintain a comprehensive written real estate lending policy, developed in conformance with prescribed guidelines, and each agency has specified loan-to-value limits in guidelines concerning various categories of real estate loans.

Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal regulations include requirements to maintain non-interest bearing reserves against deposits, limitations on the nature and amount of loans which may be made, and restrictions on payment of dividends. The California Superintendent of Banks approves the number and locations of the branch offices of a bank. California law exempts banks from the usury laws.

BUSINESS CONCENTRATIONS

As of December 31, 1997, the Company had approximately $165 million in assets and $143 million in deposits. No individual or single group of related accounts is considered material in relation to the Company's totals, or in relation to its overall business.

[6~

MONETARY POLICY

Banking is a business which depends on rate differentials. In general, the difference between the interest paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank investment portfolios will comprise the major portion of the Bank's earnings.

The earnings and growth of the Bank will be affected not only by general economic conditions, both domestic and international, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in U.S. Government securities, limitations upon savings and time deposit interest rates, and adjustments to the discount rates applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact that future changes in fiscal or monetary policies or economic controls may have on the Bank's businesses and earnings cannot be predicted.

COMPETITION

The banking business in California generally, and in the Bank's primary service areas specifically, is highly competitive with respect to both loans and deposits, and is dominated by a relatively small number of major banks with many offices and operations over a wide geographic area. Among the advantages such major banks have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. Such banks offer certain services such as trust services and international banking which are not offered directly by the Bank (but which can be offered indirectly by the Bank through correspondent institutions). In addition, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. (Legal lending limits to an individual customer are based upon a percentage of a bank's total capital accounts.) Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for the Bank in the acquisition of deposits. Banks also compete with money market funds and other money market instruments which are not subject to interest rate ceilings.

In order to compete with other competitors in their primary service areas, the Bank attempts to use to the fullest extent the flexibility which their independent status permits. This includes an emphasis on specialized services, local promotional activity, and personal contacts by their respective officers, directors and employees. In particular, each of the banks offers highly personalized banking services.

EMPLOYEES

At December 31, 1997, the Bank had a total of 167 full-time equivalent employees. The Bank believes that its employee relations are satisfactory.

ITEM 2.  PROPERTIES

The Bank's principal office is located in a free standing two story building in the City of Yorba Linda. The building was constructed for the Bank on 55,000 square feet of land in a shopping center leased in 1981. The lease runs through 2002, with six five-year options to extend.

The Bank also entered into a lease in May of 1993 for approximately 4,742 square feet of space to house its Costa Mesa office. These premises were already improved to house a financial institution branch office. The lease has a term of five years with two five-year options to extend.

The Bank owns its branch facility in Westminster. It is a free standing, two story building of approximately 24,653 square feet constructed in 1979 on 53,317 square feet of land.

The Bank owns its branch facility in Huntington Beach. It is a free standing building of approximately 8,962 square feet constructed in 1986 on 37,956 square feet of land.

The Bank has also entered into a lease dated December 22, 1995 for approximately 3,330 square feet of space in Mission Viejo to house its SBA Lending Division. The lease has a term of three years with a three-year option to extend.

The Bank has also entered into a lease dated June 28, 1996 for approximately 7,330 square feet in Tustin to house its Mortgage Loan Division. The lease has a term of six years with two six-year options to extend.

The Bank has also entered into a lease dated March 18, 1997 for approximately 1869 square feet in Laguna Hills for a limited service branch. The lease has a term of 3 years.

ITEM 3.  LEGAL PROCEEDINGS

To the best of the Company's knowledge, there are no pending legal proceedings to which the Company is a party and which may have a materially adverse effect upon the Company's property or business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On October 29, 1997, a Special Meeting of Shareholders of the Bank was held to vote upon the formation of BYL Bancorp and the establishment of the Bank as a wholly-owned subsidiary of BYL Bancorp. The matter was approved by a majority of the shareholders.

                                       PART II


ITEM 5.   MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY
          HOLDER MATTERS

The equity securities of BYL Bancorp consist of one class of common stock, of which there were 1,546,530 shares outstanding, held by approximately 800 shareholders of record at year-end 1997. Holders of the common stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, as specified by the California Financial Code. The Company paid no dividends on common stock in 1996. During 1997, the Company paid quarterly cash dividends of $0.05 per share. On June 30, 1997, the Company completed a four-for-three stock split of the issued and outstanding shares.

Management of the Company is aware of five (5) securities dealers who maintain an inventory and make a market in its Common Stock. The market makers are Ryan, Beck & Co., Wedbush Morgan Securities Inc., Herzog, Heine & Geduld, Sutro & Co. and Sandler, O'Neill & Partners.

The information set forth in the table below summarizes, for the periods indicated, the high and low prices since the Company's Common Stock became listed in NASDAQ National Market. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below (these amounts have been adjusted to reflect the four-for-three stock split effective June 30, 1997).


1996                                    High           Low
-----------------                     ---------     ---------
Second Quarter                          6 3/8         6 3/16
Third Quarter                           6 3/8         5 7/16
Fourth Quarter                          8 1/4         5 13/16


1997
-----------------
First Quarter                          15 2/3        10 3/8
Second Quarter                         15 15/16      12 3/8
Third Quarter                          16 1/2          16
Fourth Quarter                         21 1/4          16


ITEM 6.  SELECTED FINANCIAL DATA

The following table reflects selected financial data relating to the past five years of the Company's operations.


                                                            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------
                                                   1997         1996        1995         1994        1993
                                                ----------   ----------  ----------   ----------  ----------
SUMMARY OF OPERATIONS:
  Interest Income                               $  13,016    $   7,498   $   4,479    $   4,127   $   4,023
  Interest Expense                                  4,160        2,060       1,045        1,005       1,039
                                                ----------   ----------  ----------   ----------  ----------
  Net Interest Income                               8,856        5,438       3,434        3,122       2,984
  Provision for Loan Losses                           733          344         262          423         819
                                                ----------   ----------  ----------   ----------  ----------
  Net Interest Income After Provision
    for Loan Losses                                 8,123        5,094       3,172        2,699       2,165
  Noninterest Income                               14,801        7,653       5,662        3,799       3,362
  Noninterest Expense                              19,206       10,661       7,095        5,687       5,336
                                                ----------   ----------  ----------   ----------  ----------
  Income Before Income Taxes                        3,718        2,086       1,739          811         191
  Income Taxes                                      1,609          884         717          335          71
                                                ----------   ----------  ----------   ----------  ----------
  Net Income                                    $   2,109    $   1,202   $   1,022    $     476   $     120
                                                ----------   ----------  ----------   ----------  ----------
                                                ----------   ----------  ----------   ----------  ----------

  Dividends on Common Stock                     $     292    $       -   $       -    $       -   $       -

PER SHARE DATA:
  Net Income - Basic                            $    1.37    $    1.12   $    1.98    $    0.83   $    0.13
  Net Income - Diluted                          $    1.28    $    1.04   $    1.39    $    0.62   $    0.13
  Dividends on Common Stock                     $    0.20    $       -   $       -    $       -   $       -
  Book Value                                    $    9.59    $    7.96   $    8.43    $    6.68   $    6.70
  Tangible Book Value                           $    8.57    $    7.35   $    8.43    $    6.68   $    6.70

STATEMENTS OF FINANCIAL CONDITION SUMMARY:
  Total Assets                                  $ 164,667    $ 116,467   $  59,784    $  53,430   $  52,230
  Total Deposits                                  142,836      102,368      54,025       48,693      47,965
  Loans Held for Sale                              47,150       24,363      10,186        9,969       2,683
  Total Loans                                      92,908       64,244      30,917       27,756      37,798
  Allowance for Loan Losses                         1,521        1,210         580          536         413
  Total Shareholders' Equity                       14,830       12,938       5,157        4,405       4,020

SELECTED RATIOS:
  Return on Average Assets                           1.43%        1.35%       1.88%        0.88%       0.22%
  Return on Average Equity                          15.19%       13.82%      21.37%       11.31%       3.13%
  Average Loans as a Percent
    of Average Deposits                             86.65%       79.90%      82.03%       80.76%      82.55%
  Allowance for Loan Losses to Total Loans           1.64%        1.87%       1.84%        1.90%       1.08%
  Average Capital to Average Assets                  9.43%        9.78%       8.78%        7.54%       6.38%
  Tier I Capital to Risk-Weighted Assets             9.77%       11.77%      10.49%       10.71%       8.51%
  Total Capital to Risk-Weighted Assets             10.95%       13.02%      11.74%       11.96%       9.75%

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ORGANIZATION

BYL Bancorp ("the Company") is a California corporation formed to act as the holding company of Bank of Yorba Linda ("the Bank"), a state-chartered bank headquartered in Yorba Linda, California. Other than its investment in the Bank, the Company currently conducts no other significant business activities, although it is authorized to engage in a variety of activities which are deemed closely related to the business of banking upon prior approval of the Board of Governors, the Company's primary regulator.

The Bank engages in the general business of banking throughout its primary market area of Yorba Linda, California and the surrounding area of Orange County by offering a wide range of banking products and services, including (i) originating and selling of Nonconforming Mortgages and SBA guaranteed loans;
(ii) providing many types of business and personal savings, money market and demand accounts, and other consumer banking services; and (iii) originating several other types of loans, and commercial and residential construction loans. The Bank maintains its main office in Yorba Linda, and presently operates three
(3) full service branches in Costa Mesa, Westminster, and Huntington Beach, California, and a limited service branch office in Laguna Hills, California. Each banking office concentrates on servicing the local community in which it is located. The Bank also maintains a mortgage banking office in Tustin, California and a SBA loan office in Mission Viejo, California.

The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the two-year period ended December 31, 1997, together with an assessment, when considered appropriate, of external factors that may affect the Company in the future. This discussion should be read in conjunction with the Company's consolidated financial statements and notes included herein.

OVERVIEW

The Company's net income for 1997 was $2.1 million, a $900,000 or 75.5% increase over the 1996 net income of $1.2 million. On a diluted per share basis, 1997 net income was $1.28 compared to $1.04 in 1996. The increase in net income in 1997 was due primarily to the growth in assets and the increased profitability of its SBA and Mortgage Loan Divisions.

In 1996, net income was $1.2 million or $1.04 per share compared to $1.0 million or $1.39 per share in 1995. The Company's 1996 net income increased by $179,000 compared to the 1995 net income. This increase was attributable primarily to the acquisition of BOW and continuing profitability of its SBA and Mortgage Loan Divisions.

Shareholders' equity increased $1.9 million or 14.6%, in 1997 to $14.8 million at December 31, 1997 compared to $12.9 million at December 31, 1996. This increase was from the retention of earnings. Shareholders' equity increased $7.8 million in 1996, primarily from the public offering that raised $7.8 million. A portion of those funds were used to retire the outstanding Preferred Stock.

During 1997, the Company paid its first ever dividends to common stockholders totaling $292,000 or $0.20 per share.

The following table sets forth several key operating ratios for 1997, 1996 and 1995:

                                                         For the Year Ended
                                                            December 31,
                                                     ---------------------------
                                                       1997      1996      1995
                                                     --------  --------  -------
Return on Average Assets                               1.43%     1.35%     1.88%
Return on Average Equity                              15.19%    13.82%    21.37%
Average Shareholder's Equity to Average Total Assets   9.43%     9.78%     8.78%

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

                                                                 For the Year Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                           1997                              1996                             1995
                               ----------------------------------------------------------------------------------------------------
                                                      Average                          Average                           Average
                                          Interest   Yield or               Interest   Yield or              Interest    Yield or
                                Average    Earned      Rate      Average     Earned      Rate      Average    Earned       Rate
                                Balance   or Paid      Paid      Balance    or Paid      Paid      Balance    or Paid      Paid
                               ---------- ---------  --------  ----------  ----------  --------  ----------  ---------  -----------
ASSETS
Interest-Earning Assets:
  Investment Securities        $   6,390  $    395      6.18%  $   6,229   $    356     2.72%    $   4,163   $    219      5.26%
  Federal Funds Sold               7,329       394      5.38%      4,240        222     5.24%        2,402        138      5.75%
  Other Earning Assets                 -         -          -          -          -         -           23          2      8.70%
  Loans                          112,697    12,227     10.85%     64,155      6,920    10.79%       40,215      4,120     10.24%
                               ---------- ---------            ----------  ----------            ----------  ---------
Total Interest-Earning
  Assets                         126,416    13,016     10.30%     74,624      7,498    10.05%       46,803      4,479      9.57%

Cash and Due From
  Banks                            9,657                           7,839                             5,689
Premises and Equipment             4,132                           2,363                               665
Other Real Estate Owned              908                             776                               549
Accrued Interest and
  Other Assets                     7,325                           4,314                             1,357
Allowance for Loan
  Losses                          (1,156)                           (985)                             (583)
                               ----------                      ----------                        ----------
Total Assets                   $ 147,282                       $  88,931                         $  54,480
                               ----------                      ----------                        ----------
                               ----------                      ----------                        ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Money Market and
   NOW                            26,913       728      2.71%     21,574        576     2.67%       16,732        453      2.71%
  Savings                         21,088       814      3.86%     14,329        512     3.57%        9,008        278      3.09%
  Time Deposits under
   $100,000                       25,633     1,431      5.58%      9,233        496     5.37%        3,702        182      4.92%
  Time Deposits of
   $100,000 or More               20,093     1,173      5.84%      8,526        476     5.58%        2,418        132      5.46%
  Other                              205        14      6.83%          -          -         -            -          -          -
                               ---------- ---------            ----------   ---------            ----------  ---------
Total Interest-Bearing
  Liabilities                     93,932     4,160      4.43%     53,662      2,060     3.84%       31,860      1,045      3.28%

Noninterest-Bearing
  Liabilities:
    Demand Deposits               36,338                          25,400                            17,163
    Other Liabilities              3,130                           1,169                               675
    Shareholders' Equity          13,882                           8,700                             4,782
                               ----------                      ----------                        ----------
  Total Liabilities and
    Shareholders' Equity       $ 147,282                       $  88,931                         $  54,480
                               ----------                      ----------                        ----------
                               ----------                      ----------                        ----------
  Net Interest Income                     $  8,856                         $  5,438                          $  3,434
                                          ---------                         ---------                        ---------
                                          ---------                         ---------                        ---------
Net Yield on Interest-Earning
  Assets                                                7.01%                           7.29%                              7.34%

EARNINGS ANALYSIS

NET INTEREST INCOME

Net interest income refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. It is the primary component of the earnings of a financial institution. The primary factors that impact net interest income are the composition and volume of interest-earning assets and interest-bearing liabilities, the amount of noninterest-bearing liabilities and nonaccrual loans, and changes in market interest rates.

Net interest income for 1997 was $8.9 million, an increase of 62.9% compared to the $5.4 million reported in 1997. This increase was primarily due to the significant increase in average interest-earning assets which increased $51.8 million or 69.4% to $126.4 million in 1997 compared to $74.6 million in 1996.

Interest income in 1997 was $13.0 million, a $5.5 million or a 73.6% increase over the $7.5 million recorded in 1996. Increased loan totals accounted for 95% of this increase as the average loans outstanding increased 75.6% to $112.7 million in 1997 compared to $64.2 million in 1996. The significant increase in shareholders' equity in 1996 and 1997 has allowed the Company to aggressively grow its loan portfolio and other interest-earning assets.

Interest expense also rose significantly in 1997 as the Company increased deposits and other borrowings to fund the loan growth discussed above. Interest expense was $4.2 million in 1997, double the $2.1 million reported in 1996.

Interest rates played a minor role in the changes in net interest income in 1997. The Company was able to increase its yield on interest-earning assets by 30 basis points, however, the rates paid on interest-bearing liabilities increased 59 basis points. The net yield on interest-earning assets in 1997 declined 28 basis points to 7.01% compared to 7.29% in 1996.

Net interest income in 1996 was $5.4 million, an increase of $2 million or 58% from $3.4 million in 1995. This increase was primarily attributable to the substantial increase in total interest-earning assets which increased from $46.8 million in 1995 to $74.6 million in 1996. (Changing interest rates had a very minor impact as the net yield on interest-earning assets decreased only 5 basis points for 7.34% in 1995 to 7.29% in 1996.) The increase in total interest-earning assets was a direct result of the acquisition of BOW.

Total interest income in 1996 was $7.5 million in 1996 compared to $4.5 million in 1995. Increased loan volume, from the acquisition of BOW and the SBA and Mortgage Loan Divisions, was accountable for 85% of the increase in total interest income. The total yield on interest-earning assets also increased 48 basis points contributing $234,000 to the increase in interest income.

Total interest expense also increased dramatically in 1996, rising to $2.1 million from $1.0 million in 1995. Again this increase was primarily attributable to increased volume in deposits (primarily acquired from BOW) which accounted for $951,000 of the total increased. The average rate paid on deposits also increased 56 basis points increasing interest expense by $64,000.

The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

                                    Year Ended December 31, 1997         Year Ended December 31, 1996
                                             versus                                versus
                                   Year Ended December 31, 1996         Year Ended December 31, 1995
                                   ----------------------------         ----------------------------
                                     Increase (Decrease) Due               Increase (Decrease) Due
                                          To Change in                          To Change in
                                   ----------------------------         -----------------------------
                                 Volume       Rate         Total      Volume        Rate        Total
                                ---------   ----------   ---------   ---------    ---------   ---------
INTEREST-EARNING ASSETS:
  Investment Securities         $      9    $     30     $     39    $    117     $     20    $    137
  Federal Funds Sold                 166           6          172          97          (13)         82
  Other Earning Assets                 -           -            -          (2)           -          (2)
  Loans                            5,267          40        5,307       2,571          229       2,800
                                ---------   ----------   ---------   ---------    ---------   ---------
  TOTAL INTEREST INCOME            5,442          76        5,518       2,783          236       3,019

INTEREST-BEARING LIABILITIES:
  Money Market and NOW               144           8          152         129           (6)        123
  Savings                            258          44          302         185           49         234
  Time Deposits under
    $100,000                         915          20          935         296           18         314
  Time Deposits $100,000
    or More                          674          23          697         341            3         344
  Other                               14           0           14           -            -           -
                                ---------   ----------   ---------   ---------    ---------   ---------
  TOTAL INTEREST EXPENSE           2,005          95        2,100         951           64       1,015
                                ---------   ----------   ---------   ---------    ---------   ---------
  NET INTEREST INCOME           $  3,437    $(    19)    $  3,418    $  1,832     $    172    $  2,004
                                ---------   ----------   ---------   ---------    ---------   ---------
                                ---------   ----------   ---------   ---------    ---------   ---------


NONINTEREST INCOME

The Bank receives noninterest income from three primary sources: service charges and fees on accounts and banking services, fees and premiums generated by the Mortgage Loan Division, and fees, premiums, and servicing income generated by the SBA Loan Division.

In 1997, noninterest income was $14.8 million, an increase of $7.2 million or 93.4% compared to the 1996 amount of $7.6 million. The majority of this increase ($7.0 million) was generated by the Company's SBA and Mortgage Loan Divisions who continued to expand their operations in 1997. By the end of 1997, these divisions had developed networks of referring brokers throughout most Pacific Coast States.

During 1996, noninterest income increased $2 million to $7.7 million compared to $5.7 million in 1995. The majority of this increase (1.7 million) was generated by the Bank's SBA and Mortgage Loan Divisions. During 1996, the Mortgage Loan Division's noninterest income has $4.5 million (representing 58% of the Bank's total noninterest income), an increase of $1.2 million or 36% more than the 1995 total of $3.3 million. The SBA Loan Division also experienced a significant increase in 1996 as total noninterest income from that division reached $2.4 million, a 26% increase over the 1995 total of $1.9 million. Service charges, fees and other income also increased in 1996 due to the acquisition of BOW.


NONINTEREST EXPENSE

Noninterest expense reflects the costs of products and services related to systems, facilities and personnel for the Company. The major components of noninterest expense stated as a percentage of average assets are as follows:

                                              1997           1996         1995
                                           ---------      ---------     --------
Salaries and Employee Benefits                8.43%          6.92%        8.07%
Occupancy Expenses                             .62            .81          .99
Furniture and Equipment                        .84            .45          .80
Professional Fees and Outside Services         .60            .77          .50
OREO Expenses                                  .11            .36          .22
Commission and Loan Expenses                   .54            .50          .74
Office Expenses                                .77            .84          .98
Other                                         1.67           1.34          .72
                                           ---------      ---------     --------
                                             13.04%         11.99%       13.02%
                                           ---------      ---------     --------
                                           ---------      ---------     --------

Noninterest expense was $19.2 million in 1997, an increase of $8.5 million or 80.2% over the $10.7 reported in 1996. The majority of this increase ($6.3 million) was created by increased salaries and benefits generated by the acquisition of BOW and the SBA and Mortgage Loan Divisions. Compensation in these divisions are primarily incentive-based, therefore, significant increases in volume of loan originations, and resulting gains, result in significant increases in salaries and incentive payments. Furniture and Equipment and Office Expenses were also responsible for $942,000 of the increased noninterest expenses in 1997. These categories increased primarily due to the cost of converting to a new in-house data processing system in 1997.

Noninterest expenses in 1996 totaled $10.7 million, or approximately a 50% increase over the 1995 amount of $7.1 million. The majority of this increase ($1.8 million) was created by increased salaries and employee benefits generated by the acquisition of BOW and the Mortgage and the SBA Loan Divisions.
Increases in occupancy expenses and furniture and equipment were primarily related to the acquisition of BOW. Other expenses increased $1.4 million, primarily due to the acquisition of BOW, increases in OREO expenses and contracted costs of loan packaging and processing related to the volume increases in the SBA and Mortgage Loan Divisions.


INCOME TAXES

Income tax expense was $1,609,000, $884,000, and $717,000 for the years ended December 31, 1997, December 31, 1996, and December 31, 1995, respectively.
These expenses resulted in an effective tax rate of 43.3% in 1997, 42.4% in 1996 and 41.2% in 1995.

BALANCE SHEET ANALYSIS

Total assets of the Company at December 31, 1997 were $164.7 million, a $48.2 million or 41.4% increase from $116.5 million at December 31, 1996. Average assets for 1997 were $143.2 million compared to $88.2 million for 1996. The increases in shareholders' equity in 1996 and 1997 allowed the Company to aggressively expand its asset base.

During 1996, the Bank's total assets increased $56.7 million from $59.8 million at December 31, 1995 to $116.5 million at December 31, 1996. This increase resulted primarily from the acquisition of Bank of Westminster on June 13, 1996. Bank of Westminster (BOW) had total assets of $54,923,000 when acquired by the Bank. To fund this acquisition as well as redeem the outstanding preferred stock, the Bank raised $7.8 million of additional capital in a supplemental stock offering.


INVESTMENT PORTFOLIO

The following table summarizes the amounts and distribution of the Company's investment securities held as of the dates indicated, and the weighted average yields as of December 31, 1997 (dollar amounts in thousands):

                                                                               December 31,
                                                    --------------------------------------------------------------------
                                                                    1997                          1996
                                                    --------------------------------------      ------------------------
                                                                                 Weighted
                                                     Book           Market       Average          Book           Market
                                                     Value          Value         Yield           Value          Value
                                                    --------       --------     ----------      ---------      ---------
       AVAILABLE-FOR-SALE SECURITIES
       -----------------------------
FHLB STOCK
  Within One Year                                  $   463        $   463          n/a         $      -       $      -

                                                    --------       --------                     ---------      ---------
  TOTAL AVAILABLE-FOR-SALE SECURITIES              $   463        $   463          n/a         $      -       $      -
                                                    --------       --------                     ---------      ---------
                                                    --------       --------                     ---------      ---------

       HELD-TO-MATURITY SECURITIES
       ---------------------------
U.S. TREASURIES:
  Within One Year                                  $     -        $     -            -         $    500       $    504
  One to Five Years                                  2,499          2,506        5.81%              799            802
                                                    --------       --------                     ---------      ---------
  Total U.S. Treasuries Securities                   2,499          2,506        5.81%            1,299          1,306

U.S. GOVERNMENT AND AGENCY SECURITIES:
  Within One Year                                        -              -            -              999            987
  One to Five Years                                  1,968          1,988        6.53%            2,935          2,957
                                                    --------       --------                     ---------      ---------
  Total U.S. Government and Agency Securities        1,968          1,988        6.53%            3,934          3,944

MUNICIPAL SECURITIES:
  Within One Year                                      540            540        3.40%                -              -
  One to Five Years                                      -              -            -              541            533
                                                    --------       --------                     ---------      ---------
  Total Municipal Securities                           540            540        3.40%              541            533
                                                    --------       --------                     ---------      ---------

  TOTAL HELD-TO-MATURITY SECURITIES                 $ 5,007        $ 5,034        5.83%         $ 5,774        $ 5,783
                                                    --------       --------                     ---------      ---------
                                                    --------       --------                     ---------      ---------

Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1997 and 1996, the carrying values of securities pledged to secure public deposits and other purposes were $5,007,000 and $3,321,000, respectively.


LOANS HELD FOR SALE

The Company originates mortgage loans and SBA loans for sale to institutional investors. Loans held for sale have increased from to $10.2 million at December 31, 1995, $24.4 million at December 31, 1996 and $47.2 million at December 31, 1997. Generally, the Company sells these loans within sixty (60) days of origination, but may hold these loans for longer periods depending on market conditions.

At December 31, 1997 and 1996, the Bank was servicing approximately $76.1 million and $44.2 million, respectively, in SBA loans previously sold. In connection with a portion of these loans, the Company has capitalized approximately $1.9 million and $1.2 million in servicing assets at December 31, 1997 and 1996, respectively. Servicing assets are amortized over the estimated life of the serviced loan using a method that approximates the interest method. The Company evaluates the carrying value of the excess servicing receivables by estimating the excess future servicing income, based on management's best estimate of the remaining loan lives.

When the Company sells the guaranteed portion of SBA loans, the cost allocated to the portion of the loan retained is based on the relative fair value of all components of the loan, including excess servicing receivables. The Company has recorded discounts of approximately $2.8 million and $1.1 million at December 31, 1997 and 1996, respectively in connection with these loans. These discounts are amortized over the estimated life of each loan using the interest method.

LOAN PORTFOLIO

The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):


                                                            December 31,
                                             -----------------------------------------
                                                1997            1996           1995
                                             -----------     ----------     ----------
LOANS
  Commercial                                 $   24,272      $  13,577      $   5,686
  Real Estate - Construction                      1,589          3,101             17
  Real Estate - Other                            54,203         44,218         24,129
  Consumer                                       12,844          3,348          1,636
                                             -----------     ----------     ----------
    Total Loans                                  92,908         64,244         31,468
  Net Deferred Loan Costs                           608            305             29
  Allowance for Loan Losses                      (1,521)        (1,210)          (580)
                                             -----------     ----------     ----------
  Net Loans                                  $   91,995      $  63,339      $  30,917
                                             -----------     ----------     ----------
                                             -----------     ----------     ----------
COMMITMENTS
  Standby Letters of Credit                  $      301      $      96      $     143
  Undisbursed Loans and Commitments
    to Grant Loans                               14,523         11,356          6,016
                                             -----------     ----------     ----------
      Total Commitments                      $   14,824      $  11,452      $   6,159
                                             -----------     ----------     ----------
                                             -----------     ----------     ----------


RISK ELEMENTS

The Company assesses and manages credit risk on an ongoing basis through lending policies. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

In extending credit and commitments to borrowers, The Company generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. The Company's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. The Company secures its collateral by perfecting its interest in business assets, obtaining deeds of trust, or outright possession among other means.

Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

NONPERFORMING ASSETS

The following table provides information with respect to the components of the Company's nonperforming assets at the dates indicated (dollar amounts in thousands):

                                                             For the Year Ended December 31,
                                                        ----------------------------------------
                                                           1997           1996           1995
                                                        ----------     ----------     ----------
Loans 90 Days Past Due and Still Accruing               $       -      $     122      $     149

Nonaccrual Loans                                              947            579            760
                                                        ----------     ----------     ----------

Total Nonperforming Loans                                     947            701            909

Other Real Estate Owned                                       646          1,030            507
                                                        ----------     ----------     ----------

Total Nonperforming Assets                              $   1,593      $   1,731      $   1,416
                                                        ----------     ----------     ----------
                                                        ----------     ----------     ----------

Nonperforming Loans as a Percentage of Total Loans          1.02%          2.69%          2.88%
Allowance for Loan Loss as a Percentage of
  Nonperforming Loans                                     160.61%        172.61%         63.81%
Nonperforming Assets as a Percentage of Total Assets        0.97%          1.49%          2.37%

Nonaccrual loans are generally past due 90 days or are loans that management believes the interest on which may not be collectible. Loans past due 90 days will continue to accrue interest only when management believes the loan is both well-secured and in the process of collection.

Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual asset basis at the estimated fair value less selling expenses. Management believes these properties can be liquidated at or near their current fair value.


PROVISION AND ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in Company's loans. The provision for loan losses was $733,000 in 1997 compared to $344,000 in 1996 and $262,000 in 1995.

The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

                                                            For the Year Ended December 31,
                                                       -----------------------------------------
                                                          1997           1996           1995
                                                       -----------    -----------    -----------
OUTSTANDING LOANS:

  Average for the Year                                 $   65,687     $   49,017     $   31,492
  End of the Year                                      $   92,908     $   64,244     $   31,468

ALLOWANCE FOR LOAN LOSSES:

Balance at Beginning of Year                           $    1,210     $      580     $      536
Actual Charge-Offs:
  Commercial                                                  459            280            133
  Consumer                                                     26             16             23
  Real Estate                                                   -            144             77
                                                       -----------    -----------    -----------
Total Charge-Offs                                             485            440            233
Less Recoveries:
  Commercial                                                   33             15             10
  Consumer                                                      6              6              2
  Real Estate                                                  24              5              3
                                                       -----------    -----------    -----------
Total Recoveries                                               63             26             15
                                                       -----------    -----------    -----------
Net Loans Charged-Off                                         422            414            218
Provision for Loan Losses                                     733            344            262
Allowance on Loans Acquired from BOW                            -            700              -
                                                       -----------    -----------    -----------
Balance at End of Year                                 $    1,521     $    1,210     $      580
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------
RATIOS:

  Net Loans Charged-Off to Average Loans                     0.64%          0.84%          0.69%
  Allowance for Loan Losses to Total Loans                   1.64%          1.87%          1.84%
  Net Loans Charged-Off to Beginning Allowance for
    Loan Losses                                             34.88%         71.38%         40.67%
  Net Loans Charged-Off to Provision for Loan Losses        57.57%        120.35%         83.21%
  Allowance for Loan Losses to Nonperforming Loans         160.61%        172.61%         63.81%

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both Federal and state regulators, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.

The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):


                                       December 31, 1997             December 31, 1996
                                   --------------------------------------------------------
                                                  Percent of                    Percent of
                                                Loans in Each                 Loans in Each
                                    Allowance    Category to      Allowance    Category to
                                     Amount      Total Loans       Amount      Total Loans
                                   -----------   ------------    -----------   ------------
Commercial                         $      540         26.12%     $      659         21.13%
Real Estate - Construction                 27          1.71%             56          4.83%
Real Estate                               631         58.34%            378         68.83%
Consumer                                  124         13.82%             45          5.21%
Unallocated                               199      n/a                   72      n/a
                                   -----------   ------------    -----------   ------------

                                   $    1,521        100.00%     $    1,210        100.00%
                                   -----------   ------------    -----------   ------------
                                   -----------   ------------    -----------   ------------

FUNDING

Deposits are the Company's primary source of funds. At December 31, 1997, the Company had a deposit mix of 53.0% in time and savings deposits, 18.6% in money market and NOW deposits, and 28.4% in noninterest-bearing demand deposits. The Company's net interest income is enhanced by its percentage of noninterest-bearing deposits.

The following table summarizes the distribution of average deposits and the average rates paid for the years indicated (dollar amounts in thousands):


                                                                       December 31,
                                                  -------------------------------------------------------
                                                             1997                          1996
                                                  -------------------------     -------------------------
                                                    Average       Average        Average         Average
                                                    Balance         Rate         Balance          Rate
                                                  -----------    ----------     -----------    ----------
NOW Accounts                                      $   12,444          2.20%     $   11,679          1.95%
Savings Deposits                                      21,088          3.86%         14,329          3.57%
Money Market Accounts                                 14,469          3.14%          9,895          3.52%
TCD Less than $100,000                                25,633          5.58%          9,233          5.37%
TCD $100,000 or More                                  20,093          5.84%          8,526          5.58%
                                                  -----------                   -----------

Total Interest-Bearing Deposits                       93,727          4.42%         53,662          3.84%

Noninterest-Bearing Demand Deposits                   36,338         n/a            25,400         n/a
                                                  -----------                   -----------

Total Average Deposits                            $  130,065          3.19%     $   79,062          2.61%
                                                  -----------                   -----------
                                                  -----------                   -----------

The scheduled maturity distribution of the Bank's time deposits of $100,000 or greater, as of December 31, 1997, were as follows (dollar amounts in thousands):

  Three Months or Less                 $    12,077
  Over Three Months to One Year              9,921
  Over One Year to Five Years                1,329
                                       ------------
                                       $    23,327
                                       ------------
                                       ------------

LIQUIDITY AND INTEREST RATE SENSITIVITY

The objective of the Company's asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of the Bank and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to the Company's shareholders.

The Company manages its interest rate risk exposure by limiting the amount of long-term fixed rate loans it holds for investment, by originating mortgage and SBA loans for sale to the secondary market, increasing emphasis on shorter-term, higher yield loans for portfolio, increasing or decreasing the relative amounts of long-term and short-term borrowings and deposits and/or purchasing commitments to sell loans.

The table below sets forth the interest rate sensitivity of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1997, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms, except for loans held for sale which the Company classifies as highly liquid based on historical sale patterns (dollar amounts in thousands):


                                                                   After        After One
                                                     Within      Three Months    Year But
                                                     Three       But Within       Within         After
                                                     Months       One Year     Five Years     Five Years        Total
                                                  -----------    -----------    -----------    -----------    -----------
INTEREST-EARNING ASSETS:
  Federal Funds Sold                              $        -     $        -     $        -     $        -     $        -
  Investment Securities                                  463            540          4,467              -          5,470
  Gross Loans                                         50,399         14,699         31,432         43,529        140,059
                                                  -----------    -----------    -----------    -----------    -----------
   Total                                          $   50,862     $   15,239     $   35,899     $   43,529     $  145,529
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------
INTEREST-BEARING LAIABILITIES:
  Money Market and NOW Deposits                   $   26,597     $        -     $        -     $        -     $   26,597
  Savings                                             21,724              -              -              -         21,724
  Time Deposits                                       26,247         27,731              -              -         53,978
  Other                                                4,000              -              -              -          4,000
                                                  -----------    -----------    -----------    -----------    -----------
                                                  $   78,568     $   27,731     $        -     $        -     $  106,299
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------

Interest Rate Sensitivity Gap                     $  (27,706)    $  (12,492)    $   35,899     $   43,529     $   39,230
Cumulative Interest Rate
  Sensitivity Gap                                 $  (27,706)    $  (40,198)    $   (4,299)    $   39,230

Ratios Based on Total Assets:
  Interest Rate Sensitivity Gap                      (16.83%)        (7.59%)        21.80%         26.43%         23.82%
  Cumulative Interest Rate
    Sensitivity Gap                                  (16.83%)       (24.41%)        (2.61%)        23.82%


Liquidity refers to the Company's ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis. Potentially significant liquidity requirements include funding of commitments to loan customers and withdrawals from deposit accounts.

CAPITAL RESOURCES

Shareholders' equity at December 31, 1997 was $14.8, an increase of $1.9 million or 14.6% over $12.9 million at December 31, 1996. Average shareholders' equity for 1997 was $13.9 million compared to $8,700 million in 1996.

Shareholders' equity averaged $8.7 million in 1996, an increase of $3.9 million or 82% compared to 1995. At December 31, 1996, shareholders' equity amounted to $12.9 million, an increase of $7.7 million or 68% over the prior year.

During 1996, the Bank increased shareholders' equity by $7.8 million in a supplemental stock offering and redeemed its outstanding preferred stock for $1.0 million.

In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios. At December 31, 1997, the Bank's capital exceeded all minimum regulatory requirements and the Bank was considered to be "well capitalized" as defined in the regulations issued by the FDIC. The Bank's risk-based capital ratios, shown below as of December 31, 1997, have been computed in accordance with regulatory accounting policies (The Company's capital ratios are comparable to the Bank's).


                                  Minimum
                                Requirements      Bank
                               --------------    -------
  Tier 1 Capital                    4.0%          9.77%
  Total Capital                     8.0%         10.95%
  Leverage Ratio                    4.0%          7.42%

EFFECTS OF INFLATION

The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.


YEAR 2000 ISSUES

The Bank has established a working committee of senior management and other employees to plan and monitor the Bank's compliance with Year 2000 issues. This committee has developed a policy setting forth priorities and a timetable for the Bank to follow in this process. The FDIC in their most recent exam has assessed the Bank's progress to date as satisfactory. Management currently believes that the costs related to addressing all Year 2000 issues will not have a material impact on future operations of the Bank and the Company.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                            INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

     Independent Auditors' Report                                            39

     Consolidated Balance Sheets at December 31, 1997 and 1996        40 and 41

     Consolidated Statements of Income for each of the Years
        in the Three-Year Period Ended December 31, 1997                     42

     Consolidated Statements of Shareholders' Equity for each
        of the Years in the Three-Year Period Ended
        December 31, 1997                                                    43

     Consolidated Statements of Cash Flows for each of the Years
        in the Three-Year Period Ended December 31, 1997                     44

     Notes to Financial Statements                                45 through 67


All supplemental schedules are omitted as inapplicable or because the required information is included in the financial statements or notes hereto.

To the Board of Directors and Shareholders of BYL Bancorp and Subsidiary


                            INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of BYL Bancorp and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BYL Bancorp and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                              VAVRINEK, TRINE, DAY & CO., LLP










January 30, 1998
Laguna Hills, California

                             BYL BANCORP AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEETS
                             DECEMBER 31, 1997 AND 1996




                                                    1997           1996
                                                ------------   ------------

ASSETS

Cash and Due from Banks                         $  7,187,574   $ 11,760,461

Investment Securities - Note B:
  Available for Sale                                 462,600              -
  Held to Maturity                                 5,007,148      5,773,634
                                                ------------   ------------
          TOTAL INVESTMENT SECURITIES              5,469,748      5,773,634


Federal Funds Sold                                         -        500,000

Loans Held for Sale                               47,150,365     24,363,386

Loans - Note C:
  Commercial                                      24,271,627     13,577,349
  Real Estate                                     55,792,373     47,318,946
  Consumer                                        12,844,464      3,347,850
                                                ------------   ------------
                          TOTAL LOANS             92,908,464     64,244,145


  Net Deferred Loan Costs                            607,970        305,320
  Allowance for Credit Losses                    ( 1,521,423)   ( 1,210,000)
                                                ------------   ------------
                            NET LOANS             91,995,011     63,339,465


Premises and Equipment - Note D                    4,402,240      3,706,933
Other Real Estate Owned                              645,962      1,029,861
Cash Surrender Value of Life Insurance               905,612        861,956
Deferred Tax Assets - Note G                       1,666,000        720,000
Goodwill - Note 0                                  1,545,395      1,659,868
Servicing Assets - Note C                          1,919,804        936,758
Accrued Interest and Other Assets                  1,778,998      1,814,690
                                                ------------   ------------

                                                $164,666,709   $116,467,012
                                                ------------   ------------
                                                ------------   ------------


                                                      1997           1996
                                                  ------------   ------------

LIABILITIES AND SHAREHOLDERS' EQUITY


Deposits - Note E:
  Noninterest-Bearing Demand                      $ 40,536,626   $ 31,964,976
  Money Market and NOW                              26,596,665     25,831,214
  Savings                                           21,724,085     18,324,403
  Time Deposits Under $100,000                      30,651,668     11,912,358
  Time Deposits $100,000 and Over                   23,326,657     14,335,005
                                                  ------------   ------------
                              TOTAL DEPOSITS       142,835,701    102,367,956


Federal Funds Purchased                              1,000,000              -
Federal Home Loan Bank Advances                      3,000,000              -
Accrued Interest and Other Liabilities               3,001,494      1,160,672
                                                  ------------   ------------

                           TOTAL LIABILITIES       149,837,195    103,528,628


Commitments and Contingencies - Note I


Shareholders' Equity - Notes K, L and M:
  Preferred Shares - Authorized 25,000,000
     Shares; None Outstanding
  Common Shares - Authorized 50,000,000
     Shares; Issued and Outstanding 1,546,530
     Shares in 1997 and 1,535,064 Shares in 1996    10,371,912     10,298,485
  Undivided Profits, Including Transfer of
     $735,006 from Common Shares on
     December 31, 1988                               4,457,602      2,639,899
                                                  ------------   ------------
                  TOTAL SHAREHOLDERS' EQUITY        14,829,514     12,938,384
                                                  ------------   ------------


                                                  $164,666,709   $116,467,012
                                                  ------------   ------------
                                                  ------------   ------------



The accompanying notes are an integral part of these consolidated financial statements.

                             BYL BANCORP AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995





                                               1997           1996           1995
                                            -----------    -----------    -----------
INTEREST INCOME
  Interest and Fees on Loans                $12,227,483    $ 6,919,824      4,120,407
  Interest on Investment Securities             394,685        355,932        219,103
  Other Interest Income                         394,425        222,184        139,874
                                            -----------    -----------    -----------
                TOTAL INTEREST INCOME        13,016,593      7,497,940      4,479,384


INTEREST EXPENSE
  Interest on Money Market and NOW              728,420        576,264        453,625
  Interest on Savings Deposits                  814,341        511,854        278,445
  Interest on Time Deposits                   2,603,688        971,653        312,838
  Interest on Other Borrowings                   13,841              -              -
                                            -----------    -----------    -----------
               TOTAL INTEREST EXPENSE         4,160,290      2,059,771      1,044,908
                                            -----------    -----------    -----------


                  NET INTEREST INCOME         8,856,303      5,438,169      3,434,476
Provision for Credit Losses                     733,000        344,500        262,000
                                            -----------    -----------    -----------
            NET INTEREST INCOME AFTER
          PROVISION FOR CREDIT LOSSES         8,123,303      5,093,669      3,172,476


NONINTEREST INCOME
  Gains, Fees, and Servicing
    Income on Loans Sold                     13,838,625      6,859,948      5,157,436
  Service Charges, Fees, and Other Income       962,499        793,183        504,431
                                            -----------    -----------    -----------
                                             14,801,124      7,653,131      5,661,867
                                            -----------    -----------    -----------
                                             22,924,427     12,746,800      8,834,343
NONINTEREST EXPENSE
  Salaries and Employee Benefits             12,414,771      6,158,400      4,399,141
  Occupancy Expenses                            912,870        717,025        537,553
  Furniture and Equipment                     1,230,438        666,995        434,597
  Other Expenses - Note F                     4,648,235      3,118,798      1,723,725
                                            -----------    -----------    -----------
                                             19,206,314     10,661,218      7,095,016
                                            -----------    -----------    -----------
           INCOME BEFORE INCOME TAXES         3,718,113      2,085,582      1,739,327
Income Taxes - Note G                         1,608,750        884,000        717,000
                                            -----------    -----------    -----------


                           NET INCOME       $ 2,109,363    $ 1,201,582    $ 1,022,327
                                            -----------    -----------    -----------
                                            -----------    -----------    -----------
Per Share Data - Note H
  Net Income - Basic                        $      1.37    $      1.12    $      1.98
  Net Income - Diluted                      $      1.28    $      1.04    $      1.39




The accompanying notes are an integral part of these consolidated financial statements.

                             BYL BANCORP AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



                                                         Common Shares
                                    Serial      ---------------------------
                                   Preferred      Number of                    Undivided
                                     Stock          Shares        Amount        Profits          Total
                                 ------------   ------------   ------------   ------------   ------------
BALANCE AT
  JANUARY 1, 1995                $  1,000,000       461,731    $ 2,539,630    $    865,587   $  4,405,217

Net Income                                                                       1,022,327      1,022,327

Preferred Dividends                                                               (270,281)      (270,281)
                                 ------------   ------------   ------------   ------------   ------------


BALANCE AT
  DECEMBER 31, 1995                 1,000,000        461,731      2,539,630      1,617,633      5,157,263

Net Income                                                                       1,201,582      1,201,582

Preferred Dividends                                                               (159,316)      (159,316)

Redemption of
  Preferred Stock                  (1,000,000)                                     (20,000)    (1,020,000)


Issuance of Common
  Shares, Net of Expenses
  of $1,096,145                                    1,073,333      7,758,855                     7,758,855
                                 ------------   ------------   ------------   ------------   ------------

BALANCE AT
  December 31, 1996                         -      1,535,064     10,298,485      2,639,899     12,938,384

Net Income                                                                       2,109,363      2,109,363

Cash Dividends                                                                    (291,660)      (291,660)

Exercise of Stock Options                             11,466         73,427                        73,427

                                 ------------   ------------   ------------   ------------   ------------

BALANCE AT
  DECEMBER 31, 1997              $          -      1,546,530   $ 10,371,912   $  4,457,602   $ 14,829,514
                                 ------------   ------------   ------------   ------------   ------------
                                 ------------   ------------   ------------   ------------   ------------




The accompanying notes are an integral part of these consolidated financial statements.

                             BYL BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



OPERATING ACTIVITIES                                                          1997                   1996                  1995
                                                                         ------------           ------------           -----------
  Net Income                                                             $  2,109,363           $  1,201,582           $ 1,022,327
  Adjustments to Reconcile Net Income
   to Net Cash Provided (Used) by Operating Activities:
     Depreciation and Amortization                                            890,669                405,351               256,637
     Deferred Income Taxes                                                   (946,000)              (234,000)             (224,000)
     Loans Originated for Sale                                           (225,799,800)          (114,259,811)          (87,344,000)
     Proceeds from Loan Sales                                             216,434,113            106,082,170            91,500,325
     Gain on Sale of Loans                                                (12,917,608)            (5,866,204)           (4,373,148)
     Provision for Credit Losses                                              733,000                344,500               262,000
     Other Real Estate Owned Losses                                            65,706                207,425                53,289
     Other Items - Net                                                      2,259,317                (20,944)             (700,136)
                                                                         ------------           ------------           -----------
                          NET CASH PROVIDED (USED)
                           BY OPERATING ACTIVITIES                        (17,171,240)           (12,139,931)              453,294
INVESTING ACTIVITIES
  Net Change in Interest-Bearing Deposits                                           -                      -                99,000
  Proceeds from Sales of Other Real Estate Owned                              654,663                264,465               120,911
  Purchases of Available-for-Sale Securities                                 (454,300)            (7,000,000)           (5,000,000)
  Purchases of Held-to-Maturity Securities                                 (2,000,469)              (994,283)             (950,741)
  Proceeds from Maturities of Available-for-Sale Securities                         -             10,000,000             3,995,333
  Proceeds from Maturities of Held-to-Maturity Securities                   2,800,000              3,250,000             1,250,000
  Net Change in Loans                                                     (31,638,207)              (204,137)           (3,440,986)
  Net Cash Received from Purchase of Bank of Westminster                            -              4,617,819                      -
  Purchases of Premises and Equipment                                      (1,516,320)              (570,511)             (357,622)
  Purchase of Life Insurance                                                        -                      -              (818,300)
  Proceeds from Sale of Premises and Equipment                                  3,474                 34,563                69,900
                                                                         ------------           ------------           -----------
                          NET CASH PROVIDED (USED)
                           BY INVESTING ACTIVITIES                        (32,151,159)            (9,397,916)           (5,032,505)
FINANCING ACTIVITIES
  Net Change in Demand Deposits and Savings Accounts                       12,736,783             (2,189,127)              176,192
  Net Change in Time Deposits                                              27,730,962                811,195             5,155,957
  Net Change Federal Funds Purchased                                        1,000,000                      -                     -
  Net Change Federal Home Loan Bank Advances                                3,000,000                      -                     -
  Proceeds from Exercise of Stock Options                                      73,427                      -                     -
  Proceeds from Stock Offering                                                      -              7,758,855                     -
  Redemption of Preferred Stock                                                     -              1,020,000)                    -
  Dividends Paid                                                             (291,660)              (159,316)             (270,281)
                                                                         ------------           ------------           -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                         44,249,512              5,201,607             5,061,868
                                                                         ------------           ------------           -----------
                            INCREASE (DECREASE) IN
                         CASH AND CASH EQUIVALENTS                         (5,072,887)             2,459,592               482,657
Cash and Cash Equivalents at Beginning of Year                             12,260,461              9,800,869             9,318,212
                                                                         ------------           ------------           -----------
                         CASH AND CASH EQUIVALENTS
                                    AT END OF YEAR                       $  7,187,574           $ 12,260,461           $ 9,800,869
                                                                         ------------           ------------           -----------
                                                                         ------------           ------------           -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest Paid                                                          $  4,019,640           $  1,962,523           $   979,102
  Income Taxes Paid                                                      $  2,046,689           $  1,109,000           $   976,000



The accompanying notes are an integral part of these consolidated financial statements.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of BYL Bancorp and its subsidiary, Bank of Yorba Linda ("the Bank"), collectively referred to herein as the "Company".

NATURE OF OPERATIONS

The Bank operates five retail branches in Orange County, California. It also operates a Small Business Administration (SBA) loan department and a mortgage loan department. The Bank's primary source of revenue is providing loans to customers for both retention in the Bank's loan portfolio as well as sales to other institutional investors.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Company, deposits and federal funds sold are reported net.

The Company maintains amounts due from banks which exceed federally insured limits. The Company has not experienced any losses in such accounts.

CASH EQUIVALENTS

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition captions "Cash and Due from Banks" and "Federal Funds Sold".

SECURITIES HELD TO MATURITY

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS HELD FOR SALE

Mortgage and SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

For impairment recognized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS No. 114), amended by SFAS No. 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

OTHER REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

PREMISES AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation and amortization.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

EARNINGS PER SHARES (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

RECLASSIFICATIONS

Certain reclassifications were made to prior years' presentations to conform to the current year. These classifications are of a normal recurring nature.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:



                                                                         Gross
                                                                      Unrealized
                                                   Amortized             Gains
                                                     Cost              (Losses)           Fair Value
                                                  ----------          ----------          ----------
AVAILABLE-FOR-SALE SECURITIES:
  DECEMBER 31, 1997:
     FHLB Stock                                   $  462,600          $        -          $  462,600
                                                  ----------          ----------          ----------
                                                  ----------          ----------          ----------
HELD-TO-MATURITY SECURITIES:
  DECEMBER 31, 1997:
     U.S. Treasuries                              $2,499,099          $    6,839          $2,505,938
     U.S. Government and Agency Securities         1,967,677              18,573           1,986,250
     Municipal Securities                            540,372                (399)            539,973
                                                  ----------          ----------          ----------
                                                  $5,007,148          $   25,013          $5,032,161
                                                  ----------          ----------          ----------
                                                  ----------          ----------          ----------
DECEMBER 31, 1996:
  U.S. Treasuries                                 $1,298,644          $    7,356          $1,306,000
  U.S. Government and Agency Securities            3,933,500              10,500           3,944,000
  Municipal Securities                               541,490              (8,490)            533,000
                                                  ----------          ----------          ----------
                                                  $5,773,634          $    9,366          $5,783,000
                                                  ----------          ----------          ----------
                                                  ----------          ----------          ----------


The Bank did not sell any investment securities for the years ended December 31, 1997, 1996, and 1995.

Investment securities carried at approximately $5,007,000 and $3,321,000, at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other purposes as required by law.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES - CONTINUED

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 1997, were as follows:



                               AVAILABLE-FOR-SALE SECURITIES             HELD-TO-MATURITY SECURITIES
                                ----------------------------              --------------------------
                                   Amortized         Fair                  Amortized         Fair
                                      Cost           Value                    Cost           Value
                                -------------  -------------              -----------    -----------
Due In One Year or Less              $      -       $      -               $  540,372     $  539,973
Due from One Year
  to Five Years                             -              -                4,466,776      4,492,188
FHLB Stock                            462,600        462,600                        -              -
                                -------------  -------------              -----------    -----------
                                     $462,600       $462,600               $5,007,148     $5,032,161
                                -------------  -------------              -----------    -----------
                                -------------  -------------              -----------    -----------



NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Orange County in Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

The Bank also originated mortgage and SBA loans for sale to institutional investors. A substantial portion of the Bank's revenues are from origination of loans guaranteed by the Small Business Administration under its Section 7 program and sale of the guaranteed portions of those loans. Funding for the
Section 7 program depends on annual appropriations by the U.S. Congress.

At December 31, 1997 and 1996, the Bank was servicing approximately $76,085,000 and $44,194,000, respectively, in SBA loans previously sold.

When the Bank sells the guaranteed portion of SBA loans, the cost allocated to the portion of the loan retained is based on the relative fair value of all components of the loan, including servicing asset. The Bank has recorded discounts of approximately $2,827,000 and $1,063,000 at December 31, 1997 and 1996, respectively in connection with these loans. These discounts are amortized over the estimated life of each loan using the interest method.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS - CONTINUED

A summary of the changes in the related servicing assets follows:



                                                                          1997                1996
                                                                     -----------          ----------
Balance at Beginning of Year                                         $   936,758          $  473,723
Increase from Loan Sales                                               1,057,130             633,218
Amortization Charged to Income                                           (74,084)           (170,183)
                                                                     -----------          ----------
Balance at End of Year                                               $ 1,919,804          $  936,758
                                                                     -----------          ----------
                                                                     -----------          ----------



The estimated fair value of the servicing assets was approximately $2,067,000 at December 31, 1997. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being serviced. A direct write down is recorded where the fair value is below the carrying amount of a specific servicing asset.

The Bank may also receive a portion of subsequent interest collections on loans sold that exceed the contractual servicing fee. In that case the Bank records in other assets an interest-only strip based on the relative fair market value of it and the other components of the loan. At December 31, 1997, included in other assets, were interest-only strips of $644,190 which approximates market value.

A summary of the changes in the allowance for credit losses as of December 31 follows:



                                                      1997                1996                1995
                                                  ----------         -----------          ----------
Balance at Beginning of Year                      $1,210,000         $   580,000          $  536,000
Additions to the Allowance Charged to Expense        733,000             344,500             262,000
Recoveries on Loans Charged Off                       62,962              25,500              15,000
Allowance on Loans Acquired from
  Bank of Westminster                                      -             700,000                   -
                                                  ----------         -----------          ----------
                                                   2,005,962           1,650,000             813,000
Less Loans Charged Off                              (484,539)           (440,000)           (233,000)
                                                  ----------         -----------          ----------
                                                  $1,521,423         $ 1,210,000          $  580,000
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS - CONTINUED

The following is a summary of the investment in impaired loans, the related allowance for credit losses, and income recognized thereon as of December 31:



                                                      1997                1996                1995
                                                  ----------         -----------          ----------
Recorded Investment in Impaired Loans             $1,993,000         $ 1,991,000          $   76,000
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------

Related Allowance for Impaired Losses             $  258,000         $   415,000          $  163,000
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------

Average Recorded Investment in Impaired Loans     $1,888,000         $ 1,591,000          $  847,000
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------

Interest Income Recognized from Cash Payments     $  103,000         $    19,000              None
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------


Loans having carrying values of $336,471, $994,951 and $18,000 were transferred to other real estate owned in 1997, 1996 and 1995, respectively.


NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:



                                                                          1997                1996
                                                                     -----------          ----------
Land                                                                 $   821,188          $  821,188
Buildings                                                              1,849,605           1,826,737
Furniture, Fixtures, and Equipment                                     4,051,209           2,918,103
Leasehold Improvements                                                   709,077             678,812
                                                                     -----------          ----------
                                                                       7,431,079           6,244,840
Less Accumulated Depreciation
  and Amortization                                                    (3,028,839)         (2,537,907)
                                                                     -----------          ----------
                                                                     $ 4,402,240          $3,706,933
                                                                     -----------          ----------
                                                                     -----------          ----------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE E - DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

                         1998                         $50,651,038
                         1999                           2,895,237
                         2000 through 2002                432,050
                                                      -----------
                                                      $53,978,325
                                                      -----------
                                                      -----------


NOTE F - OTHER EXPENSES

A summary of other expenses for the years ended December 31 is as follows:



                                                      1997                1996                1995
                                                  ----------         -----------          ----------
Regulatory Assessments                            $   42,605         $    29,082          $   81,854
Other Real Estate Owned                              157,728             323,528             122,280
Commissions                                          278,319             199,585             124,280
Professional Fees and Outside Services               886,475             687,325             271,718
Loan Expenses                                        511,508             246,916             139,498
Office Expenses                                    1,126,866             748,199             533,278
Other                                              1,644,734             884,163             450,817
                                                  ----------         -----------          ----------
                                                  $4,648,235          $3,118,798          $1,723,725
                                                  ----------         -----------          ----------
                                                  ----------         -----------          ----------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES

The provisions for income taxes included in the statements of income consist of the following:


                                1997           1996           1995
                             -----------    -----------    -----------
Current:
  Federal                    $ 1,934,750    $   806,000    $   686,000
  State                          620,000        312,000        255,000
                             -----------    -----------    -----------
                               2,554,750      1,118,000        941,000

Deferred                        (946,000)      (234,000)      (224,000)
                             -----------    -----------    -----------

                             $ 1,608,750    $   884,000    $   717,000
                             -----------    -----------    -----------
                             -----------    -----------    -----------



Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The Company's principal differences are from loan loss provision accounting, loan sales, and depreciation differences.

The following is a summary of the components of the deferred tax asset account recognized in the accompanying consolidated balance sheets:


                                                1997           1996
                                             ----------     ----------
Deferred Tax Assets:
  Allowance for Loan Losses                  $  294,000     $  260,000
  Other Real Estate Writedowns                  155,000         87,000
  Gain on Sale of Loans                       1,169,000        649,000
  California Franchise Tax                      211,000        106,000
  Other Assets/Liabilities                      243,000         96,000
                                             ----------     ----------
                                              2,072,000      1,198,000
Deferred Tax Liabilities:
  Premises and Equipment                       (406,000)      (478,000)
                                             ----------     ----------

                                             $1,666,000     $  720,000
                                             ----------     ----------
                                             ----------     ----------


                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES - CONTINUED

A comparison of the federal statutory income tax rates to the Company's effective income tax rates for the years ended December 31 follows:




                                          1997                          1996                           1995
                              -------------------------       -----------------------       -----------------------
                                Amount           Rate          Amount           Rate         Amount           Rate
                              ----------       --------       --------         ------       --------         ------
Federal Tax Rate              $1,264,000           34.0%      $709,000           34.0%      $591,000           34.0%
California Franchise Taxes,
  Net of Federal Tax Benefit     275,000            7.4        159,000            7.6        132,000            7.6
Tax Savings from Exempt
  Interest                        (5,000)          (0.1)        (5,000)         ( 0.2)       (15,000)         ( 0.9)
Other Items - Net                 74,750            2.0         21,000            1.0          9,000            0.5
                              ----------       --------       --------         ------       --------         ------

Bank's Effective Rate         $1,608,750           43.3%      $884,000           42.4%      $717,000           41.2%
                              ----------       --------       --------         ------       --------         ------
                              ----------       --------       --------         ------       --------         ------



NOTE H - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS:



                                              1997                          1996                          1995
                                   -------------------------     -------------------------     -------------------------
                                     Income          Shares        Income          Shares        Income          Shares
                                   ----------      ---------     ----------      ---------     ----------      ---------
Net Income as Reported             $2,109,363              -     $1,201,582              -     $1,022,327              -
Current Period Preferred
  Dividends                                 -              -        (29,000)             -       (108,250)             -
Weighted Average Shares
  Outstanding During the Year               -      1,538,425              -      1,049,747              -        461,731
                                   ----------      ---------     ----------      ---------     ----------      ---------
             USED IN BASIC EPS      2,109,363      1,538,425      1,172,582      1,049,747        914,077        461,731
Dilutive Effect of
  Outstanding Stock Options                 -        106,133              -         70,400              -              -
  Convertable Preferred Stock               -              -              -              -        108,250        275,398
                                   ----------      ---------     ----------      ---------     ----------      ---------
          USED IN DILUTIVE EPS     $2,109,363      1,644,558     $1,172,582      1,120,147     $1,022,327        737,129
                                   ----------      ---------     ----------      ---------     ----------      ---------
                                   ----------      ---------     ----------      ---------     ----------      ---------


                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES

The Bank has entered into various operating lease agreements, primarily covering its branch locations. These agreements expire at various times through the year 2003.

The approximate future minimum annual payments for these leases by year are as follows:


                                     1998              $  581,000
                                     1999                 548,000
                                     2000                 490,000
                                     2001                 465,000
                                     2002                 207,000
                                                       ----------

                                                       $2,291,000
                                                       ----------
                                                       ----------

The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

Total rental expense included in occupancy expense and furniture and equipment expense was approximately $433,000 in 1997, $445,000 in 1996 and $378,000 in
1995.

The Company is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, based upon representation of legal counsel, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.

The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES - CONTINUED

As of December 31, 1997, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

Commitments to Extend Credit                 $ 14,523,000
Standby Letter of Credit                          301,000
                                              -----------

                                             $ 14,824,000
                                              -----------
                                              -----------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.


NOTE J - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding at December 31, 1997 was approximately $1,486,000 and approximately $1,367,000 at December 31, 1996.


NOTE K - PREFERRED STOCK

The Bank is authorized to issue 1,000,000 shares of its preferred stock in series. The rights, preferences, privileges and restrictions of each series of preferred stock are determined upon issuance.

On July 16, 1986, the Bank issued 10,000 shares of its Series A preferred stock at a price of $100 per share for a total consideration of $1,000,000 to members of the Board of Directors.

During 1996 the Bank redeemed all outstanding preferred stock for $1,020,000.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE L - STOCK OPTION PLAN

At December 31, 1997, the Bank has an option plan which is described below. The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan.

In 1997, the Company adopted an incentive stock option plan under which up to 460,519 shares of the Company's common shares may be issued to directors, officers, and key employees at not less than 100% of the fair market value at the date the options are granted.

A summary of the status of the Company's fixed stock option plan as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:



                                                   1997                          1996                          1995
                                          -----------------------       -----------------------        ----------------------
                                                         Weighted                      Weighted                      Weighted
                                                          Average                       Average                       Average
                                                         Exercise                      Exercise                      Exercise
                                           Shares          Price         Shares          Price          Shares         Price
                                          --------       --------       --------      ---------        -------       --------
Outstanding at Beginning
  of Year                                  125,865       $   4.88        130,397      $    4.88        130,397       $   4.88
Options Granted                            179,368          12.70              -                             -
Options Exercised                          (11,466)          6.40              -                             -
Options Forfieted                           (5,067)         11.79         (4,532)          4.88              -
                                          --------                      --------                       -------
Outstanding at
  End of Year                              288,700       $   9.56        125,865      $    4.88        130,397       $   4.88
                                          --------                      --------                       -------
                                          --------                      --------                       -------

Options Exercisable at
  at Year-End                              171,783       $   7.41        125,865      $    4.88        129,542       $   4.88
Weighted-Average
  Fair Value of Options
  Granted During the Year                 $   3.87                      $      -                      $      -


                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE L - STOCK OPTION PLAN - CONTINUED

The following table summarizes information about fixed options outstanding at December 31, 1997:


                                        Options Outstanding                         Options Exercisable
                         ----------------------------------------------        -------------------------
                                               Weighted-      Weighted-                         Weighted-
                                                Average         Average                           Average
   Exercise                Number              Remaining       Exercise            Number        Exercise
    Price                Outstanding      Contractual Life        Price         Exercisable       Price
---------------          -----------      -----------------    --------         ------------    --------
$4.88                      116,132             4.8 Years          $4.88           116,132         $4.88
$12.08-$12.75              172,568             8.9 Years          12.71            55,651         12.71
                         ----------                                            ------------
$4.88 to $12.75            288,700             7.2 Years           9.56           171,783          7.41
                         ----------                                            ------------
                         ----------                                            ------------



Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under No. 123, the Bank's net income would have been reduced to the following pro forma amount:


                                 1997           1996           1995
                             -----------     ----------    -----------
Net Income:
  As Reported                $ 2,109,363     $1,201,582    $ 1,022,327
  Pro Forma                  $ 1,893,974     $1,201,582    $ 1,022,327


Per Share Data:
  Net Income - Basic
    As Reported                     1.37           1.12           1.98
    Pro Forma                       1.23           1.12           1.98
  Net Income - Diluted
    As Reported                     1.28           1.04           1.39
    Pro Forma                       1.15           1.04           1.39


NOTE M - QUASI REORGANIZATION

On December 31, 1988 the Bank effected a quasi reorganization whereby $735,006 was transferred from common shares to undivided profits to eliminate the accumulated deficit. Subsequent to that date the Bank has transferred from undivided profits to common shares $195,000 of benefits from net operating losses and investment tax credits.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision.
Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

FINANCIAL ASSETS

The carrying amounts of cash, short term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

FINANCIAL LIABILITIES

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - CONTINUED

The estimated fair value of financial instruments at December 31, 1997 and 1996 is summarized as follows (dollar amounts in thousands):




                                                             December 31,
                                          -----------------------------------------------------
                                                    1997                          1996
                                          -----------------------       -----------------------
                                          Carrying         Fair         Carrying         Fair
                                            Value         Value           Value         Value
                                          --------       --------       --------       --------
FINANCIAL ASSETS:
  Cash and Due From Banks                 $  7,188       $  7,188       $ 11,760       $ 11,760
  Federal Funds Sold                      $      -       $      -       $    500       $    500
  Investment Securities                   $  5,470       $  5,495       $  5,774       $  5,783
  Loans Held for Sale                     $ 47,150       $ 49,290       $ 24,363       $ 25,410
  Loans                                   $ 91,995       $ 91,393       $ 63,339       $ 62,858
  Cash Surrender Value - Life Insurance   $    906       $    906       $    862       $    862


FINANCIAL USABILITIES:
  Deposits                                $142,836       $142,842       $102,368       $102,343
  Federal Funds Purchased                 $  1,000       $  1,000       $      -       $      -
  Federal Home Loan Bank Advances         $  3,000       $  3,000       $      -       $      -



NOTE O - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE O - REGULATORY MATTERS - CONTINUED

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below.



                                                                                          Required Capital
                                                                          -----------------------------------------------
                                                                                                          To Be Well
                                                                                                         Capitalized
                                                                                For Capital              Under Prompt
                                                                                 Adequacy                 Corrective
                                                       Actual                    Purposes                 Provisions
                                                --------------------      --------------------      --------------------
                                                 Amount       Ratio        Amount        Ratio       Amount        Ratio
                                                -------       ------      -------        -----      -------        -----
As of December 31, 1997:
  Total Capital (to Risk-Weighted Assets)       $14,161       10.95%      $10,348         8.0%      $12,935        10.0%
  Tier 1 Capital (to Risk-Weighted Assets)      $12,639        9.77%      $ 5,174         4.0%      $ 7,761         6.0%
  Tier 1 Capital (to Average Assets)            $12,639        7.42%      $ 6,817         4.0%      $ 8,522         5.0%
As of December 31, 1996:
  Total Capital (to Risk-Weighted Assets)       $11,882        13.0%      $ 7,303         8.0%      $ 9,128        10.0%
  Tier 1 Capital (to Risk-Weighted Assets)      $10,741        11.8%      $ 3,651         4.0%      $ 5,477         6.0%
  Tier 1 Capital (to Average Assets)            $10,741         9.2%      $ 4,648         4.0%      $ 5,810         5.0%


At December 31, 1997 and 1996 Tier 1 Capital was comprised of stockholders equity less goodwill and other intangibles of $2,190,000 and $1,660,000, respectively, and other regulatory adjustments of $538,000 for 1996. Tier 1 Capital at December 31, 1995 was stockholders equity less regulatory adjustments of $434,000.

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit at the Federal Reserve Bank. At December 31, 1997, required reserves were approximately $1,191,000.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE P - MERGERS AND ACQUISITIONS

On November 19, 1997, BYL Bancorp acquired Bank of Yorba Linda by issuing 1,546,530 shares of Bancorp common stock in exchange for the surrender of all outstanding shares of the Bank's common stock. There was no cash involved in this transaction. The acquisition was accounted for as a pooling of interest and the consolidated financial statements contained herein have been restated to give full affect to this transaction.

Prior to this acquisition, the Bank acquired Bank of Westminster by cash payment. Details regarding this acquisition can be found below.

On June 13, 1996, the Bank acquired 100% of the outstanding common stock of Bank of Westminster (BOW) for $6,174,000 in cash. BOW had total assets of approximately $54,923,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The financial statements include the operations of BOW from the date of the acquisition. Goodwill arising from the transaction totaled approximately $1,717,000 and is being amortized over fifteen years on a straight-line basis.

The following table sets forth selected unaudited pro forma combined financial information of the Bank and BOW for the years ended December 31, 1996 and 1995. The pro forma operating data reflects the effect of the acquisition of BOW as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations (amounts in thousands, except per share data).

                                                    Year Ended December 31,
                                                   --------------------------
                                                      1996             1995
                                                   ---------        ---------
Interest and Noninterest Income                    $  17,560        $  15,761
Net Income                                         $   1,068        $   1,160
Per Share Date:
  Net Income - Basic                               $    0.68        $    0.69
  Net Income - Diluted                             $    0.65        $    0.64

These proforma disclosures include adjustment to interest income from the payment of the purchase price in cash, goodwill amortization and adjustments to net income per share to reflect the issuance of common stock to affect the purchase. No adjustments have been reflected in these amounts for the expected cost savings to be derived from this merger.

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE Q - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

BYL Bancorp operates Bank of Yorba Linda. BYL Bancorp commenced operations during 1997. The earnings of the subsidiary are recognized on the equity method of accounting. Condensed financial statements of the parent company only are presented below:


                                                     December 31,
                                                    -------------
                                                         1997
ASSETS:
  Cash                                              $      32,630
  Investment in Bank of Yorba Linda                    14,796,884
                                                    -------------
                                                    $  14,829,514
                                                    -------------
                                                    -------------

                      SHAREHOLDERS' EQUITY          $  14,829,514
                                                    -------------
                                                    -------------

                           CONDENSED STATEMENTS OF INCOME

                                              Year Ended December 31,
                                              -----------------------
                                                        1997
                                                    -------------
INCOME:
  Cash Dividends from Subsidiary                    $     177,327
                                                    -------------
                                 TOTAL INCOME             177,327
EXPENSES:
  Other                                                    67,370
                                                    -------------
                               TOTAL EXPENSES              67,370
                                                    -------------

                      INCOME BEFORE EQUITY IN
                         UNDISTRIBUTED INCOME
                                OF SUBSIDIARY             109,957

                      EQUITY IN UNDISTRIBUTED
                         INCOME OF SUBSIDIARY           1,999,406
                                                    -------------

                                   NET INCOME       $   2,109,363
                                                    -------------
                                                    -------------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE Q - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY - CONTINUED

                         CONDENSED STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                                -----------------------
                                                         1997
                                                    -------------
CASH FLOWS FROM
  OPERATING ACTIVITIES:
     Net Income                                     $   2,109,363
     Noncash Items Included in Net Income:
       Equity in Income of Subsidiary                  (2,176,733)
                                                    -------------
                                NET CASH USED
                      IN OPERATING ACTIVITIES             (67,370)
CASH FLOWS FROM
  INVESTING ACTIVITIES:
     Dividends Received from Subsidiary                   177,327
                                                    -------------
                            NET CASH PROVIDED
                      BY INVESTING ACTIVITIES             177,327
CASH FLOWS FROM
  FINANCING ACTIVITIES:
     Proceeds from Short-Term Debt                        100,000
     Repayments of Short-Term Debt                       (100,000)
     Dividends Paid                                       (77,327)
                                                    -------------
                                NET CASH USED
                      IN FINANCING ACTIVITIES             (77,327)
                                                    -------------
                              NET INCREASE IN
                    CASH AND CASH EQUIVALENTS              32,630
                   CASH AND CASH EQUIVALENTS,
                         AT BEGINNING OF YEAR                   -
                                                    -------------

                    CASH AND CASH EQUIVALENTS
                            AT ENDING OF YEAR       $      32,630
                                                    -------------
                                                    -------------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE R - MERGER WITH DNB FINANCIAL

On January 29, 1998, the Company announced the signing of a definitive agreement to acquire DNB Financial, parent company of De Anza National Bank (DNB). The transaction is structured as a merger under which the Company will issue common shares in exchange for the common shares of DNB Financial. It is expected that the acquisition will be accounted for as a pooling of interest.

The aggregate transaction value for the Company will be subject to adjustment based upon tangible book value of DNB at the date of closing. The aggregate transaction value will be the sum of (a) $19,569,722, or approximately 2.53 times tangible book value of DNB at December 31, 1997 and (b) 1.5 times the change in tangible book value between December 31, 1997 and the closing. The total number of shares to be exchanged will be determined by dividing the aggregate transaction value by the stipulated value of $18.75 per BYL share.
The stipulated value per BYL Bancorp (BYL) share will be adjusted if the average closing BYL stock price during the pricing determination period is greater than $22.50 or less than $15.00 per share.

The Agreement has been approved by the boards of directors of both companies and is subject to the approval of the shareholders of both DNB and the Company and appropriate regulatory agencies. The merger is expected to close by May 31, 1998.

The following table sets forth selected pro forma income information as if the merger had been consummated at the beginning of the period presented:

                                     1997           1996           1995
                                 ------------   ------------   ------------
Interest and Noninterest Income:
  BYL Bancorp                    $ 27,817,717   $ 15,151,071   $ 10,141,251
  DNB Financial                     6,557,312      6,243,085      6,331,174
                                 ------------   ------------   ------------

                                 $ 34,375,029   $ 21,394,156   $ 16,472,425
                                 ------------   ------------   ------------
                                 ------------   ------------   ------------


Net Income:
  BYL Bancorp                    $  2,109,363   $  1,201,582   $  1,022,327
  DNB Financial                       745,228        714,133        347,970
                                 ------------   ------------   ------------

                                 $  2,854,591   $  1,915,715   $  1,370,297
                                 ------------   ------------   ------------
                                 ------------   ------------   ------------

                             BYL BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997, 1996, AND 1995


NOTE R - SUBSEQUENT EVENTS - CONTINUED

                                       1997           1996           1995
                                     --------       --------       --------
Pro Forma Per Share Data
  Net Income - Basic                 $   1.14       $    .94       $    .86
  Net Income - Diluted               $   1.08       $    .92       $    .78

The pro forma per share data is based on the sum of the historical income and shares, as reported by BYL Bancorp, and the historical income and shares of DNB Financial converted to BYL Bancorp shares at the estimated exchange ratio of
4.585 shares of BYL Bancorp for each share of DNB Financial.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


                                      PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS

The information required by this Item is incorporated by reference from the Company's Proxy Statement for the Annual Meeting of Shareholders to be held in the second quarter, 1998.

ITEM 11.  EXECUTIVE COMPENSATION

The information required by this Item is incorporated by reference from the Company's Proxy Statement for the Annual Meeting of Shareholders to be held in the second quarter, 1998.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this Item is incorporated by reference from of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held in the second quarter, 1998.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this Item is incorporated by reference from of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held in the second quarter, 1998.

                                      PART IV


ITEM 14.  EXHIBITS AND REPORTS ON FORM 8-K

     a)   EXHIBITS

     EXHIBIT NO.

          2.1 Plan of Reorganization and Merger Agreement - Annex I of Proxy Statement/Prospectus incorporated by reference (A)

          3.1  Articles of Incorporation of the Registrant (A)

          3.2  Amendment to Articles of Incorporation of Registrant (A)

          3.3  Bylaws of the Registrant (A)

          4.1 Specimen Certificate evidencing shares of Registrant's Common Stock (A)

          4.2 Stockholder Agreement Covering Issuance and Compulsory Repurchase of Organizing Shares of Registrant - Annex II of Proxy Statement/Prospectus incorporated by reference (A)

          10.1 Form of Indemnification Agreement (A)

          10.2 BYL Bancorp 1997 Stock Option Plan and form of Stock Option Agreement (A)

          10.3 Form of Proxy (A)

          10.4 Employment Agreement - Mr. Robert Ucciferri (A)

          10.5 Employment Agreement - Mr. Barry J. Moore (A)

          10.6 Employment Agreement - Mr. Michael Mullarky (A)

          10.7 Salary Continuation Agreement - Mr. Robert Ucciferri (A)

          10.8 Salary Continuation Agreement - Mr. Barry J. Moore (A)

          10.9 Agreement and Plan of Reorganization with DNB Financial (B)

          21.1 Subsidiary of BYL Bancorp (A)

          23.1 Consent of Vavrinek, Trine, Day & Co.


---------------------------------
(A) Filed as an Exhibit to the Registrants Registration Statement (File No. 333-34995) filed on September 5, 1997, which exhibit is incorporated herein by this reference.

(B) Filed as an Exhibit to Form 8-K filed on January 29, 1998, which exhibit is incorporated herein by this reference.

     b)   REPORTS ON FORM 8-K

          1) BYL's Registration Statement on Form 8-K, dated November 19, 1997, announcing the completion of the formation of BYL as a bank holding company for Bank of Yorba Linda;

          2) BYL's Current Report on Form 8-K, dated January 16, 1998 announcing year end and quarterly earnings;

          3) BYL's Current Report on Form 8-K, dated January 29, 1998 announcing the execution of the Agreement and Plan of Reorganization with DNBF

                                     SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   BYL BANCORP

                                   By:       /s/ Robert Ucciferri
                                       ----------------------------------------
                                                 Robert Ucciferri
                                        President and Chief Executive Officer

In accordance with the Securities Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities on the dates indicated:


Signature                             Title                        Date
---------                             -----                        -----

/s/ Barry J. Moore            Senior Vice President         February 26, 1998
---------------------------   and Chief Financial Officer
     Barry J. Moore

                              Director                      February ___, 1998
---------------------------
Leonard O. Lindborg

/s/ H. Rhoads Martin, Jr.     Chairman of the Board,        February 26, 1998
---------------------------   Director
H. Rhoads Martin, Jr.

/s/ John F. Myers             Director                      February 26, 1998
---------------------------
John F. Myers

/s/ Brent W. Walberg          Director                      February 26, 1998
---------------------------
Brent W. Walberg

                                     APPENDIX B


            DNBF'S CONSOLIDATED BALANCE SHEETS FOR YEARS ENDED DECEMBER
               31, 1997 AND 1996 AND RELATED CONSOLIDATED STATEMENTS
                OF INCOME, CHANGES IN SHAREHOLDERS' EQUITY AND CASH
                           FLOWS FOR THE YEARS THEN ENDED

Board of Directors
DNB Financial and Subsidiary
Riverside, California

                            INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying consolidated balance sheets of DNB Financial and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DNB Financial and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                        VAVRINEK, TRINE DAY & CO., LLP





January 8, 1998, except for Note O
  as to which the date is January 29, 1998.
Laguna Hills, California

                            DNB FINANCIAL AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEETS
                             DECEMBER 31, 1997 AND 1996

                                                    1997              1996
                                                ------------      ------------
ASSETS
Cash and Due from Banks                         $  4,705,849      $  3,089,761

Interest-Bearing Deposits                          3,419,000         4,104,000

Investment Securities - Note B:
   Available-for-Sale                              9,951,764         9,219,418
   Held-to-Maturity                                7,942,834         7,648,238
                                                ------------      ------------
                TOTAL INVESTMENT SECURITIES       17,894,598        16,867,656

Loans - Note C:
   Commercial                                     10,067,170         8,404,225
   Real Estate - Construction                      1,278,377         1,048,484
   Real Estate - Other                            30,588,656        27,580,936
   Consumer                                        2,139,105         2,210,823
   Lease Financing                                 2,020,056         2,530,285
                                                ------------      ------------
                                TOTAL LOANS       46,093,364        41,774,753

   Net Deferred Loan Fees                           (136,696)         (132,112)
   Allowance for Loan Losses                        (402,000)         (406,000)
                                                ------------      ------------
                                  NET LOANS       45,554,668        41,236,641

Premises and Equipment - Note D:                     802,916           555,878
Other Real Estate Owned (OREO)                       278,469           630,723
Accrued Interest and Other Assets                    763,529           803,333
                                                ------------      ------------
                                                $ 73,419,029      $ 67,287,992
                                                ------------      ------------
                                                ------------      ------------


The accompanying notes are an integral part of these consolidated financial statements.

                            DNB FINANCIAL AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEETS
                             DECEMBER 31, 1997 AND 1996


                                                                   1997                1996
                                                               ------------        ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits - Note E:
   Noninterest-Bearing Demand                                  $ 15,606,043        $ 15,962,542
   Money Market and NOW                                          21,577,779          20,202,396
   Savings                                                        5,678,590           4,866,705
   Time Deposits Under $100,000                                  11,842,629          13,481,727
   Time Deposits $100,000 and Over                               10,393,982           5,176,238
                                                               ------------        ------------
                                          TOTAL DEPOSITS         65,099,023          59,689,608

Federal Funds Purchased                                                   -             500,000
Accrued Interest and Other Liabilities                              134,925              79,687
Long-Term Debt - Note J                                             464,607             522,683
                                                               ------------        ------------
                                       TOTAL LIABILITIES         65,698,555          60,791,978

Commitments - Note H:

Shareholders' Equity - Note I:
   Common Stock - Authorized 10,000,000 shares; Issued
     and Outstanding, 232,423 in 1997, 210,123 in 1996            2,250,708           1,647,081
   Retained Earnings                                              5,497,074           4,961,869
   Net Unrealized Appreciation
     (Depreciation) on Available-for-Sale
     Securities Net of Tax Liability of
     $10,681 in 1997 and Tax Benefit of $10,681 in 1996             (27,308)           (112,936)
                                                               ------------        ------------
                                    SHAREHOLDERS' EQUITY          7,720,474           6,496,014
                                                               ------------        ------------

                                                               $ 73,419,029        $ 67,287,992
                                                               ------------        ------------
                                                               ------------        ------------



The accompanying notes are an integral part of these consolidated financial statements.

                            DNB FINANCIAL AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF INCOME
                       YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                    1997           1996
                                                ------------   ------------
INTEREST INCOME
     Interest and Fees on Loans                 $  4,071,376   $  3,743,001
     Interest on Investment Securities             1,140,250      1,093,089
     Other Interest Income                           227,243        308,361
                                                ------------   ------------
                     TOTAL INTEREST INCOME         5,438,869      5,144,451
INTEREST EXPENSE
     Interest on Money Market and NOW                593,029        639,514
     Interest on Savings Deposits                    106,079        136,592
     Interest on Time Deposits                     1,136,850        892,870
     Other Interest Expense                           60,965        111,538
                                                ------------   ------------
                     TOTAL INTEREST EXPENSE        1,896,923      1,780,514
                                                ------------   ------------

                        NET INTEREST INCOME        3,541,946      3,363,937
Provision for Loan Losses                             45,000         20,000
                                                ------------   ------------
                  NET INTEREST INCOME AFTER
                  PROVISION FOR LOAN LOSSES        3,496,946      3,343,937
NONINTEREST INCOME
     Service Charges, Fees and Other Income        1,116,099      1,063,084
     Gain on Sale of Securities                        2,344         35,550
                                                ------------   ------------
                                                   1,118,443      1,098,634
NONINTEREST EXPENSE
     Salaries and Employee Benefits                1,657,821      1,523,543
     Occupancy Expenses                              429,393        435,266
     Furniture and Equipment                         157,978        158,775
     Other Expenses - Note F                       1,265,169      1,265,654
                                                ------------   ------------
                                                   3,510,361      3,383,238
                                                ------------   ------------
                 INCOME BEFORE INCOME TAXES        1,105,028      1,059,333
Income Taxes - Note G                                359,800        345,200
                                                ------------   ------------
                                 NET INCOME     $    745,228   $    714,133
                                                ------------   ------------
                                                ------------   ------------
Per Share Data - Note K:
     Net Income - Basic                         $       3.55   $       3.38
     Net Income - Diluted                       $       3.44   $       3.37




The accompanying notes are an integral part of these consolidated financial statements.

                            DNB FINANCIAL AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             DECEMBER 31, 1997 AND 1996



                                                                                       Net
                                                                                    Unrealized
                                                                                   Appreciation
                                             Common Stock                         (Depreciation)
                                       --------------------------                  on Available
                                         Number of                     Retained      for-Sale
                                          Shares         Amount        Earnings     Securities        Total
                                       -----------    -----------    -----------   ------------    -----------
BALANCE AT
  JANUARY 1, 1996                          211,448    $ 1,679,330    $ 4,416,679    $    19,623    $ 6,115,632

Dividends Paid                                                        (  168,943)                   (  168,943)

Common Stock Retired                    (    2,325)    (   55,289)                                  (   55,289)

Stock Options Exercised                      1,000         23,040                                       23,040

Net Income                                                               714,133                       714,133

Net Unrealized Depreciation
  on Available-for-Sale Securities
  After Taxes of $24,318                                                             (  132,559)    (  132,559)
                                       -----------    -----------    -----------    -----------    -----------

BALANCE AT
  DECEMBER 31, 1996                        210,123      1,647,081      4,961,869     (  112,936)     6,496,014

Dividends Paid                                                        (  210,023)                   (  210,023)

Common Stock Retired                    (      200)    (    5,773)                                  (    5,773)

Stock Options Exercised, Including
  Tax Benefits of $91,000                   22,500        609,400                                      609,400

Net Income                                                               745,228                       745,228

Net Unrealized Appreciation
  on Available-for-Sale Securities
  After Taxes of $21,362                                                                 85,628         85,628
                                       -----------    -----------    -----------    -----------    -----------

BALANCE AT
  DECEMBER 31, 1997                    $   232,423    $ 2,250,708    $ 5,497,074    $(   27,308)   $ 7,720,474
                                       -----------    -----------    -----------    -----------    -----------
                                       -----------    -----------    -----------    -----------    -----------



The accompanying notes are an integral part of these consolidated financial statements.

                            DNB FINANCIAL AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                             DECEMBER 31, 1997 AND 1996


                                                                   1997           1996
                                                               -------------  -------------
OPERATING ACTIVITIES
   Net Income                                                  $    745,228   $    714,133
   Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating Activities:
     Depreciation and Amortization                                  121,915        111,596
     Deferred Income Taxes                                           35,000    (     3,000)
     Net Loss/(Gain) on Other Real Estate Owned                 (    13,159)        13,476
     Net Realized Gain on Available-for-Sale Securities         (     2,344)   (    35,550)
     Provision for Loan Losses                                       45,000         20,000
     Other Items-Net                                                129,681        329,265
                                                               -------------  -------------
                                         NET CASH PROVIDED
                                   BY OPERATING ACTIVITIES        1,061,321      1,149,920
INVESTING ACTIVITIES
   Net Change in Interest-Bearing Deposits                          685,000      1,769,000
   Proceeds from Sales of Other Real Estate Owned                   230,413         56,524
   Purchases of Available-for-Sale Securities                   ( 5,409,811)   (19,313,460)
   Maturities and Sales of Available-for-Sale Securities          4,786,798     19,399,538
   Purchases of Held-to-Maturity Securities                     ( 5,901,094)   ( 2,397,438)
   Proceeds from Maturities of Held-to-Maturity Securities        5,606,498      3,397,492
   Net Change in Loans                                          ( 4,228,027)   ( 5,674,594)
   Net Purchases of Premises and Equipment                      (   368,953)   (     7,948)
                                                               -------------  -------------
                                             NET CASH USED
                                   BY INVESTING ACTIVITIES      ( 4,599,176)   ( 2,770,886)
FINANCING ACTIVITES
   Increase in Fed Funds Purchased                              (   500,000)       500,000
   Net Change in Demand Deposits and Savings Accounts             1,830,769    ( 4,151,130)
   Net Change in Time Deposits                                    3,578,646      4,571,158
   Payments to Retire Long Term Debt                            (    58,076)   (    58,075)
   Payment to Retire Common Stock                               (     5,773)   (    55,289)
   Payments for Dividends                                       (   210,023)   (   168,943)
   Proceeds from Exercise of Stock Options                          518,400         23,040
                                                               -------------  -------------
                                         NET CASH PROVIDED
                                   BY FINANCING ACTIVITIES        5,153,943        660,761
                                                               -------------  -------------

DECREASE IN CASH AND CASH EQUIVALENTS                             1,616,088    (   960,205)
Cash and Cash Equivalents at Beginning of Year                    3,089,761      4,049,966
                                                               -------------  -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  4,705,849   $  3,089,761
                                                               -------------  -------------
                                                               -------------  -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest Paid                                               $  1,874,543   $  1,786,056
   Income Taxes Paid                                           $    305,000   $    458,256

The accompanying notes are an integral part of these consolidated financial statements.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of DNB Financial (the "Company") and De Anza National Bank (the "Bank").

NATURE OF OPERATIONS

The Bank operates three branches in Riverside County, California. The Bank's primary source of revenue is providing loans to clients, who are predominately small and middle-market businesses and individuals.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Company, deposits and federal funds sold are reported net.

The Company maintains amounts due from banks which exceed federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

SECURITIES HELD TO MATURITY

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES - CONTINUED

LOANS

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

For impairment recognized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS No. 114) as amended by SFAS 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

OTHER REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost, or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

PREMISES AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES - CONTINUED

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

EARNINGS PER SHARES (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

RECLASSIFICATIONS

Certain reclassifications were made to prior years' presentations to conform to the current year. These classifications are of a normal recurring nature.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

In December 1996, the FASB issued SFAS No. 126, "EXEMPTION FROM CERTAIN REQUIRED DISCLOSURES ABOUT FINANCIAL INSTRUMENTS FOR CERTAIN NONPUBLIC ENTITIES," an amendment of FASB Statement No. 107, SFAS No. 126 is effective for fiscal years ending after December 15, 1996. In accordance with SFAS No. 126, the Bank is exempt from the disclosure requirements of SFAS No. 107 and has therefore elected not to disclose fair value information for financial instruments.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE B - INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                                   Gross         Gross
                                                 Amortized      Unrealized     Unrealized        Fair
                                                    Cost           Gains         Losses          Value
                                                -------------  -------------  -------------  -------------
AVAILABLE-FOR SALE SECURITIES:
  DECEMBER 31, 1997:
   U.S. Government and
    Agency Securities                           $  2,551,757   $     14,568   $(     2,108)  $  2,564,217
   Municipal Securities                            1,018,606         13,590              -      1,032,196
   Investment in Mutual Funds                      6,058,679              -    (    42,678)     6,016,001
   Other                                             339,350              -              -        339,350
                                                -------------  -------------  -------------  -------------
                                                $  9,968,392   $     28,158   $(    44,786)  $  9,951,764
                                                -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------
DECEMBER 31,1996:
   U.S. Government and
    Agency Securities                           $  5,397,348   $      3,794   $(    29,846)  $  5,371,296
   Investment in Mutual Funds                      3,621,337              -    (    97,565)     3,523,772
   Other                                             324,350              -              -        324,350
                                                -------------  -------------  -------------  -------------

                                                $  9,343,035   $      3,794   $(   127,411)  $  9,219,418
                                                -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE B - INVESTMENT SECURITIES - CONTINUED

                                                                   Gross         Gross
                                                 Amortized      Unrealized     Unrealized        Fair
                                                    Cost           Gains         Losses          Value
                                                -------------  -------------  -------------  -------------
HELD-TO-MATURITY SECURITIES:
  DECEMBER 31, 1997:
   U.S. Treasury                                $  1,999,483   $          -     $(   1,983)  $  1,997,500
   U.S. Government and
    Agency Securities                              4,497,911          7,688      (     750)     4,504,849
   Municipal Securities                            1,386,028         19,684              -      1,405,712
   Mortgage-Backed Securities                         59,412              -      (   3,775)        55,637
                                                -------------  -------------  -------------  -------------

                                                $  7,942,834   $     27,372    $(    6,508)  $  7,963,698
                                                -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------
  DECEMBER 31, 1996:
   U.S. Treasury                                $  1,998,398   $          -    $(   11,057)  $  1,987,341
   U.S. Government and
    Agency Securities                              4,196,607          3,416    (     9,375)     4,190,648
   Municipal Securities                            1,390,573          1,351    (       183)     1,391,741
   Mortgage-Backed Securities                         62,660              -    (     3,628)        59,032
                                                -------------  -------------  -------------  -------------

                                                $  7,648,238   $      4,767   $(    24,243)  $  7,628,762
                                                -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------

Investment securities carried at approximately $1,999,000 and $2,895,000, at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other purposes as required by law.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE B - INVESTMENT SECURITIES - CONTINUED

The scheduled maturities of securities held to maturity and securities available for sale at December 31, 1997, were as follows:


                                               Available-for-Sale Securities:    Held-to-Maturity Securities:
                                               ------------------------------    ----------------------------
                                                 Amortized                        Amortized
                                                    Cost         Fair Value          Cost        Fair Value
                                               -------------    -------------    -------------  -------------
Due in One Year or Less                       $  6,058,679     $  6,016,001      $  1,999,483   $  l,997,500
Due from One Year to Five Years                  1,022,295        1,025,072         1,531,913      1,537,701
Due from Five to Ten Years                       1,018,606        1,032,195         4,352,026      4,372,860
Due after Ten Years                              1,529,462        1,539,146                 -              -
Mortgage-Backed Securities                               -                -            59,412         55,637
Other                                              339,350          339,350                 -              -
                                              -------------    -------------    -------------   ------------

                                              $  9,968,392     $  9,951,764      $  7,942,834   $  7,963,698
                                              -------------    -------------     -------------  -------------
                                              -------------    -------------     -------------  -------------


NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within the Riverside and San Bernardino areas of Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

A summary of the changes in the allowance for loan losses follows:


                                                               1997           1996
                                                           ------------   ------------
Balance at Beginning of Year                               $   406,000    $   467,000
Additions to the Allowance Charged to Expense                   45,000         20,000
Recoveries                                                       1,000         10,000
                                                           ------------   ------------
                                                               452,000        497,000
Less Loans Charged Off                                         (50,000)       (91,000)
                                                           ------------   ------------

Balance at End of Year                                     $   402,000    $   406,000
                                                           ------------   ------------
                                                           ------------   ------------


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE C - LOANS - CONTINUED

The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon for the periods indicated:


                                                               1997           1996
                                                           ------------   ------------
Recorded Investment of Impaired Loans                      $   331,503    $   516,821

Related Allowance for Loan Losses                          $    82,876    $   122,663

Average Recorded Investment in Impaired Loans              $   436,000    $   448,000

Interest Income Recognized for Cash Payments                    None           None


During 1997, the Company originated $135,000 in loans to facilitate the sale of OREO. During 1996, the Bank transferred $330,935 in loans to OREO.

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:


                                                               1997           1996
                                                           ------------   ------------
Land                                                       $   122,000    $   122,000
Building                                                       218,421        218,421
LeasehoId Improvements                                         420,720        419,812
Furniture, Fixtures and Equipment                            1,162,683        911,389
                                                           ------------   ------------
                                                             1,923,824      1,671,622
Less Accumulated Depreciation and Amortization              (1,120,908)    (1,115,744)
                                                           ------------   ------------

                                                           $   802,916    $   555,878
                                                           ------------   ------------
                                                           ------------   ------------


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE D - PREMISES AND EQUIPMENT - CONTINUED

The Bank leases its Limonite facility from a partnership comprised of several of its directors. The initial term of the lease started in 1982 and expires in 2002, with two successive ten year options. Monthly rental expense, currently at $16,657, is adjusted for cost of living increases every three years. The Bank also pays its pro-rata share of taxes and common operating expenses.

The Bank leases its Spruce facility for $10,625 per month, plus increases in its pro-rata share of taxes and common operating expenses. This lease expires in 1999 and includes two five year options to renew.

Total rental expense included in occupancy expense and furniture and equipment expense was approximately $335,500 in 1997, of which $195,750 was paid to related parties, and $327,000 in 1996, of which $191,610 was paid to related parties.


NOTE E - DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

Less than One Year                                          $20,536,362
More than One Year but Less than Five Years                   1,700,249
                                                           ------------

                                                            $22,236,611
                                                           ------------
                                                           ------------

NOTE F - OTHER EXPENSES

A summary of other expenses for the years ended December 31 is as follows:



                                                              1997           1996
                                                           ----------     -----------
Data Processing                                           $  404,045     $  414,134
Professional Fees                                            115,814         97,209
Other Real Estate Owned                                       27,010         50,853
Regulatory Assessments                                        36,070         30,313
Promotional                                                  140,489        111,282
Office Expenses                                              175,956        161,605
Other                                                        365,785        400,258
                                                          ----------     ----------
                                                          $1,265,169     $1,265,654
                                                          ----------     ----------
                                                          ----------     ----------


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE G - INCOME TAXES

The provisions for income taxes included in the consolidated statements of income consist of the following:

                                                                          1997           1996
                                                                      ----------     ----------
  Current:
    Federal                                                            $ 241,000      $ 266,200
    State                                                                 83,800         82,000
                                                                      ----------     ----------
                                                                         324,800        348,200
 Deferred                                                                 35,000         (3,000)
                                                                      ----------     ----------
                                                                       $ 359,800      $ 345.200
                                                                      ----------     ----------
                                                                      ----------     ----------


Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The Bank's principal timing differences are from loan loss provision accounting, investment securities, and depreciation differences.

The following is a summary of the components of the net deferred tax asset recognized in accrued interest and other assets in the accompanying consolidated balance sheets:


                                                                          1997           1996
                                                                      ----------     ----------
Deferred Tax Assets:
  Allowance for Loan Losses Due to Tan Limitations                    $  101,000     $  107,000
  Net Unrealized Depreciation on Available-for-Sale Securities             7,000         11,000
  Other Assets/Liabilities                                                21,000         42,000
                                                                      ----------     ----------
                                                                         129,000        160,000

Deferred Tax Liability:
  Premises and Equipment Due to Depreciation Difference                (  33,000)      ( 29,000)
                                                                      ----------     ----------

Net Deferred Taxes                                                    $   96,000     $  131,000
                                                                      ----------     ----------
                                                                      ----------     ----------

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE G - INCOME TAXES - CONTINUED

A comparison of the federal statutory income tax rates to the Company's effective income tax rates follow:




                                                                         1997                           1996
                                                             ----------------------------   ------------------------
                                                               Amount          Rate           Amount         Rate
                                                             -----------    ----------      ----------    ----------
Federal Tax Rate                                             $ 376,000           34.0%      $ 360,000           34.0%
California Franchise Taxes,
  Net of Federal Tax Benefit                                    55,000            5.0%         63,000            5.9%
Tax Savings from Exempt
  Loan and Investment
  Interest                                                     (74,000)          (7.3)%       (88,000)          (8.3)%
Other Items - Net                                                2,800            0.2%         10,200            0.9%
                                                             ---------      ---------      ----------     ----------
Company's Effective Rate                                     $ 359,800           31.9%      $ 345,200           32.6%
                                                             ---------      ---------      ----------     ----------
                                                             ---------      ---------      ----------     ----------



NOTE H - COMMITMENTS

The Bank is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company's consolidated financial statements.

The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1997, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

Commitments to Extend Credit                                                             $ 3,998,000
 Standby Letters of Credit                                                                    70,000
                                                                                          ----------
                                                                                         $ 4,068,000
                                                                                          ----------
                                                                                          ----------


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE H - COMMITMENTS - CONTINUED

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank client to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.


NOTE I - STOCK OPTION PLAN

At December 31, 1997, the Company had one fixed stock option plan, which is described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. There were no options granted during 1997 or 1996.

The Company has a non-qualified stock option plan. Under the plan, the Company may grant options to its and the Bank's directors and employees for up to 100,000 shares of common stock. Options may be granted only at a price of not less than 100% of the fair market value of the stock on the date the options are granted.

A summary of the status of the Company's fixed stock option plan as of December 31, 1997 and 1996, respectively and changes during the years ending on those dates is presented below:



                                             1997                                        1996
                           -----------------------------------------   ---------------------------------------
                               Number of Shares                             Number of Shares
                           ---------------------------   Weighted      -------------------------      Weighted
                            Available                    Average       Available                       Average
                              For                        Exercise         For                          Exercise
                            Granting      Outstanding     Price         Granting      Outstanding       Price
                           ----------     -----------    ---------     ----------     ------------    ---------
Outstanding at
  Beginning of Year          74,300         22,500        $ 23.04         74,300         23,500        $ 23.04
Exercised                         -        (22,500)       $ 23.04              -         (1,000)       $ 23.04
                           --------       --------                     ---------      ---------
Outstanding at
  End of Year                74,300         None                          74,300         22,500        $ 23.04
                           --------       --------                     ---------      ---------
                           --------       --------                     ---------      ---------




                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE J - LONG-TERM DEBT

During 1995, the Company repurchased 21,375 shares of its common stock from a shareholder. As consideration for the repurchase, the Company issued a promissory note for $580,758. The note calls for semi-annual interest payments at 10% beginning December 1, 1995, and annual principal payments of $58,076 beginning June 1, 1996. The balance of the note was paid off in 1998.


NOTE K - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS:




                                                    1997                           1996
                                          --------------------------    ------------------------
                                            Income        Shares         Income         Shares
                                          ----------     -----------    ----------     ---------
Net Income as Reported                   $ 745,228              -      $ 714,133              -
Shares Outstanding at Year End                            232,423                       210,123
Impact of Weighting Shares
  Purchased and Retired
  During the Year                                -       (22,343)              -            932
                                          --------      ---------      ---------      ---------
       USED IN BASIC EPS                   745,228        210,080        714,133        211,055
Dilutive Effect of Stock Options                 -          6,791              -            900
                                          --------      ---------      ---------      ---------
       USED IN DILUTIVE EPS                745,228        216,871      $ 714,133        211,955
                                          --------      ---------      ---------      ---------
                                          --------      ---------      ---------      ---------



NOTE L - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. The balance of these loans outstanding at December 31, 1997 and 1996 was approximately $1,299,000 and $931,000, respectively.

                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE M - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):


                                                                                                              To Be Well
                                                                                                             Capitalized
                                                                                 For Capital                 Under Prompt
                                                                                   Adequacy                   Corrective
                                                       Actual                      Purposes                   Provisions
                                                 ---------------------      ---------------------       ----------------------
                                                 Amount        Ratio         Amount         Ratio       Amount           Ratio
                                                 ------        -------      --------       ------       -------          -----
AS OF DECEMBER 31, 1997:
  Total Capital (to Risk-Weighted Assets)        $6,650        13.0%        $4,127          8.0%        $5,159           10.0%
  Tier 1 Capital (to Risk-Weighted Assets)       $6,248        12.2%        $2,064          4.0%        $3,095            6.0%
  Tier 1 Capital (to Average Assets)             $6,248         8.6%        $2,910          4.0%        $3,638            5.0%


AS OF DECEMBER 31, 1996:
  Total Capital (to Risk-Weighted Assets)        $6,080        13.4%        $3,638          8.0%        $4,547           10.0%
  Tier 1 Capital (to Risk-Weighted Assets)       $5,673        12.5%        $1,819          4.0%        $2,728            6.0%
  Tier 1 Capital (to Average Assets)             $5,673         8.6%        $2,629          4.0%        $3,287            5.0%



                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE M - REGULATORY MATTERS - CONTINUED

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. At December 31, 1997, required reserves averaged approximately $449,000.

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed the net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the OCC. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.


NOTE N - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DNB Financial operates De Anza National Bank. The earnings of the subsidiary are recognized on the equity method of accounting. Condensed financial statements of the parent company only are presented below:


                                                           December 31,
                                                 -------------------------------
                                                       1997            1996
                                                 -------------     -------------
ASSETS:
  Cash                                           $    16,848      $     6,685
  Investment Securities                            1,105,682          521,492
  Investment in De Anza National Bank              6,294,830        5,685,382
  Loans                                              554,913          686,010
  Other Assets                                       216,754          126,567
                                                 -----------      -----------
                                                 $ 8,189,027      $ 7,026,136
                                                 -----------      -----------
                                                 -----------      -----------


LIABILITIES:
  Long-Term Debt                                 $   464,607      $   522,683
  Other Liabilities                                    3,946            7,439
                                                 -----------      -----------
                          TOTAL LIABILITIES          468,553          530,122

                       SHAREHOLDER'S EQUITY        7,720,474        6,496,014
                                                 -----------      -----------
                                                $  8,189,027      $ 7,026,136
                                                 -----------      -----------
                                                 -----------      -----------


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE N - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY - CONTINUED

                           CONDENSED STATEMENTS OF INCOME


                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                           1997         1996
                                                         ---------   ---------
INCOME:
  Cash Dividends from Subsidiary                         $212,000    $460,000
  Loan Income                                              72,055      69,604
  Investment Income                                        24,431      25,141
                                                         --------    --------
                              TOTAL INCOME                308,486     554,745
EXPENSES:
  Interest on Long-Term Liabilities                        48,863      54,750
  Other                                                    38,217      33,276
                                                         --------    --------
                              TOTAL EXPENSES               87,080      88,026
                                                         --------    --------
                    INCOME BEFORE EQUITY IN
                       UNDISTRIBUTED INCOME
                              OF SUBSIDIARY               221,406     466,719

                    EQUITY IN UNDISTRIBUTED
                       INCOME OF SUBSIDIARY               523,822     247,414
                                                         --------    --------
                                 NET INCOME              $745,228    $714,133
                                                         --------    --------
                                                         --------    --------



                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE N - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY - CONTINUED

                         CONDENSED STATEMENTS OF CASH FLOWS





                                                              YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                                1997           1996
                                                             ----------    ----------
CASH FLOWS FROM
  OPERATING ACTIVITIES:
  Net Income                                                 $ 745,228     $  714,133
  Noncash Items Included in Net Income:
     Equity in Income of Subsidiary                           (735,822)      (707,414)
     Change in Other Assets and Liabilities                    (93,678)          (403)
                                                             ---------     ----------
                          NET CASH (PROVIDED) USED
                           IN OPERATING ACTIVITIES             (84,272)         6,316
CASH FLOWS FROM
  INVESTING ACTIVITIES:
  Dividends Received from Subsidiary                           212,000        460,000
  Change in Investments                                       (584,190)       297,093
  Change in Loans                                              131,097       (509,272)
                                                             ---------     ----------
                          NET CASH PROVIDED (USED)
                           BY INVESTING ACTIVITIES            (241,093)       247,821
CASH FLOWS FROM
  FINANCING ACTIVITIES:
  Options Exercised and Shares Retired                         603,627        (32,249)
  Repayments of Long-Term Debt                                 (58,076)       (58,076)
  Dividends Paid                                              (210,023)      (168,943)
                          NET CASH PROVIDED (USED)
                           IN FINANCING ACTIVITIES             335,528       (259,268)
                                                             ---------     ----------
                        NET INCREASE (DECREASE) IN
                         CASH AND CASH EQUIVALENTS              10,163         (5,131)

                        CASH AND CASH EQUIVALENTS,
                              AT BEGINNING OF YEAR               6,685         11,816
                                                             ---------     ----------
                         CASH AND CASH EQUIVALENTS
                                 AT ENDING OF YEAR           $  16,848     $    6,685
                                                             ---------     ----------
                                                             ---------     ----------
                                     INTEREST PAID           $  49,416     $   55,183


                            DNB FINANCIAL AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996


NOTE O - SUBSEQUENT EVENT

On January 29, 1998, the Company entered into a definitive agreement to merge with BYL Bancorp (BYL), the parent company of Bank of Yorba Linda. Under the terms of the agreement, the Company will be merged with and into BYL, and De Anza National Bank will become an operating division of the Bank of Yorba Linda. The transaction will be structured as a pooling of interests through a tax-free exchange of BYL shares of common stock for all outstanding shares of the Company's common stock.

The aggregate transaction value for the Company will be subject to adjustment based upon tangible book value at the date of closing. The aggregate transaction value will be the sum of (a) $19,569,722, or approximately 2.53 times tangible book value at December 31, 1997 and (b) 1.5 times the change in tangible book value between December 31, 1997 and the closing. The total number of BYL shares to be exchanged will be determined by dividing the aggregate transaction value by the stipulated value of $18.75 per BYL share. The stipulated value per BYL share will be adjusted if the average closing BYL stock price during the pricing determination period is greater than $22.50 or less than $15.00 per share.

The Agreement has been approved by the boards of directors of both companies and is subject to the approval of the shareholders of both BYL and the Company and appropriate regulatory agencies. The merger is expected to close by May 31, 1998.

                                      APPENDIX C


             AGREEMENT AND PLAN OF REORGAINZATION DATED JANUARY 29, 1998

                     AND FIRST AMENDMENT DATED FEBRUARY 25, 1998

                           BETWEEN BYL, BOYL, DNBF AND DANB

                         AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "Agreement") is made and entered into as of January 29, 1998, by and between DNB FINANCIAL ("DNBF"), a California corporation, DE ANZA NATIONAL BANK ("DANB"), a national banking association and a wholly-owned subsidiary of DNBF, BYL BANCORP ("BYL"), a California corporation, and BANK OF YORBA LINDA ("BOYL"), a California banking corporation and wholly-owned subsidiary of BYL.


                                   R E C I T A L S

          A. DNBF is a bank holding company duly organized and existing under the laws of the State of California with its principal office in the City of Riverside, County of Riverside, State of California. DANB is a national banking association, a wholly-owned subsidiary of DNBF, and duly organized and existing under the laws of the United States with its principal office in the City of Riverside, County of Riverside, State of California. BYL is a bank holding company duly organized and existing under the laws of the State of California with its principal office in the City of Yorba Linda, County of Orange, State of California. BOYL is a state-chartered California banking corporation, a wholly-owned subsidiary of BYL, and duly organized and existing under the laws of the State of California with its principal office in the City of Yorba Linda, County of Orange, State of California.

          B. The parties desire to provide for the exchange of BYL Stock (as defined below) for all of the outstanding shares of DNBF Stock (as defined below) pursuant to the Merger (as defined below), subject to the terms and conditions specified herein, in which DNBF and BYL will enter into an Agreement of Merger (as defined below) providing for the merger of DNBF with and into BYL;

          C. The respective Boards of Directors of DNBF and BYL believe that the proposed Merger, on the terms and conditions set forth herein, is in the best interests of their respective corporations and shareholders;

          D. As a condition and inducement to BYL's willingness to enter into this Agreement, DNBF and BYL are entering into, immediately after the execution and delivery hereof, a Warrant Agreement (the "BYL Warrant Agreement") dated as of the date hereof and attached hereto as EXHIBIT"C", pursuant to which DNBF shall grant to BYL an option to purchase 58,000 newly-issued shares of the common stock of DNBF representing 19.9% of DNBF shares to be outstanding after giving pro forma effect to the issuance of such shares at a price of $45.00 per DNBF share;

          D. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

          E. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

          F. The parties desire to make certain representations, warranties and agreements in connection with the Merger, and also to prescribe certain conditions to the Merger; and

          G. Subject to any specific provisions of this Agreement, it is the intent of the parties that BYL by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control DNBF or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of DNBF or any of its subsidiaries;

          Accordingly, to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

          1.1 DEFINITIONS.    Capitalized terms used in this Agreement shall
have the meanings set forth below unless the context otherwise requires:

          "Adjusted BYL Share Value" shall have the meaning given such term in
Section 2.1.

          "Affiliate" means any Person (as defined below) that directly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

          "Agreement of Merger" shall mean the Agreement of Merger to be entered into by and between DNBF and BYL substantially in the Form of EXHIBIT "A" hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Merger.

          "Alternative Transaction" shall have the meaning given such term in
Section 6.5.

          "Average Price of BYL Stock" shall mean the average of the Closing Price of BYL Stock (as defined below) for the 20 consecutive trading days immediately preceding the three trading days prior to the Effective Time of the Merger (subject to adjustment as provided below). The term "trading day" shall mean a day on which trading generally takes place on Nasdaq and on which trading in BYL Stock has occurred and has not been halted or suspended. In the event BYL pays, declare or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or distribution with respect to the BYL Stock between the date of this Agreement and the Effective Time of the Merger, appropriate adjustments will be made to the Average Price of BYL Stock.

          "Bank Merger" shall have the meaning given such term in Section 2.6.

          "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

          "BOYL" shall mean Bank of Yorba Linda.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

          "BYL" shall mean BYL Bancorp.

          "BYL Stock Option Plan" shall mean the BYL Bancorp 1997 Stock Option Plan.

          "BYL Financial Statements" shall have the meaning given such term in
Section 5.4.

          "BYL Stock" shall mean the common stock, no par value, of BYL.

          "BYL Warrant" shall mean the warrant issued to BYL pursuant to the BYL Warrant Agreement.

          "BYL Warrant Agreement" shall mean the Warrant Agreement entered into between BYL and DNBF and attached hereto as EXHIBIT "C", pursuant to which the BYL Warrant is issued.

          "Charter Documents" shall mean, with respect to any business organization, any certificate or articles of incorporation or association, any bylaws, any partnership agreement and any other similar documents that regulate the basic organization of the business organization and its internal relations.

          "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date (as defined below) at the head office of BYL, 18206 Imperial Highway, Yorba Linda, California, or at such other place as the Parties (as defined below) may agree upon.

          "Closing Date" shall mean, unless the Parties (as defined below) agree on another date, the first Friday as soon as possible following the Determination Date, and in no case more than 30 days following the receipt of the approvals and consents and expiration of the waiting periods specified in
Section 9.1 have occurred and/or have been obtained, satisfaction of the remaining conditions to the transaction as contemplated by this Agreement, or at such other time as shall be determined in good faith by BYL in order to assure an orderly transition process. The parties shall make a good faith effort to close the transaction within five (5) Business Days of the Determination Date.

          "Closing Price of BYL Stock" means the closing price of BYL Stock as reported on Nasdaq and reprinted in the Western Edition of the Wall Street Journal.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

          "Commissioner" shall mean the California Commissioner of Financial Institutions.

          "Comptroller" shall mean the Comptroller of the Currency.

          "Confidential Information" shall mean all information heretofore or hereafter provided by DNBF or DANB to BYL or BOYL, obtained from DNBF or DANB by BYL or BOYL, provided by BYL or BOYL to DNBF or DANB, or obtained from BYL or BOYL by DNBF or DANB, which is information related to the business, financial position or operations of DNBF, DANB, BYL and BOYL (such information to include, by way of example only and not of limitation, client lists, pricing information, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models and marketing plans). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of an improper disclosure directly or indirectly by BYL, BOYL, DNBF or DANB, as appropriate, or any of their officers, directors, employees, financial advisors or other representatives), (ii) was available to BYL, BOYL, DNBF or DANB, as appropriate, on a non-confidential basis from a source other than from BYL, BOYL, DNBF or DANB, as appropriate, provided that such source learned the information independently and is not and was not bound by a confidentiality agreement with respect to the information, or the Board of Directors of BYL, BOYL, DNBF or DANB, as appropriate, is advised in writing by outside legal counsel that in the exercise of the fiduciary obligations of the Board of Directors such information is required to be disclosed, or (iii) has been independently acquired or developed by BYL, BOYL, DNBF or DANB, as appropriate, without violating any obligations under this Agreement.

          "Consents" shall mean every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person (as defined below).

          "CRA" shall mean the Community Reinvestment Act.

          "DANB" shall mean De Anza National Bank.

          "Dayton" shall mean Dayton & Associates, the predecessor firm of Vavrinek.

          "Deposit" shall mean any deposit as defined in Section 3(l) of the Federal Deposit Insurance Act, as amended, to the date of this Agreement (12 U.S.C. Section 1813(l)).

          "Determination Date" shall mean the last day of the month preceding the Effective Time of the Merger (as defined below), unless the Parties as defined below mutually agree to another day.

          "Directors' Agreement" shall mean an agreement, substantially in the form of EXHIBIT "B" hereto, pursuant to which each signatory shall agree to vote or cause to be voted all shares of DNBF Stock with respect to which such Person has voting power on the date hereof or hereafter acquires to approve the Agreement and the transactions contemplated hereby and all requisite matters related thereto.

          "Dissenting Shares" shall mean any shares of BYL Stock or DNBF Stock (as defined herein) that are (i) issued and outstanding immediately prior to the Effective Time of the Merger and (ii) "dissenting shares" as that term is defined in Section 1300.

          "DNBF Aggregate Book Value" shall mean shareholders equity of DNBF as of September 30, 1997 as determined in accordance with GAAP and RAP consistently applied, equal to $6,911,426, and adjusted to insure that the reserve for loan losses of DANB and DNBF is at a level which is adequate to provide for all known and reasonably expected losses on assets of DANB and DNBF outstanding in accordance with GAAP and RAP, and for any increase recommended or requested by
(i) the Comptroller in any examination of DANB or (ii) the FRB in any inspection of DNBF.

          "DNBF Aggregate Transaction Value" shall have the meaning set forth in
Section 2.4.

          "DNBF Aggregate Transaction Value Certificate" shall mean a certificate, executed by the Chief Executive Officer and Chief Financial Officer of DNBF and dated as of the Determination Date (as defined below), setting forth the calculation of the DNBF Aggregate Transaction Value and DNBF Transaction Price Per Share (as defined below), including the Stockholders' Equity and each specific item of adjustment.

          "DNBF Filings" shall have the meaning given such term in Section 4.18.

          "DNBF Financial Statements" shall have the meaning given such term in
Section 4.4.

          "DNBF Options" shall mean options to purchase DNBF Stock (as defined below) pursuant to the DNBF Stock Option Plan (as defined below).

          "DNBF Transaction Price Per Share" shall have the meaning set forth in Section 2.4.

          "DNBF Stock" shall mean the common stock of DNBF.

          "DNBF Stock Option Plan" shall mean the DNB Financial Non-statutory Non-qualified Stock Option Plan.

          "DPC Property" shall mean voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than one year, or any applicable statutory holding period, and recorded in the holder's business records as such.

          "Effective Time of the Merger" shall mean the date and time of the filing of the Agreement of Merger with the Secretary of State (as defined below).

          "Employment Agreements" shall mean any employment agreement, severance agreement, "golden parachute" agreement or any other agreement which provides for payments to employees of DNBF and/or DANB upon termination of employment, including termination after a change in control.

          "Encumbrance" shall mean any option, pledge, security interest, lien, mechanic's lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources;
(B) exposure of persons, including employees, to Hazardous Substances (as defined below) or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.; (2) the Clean Water Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 ET SEQ., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C Section 9601 ET SEQ.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 ET SEQ.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 ET SEQ.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 ET SEQ.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; (10) the Hazardous Waste Control Law, California Health and Safety Code, 25100, ET SEQ.; and (11) all comparable state and local laws, laws of other jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 ET SEQ.

          "Equity Securities" shall mean the capital stock of DNBF or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, contracts or commitments that are exercisable in, such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

          "Exchange Agent" shall mean the financial institution or other company appointed by BYL to effect the exchange contemplated by Section 2.5.

          "Exchange Ratio" shall have the meaning given such term in Section
2.1.

          "Executive Officer'' shall mean a natural person who participates or has the authority to participate (other than in the capacity of a director) in major policy making functions, whether or not such person has a title or is serving with salary or other compensation.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FRB" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period, applicable to banks and bank holding companies, as appropriate, for the period in question.

          "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other regulatory or governmental authority or instrumentality.

          "GCL" shall mean the California Corporations Law.

          "Hazardous Substances" shall mean (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities; (5) polychlorinated biphenyls;
(6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health

Act of 1970; (9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C.
Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and
(11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by applicable governmental authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Section 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

          "Material Adverse Change" shall include such a change or event if its impact causes or is reasonably expected to cause (i) a reduction in shareholders' equity to less than 100% of DNBF's or BYL's shareholders' equity at December 31, 1997 as determined in accordance with GAAP or RAP, or (ii) a material adverse effect upon (a) business, financial condition, operations or prospects of such Party, taken as a whole, or (b) the ability of such Party to timely perform its obligations under, and to timely consummate the Merger.

          "Material Contract" shall have the meaning given such term in Section 4.12.

          "Merger" shall mean the merger of DNBF with and into BYL.

          "Party" shall mean either BYL, BOYL, DNBF or DANB, and "Parties" shall mean BYL, BOYL, DNBF and DANB.

          "Perfected Dissenting Shares" shall mean shares of BYL Stock or DNBF Stock the holders of which have satisfied the requirements of Section 1300 of the GCL and have not effectively withdrawn or lost their dissenters' rights.

          "Permit" shall mean any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order or approval necessary or appropriate under any applicable Rule (as defined below).

          "Person" shall mean any natural persons corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

          "Proxy Statement" shall mean the Joint Proxy Statement and Prospectus that is used to solicit proxies for the shareholders meetings of DNBF and BYL referred to in Article VIII herein and to offer and sell the shares of BYL Stock to be issued in connection with the Merger.

          "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

          "Real Property" shall have the meaning given such term in subsection
(a) of Section 4.6.

          "Representatives" shall have the meaning given such term in subsection
(a) of Section 6.3.

          "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

          "SEC" means the Securities and Exchange Commission.

          "Secretary of State" shall mean the Secretary of State of the State of California.

          "Section 1300" shall mean Section 1300 ET SEQ. of the California Corporations Code.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations thereunder.

          "S-4" means the registration statement on Form S-4 to be filed with the SEC relating to the registration under the Securities Act of the BYL Stock to be issued in connection with the Merger.

          "Stipulated BYL Share Value" shall mean $18.75 per share of BYL Stock.

          "Surviving Corporation" shall mean BYL as the corporation surviving the Merger.

          "Surviving Bank" shall mean BOYL as the bank surviving the merger of DANB and BOYL.

          "Tax Filings" shall have the meaning given such term in Section 4.8.

          "Third Party Consent" shall have the meaning given such term in Sections 6.17 and 7.8.

          "Threshold Values" shall have the meaning given such term in Section 2.1.

          "To the knowledge" and "to the best knowledge" shall have the meanings given such terms in Section 15.15.

          "Understanding" shall mean any contract, agreement, understanding, commitment or offer, whether written or oral, which may become a binding obligation if accepted by another Person.

          "Vavrinek" shall mean Vavrinek, Trine, Day & Co., and the successor firm to Dayton.

                                     ARTICLE II

                        THE MERGER AND RELATED TRANSACTIONS

          2.1 THE MERGER. Subject to the provisions of this Agreement, the Parties agree to request that the approval of the Merger to be issued by the Commissioner, the FRB and any other necessary regulatory agency on or prior to the Closing Date shall provide that the Merger shall become effective (the "Effective Time of the Merger") as of the Closing Date. DNBF shall cause its officers to execute the Agreement of Merger, as well as all other necessary documents, in order to effect the Merger in accordance with the terms hereof as requested by BYL. At the Effective Time of the Merger, the following transactions will occur simultaneously:

          (a) MERGER OF BYL AND DNBF. DNBF will merge with and into BYL with BYL being the Surviving Corporation pursuant to the provisions of, and with the effect provided in, the GCL, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall be "BYL Bancorp." Upon the consummation of the Merger, the separate corporate existence of DNBF shall cease.

          (b) EFFECT ON DNBF STOCK. Subject to Section 2.3, each share of DNBF Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of DNBF or the holders of DNBF Stock, be automatically cancelled and cease to be an issued and outstanding share of DNBF Stock, and shall be exchanged for and converted into the right to receive a number of shares of BYL Stock equal to the quotient (such quotient, the Exchange Ratio) of (a) the DNBF Transaction Price Per Share (as defined in Section 2.4 below), divided by (b) the Stipulated BYL Share Value or if adjusted, by the Adjusted BYL Share Value (as defined below). In the event that the Average Price of BYL Stock shall be more than $22.50 or less than $15.00 (such values, the Threshold Values), the Stipulated BYL Share Value shall be adjusted (such adjusted price, the Adjusted BYL Share Value), with such adjustment equal to one half the difference between the Average Price of BYL Stock and $18.75 per share. For example, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375.

          (d) EFFECT ON BYL STOCK. Each share of BYL Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of BYL Stock, and shall not be affected by the Merger.

          2.2 EFFECT OF THE MERGER. At the Effective Time of the Merger, the corporate existence of DNBF and BYL shall be merged into and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed the same corporation as each corporation participating in the Merger. All rights, franchises, and interests of DNBF and BYL in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer and the Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the consolidating corporations at the Effective Time of the Merger.

          2.3 DISSENTING SHAREHOLDERS.

          (a) Any Perfected Dissenting Shares of DNBF Stock shall not be converted into or represent the right to receive BYL Stock hereunder unless and until such shares have lost their status as dissenting shares under Section 1300, at which time such shares shall be converted into BYL Stock pursuant to
Section 2.4. Each holder of Dissenting Shares who is entitled to payment for his shares of DNBF Stock under Section 1300 shall receive such payment in an amount as determined pursuant to Section 1300. If any shareholder of DNBF shall fail to perfect, or shall effectively withdraw or lose, his or her rights under
Section 1300 of the GCL, the Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding DNBF Stock.

          (b) Any Perfected Dissenting Shares of BYL Stock entitled to payment for his shares of BYL Stock under Section 1300 shall receive such payment in an amount as determined pursuant to Section 1300. If any shareholder of BYL shall fail to perfect, or shall effectively withdraw or lose, his or her rights under
Section 1300 of the GCL, the Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding BYL Stock.

          2.4 THE DNBF AGGREGATE TRANSACTION VALUE AND DNBF TRANSACTION PRICE PER SHARE.

          (a) COMPUTATION OF THE DNBF AGGREGATE TRANSACTION VALUE AND DNBF TRANSACTION PRICE PER SHARE. The DNBF Aggregate Transaction Value will be the sum of the following: (i) 2.7 times the DNBF Aggregate Book Value; (ii) the net proceeds received by DNBF from the exercise of up to 22,500 DNBF Options at the average weighted exercise price of $23.04 per share; and (iii) 1.5 times the change in net retained earnings of DNBF, after taking into account the payment of the quarterly dividends in November 1997, February 1998 and any other dividends that may be declared and paid with the consent of BYL (BYL hereby consents to the payment of the $0.25 per share cash dividends in November 1997 and February 1998), as determined in accordance with GAAP and RAP between September 30, 1997 and the Determination Date, and adjusted to insure that the reserve for loan losses of DANB and DNBF is at a level which is adequate to provide for all known and reasonably expected losses on assets of DANB and DNBF outstanding in accordance with GAAP and RAP, and for any increase recommended or requested by (i) the Comptroller in any examination of DANB or (ii) the FRB in any inspection of DNBF. The DNBF Transaction Price Per Share shall mean the DNBF Aggregate Transaction Value divided by the issued and outstanding shares of DNBF Stock on the Closing Date, up to a maximum of 232,423 shares.

          (b) OFFICERS' CERTIFICATE; ACCOUNTANT'S REVIEW. The DNBF Aggregate Transaction Value and the DNBF Transaction Price Per Share shall be set forth in the DNBF Aggregate Transaction Value Certificate. The procedures upon which the calculation of the

DNBF Aggregate Transaction Value and DNBF Transaction Price Per Share are based shall be reviewed and approved by BYL. If the parties cannot agree on the DNBF Aggregate Transaction Value and the DNBF Transaction Price Per Share, then Vavrinek shall review the calculation of the DNBF Aggregate Transaction Value and DNBF Transaction Price Per Share and render a decision on the disputed matter or matters as soon as possible, and such decision will be final, conclusive and nonappealable. The fees and costs of such review by Vavrinek will be paid one-half by BYL and one-half by DNBF.

          2.5 DELIVERY OF CONSIDERATION. At the Closing, BYL will deliver to the Exchange Agent the number of shares BYL Stock issuable in the Merger, plus any payment for fractional shares of DNBF Stock. Delivery to such holders of BYL Stock to which they are entitled will subsequently be made by the Exchange Agent against delivery of share certificates formerly evidencing DNBF Stock (duly executed and in proper form for transfer) to the Exchange Agent in accordance with this Section 2.5 and an agreement to be entered into between BYL and the Exchange Agent.

          2.6 THE BANK MERGER. After the Merger, DANB shall be merged with and into BOYL pursuant to the Bank Merger Act, the California Financial Code and other applicable federal and state laws and regulations (the "Bank Merger").

          2.7  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION AND SURVIVING
BANK.   At the Effective Time of the Merger, Messrs. Cox, Fischer and Hatcher,
currently members of the Boards of Directors of DNBF and DANB, will be appointed to the Boards of Directors of BYL and BOYL, and the remaining directors of DNBF and DANB shall resign as of the Closing Date. The officers of DNBF and DANB at the Effective Time of the Merger shall be the officers of the Surviving Corporation and/or the Surviving Bank, as determined by BYL, until they resign or are replaced or terminated by the Board of Directors or management of the Surviving Corporation and/or the Surviving Bank or otherwise in accordance with the Surviving Corporation's and/or the Surviving Bank's Charter Documents or management policies.

          2.8 STOCK OPTIONS. Immediately prior to the Effective Time of the Merger, each holder of a DNBF Option will be given the opportunity to, in whole or in part, exercise such option and receive prior to the Closing the number of shares of DNBF Stock that the DNBF Optionee is entitled. All remaining DNBF Options which are entitled to be exercised but the holder of a DNBF Option elects not to exercise shall be cancelled immediately prior to the Effective Time of the Merger.

          2.9 DIRECTORS' AGREEMENTS. Concurrently with the execution of this Agreement, DNBF shall cause each of its directors to enter into the Directors' Agreement.

          2.10 TRANSMITTAL LETTER. Immediately after the Effective Time of the Merger, BYL shall instruct the Exchange Agent to mail appropriate transmittal materials to the former stockholders of DNBF stock, and the form of such transmittal letter shall be subject to the reasonable approval of DNBF.

          2.11 WARRANT. Concurrent with the execution of this Agreement, BYL and DNBF have executed the BYL Warrant Agreement, pursuant to which agreement DNBF has issued to BYL the BYL Warrant, granting the holder of such warrant the right to purchase up to 19.9% of the issued and outstanding shares of capital stock of DNBF, on a fully diluted basis (as more specifically set forth in the BYL Warrant Agreement), on the terms, and subject to the conditions set forth in such agreement.


                                     ARTICLE III

                                     THE CLOSING

          3.1 CLOSING DATE. Consummation of the transactions contemplated by this Agreement shall take place as defined in the definition of "Closing." The Effective Time shall occur following the last to occur of (i) the receipt of all approvals and consents specified in this Agreement and the expiration of the applicable waiting periods specified in Article IX, and (ii) satisfaction of the conditions precedent set forth in Articles IX, X and XI or written waiver of such conditions as provided herein (the "Closing Date", "Effective Time of the Merger" or "Effective Time").

          3.2 EXECUTION OF AGREEMENT OF MERGER. Prior to the Closing Date, the Agreement of Merger (as amended, if necessary, to conform to any requirements of any Governmental Entity having authority over the Merger) shall be executed by DNBF and BYL. On the Closing Date, the Merger shall become effective in accordance with the approvals granted by the Commissioner, the FRB, the FDIC and any other necessary Governmental Entity, and the Agreement of Merger, bearing the certification of the Secretary of State, together with all requisite certificates shall be duly filed in the office of the Commissioner after being filed with the California Secretary of State with the approval of the Commissioner enclosed thereon, in accordance with the California Corporations Code and Section 4880 ET SEQ. of the California Financial Code.

          3.3 DOCUMENTS TO BE DELIVERED. At the Closing the Parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, BYL or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

          3.4  EXCHANGE PROCEDURES.

               (a) EXCHANGE AGENT. No later than the Effective Time, BYL shall deposit with the Exchange Agent the number of shares of BYL Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to BYL Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

               (b) EXCHANGE OF CERTIFICATES. Each holder of a certificate formerly representing DNBF Stock (other than Dissenting Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by BYL, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing BYL Stock into which the shares of DNBF Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of BYL Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such DNBF certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each certificate representing DNBF Stock shall be deemed from and after the Effective Time to evidence only the right to receive BYL Stock upon such surrender. BYL shall not be obligated to deliver the consideration to which any former holder of DNBF Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of DNBF Stock for exchange as provided in this Article III. If any certificate for shares of BYL Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

               (c) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of DNBF for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of DNBF Stock until BYL has received a written agreement from such person as provided in Section 6.24.

          3.5 VOTING AND DIVIDENDS. Former shareholders of record of DNBF shall be entitled to vote after the Effective Time of the Merger at any meeting of BYL shareholders the number of whole shares of BYL Stock into which their respective shares of DNBF Stock are converted, regardless of whether such holders have exchanged their certificates representing DNBF Stock for certificates representing BYL Stock in accordance with the provisions of this Agreement. In addition, until surrendered for exchange in accordance with the provisions of Section 3.4 of this Agreement, each certificate theretofore representing shares of DNBF Stock (other than shares to be canceled pursuant to Section 2.1 of this Agreement) shall from and after the Effective Time also represent for all purposes the right to receive shares of BYL Stock and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to BYL Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of DNBF Stock with respect to the shares of BYL Stock represented thereby, until the holder of such certificate of DNBF Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of DNBF Stock for which shares of BYL Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of BYL Stock to which such holder is entitled pursuant to
Section 2.1 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of BYL Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BYL Stock.

          3.6 NO LIABILITY. Neither BYL, DNBF nor the Exchange Agent shall be liable to any holder of shares of DNBF Stock for any shares of BYL Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.7 WITHHOLDING RIGHTS. BYL or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DNBF Stock such amounts as BYL or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by BYL or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DNBF Stock in respect of which such deduction and withholding was made by BYL or the Exchange Agent.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF DNBF

          DNBF represents and warrants to BYL as follows:

          4.1 ORGANIZATION AND GOOD STANDING. DNBF is a California corporation duly organized and validly existing in good standing under the laws of the State of California and it has the corporate power and authority to carry on its business as presently conducted, and is authorized to transact business as a bank holding company. DANB is a national banking association duly organized and validly existing in good standing under the laws of the United States and it has the corporate power and authority to carry on its business as presently conducted, is authorized to transact business as a bank, is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation in the manner and to the extent provided by law. DNBF and DANB have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of their operations and the business transacted by them as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. DNBF and DANB have delivered to BYL true and correct copies of their Articles of Association, Articles of Incorporation and Bylaws, as appropriate and as amended and in effect as of the date hereof.

          4.2 CAPITALIZATION. The authorized capital stock of DNBF consists of 10,000,000 shares of Common Stock, no par value, of which 232,423 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and are not subject to any preemptive rights. No unissued shares of DNBF Stock or any other securities of DNBF are subject to any warrants, options, rights or commitments of any character, kind or nature and DNBF is not obligated to issue or repurchase any shares of its Common Stock or any other security to or from any person except in accordance with the terms of the DNBF Stock Option Plan and Agreements pursuant thereto, and true and correct copies, as amended and in effect as of the date hereof, have been delivered to BYL.
Exhibit 4.2 sets forth the name of each holder of a DNBF stock option, the number of shares of DNBF Common Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option, and the expiration date of each such holder's option.

          4.3 SUBSIDIARIES. Except for DANB, DNBF nor DANB own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

          4.4 FINANCIAL STATEMENTS. DNBF has delivered to BYL copies of the audited Statements of Financial Condition of DNBF as of December 31, 1996 and 1995; Statements of Earnings, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1996 and 1995, the related notes and related opinions thereon of Vavrinek or Dayton, as appropriate, certified public accountants, with respect to such financial statements (the "Audited DNBF Financial Statements"). DNBF has furnished BYL with true and correct copies of each management letter or other letter delivered to DNBF by Vavrinek or Dayton, as appropriate, in connection with the Financial Statements of DNBF or relating to any review of the internal controls of DNBF by Vavrinek or Dayton, as appropriate, since January 1, 1994. The Audited DNBF Financial Statements: (i) present fairly the financial condition and results of operations of DNBF as of and for the dates or periods covered thereby in accordance with GAAP applied throughout the periods involved; (ii) are based on the books and records of DNBF; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies to the extent required by GAAP and RAP; and
(iv) none of the DNBF Audited Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP. The books and records of DNBF have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

          Any references to DNBF in the remaining sections of Article IV shall, unless otherwise indicated, also be deemed references to DANB.

          4.5  BOOKS AND RECORDS.

               (a) The minute books of DNBF which have been made available to BYL contain (i) true, accurate and complete records in all material respects of all meetings and actions taken by the Board of Directors, Board committees and shareholders of DNBF in all material respects, and (ii) true and complete copies in all material respects of its charter documents and bylaws and all amendments thereto in all material respects.

               (b) DNBF has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP; such records, to the extent they contain important information pertaining to DNBF which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of DNBF and in the businesses in which DNBF is engaged; and the data processing equipment and software used by DNBF in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of DNBF and in the businesses in which DNBF is engaged.

          4.6 PROPERTY AND ASSETS. (a) Exhibit 4.6(a) sets forth a general description (including the character of the ownership of DNBF) of all real property of DNBF, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 4.6(a), (i) DNBF has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on DNBF's Financial Statements as of December 31, 1997, 1996 and 1995, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect DNBF; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the real property (other than Encumbrances arising as a result of any breach or default of DNBF); (ii) all leasehold interests for real property and any material personal property used by DNBF in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of DNBF, threatened with respect to such properties; (iv) DNBF has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by DNBF in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by DNBF are adequately insured in such amounts and against such risks insured as is customary with banks of similar size. DNBF has furnished BYL with true and correct copies of all leases included on Exhibit 4.6 delivered as of the date of the Agreement, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interest in the Real Property.

               (b) CONDITION OF PROPERTIES. All tangible properties of DNBF that are material to the business, financial condition, or results of operations of DNBF are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of DNBF as presently conducted. Except as set forth in Exhibit 4.6(b), (i) the execution of this Agreement, the performance of the obligations of DNBF hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 4.6, or give any other party thereto a right to terminate or modify any term thereof; (ii) DNBF has no obligation to improve any Real Property; (iii) each lease and agreement under which DNBF is a lessor is in full force and effect and is a valid and legally binding obligation of DNBF, and, to the best knowledge of DNBF, each other party thereto; and (iv) DNBF, and to the best knowledge of DNBF, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best knowledge of DNBF, threatened proceeding, or proceeding which DNBF has reason to believe may be threatened, with respect to such property or any such lease.

          4.7  LITIGATION PROCEEDINGS AND AGREEMENTS WITH DNBF AUTHORITIES.

               (a) DNBF is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other governmental authority except as is shown on Exhibit 4.7(a). Except as set forth on Exhibit 4.7(a), DNBF is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against DNBF. DNBF is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving DNBF or any of its business or properties except as described in Exhibit 4.7(a). DNBF has not been served with notice of, nor, to best of DNBF's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or administrative regulation. Except as set forth on Exhibit 4.7(a), there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of DNBF, affecting DNBF or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of DNBF, (b) requires any payment by, or excuses a material obligation of a third party to made any payment to, DNBF, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, DNBF; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of DNBF that has been threatened, or which DNBF has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of DNBF, in connection with which any such person has or may have rights to be indemnified by DNBF.

          (b) Except as set forth in Exhibit 4.7(a), DNBF is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management. Except for normal examinations conducted by a Governmental Entity in the regular course of business of DNBF and DANB, or as set forth in EXHIBIT 4.7(b), (x) no Governmental Entity has initiated any proceeding or, to the best knowledge of DNBF, investigation, into the business or operations of DNBF or DANB since January 1, 1997 and (y) neither DNBF nor DANB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Governmental Entity, nor a recipient of an extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any its regulators, nor been advised that any such issuance or request is contemplated. Except as set forth in EXHIBIT 4.18(b), there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of DNBF or DANB.

               (c) As of the date hereof and to DNBF's knowledge, neither DNBF nor DANB is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Except as set forth in EXHIBIT 4.7(c) to the knowledge of DNBF, each material violation, criticism, or exception by any Governmental Entity with respect to any examinations of DNBF or DANB has been resolved or is in the process of resolution.

          4.8 TAXES AND ASSESSMENTS. DNBF has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of DNBF taken as a whole, and (b) where the required filing date has been lawfully extended, and DNBF has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). DNBF's Tax Filings have never been formally audited by a Governmental Entity. As of December 31, 1997, to the extent required by GAAP, DNBF had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it is liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental
Law) and other taxes for the periods covered by the financial statements of DNBF and for all prior and subsequent periods. Except as set forth in Exhibit 4.8 DNBF has no knowledge of any deficiency proposed to be assessed against it.
DNBF has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of DNBF any other pending investigation by any authorized body of the taxes paid or to be paid by DNBF, and DNBF has not been informed that any such audit or investigation is proposed.

          4.9  COMPLIANCE WITH LAWS AND REGULATIONS.

               (a) Except as set forth in Exhibit 4.9, DNBF is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any governmental agency having authority over it, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of DNBF.

               (b) DNBF has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by DNBF are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of DNBF.

          4.10 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 4.10, DNBF has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which DNBF is a party or is subject to or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of DNBF, except for loans of DNBF in default on the date of this Agreement. No party with whom DNBF has an agreement which is material to the financial condition, results of operations or business of DNBF is in default thereunder.

          4.11 EMPLOYEES AND CONSULTANTS.

               (a) Except as set forth in Exhibit 4.11(a), there are no understandings for the employment of any officer or employee of DNBF which are not terminable by DNBF without liability on not more than 30 days' notice. Except as set forth in Exhibit 4.11(a), neither DNBF nor DANB is a party to an oral or written consultant agreement not terminable upon 60 days or less notice or involving the payment of more than $10,000 per annum. Except as set forth in
Exhibit 4.11(a), there are no material controversies pending or threatened between DNBF and any of its employees. Except as disclosed in DNBF Financial Statements, or in Exhibit 4.11(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations are fully funded or accrued. DNBF is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 4.11(a), no director, officer or employee of DNBF is entitled to receive any payment of any amount under any DNBF Employment Agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement. BYL has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by DNBF and DANB, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1997, the current pay rate as of December 31, 1997, the names of all of the directors and officers of DNBF and DANB, and the names of all persons, if any, holding tax or other powers of attorney for DNBF and DANB.

               (b) Except as may be disclosed in Exhibit 4.11(b), (i) DNBF is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against DNBF pending or, to the knowledge of DNBF, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of DNBF, threatened against or directly affecting DNBF; and (v) DNBF has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

               (c) Except as may be disclosed in Exhibit 4.11(c), DNBF does not maintain, contribute to or participate in or has any material liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of DNBF (the "Employee Plans"). No present or former employee of DNBF has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. DNBF does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in
Exhibit 4.11(c), DNBF does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of DNBF.

               (d) Exhibit 4.11 (d) sets forth and describes all employee benefit plans in which DNBF or DANB participates, or by which they are bound, including, without limitation; (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "DNBF Employee Plans"). Except as set forth in Exhibit 4.11,
(d) there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) DNBF is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such employee benefit plans; (iii) DNBF has substantially performed all of its obligations under all such employee benefit plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of DNBF and DANB, threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of DNBF, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

               (e) the "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) described on Exhibit 4.11(d) have been duly authorized by the Board of Directors of DNBF. Except as set forth in Exhibit 4.11(d), each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the IRS, has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of DNBF and DANB, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best of their knowledge, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject DNBF or DANB to an excise tax or penalty. To the best knowledge of DNBF and DANB, no employee of DNBF or DANB has engaged in any transactions which could subject DNBF or DANB to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has DNBF or DANB failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

               (f) Neither DNBF nor DANB sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

               (g) Neither DNBF nor DANB sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

               (h) All group health plans of DNBF or DANB (including any plans of Affiliates of DNBF that must be taken into account under Section 162(i) or
(k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

               (i) There have been no acts or omissions by DNBF or DANB that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on DNBF or DANB.

               (j) Except as described in Section 4.20(j), neither DNBF or DANB maintains any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by DNBF or DANB or pursuant to which any other benefit will accrue or vest in any director, officer or employee of DNBF or DANB, in either case as a result of the consummation of the transactions contemplated by the Agreement.

               (k) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

               (l) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under
Section 401(b) of the Code, as such period may be extended by the IRS.

               (m) Exhibit 4.11(d) sets forth the name of each director, officer, employee, agent or representative of DNBF or DANB and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. DNBF has furnished BYL with true and correct copies of all documents with respect to the plans and agreements referred to in
Exhibit 4.11(d) delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of DNBF and DANB referred to in
Exhibit 4.11(d) delivered as of the date of the Agreement, DNBF has furnished BYL with true and correct copies of (i) a copy of the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

          4.12 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 4.12, DNBF is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding" or "Material Contract") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

               (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

               (ii) any Understanding with any labor or collective bargaining organization or association;

               (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $5,000, under which DNBF is a debtor or to which any of its property is subject;

                (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of DNBF;

               (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $2,500 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by DNBF in the ordinary course of its banking business;

               (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, or repurchase or reverse repurchase agreements, securities or other financial transactions incurred by DNBF in the ordinary course of its banking business;

               (vii) any guarantee, subordination or other similar or related types of Understanding except where DNBF is a beneficiary;

              (viii) any Understanding for the borrowing of any money by DNBF (other than time savings or demand deposits) or for a line of credit to it;

               (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;

               (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $500 per month;

               (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $100,000 unsecured or secured;

              (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of DNBF or with any member of the immediate family of any such director of officer or with any partnership, corporations, associate or entity of which any such person is an Affiliate;

             (xiii) any Understanding for insurance of any type described in
Section 4.13 below;

             (xiv) any Understanding, the purpose or effect of which could encompass (a) merging with any person or bank or bank holding company other than with BYL (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their DNBF Common Stock be sold to any person or bank other than BYL, or causing any other person to make such recommendations or acquiescing in any such recommendations made by any other person, or (d) in any other way transferring, directly or indirectly, control of DNBF;

          Except as stated in Exhibit 4.12, true and correct copies of all documents relating to the foregoing Understandings have been delivered by DNBF prior to the date hereof.

          As used in this Section 4.12, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

          4.13 INSURANCE. DNBF has and at all times within three years of the date of this Agreement has had, in full force and effect policies of insurance and bonds (including without limitation bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which in the judgment of DNBF are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 4.13. Set forth in Exhibit 4.13 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by DNBF, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to DNBF in writing. DNBF is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. DNBF has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

          4.14 BROKERS. Except as indicated in EXHIBIT 4.14, no agent, broker, investment banker, person or firm acting on behalf or under authority of DNBF (except for any payments for fairness opinions as required in Section 10.9) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

          4.15 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of DNBF. Assuming due and proper execution and delivery of this Agreement by BYL, this Agreement constitutes a legal, valid and binding agreement of DNBF in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable, and by Section 8(b) 6(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Subject to obtaining the requisite approval of this Agreement by the shareholders of DNBF, DNBF has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

          4.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by DNBF with any provision hereof and thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 4.16 any material agreement, instrument or obligation to which it is a party or by which the property of DNBF is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner, any federal and state securities commission or department or Blue Sky Laws, and as set forth in Exhibit 4.16, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of DNBF; or (d) violate the Charter Documents or any Rules to which DNBF is subject.

          4.17 CERTAIN ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 4.17, since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

               (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of DNBF or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of DNBF or which should be disclosed in order to make DNBF Financial Statements not misleading; or

               (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of DNBF or that may involve a loss of more than $10,000 in excess of applicable insurance coverage; or

               (c) Any amendment, modification or termination of any existing, or entry into any new Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of DNBF; or

               (d) Any disposition by DNBF of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of DNBF; or

               (e) Any direct or indirect redemption, purchase or other acquisition by DNBF of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of DNBF Stock whether consisting of money, other personal property, real property or other things of value; or

               (f) Any changes by DNBF in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting standards Board or by any Governmental Entity having jurisdiction over DNBF.

          4.18 REPORTS AND FILINGS. Since January 1, 1994, DNBF has filed all reports, returns, registrations and statements (such reports and filings referred to as "DNBF Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Comptroller, (b) the FRB and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of DNBF. No administrative actions have been taken or orders issued in connection with such DNBF Filings. As of their respective dates, each of such DNBF Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of such DNBF Filings that was intended to present the financial position of DNBF fairly and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. DNBF has furnished BYL with true and correct copies of all DNBF Filings filed by DNBF since January 1, 1995.

          4.19 INFORMATION REGARDING LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES. (a) DNBF has provided BYL access to all of the information in its possession concerning its loans, and such information was true and correct in all material respects as of the date access was provided. Except as may be disclosed in Exhibit 4.19, (i) all loans and discounts shown on DNBF Financial Statements at December 31, 1997 or which were entered into after December 31, 1997, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of DNBF, in accordance in all material respects with DNBF's lending practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements constituting DNBF's loan portfolio, taken as a whole, are and will be, in all material respects, enforceable except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles; and (iii) DNBF has complied in all material respects, and will prior to the Closing Date comply in all material respects, with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. All loans and loan commitments extended by DNBF and any extensions, renewals or continuations of such loans and loan commitments that are on DNBF's books and since December 31, 1997 were made in accordance with customary lending standards of DNBF in the ordinary course of business. Such loans are evidenced by documentation based upon customary and ordinary past practices of DNBF. Prior to the date hereof, DNBF has provided BYL with a schedule which sets forth a description (a) by type and classification, if any, of each loan, lease other extension of credit and commitment to extend credit;
(b) by type and classification of all loans, leases, other extensions of credit and commitments to extend credit that have been classified by its DNBF examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans as to which any payment of principal, interest or other amount is 90 days or more past due.

               (b) The Allowance for Possible Loan Losses for DANB is adequate and in accordance with GAAP and RAP.

          4.20 COMPLIANCE WITH CRA To the best knowledge of DNBF, DANB's compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application.

          4.21 CERTAIN INTERESTS.  Except as described in Exhibit 4.12(xii),
Exhibit 4.21 sets forth a description of each instance in which an officer or director of DNBF (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of DNBF; (b) is indebted to DNBF except for normal business expense advances; or
(c) is a creditor (other than as a Deposit holder) of DNBF except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Exhibit 4.21, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

          4.22 BRANCHES. Exhibit 4.22 hereto sets forth the common name and location of each office of DNBF, an indication of whether such office is a branch, service center, or other place of business, whether such premises are owned or leased, the basic terms of such leases, the common name and location of each approved but unopened office, and a description of each application for additional offices of DNBF, and the status of each such application. DNBF has received appropriate and effective permits and governmental authority where any permit, approval or notice was required by law or regulation prior to the establishment and operation of each such office now in operation. Except for the offices described on Exhibit 4.22, DNBF does not operate or conduct business out of any other location and DNBF does not have any current application for, and DNBF has not received permission to open, any other branch or to operate out of any other location.

          4.23 UNDISCLOSED LIABILITY. DNBF has no liabilities or obligations, either accrued or contingent, which are in excess of Five Thousand Dollars ($5,000) individually or in the aggregate, which has not been:

               (i)  reflected or disclosed in DNBF Financial Statements;

               (ii) incurred subsequent to December 31, 1997, in the ordinary course of business; or

              (iii) disclosed on Exhibit 4.23 or any other exhibit to this Agreement.

          To the best of DNBF's knowledge and the knowledge of their officers and directors, after due investigation, there is no basis for the assertion against DNBF of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of DNBF, taken as a whole, which is not fairly reflected in the Financial Statements, or otherwise disclosed on Exhibit 4.23 hereto.

          4.24 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of DNBF set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by DNBF to be reasonable.

          4.25 ENVIRONMENTAL LAWS. Except as may be disclosed in Exhibit 4.25, to the best of its knowledge (and without conducting any site investigation or other analysis for the purpose of making this representation), neither the conduct nor operation of DNBF nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of DNBF taken as a whole and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of DNBF taken as a whole of Environmental Laws or obligate (or potentially obligate) DNBF to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to DNBF taken as a whole. Except as may be disclosed in Exhibit 4.25, DNBF has not received any notice from any person or entity that DNBF or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that DNBF is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

          4.26 COMPTROLLER EXAMINATION. (a) The Comptroller has completed an examination of DANB as of July 8, 1996, and whether or not the examination report has been issued, it is the understanding of DNBF from discussions with the Comptroller examiners that (i) the Comptroller believes DANB's allowance for loan losses is adequate and that the Comptroller required no material adjustments, (ii) DANB's CAMELS rating will not change and DANB's financial condition is deemed by the Comptroller to be satisfactory.

               (b) The FRB has completed an inspection of DNBF as of June 30, 1996, and whether or not the examination report has been issued, it is the understanding of DNBF from discussions with the FRB examiners that (i) the FRB believes DNBF's allowance for loan losses is adequate and that the FRB required no material adjustments, (ii) DNBF's rating will not change and DNBF's financial condition is deemed by the FRB to be satisfactory.

          4.27 INSIDER LOANS; OTHER TRANSACTIONS. DNBF has previously provided BYL each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. DNBF does not owe any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of DNBF (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

          4.28 DERIVATIVE TRANSACTIONS. Neither DNBF nor DANB is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

          4.29 TRUST ADMINISTRATION. Neither DNBF nor DANB presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.29 includes (i) any and all common law or other trusts between an individual, corporation or other entities and DNBF or DANB, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, INTER VIVOS, and charitable trust indentures; (ii) any and all decedents' estates where DNBF or DANB is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator DE BONIS NON, administrator DE BONIS NON with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where DNBF or DANB is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which DNBF or DANB is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          4.30 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by DNBF for inclusion in the Form S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the S-4 and Proxy Statement, when it is first mailed to the shareholders of DNBF, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the S-4 and Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of DNBF, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the DNBF shareholders' meeting.

          4.31 ACCURATE DISCLOSURE. DNBF agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of DNBF and/or DANB will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 4.31, DNBF makes no representation or warranty with respect to any information supplied by BYL or BOYL (or any of BYL's Reports).


                                     ARTICLE V


                       REPRESENTATIONS AND WARRANTIES OF BYL

          BYL represents and warrants as follows:

          5.1 ORGANIZATION AND GOOD STANDING. BYL is duly organized and validly existing in good standing under the laws of the State of California, is registered with the FRB as a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. BOYL is duly organized and validly existing in good standing under the laws of the state of California, is a California state-chartered bank in good standing under the laws of the State of California and it has the corporate power and authority to carry on its business as presently conducted, is authorized to transact business as a bank, is not a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation in the manner and to the extent provided by law. BYL and BOYL have all requisite corporate power and authority to own, lease and operate their properties and assets and to carry on its business as presently conducted. The nature of their operations and the business transacted by them as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. DNBF has received true and correct copies of the Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof, of BYL and BOYL.

          5.2 CAPITALIZATION. The authorized capital stock of BYL consists of 50,000,000 shares of Common Stock, no par value, of which 1,546,530 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 25,000,000 shares of Preferred Stock, none of which are outstanding. Except for outstanding stock options, no unissued shares of BYL's Stock or any other securities of BYL are subject to any warrants, options, rights or commitments of any character, kind or nature and BYL is not obligated to issue or repurchase any shares of its Common Stock or any other security to or from any person except in accordance with the terms of the proposed BYL Stock Option Plan and Agreements pursuant thereto. Exhibit 5.2 sets forth the name of each holder of a BYL stock option, the number of shares of BYL Common Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option and the expiration date of each such holder's option.

          5.3 SUBSIDIARIES. Except for BOYL, BYL does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

          5.4 FINANCIAL STATEMENTS. BYL has delivered to DNBF copies of the audited Statements of Financial Condition of the BYL as of December 31, 1996 and 1995; Statements of Earnings, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1996 and 1995, the related notes and related opinions thereon of Vavrinek or Dayton, as appropriate, certified public accountants, with respect to such financial statements (the "Audited BYL Financial Statements"). The BYL has furnished DNBF with true and correct copies of each management letter or other letter delivered to the BYL by Vavrinek or Dayton, as appropriate, in connection with the Financial Statements of the BYL or relating to any review of the internal controls of BYL by Vavrinek or Dayton, as appropriate, since January 1, 1994. The Audited BYL Financial Statements:
(i) present fairly the financial condition and results of operations of BYL as of and for the dates or periods covered thereby in accordance with GAAP applied throughout the periods involved; (ii) are based on the books and records of BYL;
(iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies to the extent required by GAAP and RAP; and (iv) none of the BYL Audited Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP. The books and records of BYL have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

          Any references to BYL in the remaining sections of Article V shall, unless otherwise indicated, also be deemed references to BOYL.

          5.5  LITIGATION PROCEEDINGS AND AGREEMENTS WITH REGULATORY
AUTHORITIES.

               (a) BYL is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other governmental authority except as is shown on Exhibit 5.5(a). Except as set forth on Exhibit 5.5(a), BYL is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against BYL. BYL is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving BYL or any of its business or properties except as described in Exhibit 5.5(a). BYL has not been served with notice of, nor, to best of BYL's knowledge is it currently under investigation with respect to, any
violation of federal, state or local law or administrative regulation.   Except
as set forth on Exhibit 5.5(a), there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of BYL, affecting BYL or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of BYL, (b) requires any payment by, or excuses a material obligation of a third party to made any payment to, BYL, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, BYL; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of BYL that has been threatened, or which BYL has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of BYL, in connection with which any such person has or may have rights to be indemnified by BYL.

               (b) Except as set forth in Exhibit 5.5(a), BYL is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of bank holding companies or banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

          5.6 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 5.6, BYL has performed in all respects all of obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which it is a party or is subject to or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of BYL. No party with whom BYL has an agreement which is material to the financial condition, results of operations or business of BYL is in default thereunder.

          5.7 BROKERS. Except as indicated in Exhibit 5.7, no agent, broker, investment banker, person or firm acting on behalf or under authority of BYL (except for any payments for fairness opinions as required in Section 11.14) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

          5.8 INSURANCE. BYL has in full force and effect policies of insurance and bonds with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which in the judgment of BYL are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 5.8. Set forth in Exhibit 5.8 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by BYL, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to BYL in writing. BYL is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. BYL has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

          5.9 CERTAIN ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 5.9 since December 31, 1997, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of BYL or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of BYL or which should be disclosed in order to make BYL Financial Statements not misleading.

          (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of BYL or that may involve a loss of more than $50,000 in excess of applicable insurance coverage; or

          (c) Any amendment, modification or termination of any existing, or entry into any new, Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of BYL;

          (d) Any disposition by BYL of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of BYL; or

          (e) Any direct or indirect redemption, purchase or other acquisition by BYL of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of BYL Stock whether consisting of money, other personal property, real property or other things of value.

          5.10 COMPLIANCE WITH LAWS AND REGULATIONS.

          (a) Except as set forth in Exhibit 5.10, BYL is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any governmental agency having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

          (b) To the best of its knowledge, BYL has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by BYL are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of BYL.

          5.11 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of BYL. Assuming due and proper execution and delivery of this Agreement by DNBF, this Agreement constitutes a legal, valid and binding agreement of BYL in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. Subject to obtaining requisite approval of this Agreement by the shareholders of BYL, if required, BYL has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

          5.12 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by BYL with any provision hereof will not
(a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit
5.12 any material agreement, instrument or obligation to which it is a party or by which the property of BYL is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Commissioner and any other required Governmental Entity, and as set forth in Exhibit 5.12, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets or BYL; or (d) violate the Charter Documents or any Rules to which BYL is subject.

          5.13 REPORTS AND FILINGS. Since inception, BYL has filed all reports, returns, registrations and statements (such reports and filings referred to as "BYL Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FRB, (b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of BYL. No administrative actions have been taken or orders issued in connection with such BYL Filings. As of their respective dates, each of such BYL Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of such BYL Filings that were intended to present the financial position of BYL fairly and were prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved.

          5.14 UNDISCLOSED LIABILITY. BYL has no liabilities or obligations, either accrued or contingent, which are in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate, which has not been:

               (i)  reflected or disclosed in the Audited BYL Financial
Statements;

               (ii) incurred since December 31, 1997, in the ordinary course of business; or

               (iii) disclosed on Exhibit 5.14 or any other exhibit to this Agreement.

          To the best of BYL's knowledge and the knowledge of its officers and directors, after due investigation, there is no basis for the assertion against BYL of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of BYL, taken as a whole, which is not fairly reflected in the Financial Statements, or otherwise disclosed on Exhibit 5.14 hereto.

          5.15 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of BYL set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by BYL to be reasonable.

          5.16 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by BYL for inclusion in the S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the S-4 and Proxy Statement/ Prospectus (or incorporated by reference therein), when it is first mailed to the shareholders of BYL, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the S-4 and Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of BYL, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the BYL shareholders' meeting.

          5.17 ACCURATE DISCLOSURE. BYL agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of them circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of BYL and BOYL will fairly present the financial position of BYL and BOYL, will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.17, BYL makes no representation or warranty with respect to any information supplied by DNBF or DANB (or any of the DNBF Reports).

          5.18 FDIC AND COMMISSIONER EXAMINATIONS. (a) The FDIC has completed an examination of BOYL as of May 22, 1995, and whether or not the examination report has been issued, it is the understanding of BOYL from discussions with the FDIC examiners that (i) the FDIC believes BOYL's methodology for computing the allowance for loan losses is adequate, due to classifications during the examination the FDIC believed that BOYL's allowance was slightly underfunded, that BOYL made an additional provision during the examination to correct the deficiency, and that the FDIC required no material adjustments, (ii) BOYL's CAMELS rating will not change and BOYL's financial condition is deemed by the FDIC to be satisfactory.

          (b) The Commissioner has completed an inspection of BOYL as of November 14, 1996, and whether or not the examination report has been issued, it is the understanding of BOYL from discussions with the Commissioner's examiners that (i) the Commissioner believes BOYL's methodology for computing the allowance for loan losses is adequate, due to classifications during the examination the Commissioner believed that BOYL's allowance was slightly underfunded, that BOYL made an additional provision during the examination to correct the deficiency, and that the Commissioner required no material adjustments, (ii) BOYL's CAMELS rating will not change and BOYL's financial condition is deemed by the Commissioner to be satisfactory.

          (c) The FRB has not inspected BYL, as the formation of BYL as a bank holding company was completed on November 19, 1997.

                                     ARTICLE VI


                 COVENANTS OF DNBF AND DANB PENDING EFFECTIVE TIME

           DNBF covenants and agrees with BYL as follows:

          6.1 BEST EFFORTS. DNBF shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and XI hereof.

          6.2 CONDUCT OF BUSINESS. Unless BYL shall give its prior consent, or unless otherwise indicated, until the Effective Time, DNBF will, and shall cause DANB to:

               (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound banking practices; and take no action which would reasonably be expected to adversely affect or delay the ability of BYL, DNBF or DANB to obtain any necessary approvals, consents or waivers of any Governmental Entity or other parties required for the Merger or to perform its covenants or agreements under this agreement on a timely basis;

               (ii) refrain from (a) creating, incurring, or suffering to exist, any encumbrance or restriction of any kind against or in respect of any property or right of DNBF except for such which are not material in amount or nature to the financial condition or results of operations of DNBF, except for a pledge or security interest given in connection with the acceptance of government or public deposits; it being understood that the foregoing shall not be deemed to preclude loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred in the ordinary course of DANB's banking business, and (b) borrowing or agreeing to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any obligations of others except for such which are not material in amount or nature to the financial condition or results of operations of DNBF;
               (iii) refrain from making or becoming a party to any Material Contract or material commitment, or renewing, extending, amending or modifying any such contract or commitment except for loan and deposit transactions, in the usual and ordinary course of business, consistent with past practice, and refrain from making any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit, to any DNBF or DANB director, officer or employee or 5% or more shareholder, except in accordance with existing practice or policy;

               (iv) refrain from making any capital expenditures, except for ordinary repairs and replacements not exceeding $5,000 for any one item;

                (v) refrain from paying or agreeing to pay any bonus, extra compensation, pension or severance pay, under any pension plan or otherwise, deferred compensation, profit sharing or welfare benefit plan or increasing the rate of compensation paid by DNBF at December 31, 1997, to any officer, director, agent, consultant, or employee (except for raises and bonuses consistent with past practices accrued and paid prior to the end of the month prior to the Closing Date), and any such amounts shall be accrued and paid prior to the Determination Date; or agreeing to enter into any employment agreements or hire any officer level staff where such agreements or arrangements cannot be terminated without any liability upon not more than 90 days notice;

               (vi) maintain its assets and properties in good condition and repair (ordinary wear and tear excepted) and refrain from selling or otherwise disposing of any of its assets or properties, except in the usual and ordinary course, consistent with prior customary practice, and in accordance with safe and sound practices, and maintain DANB's present branch operations unless changed by mutual agreement;

               (vii) refrain from declaring or paying any dividend on or making any other distribution upon, or purchasing or redeeming, any shares of DNBF Stock, except BYL hereby consents to the payment of a $0.25 per share cash dividend in February 1998 on the shares of DNBF outstanding, up to a maximum of 232,423 shares;

              (viii) refrain from (a) issuing or selling or obligating itself to issue or sell any shares of DNBF Stock or any other securities or any warrants, rights or options to acquire DNBF Stock or other securities, except pursuant to previously outstanding stock options granted pursuant to DNBF Stock Option Plan,
(b) effecting a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

               (ix) refrain from directly or indirectly redeeming, purchasing or otherwise acquiring any DNBF Stock or stock of any corporation or any interest in any business enterprise except as it relates to a foreclosure in the usual and ordinary course of its business;

                (x) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

               (xi) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with DNBF's other obligations under this Agreement; and refrain from introducing any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

              (xii) use its best efforts to maintain and preserve intact the goodwill of its depositors, customers and those having business relations with it, continue to develop such customer relationships, refrain from materially changing the make-up of DANB's deposit structure, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect on the financial condition, or results of operations of DNBF in a manner consistent with DNBF's other obligations under this Agreement;

          (xiii) use its best efforts to maintain insurance and bond coverage at least equal to that now in effect on all its properties and all properties for which it is responsible and on its business operations, and carry the same coverage for public liability, personal injury and property damage that is now in effect, except if such insurance and coverage (a) is not available except at extraordinary rates, or (b) is not available except under materially different terms which are consistent with those in effect as of the date of this Agreement;

          (xiv) meet its material contractual obligations and not become in default in any material respect on any thereof; refrain from entering into or renewing any material contract or agreement to a date past March 31, 1998;

          (xv) duly observe and conform to lawful requirements applicable to its business in all material respects;

          (xvi) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

         (xvii) refrain from commencing any proceeding to merge, consolidate or liquidate or dissolve (except as contemplated by this Agreement) or obligating itself to do so;

        (xviii) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

          (xix) except for instituting actions against DANB borrowers to collect loans in default, refrain from instituting, settling, or agreeing to any material claim, action or proceeding before any court or governmental body unless not instituting, settling or agreeing to any material claim, action or proceeding would result in a Material Adverse Change to DNBF;

           (xx) refrain from making its credit underwriting policies, standards or practices applicable to all loans relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on the date hereof. DNBF and/or DANB shall not grant or commit to grant, without receiving BYL's Consent, (i) any loan or other extension of credit, including renewals and participations, to an existing customer of DNBF or DANB, if such loan or other extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person, would exceed $300,000 irrespective of any plans or intentions to sell or participate all or a portion of such loans, on an unsecured or secured basis, except for loans secured entirely by cash or readily marketable collateral, as that term is used in the National Bank Act, or (ii) any renewals or other extensions of credit to any borrower whose loans or other extensions of credit have been classified by any Governmental Entity. In addition, DNBF and/or DANB shall not take any property into Other Real Estate Owned ("OREO"), or sell any OREO property, without receiving BYL's Consent. Consent shall be deemed granted if within two Business Days of written notice received by BYL's designee, notice of objection is not received by DNBF or DANB in writing or by fax. During this period, DNBF and DANB agree to provide BYL a listing monthly of every loan made by DNBF and/or DANB;


               (xxi) refrain from making special or extraordinary material payments to any Person other than as contemplated and as disclosed in this Agreement as of the date hereof; and refrain from altering its method of establishing interest rates for deposits;

              (xxii) except for transactions in accordance with safe and sound banking practices, refrain from making any material investments, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

             (xxiii) advise BYL promptly in writing of any Material Adverse Change known to DNBF in the capital structure, financial condition, results of operations or of any event or condition which with the passage of time is reasonably likely to result in a Material Adverse Change to DNBF, or of any other materially adverse change known to DNBF respecting the business and operations of DNBF, or in the event DNBF determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of BYL set forth in Article XI or of any matter which would make the representations and warranties set forth in Article IV hereof not true and correct in any material respect at the Closing.

              (xxiv) promptly advise BYL in writing of any event or any other transaction within DNBF's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the Securities Exchange Act of 1934, as amended ("Exchange Act") or control of 5% or more of the outstanding shares of DNBF Stock or DANB Stock prior to the record date fixed for DNBF shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

               (xxv) charge-off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or RAP, applicable law or regulation, or classified as "loss" or as directed by any regulatory authority; and maintain the allowance for loan losses of DNBF and /or DANB, as appropriate, at a level which in the reasonable opinion of DNBF management is adequate to provide for all known and estimated credit losses on loans and leases outstanding and other inherent risks in DANB's loan portfolio, but in no case less than the level which in the reasonable opinion of DNBF and DANB management is adequate to provide for all known and reasonably expected losses on assets outstanding in accordance with GAAP and applicable regulatory accounting principles.

             (xxvi) furnish to BYL, as soon as practicable, and in any event within ten (10) days after it is prepared (except for the reports submitted to the board of directors of DNBF, as described in clause (i) below, which shall be furnished to BYL within ten (10) days after DNBF's and DANB's Board of Directors has reviewed the report), (i) a copy of any report submitted to the Board of Directors of DNBF and DANB, and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of their businesses and access to the working papers thereto, provided, however, that DNBF need not furnish BYL communications of DNBF's legal counsel regarding DNBF's rights against and obligations to BYL or its affiliates under this Agreement, (ii) to the extent permitted by law, copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the FRB, the Comptroller, the Commissioner or any other governmental or regulatory body,
(iii) monthly unaudited average statements of condition and statements of operations for DNBF and DANB, and quarterly unaudited statements of condition and statements of operations for DNBF and DANB and statements of changes in stockholders' equity for DNBF, in each case prepared in a manner consistent with past practice, and (iv) such other reports as BYL may reasonably request relating to DNBF and/or DANB. Each of the financial statements delivered pursuant to this Section 6.2(xxvi), except as stated therein, shall be prepared in accordance with DNBF's and DANB's normal practices;

          (xxvii) consistent with the standards set forth in this subsection 6.2 (xxvii), DNBF and DANB agree that through the Effective Time of the Merger, as of their respective dates, (i) each of DNBF filings and DANB filings with any regulatory agency will be true and complete in all material respects; and (ii) each of DNBF filings DANB filings with any regulatory agency will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such DNBF filings and DANB filings that is intended to present the financial position of the entities or entity to which it relates will be prepared in accordance with GAAP or applicable banking regulations consistently applied, except as stated therein, during the periods involved;

          (xxviii) maintain reserves for contingent liabilities in accordance with GAAP and RAP;

            (xxix) promptly notify BYL of the filing of any material litigation, governmental or regulatory action, or similar proceeding or notice of any claims against DNBF, DANB or any of their assets;

              (xxx) conduct good faith settlement negotiations, and, with the written consent of BYL, settle when deemed prudent by the Parties, of all existing or threatened litigation as specified in Exhibits 4.7(a) and 4.7(b), or for any new litigation filed or threatened from the date hereof to the Closing Date;

             (xxxi) except in the ordinary course of business, refrain from cancelling or accelerating any material indebtedness owing to DNBF or DANB or any claims which DNBF or DANB may possess or waive any material rights of substantial value;

            (xxxii) refrain from selling or otherwise disposing of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to DNBF or DANB;

          (xxxiii) refrain from foreclosing upon or otherwise taking title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that DNBF and DANB shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

          (xxxiv) refrain from committing any act or failing to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on DNBF's or DANB's business, financial condition, or results of operations.

          For purposes of this Section 6.2, BYL shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this section if, within five (5) Business Days, or three (3) Business Days for loans, after actual receipt by BYL of written notice from DNBF or DANB of DNBF's or DANB's intention to act contrary to any of the specified covenants set forth in this section, DNBF or DANB shall not have received written objection to any such action from BYL.

          6.3 ACCESS TO INFORMATION. (a) As long as the transaction contemplated herein has not been terminated, DNBF will afford BYL, its representatives, counsel, accountants, agents and employees including its financial advisor (collectively "Representatives"), access during normal business hours to all of its business, operations, properties, personnel books, files and records and will do everything reasonably necessary to enable BYL and its Representatives, to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, including access to DNBF and DANB management personnel in order to ask questions and receive full, complete and accurate answers to such questions, and all other information with respect to assets and properties of DNBF and DANB and the condition thereof, and to update such examination at such intervals as BYL shall deem appropriate. Such access shall include reasonable access by BYL and its representatives to auditors' work papers with respect to the business and properties of DNBF, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that DNBF is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of DNBF and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of DNBF. No such examination, however, shall constitute a waiver or relinquishment on the part of BYL to rely upon the representations and warranties made by DNBF herein or pursuant hereto; provided, that BYL shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by DNBF hereunder incorrect in any respect. BYL will hold in strict confidence all documents and information concerning DNBF so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the S-4 and Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to DNBF.

               (b) As long as the transaction contemplated hereunder has not been terminated, one Representative of BYL, selected by BYL in its sole discretion, shall be invited by DNBF to attend all regular and special Board of Directors' meetings of DNBF from the date hereof until the Effective Time of the Merger; DNBF shall inform BYL of such Board meeting at least five (5) days in advance of such meeting; provided, however, that the attendance of such Representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement on the obligations of DNBF under this Agreement.

          In the event the Merger provided for hereby is not consummated for any reason, BYL shall not, directly or indirectly: (i) utilize for its own benefit any Confidential Information regarding DNBF (as hereinafter defined) or (ii) disclose to any person any such Confidential Information, except as such disclosure may be required in connection with this Agreement or by law.

          6.4 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, DNBF will deliver to BYL a copy of the audited Statements of Financial Condition of DNBF as of December 31, 1997; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1997, the related notes and related opinions thereon of Vavrinek, certified public accountants, with respect to such financial statements (the "1997 Audited DNBF Financial Statements"). DNBF will furnish BYL with a true and correct copy of the management letter or other letter delivered to DNBF by Vavrinek, in connection with the 1997 Audited DNBF Financial Statements relating to any review of the internal controls of DNBF by Vavrinek The 1997 Audited DNBF Financial Statements will: (i) present fairly the financial condition and results of operations of DNBF as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of DNBF; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1997 Audited DNBF Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

          6.5  NO SOLICITATION.

               (a) DNBF shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or, except as permitted in this Section 6.5, enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, concerning the acquisition of DNBF, or substantially all of DNBF's business and properties, any of DNBF's Equity Securities or debt securities, whether by purchase, merger (other than by BYL), purchase of assets, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of DNBF; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of DNBF or DANB; a tender offer or exchange offer for at least 10% of the outstanding shares of DNBF; or a solicitation of proxies in opposition to approval of the Merger by DNBF's shareholders (an "Alternative Transaction").

               (b) DNBF shall not, and will cause each of its officers, directors, legal and financial advisors, agents and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than BYL, unless DNBF shall have received an unsolicited written offer from a Person other than BYL to effect an Alternative Transaction and the Board of Directors of DNBF is advised in writing by outside legal counsel that in the exercise of the fiduciary obligations of the Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

               (c) DNBF will promptly communicate to BYL the receipt of any proposal with respect to any Alternative Transaction, and will keep BYL informed as to the status of any such proposal; PROVIDED, HOWEVER, that DNBF shall not be required to disclose any matters which, in the written opinion of outside legal counsel, may not be disclosed in the exercise of the fiduciary obligations of the Board of Directors.

          6.6 CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT. DNBF will promptly inform BYL of the amounts and categories of any loans, leases or other extensions of credit that have been criticized special mention or classified by any bank regulatory authority or deemed by DNBF to require special attention pursuant to its internal policies (collectively "Classified Credits"). In addition, DNBF will furnish to BYL, as soon as practicable, and in any event within seven days after receipt by DNBF's Board of Directors, schedules including the following: (a) Classified Credits; (b) nonaccrual credits; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status; (d) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (e) loans or leases (including any commitments) by DNBF to any director, officer or shareholder holding 5% or more of the capital stock of such party; (f) letters of credit; (g) loans or leases charged-off during the previous month; (h) loans or leases written down during the previous month; and
(i) other real estate or assets owned, stating with respect to each its type.

          6.7 BREACHES. DNBF shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to BYL and, without limiting BYL's rights under paragraph 14.1(a)(ii), DNBF shall use its best efforts to prevent or promptly remedy the same.

          6.8 FILINGS, APPLICATIONS AND SHAREHOLDER APPROVAL. As soon as practicable, DNBF and BYL shall jointly prepare the S-4 and Proxy Statement, and take all action necessary in accordance with applicable Rules and their Charter Documents to submit to their shareholders for approval, and DNBF and BYL shall use their best efforts to obtain shareholder approval by April 30, 1998, or as soon thereafter as is reasonably possible, of the Agreement and the other transactions contemplated hereby. In connection with such submission, subject to its fiduciary obligations specified in Section 6.5(b), the DNBF Board of Directors shall recommend shareholder approval of all the matters referred to in this Section 6.8 and DNBF shall use its best efforts to obtain such shareholder approval. DNBF and DANB covenant and agree that all information furnished by DNBF and DANB for inclusion in the S-4 and the Proxy Statement and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger and the Bank Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement or material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          6.9 COMPLIANCE WITH RULES. DNBF shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, results of operations or prospects of DNBF.

          6.10 TERMINATION OF DNBF'S EMPLOYEE STOCK OPTION PLAN AND AGREEMENTS. DNBF will take all steps necessary to cause the DNBF Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger, will grant no additional options under said plan prior to the Effective Time of the Merger, and, except for any presently outstanding options which are exercised in accordance with the terms and provisions of DNBF Stock Option Plan, will use its best efforts to cause any options outstanding thereunder (irrespective of their exercise price and whether or not then presently exercisable or fully vested) to be canceled as of or prior to the Effective Time of the Merger together with a release of all claims against DNBF or DANB related to such options.

          6.11 OFFICERS AND EMPLOYEES. Between the date of this Agreement and the Closing Date, BYL and/or BOYL will use its best efforts to complete interviews with each officer and employee of DNBF and DANB. Five (5) days prior to the Determination Date, BYL and/or BOYL shall provide to DNBF and/or DANB a list of such officers and employees that BYL and/or BOYL desires to terminate following the Merger. Officers and employees of DNBF and DANB on such list will be terminated by BYL and/or BOYL following the Effective Time of the Merger, which shall use its best efforts to obtain appropriate releases, the form of which has been approved by BYL, from such officers and employees. DNBF and BYL will each pay one-half the amounts required for obtaining the appropriate releases, and such amounts will be accrued and deducted from retained earnings of DNBF and BYL, as appropriate, prior to the Determination Date. Each officer and employee of DNBF and/or DANB to be retained by BYL and/or BOYL will be required to indicate in writing to BYL and/or BOYL, as appropriate, that such officer or employee agrees to BYL's employment policies, procedures and Handbook, acknowledges his or her at-will employment status while employed by BYL and/or BOYL, acknowledges his or her salary or compensation and title while employed by BYL and/or BOYL, and acknowledges the limitation on vesting for employee benefits, substantially in the form attached as EXHIBIT 6.11(a). DNBF and/or DANB, as appropriate will terminate all DNBF and/or DANB Employment Agreements specified in EXHIBIT 4.11(a) prior to the Effective Time of the Merger, without any liability to DNBF, DANB, BYL or BOYL, except that BYL or BOYL agrees to enter into five-year consulting agreements with Messrs. Hatcher and West and a three-year employment agreement with Ms. Van Kampen, the general terms of which are specified in EXHIBIT 6.11(b).

          6.12 TERMINATION OF CONTRACTS AND ACCRUAL OF LIABILITIES. DNBF and/or DANB shall furnish to BYL and/or BOYL a list of any contracts, commitments or Understandings as defined in Section 4.12(v). Each of these contracts shall be examined by a committee made up of the Senior Executive Vice President of BYL and BOYL and the Executive Vice President of DNBF and DANB as to the continued usefulness of such contracts in the Surviving Corporation and/or the Surviving Bank. If the above-described committee determines that a contract described herein should be cancelled, the above-described committee will also determine the most cost effective method for cancellation. All such contracts to be terminated will be identified no later than five (5) business days before the Determination Date. DNBF and BYL will each pay one-half the amounts required for terminating any such contracts, and such amounts will be accrued and deducted from retained earnings of DNBF and BYL, as appropriate, prior to the Determination Date. Before the end of the month prior to the Closing Date, DNBF shall have paid, or set-up adequate accruals for the payment of, all material expenses that DNBF shall be liable for up to the Closing Date, including, but not limited to, all accounting, attorney fees and data processing costs and related costs in connection with this Agreement.

          6.13 EXECUTION OF AGREEMENT OF MERGER. Subject to receipt of any and all necessary approvals and permits by any Governmental Entity, DNBF shall execute the Agreement of Merger and any and all related documents.

          6.14 ACCOUNTANTS. Promptly upon request of BYL, DNBF will ask its accountants to permit BYL or its representatives to review and examine the work papers relating to DNBF's audited financial statements for the years ended December 31, 1994, 1995 and 1996, and the pending audit for the year ended December 31, 1997, and DNBF will permit such accountants to discuss with BYL any matter relating to the audits or pending audits of DNBF. In addition, DNBF will make available to BYL copies of each management letter or other letter delivered to DNBF by its accountants in connection with such financial statements or relating to any review by its accountants of the internal controls of the party since January 1, 1994, unless previously provided to BYL and DNBF has instructed its accountants to make available for inspection by BYL or its representatives all reports and working papers produced or developed by its accountants in connection with their examination of such financial statements, as well as all such reports and working papers for any periods for which any tax of the party has not been finally determined or barred by applicable statutes of limitation.

          6.15 CORPORATE ACTION. The parties shall each take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement.

          6.16 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the California Department of Financial Institutions, the FRB, the FDIC and such other Governmental Entity as BYL or DNBF may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. BYL and DNBF each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          6.17 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 6.16, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors.

          6.18 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. BYL and DNBF each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof.

          6.19 DNBF EMPLOYEE BENEFITS. Except as otherwise agreed in writing, DNBF shall cause all employee benefits and benefit programs of DNBF to be terminated except as otherwise provided by applicable labor laws as of the Effective Time of the Merger.

          6.20  (Reserved)

          6.21 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by DNBF or DANB with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of their Charter Documents or, except as set forth in Exhibit 6.21 any material agreement, instrument or obligation to which the Surviving Corporation or the Surviving Bank will become a party or by which the property of the

Surviving Corporation or the Surviving Bank will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Comptroller and the Commissioner and as set forth in Exhibit 6.21, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Surviving Corporation or the Surviving Bank; or (d) violate the Charter Documents or any Rules to which the Surviving Corporation or the Surviving Bank is subject.

          6.22 S-4 AND PROXY STATEMENT. DNBF will assist BYL in connection with the preparation of the S-4 and the Proxy Statement for the issuance of BYL Stock contemplated by this Agreement, and such assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of DNBF needed in connection with the issuance of BYL Stock and the closing of the Merger. Such information to be supplied by DNBF including any and all information furnished by DNBF for inclusion in all applications for statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger and the Bank Merger, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not intentionally misleading.

          6.23 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter BYL and DNBF shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure. The parties hereby agree that all public statements after the initial press release announcing this Agreement referring to DNBF shall be made by Mr. Hatcher, and all public statements made after the initial press release announcing this Agreement referring to BYL shall be made by Mr. Robert Ucciferri, and both parties agree that all public statements shall be made by mutual agreement, if possible.

          6.24  AFFILIATES AND FIVE PERCENT SHAREHOLDERS.

          (a) At least 40 days prior to the Effective Time, DNBF shall deliver to BYL a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of DNBF, "affiliates" of DNBF for purposes of Rule 145 under the Securities Act. DNBF shall use commercially reasonable efforts to cause each such affiliate to deliver to BYL prior to the Effective Time a written "Affiliates" agreement, in customary form, providing that such person shall dispose of BYL Stock to be received by such person in the Merger only in accordance with applicable law.

          (b) Prior to the Effective Time, DNBF shall use commercially reasonable efforts to cause each person or group of persons who holds five percent (5%) or more of DNBF's Stock

(regardless of whether such person is an "affiliate") to deliver to the law firm delivering the opinion pursuant to Section 10.1 a letter stating that such shareholder(s) have no present intention to dispose of BYL Stock he or she or they will receive in the Merger, and committing that he, she or they will not dispose of such BYL Stock in such a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

          6.25 INDEMNIFICATION AND INSURANCE. DNBF at its expense shall maintain in effect policies of directors' and officers' liability insurance for a period of 18 months with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which DNBF would have had an obligation to indemnify its directors and officers, and coverage for a period of at least 18 months following the Effective Time of the Merger under a bankers' blanket bond which is no less protective in terms of coverage or limitations than possessed by DNBF prior to the Effective Time of the Merger which covers losses incurred prior to the Effective Time and actions related to this Agreement.


                                    ARTICLE VII

                  COVENANTS OF THE COMPANY PENDING EFFECTIVE TIME

          7.1 BEST EFFORTS. BYL shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and X hereof.

          7.2 CONDUCT OF BUSINESS. Unless DNBF shall give its prior consent, which consent will not be unreasonably withheld, until the Effective Time, or unless otherwise indicated BYL will:

               (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

               (ii) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

              (iii) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with BYL's other obligations under this Agreement;

               (iv) use its best efforts to preserve the goodwill of those having business relations with BYL, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have, taken as a whole, a material adverse effect on the financial condition, or results of operations of BYL in a manner consistent with BYL's other obligations under this Agreement;

             (v) duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority unless any extensions have been duly granted by such authorities;

            (vi) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

           (vii) advise DNBF promptly in writing of any material adverse change known to BYL in the capital structure, financial condition, results of operations, or of any event or condition which with the passage of time is reasonably likely to result in a material adverse change in the capital structure, financial condition or results of operations of BYL, or in the event BYL determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of DNBF set forth in Article X or of any matter which would make the representations and warranties set forth in
Article V hereof not true and correct in any material respect at the Closing;

          (viii) BYL agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the filings with any regulatory agency will be true and complete in all material respects; and (ii) each of the filings with any regulatory agency will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied, except as stated therein, during the periods involved;

          For purposes of this Section 7.2, DNBF shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this section if, within five (5) Business Days, after actual receipt by DNBF of written notice from BYL of BYL's intention to act contrary to any of the specified covenants set forth in this section, DNBF shall not have delivered to BYL written objection to any such action.

          7.3 ACCESS TO INFORMATION. BYL will afford DNBF, its representatives, counsel, accountants, agents and employees (collectively "Representatives"), access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable DNBF and its Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of BYL and the condition thereof, and to update such examination at such intervals as DNBF shall deem appropriate. Such access shall include reasonable access by DNBF or its representatives to auditors' work papers with respect to the business and properties of BYL, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that BYL is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of BYL and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of BYL. No such examination, however, shall constitute a waiver or relinquishment on the part of DNBF to rely upon the representations and warranties made by BYL herein or pursuant hereto; provided, that DNBF shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by BYL hereunder incorrect in any respect. DNBF will hold in strict confidence all documents and information concerning BYL so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the S-4 and Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to BYL.

          In the event the Merger provided for hereby is not consummated for any reason, DNBF shall not, directly or indirectly: (i) utilize for its own benefit any Confidential Information regarding BYL (as hereinafter defined) or (ii) disclose to any person any such Confidential Information.

          7.4 BREACHES. BYL shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to DNBF and, without limiting DNBF's rights under paragraph 14.1(a)(ii), BYL shall use its best efforts to prevent or promptly remedy the same.

          7.5 COMPLIANCE WITH RULES. BYL shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, or results of operations of BYL taken as a whole. BYL shall also comply with all securities statutes, rules and regulations, whether federal or state, in connection with the Proxy Statement and the S-4. Except for information supplied by DNBF pursuant to Section 6.22, the information contained in the S-4 and Proxy Statement disclosure documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          7.6 CORPORATE ACTION. BYL shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger.

          7.7 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as BYL or DNBF may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. BYL and DNBF each covenant and agree that any and all information furnished by one party to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          7.8 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 7.7, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors.

          7.9 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. BYL and DNBF each agree to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof.

          7.10 INDEMNIFICATION AND INSURANCE. If BYL or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, BYL shall take no action to impair the rights provided in
Section 6.25.

          7.11 EXECUTION OF AGREEMENT OF MERGER. As soon as practicable, BYL shall execute the Agreement of Merger.

          7.12 AUTHORIZATION. The execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors of BYL. The Agreement of Merger will constitute a legal, valid and binding agreement of BYL in accordance with its respective terms, except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. BYL has full corporate power and authority to perform its obligations under the Agreement of Merger and the transactions contemplated thereby.

          7.13 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance of BYL with any provision thereof will not
(a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit
7.13 any material agreement, instrument or obligation to which BYL will become a party or by which the property of BYL will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and any federal and state securities commissioner or department as set forth in Exhibit 7.13, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of BYL; or
(d) violate the Charter Documents or any Rules to which BYL is subject.

          7.14 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of BYL set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by BYL to be reasonable. BYL shall further amend or supplement the schedule as of the Closing Date if necessary to reflect any additional changes in the status of BYL.

          7.15 EMPLOYEE BENEFITS. BYL shall, with respect to each person who remains an employee of BYL or BOYL following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 7.15. Subject to the right of subsequent amendment, modification or termination in BYL's sole discretion, each Continued Employee shall be entitled, as a new employee of BYL, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of BYL or BOYL (the "BYL Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof. DNBF and DANB employees shall participate therein on the same basis as similarly situated employees of BYL and BOYL, and BYL shall give credit for each year of service to DNBF or DANB for purposes of eligibility and vesting, except that no former officer or employee of DNBF or DANB shall be deemed to have accrued any rights to past contributions under the BYL 401K Plan by reason of past employment by DNBF or DANB. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this Section 7.15 is not intended to give Continued Employees any rights or privileges superior to those of other employees of BYL or BOYL. BYL may terminate or modify all Employee Plans and BYL's obligation under this Section 7.15 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, BYL shall, for purposes of vesting and any age or period of services requirements for commencement of participation with respect to any BYL Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with DNBF or DANB.

          7.16 FINANCIAL STATEMENTS. BYL will deliver to DNBF a copy of the audited Statements of Financial Condition of BYL as of December 31, 1997; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1997, the related notes and related opinions thereon of Vavrinek, certified public accountants, with respect to such financial statements (the "1997 Audited BYL Financial Statements"). BYL will furnish DNBF with a true and correct copy of the management letter or other letter delivered to BYL by Vavrinek in connection with the 1997 Audited BYL Financial Statements relating to any review of the internal controls of BYL by Vavrinek. The 1997 Audited BYL Financial Statements: (i) present fairly the financial condition and results of operations of BYL as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of BYL;
(iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1997 Audited BYL Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.


                                    ARTICLE VIII

                MEETING OF SHAREHOLDERS AND FEDERAL SECURITIES LAWS

          The parties covenant and agree as follows:

          8.1 SHAREHOLDER MEETING. DNBF and BYL will use their best efforts, by April 30, 1998, or as soon thereafter as is reasonably possible, to cause either (i) a meeting of their shareholders (hereinafter referred to as the "DNBF Meeting" or "BYL Meeting," as appropriate) to be duly called and held upon requisite notice, or (ii) to obtain the required written consents in accordance with the California Corporations Code for the purpose of:

               (i) authorizing and approving this Agreement and the transactions contemplated herein; and

              (ii) conducting such other business as its Board of Directors deems advisable and proper in connection therewith;

          DNBF and BYL shall use their respective best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable. BYL shall take any action required to be taken under any applicable state securities laws in connection with the issuance of BYL Stock in the Merger, and DNBF shall furnish all information concerning DNBF as may be reasonably requested in connection with any such action. Each party shall immediately notify the other Party in writing in the event either party becomes aware that the S-4 or the Proxy Statement at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that the S-4 or the S-4 and Proxy

Statement otherwise is required to be amended or supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.

          DNBF, through its Board of Directors, will recommend that its shareholders approve the transactions contemplated hereby, and it will use its best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding DNBF Stock, so long as it is consistent with its fiduciary obligation to do so.

          8.2 FEDERAL SECURITIES LAWS. In obtaining the consent of its shareholders of the matters described in Section 8.1 hereof, DNBF, BYL and their respective officers, directors and controlling shareholders, in all respects, comply with Sections 10 and 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the rules and regulations of the SEC promulgated under the 1934 Act applicable to commercial banks which are not reporting companies, other applicable provisions of the United States Code, the rules and regulations of the Commissioner, the California Commissioner of Corporations and the securities laws of all states in which shareholders of the parties reside.

          Without in any way limiting the generality of the foregoing, DNBF and BYL agree that the Notice of Meeting, S-4 and Proxy Statement submitted in connection therewith, Form of Proxy and other solicitation materials that will be used in soliciting the aforesaid shareholder approvals and authorizations:

               (i) will be filed with, and not be used before the same are cleared for use by, the SEC, the California Commissioner of Corporations, and other agencies having jurisdiction over BYL and DNBF and this transaction, including the securities administrators of all states in which their respective shareholders reside;

               (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated or contractually obligated to become affiliated therewith, whether by merger, acquisition or of assets or otherwise.

             (iii) DNBF and BYL will use their best efforts to obtain clearance by all appropriate regulatory authorities for the use of their Notice of Meeting, Proxy Statement, Form of Proxy and other solicitation materials. Each party will consult and cooperate with the other in the preparation of all such proxy solicitation material for the aforesaid Meeting and DNBF agrees not to transmit any proxy materials without the prior consent of BYL and its counsel.

             (iv) BYL and DNBF shall each pay one-half of the expenses in connection with the preparation and filing, including attorney fees, of the Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials.

          8.3 MAILING OF PROXY STATEMENT. DNBF and BYL each covenant and agree that they will use their best efforts and shall cooperate with each other in the preparation, filing and mailing of the Proxy Statement as soon as it reasonably practicable and is permitted under applicable law; it being the intention of DNBF and BYL to include their December 31, 1997 financial statements and information in the financial disclosures contained in the Proxy Statement.

          8.4 MATERIALS TO BE FURNISHED PRIOR TO MAILING DATES. On or prior to the DNBF Mailing Date, DNBF (a) shall use its best efforts to cause an appropriate firm that shall be selected by DNBF in its discretion, subject to the reasonable approval of BYL, to deliver to BYL a copy of any letter to the Board of Directors of DNBF, dated as of a date not more than five days prior to such Mailing Date, in form and substance satisfactory to BYL to the effect set forth in Section 10.9 hereof, and (b) shall have received a letter by a date not more than five days prior to such Mailing Date, to the effect that the consideration to be received by the shareholders of DNBF in the Merger is fair from a financial point of view, and (c) shall have received a letter by a date not more than five days prior to the DNBF Mailing Date, of the valuation of dissenters rights shares as described in Section 1300.

          8.5 REGULATORY APPROVALS. DNBF and BYL each agree to use their best efforts to provide promptly such information and reasonable assistance as may be requested by the other party to this Agreement and to take promptly such other actions as shall be necessary or appropriate in order to consummate the transactions contemplated hereby. Without limiting the foregoing, DNBF and BYL will each (a) prepare, submit and file, or cause to be prepared, submitted and filed, all applications for all authorizations, consents, orders and approvals of federal, state, local and other governmental regulatory bodies and officials necessary under applicable law for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby,
(b) use their best efforts to obtain all such authorizations, consents, orders and approvals as expeditiously as possible in accordance with the terms of this Agreement, and (c) cooperate fully with each of the other parties to this Agreement in promptly seeking to obtain such authorizations, consents, orders and approvals, including without limitation, in each case, the approval of the FRB, the FDIC and the Commissioner. DNBF and BYL each agree to promptly provide the other with copies of all applications referred to in clause (a) above and copies of all written communications, letters, reports or other documents delivered to or received from any regulatory authorities, and copies of all memoranda relating to discussions with such authorities, if any, with respect to the Merger, except that BYL and DNBF shall not be required to provide DNBF and BYL, as appropriate, with any of the foregoing documents submitted or received on a confidential basis or which incorporate confidential information relating to other financial institutions.

          8.6 MERGER OF DANB AND BOYL. The parties agree to use their reasonable best efforts between the date of this agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Bank Merger will occur substantially concurrently with, or as soon as practicable after, the Effective Time of the Merger. A copy of the Bank Merger agreement is attached hereto as Exhibit D. The original of such Bank Merger Agreement shall be executed and delivered as son as practicable after the execution of this Agreement.

                                     ARTICLE IX

               CONDITIONS PRECEDENT TO THE CONTEMPLATED TRANSACTIONS

          The obligations of the parties to consummate the transactions as provided for herein are subject to the fulfillment, at or prior to the Effective Time, of the conditions that:

          9.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the Commissioner, the FRB, the FDIC and/or any other governmental agencies which are necessary to carry out the transactions contemplated in this Agreement, shall have been received, the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6), and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied by June 30, 1998, or as soon thereafter as is reasonably possible. Said permits and approvals shall include, but shall not be limited to, the following:

          (i) prior written approval from the Commissioner pursuant to the California Financial Code, the FRB pursuant to the Federal Reserve Act and the BHC Act, and the FDIC pursuant to the Federal Deposit Insurance Act;

          (ii) to the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the Commissioner, shall have been obtained, granted or waived for the Merger, and all applicable waiting periods under all rules shall have expired.

         (iii) all approvals and/or permits necessary for the S-4 and any other necessary regulatory approvals and the issuance of approvals or assurances from the Commissioner, the FRB, the FDIC and any other necessary Governmental Entity having authority over the Merger that the approval of the Merger will be forthcoming that are satisfactory to BYL.

          9.2  ABSENCE OF LITIGATION.  On the Closing Date and at the Effective
Time: (i) there shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any governmental authority against the transactions contemplated hereby; and (ii) there shall be in effect no order, writ, injunction or decree of any court or governmental authority prohibiting the consummation of any of the transactions contemplated hereby.

          9.3 SHAREHOLDER APPROVAL. The Agreement, the Merger, and the other transactions contemplated hereby, shall have been approved by the holders of at least a majority of the issued and outstanding shares of DNBF Stock and BYL Stock, by DNBF as the sole shareholder of DANB, and by BYL as the sole shareholder of BOYL, and entitled to vote by March 31, 1998, or as soon thereafter as is reasonably possible. Any and all other action required by the shareholders of DNBF or BYL to authorize or effect the transactions called for herein shall have been duly and validly taken.

          9.4 TAX OPINION. DNBF and BYL shall have received an opinion from Vavrinek that the Merger and the Bank Merger will not result in the recognition or gain or loss for federal income tax purposes to DNBF, DANB, BYL or BOYL, nor will the issuance of the BYL Stock result in the recognition of gain or loss by the holders of DNBF Stock who receive such stock in connection with the Merger.

          9.5 POOLING OF INTERESTS ACCOUNTING TREATMENT. Vavrinek shall have confirmed in writing to BYL and DNBF that the Merger and the Bank Merger qualify for pooling of interests accounting treatment.

          9.6 DISSENTERS. The sum of (i) of the shares of DNBF Stock that will not be converted into BYL Stock due to the exercise of dissenters' rights granted under the California Corporations Code and (ii) the shares of BYL Stock that become Dissenting Shares shall not exceed 10% of the aggregate number of issued and outstanding shares of DNBF Stock and BYL Stock.


                                     ARTICLE X

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DNBF

          All of the obligations of DNBF to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of DNBF:

          10.1 LEGAL OPINION. DNBF shall have received the opinion of Knecht & Hansen, acting as counsel for BYL, dated as of the Closing Date, in substantially the form of EXHIBIT 10.1.

          10.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by BYL at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of BYL contained in Article V hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. BYL shall have delivered certificates dated the Closing Date, signed by its President, certifying the fulfillment of this condition.

          10.3 CLOSING DOCUMENTS. BYL shall have delivered to DNBF all items required by DNBF pursuant to Section 3.3, all of which documents shall be properly executed and, if required by DNBF, acknowledged before a notary.

          10.4 EFFECTIVE S-4 AND PROXY STATEMENT. The S-4 and Proxy Statement shall have been approved or otherwise become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by any regulatory agency at the Closing Date.

          10.5 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and consents referred to in Section 9.1 and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of BYL and DNBF, that are or would have become applicable to BYL as the Surviving Corporation, or BOYL as the Surviving Bank, and that BYL reasonably and in good faith concludes would materially adversely affect the financial condition or operations of BYL or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement. All actions necessary to authorize the execution, delivery and performance of the Agreement by BYL and consummation of the Merger by BYL and DNBF shall have been duly and validly taken by the Board of Directors of BYL and DNBF.

          10.6 THIRD PARTY CONSENTS. BYL shall have obtained all consents of other parties to their material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

          10.7 ABSENCE OF CERTAIN CHANGES. As of the Closing Date there shall not exist any of the following:

          (i) any change(s) in the financial condition or results of operation of BYL since December 31, 1997 which individually is or in the aggregate are materially adverse to BYL; or

          (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of BYL on a consolidated basis.

          10.8 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to DNBF hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for DNBF.

          10.9 FAIRNESS OPINION. Prior to solicitation of shareholder approval, DNBF shall have received an opinion pursuant to Section 8.4 confirming the fairness of the terms of the Merger from a financial perspective, and such opinion shall not have been withdrawn prior to the Effective Time of the Merger.

          10.10 APPOINTMENT OF DIRECTORS. All necessary action shall have been taken to have Messrs. Cox, Hatcher and Fischer elected or appointed to serve, from and after the Effective Time of the Merger and the Bank Merger, as directors of the Surviving Company and the Surviving Bank.

          10.11 NASDAQ LISTING. The shares of BYL Stock issuable pursuant to this Agreement shall have been duly authorized for listing, subject to notice of issuance, on Nasdaq

National Market System or any other national exchange on which the shares of BYL Stock may be listed.


                                     ARTICLE XI

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BYL

          All of the obligations of BYL to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of BYL, as appropriate:

          11.1 LEGAL OPINION. BYL shall have received the opinion of Rothgerber, Appel, Powers & Johnson LLP, acting as counsel for DNBF, dated as of the Closing Date, in substantially the form of EXHIBIT 11.1.

          11.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by DNBF at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of DNBF contained in Article IV hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. DNBF shall have delivered to BYL a certificate, dated the Closing Date, signed by the President and Chief Financial Officer of DNBF, certifying the fulfillment of this condition.

          11.3 CLOSING DOCUMENTS. DNBF shall have delivered to BYL all items required by BYL pursuant to Section 3.3, all of which documents shall be properly executed and, if required by BYL, acknowledged before a notary.

          11.4 EFFECTIVE S-4 AND PROXY STATEMENT. The S-4 and Proxy Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by the SEC, FDIC, the Commissioner, the FRB or any blue sky authority at the Closing Date.

          11.5 DNBF SHAREHOLDERS AGAINST MERGER. DNBF shareholders voting against the Merger or DNBF shareholders giving notice in writing to DNBF at or before DNBF's meeting that such shareholder dissents from the Merger, and the DNBF shares of such shareholder are Perfected Dissenting Shares, on a combined basis, shall hold not more than five percent (5%) of the outstanding shares of DNBF.

          11.6 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and consents referred to in Section 9.1 and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of BYL, that are or would have become applicable to BYL or the Surviving Bank and that BYL reasonably and in good faith concludes would materially adversely affect the financial condition or operations of BYL or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement.

          11.7 THIRD PARTY CONSENTS. BYL shall have obtained all consents of other parties to DNBF's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.


          11.8 ABSENCE OF CERTAIN CHANGES. As of the Effective Time of the Merger there shall not exist any of the following: (i) any change(s) in the consolidated financial condition, or results of operation of DNBF since December 31, 1997, which individually is or in the aggregate are materially adverse to DNBF; (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of DNBF; or (iii) any material adverse change in the deposit structure of DNBF from the date of this Agreement to the Closing Date.

          11.9 TERMINATION OF DNBF STOCK OPTION PLAN, AND OFFICERS AND EMPLOYEES. DNBF shall have caused DNBF's Stock Option Plan, and used its best efforts to cause any outstanding DNBF Option not exercised, to be terminated as of or prior to the Effective Time of the Merger and shall have obtained the consents or agreements specified in, and otherwise shall have complied with the terms of, Section 6.10. Pursuant to California Law and its employment policies and practices, DNBF shall have complied with Section 6.11 of this Agreement as of the Effective Time of the Merger.

          11.10 DIRECTOR AGREEMENTS. Pursuant to Section 2.9, concurrently with the execution of this Agreement, each director of DNBF shall enter into separate agreements with BYL in the form attached hereto as EXHIBIT "B".

          11.11 TERMINATION OF CONTRACTS. Pursuant to Section 6.12, DNBF and BYL shall have terminated all contracts, commitments or understandings as defined in Section 4.12(v) for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $2,500. All such contracts to be terminated will be identified no later than five (5) business days before the Determination Date. DNBF and BYL will each pay one-half the amounts required for terminating any such contracts, and such amounts will be accrued and deducted from retained earnings of DNBF and BYL, as appropriate, prior to the Determination Date. Before the Determination Date prior to the Closing Date, DNBF shall have paid, or set-up adequate accruals for the payment of all material expenses that DNBF shall be liable for up to the Closing Date, including, but not limited to, all accounting and attorney fees in connection with this Agreement.

          11.12 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to BYL hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for BYL.

          11.13 EMPLOYEE BENEFIT PLANS. BYL shall have received satisfactory evidence that (i) all of DNBF's employee benefit plans, programs and arrangements, have been terminated on terms and conditions satisfactory to BYL, and (ii) all benefits payable under such plans, programs and arrangements have been paid.

          11.14 FAIRNESS OPINION. Prior to commencement of the solicitation of shareholders of BYL and DNBF, BYL shall have received an opinion concerning the fairness of the terms of the Merger to the shareholders of BYL from a financial point of view.

          11.15 S-4, PROXY STATEMENT AND REGULATORY APPLICATIONS. DNBF shall have provided such information as deemed necessary by BYL in connection with the S-4, the Proxy Statement and any other regulatory applications including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from DNBF's accountants.

          11.16 BYL WARRANT AGREEMENT. Concurrently with the execution of this Agreement, DNBF shall have executed and delivered to BYL the BYL Warrant and the BYL Warrant Agreement.

          11.17 INSURANCE COVERAGE. DNBF shall have obtained (i) coverage for a period of 18 months following the Effective Time of the Merger for the directors and officers of DNBF and DANB under a directors' and officers' liability insurance policy covering acts or omissions occurring prior to the Effective Time of the Merger, and (ii) coverage for a period of at least 18 months following the Effective Time under a bankers' blanket bond which is no less protective in terms of coverage or limitations than possessed by DNBF and DANB prior to the effective Time of the Merger which covers losses incurred prior to the Effective Time and actions related to this Agreement.

          11.18 BLUE SKY MATTERS. The issuance of the BYL Stock in the Merger shall have been qualified or registered with the appropriate Governmental Entity under state securities or Blue Sky laws, and such qualification or registrations are in effect on the Closing Date.


                                     ARTICLE XII

                               DISSENTING SHAREHOLDERS

          Following the completion of the Conversion, any BYL or DNBF shareholder who lawfully dissents shall be entitled to receive cash for the fair market value of his shares determined in accordance with Section 1300.

                                    ARTICLE XIII

                                      EXPENSES

          13.1 EXPENSES. All fees and out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that BYL and DNBF shall each pay one-half the costs and expenses of the preparation of the S-4 and Proxy Statement.

                                    ARTICLE XIV

                                    TERMINATION

          14.1  TERMINATION OF THIS AGREEMENT.

          (a) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of the constituent entities to the transactions contemplated by this Agreement, this Agreement may be terminated prior to the Effective Time of the Merger:

               (i) by mutual agreement of the parties, in writing;

               (ii) by (A) BYL immediately upon the expiration of 30 days from the date that BYL has given notice to DNBF of a material breach or default by DNBF in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (B) DNBF immediately upon the expiration of 30 days from the date that DNBF has given notice to BYL of a breach or default by BYL in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, which termination shall be effective immediately unless (unless otherwise agreed) within such 30 day period, the breaching or defaulting party shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

             (iii) by BYL or DNBF if any governmental or regulatory authority denies or refuses to grant the approvals, consents or authorizations required to be obtained, or if any governmental or regulatory authority approves the transaction covered and contemplated by this Agreement upon conditions not reasonably acceptable to BYL, in order to consummate the transactions covered and contemplated by this Agreement. If any regulatory application filed pursuant to this Agreement hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by BYL, as a condition for approval, shall not be deemed to be a denial or disapproval so long as BYL diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of BYL (hereinafter referred to as the "appeal") then the application will be deemed denied unless BYL prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

               (iv) by BYL or DNBF if (A) the Board of Directors of DNBF approves a transaction (or DNBF executes a letter of intent or other agreement) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the SEC pursuant to the Exchange Act) or control of 10% or more of the outstanding shares of DNBF Common Stock or other securities of DNBF; (B) any person or entity or related group of persons or entities seeks to acquire 10% or more of the outstanding shares of DNBF Common Stock by tender offer or otherwise, and the Board of Directors of DNBF does not advise DNBF's shareholders that the Board does not support such tender offer or acquisition and that it supports the Merger; (C) if DNBF violates its covenant pursuant to
Section 6.2 (xxiii) and (xxiv); or (D) the Merger does not receive the requisite approval of DNBF's or BYL's shareholders.

               (v) by DNBF, if any of the conditions set forth in Article X shall not have been met, by BYL if any of the conditions set forth in Article XI shall not have been met, or by DNBF or BYL, if any conditions set forth in
Article IX have not been met by September 30, 1998, or such earlier time as it becomes apparent that such conditions cannot be met.

               (vi) by DNBF if the Average Price of BYL Stock exceeds 135% of the Stipulated BYL Share Value, or $25.31; by BYL if the Average Price of BYL Stock is less than 65% of the Stipulated BYL Share Value, or $12.19.

          (b) TERMINATION DATE. This Agreement shall be terminated if the Closing Date shall not have occurred by September 30, 1998, unless extended in writing by the parties.

          (c) REGULATORY ENFORCEMENT MATTERS. In the event that DNBF or BYL or any of their respective subsidiaries shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies which is material to DNBF or BYL and their respective subsidiaries taken as a whole, then either BYL or DNBF may terminate this Agreement.

          (d) Notwithstanding anything to the contrary contained herein:

               (i) If this Agreement is terminated by DNBF before the Closing Date pursuant to Sections 14.1(a)(ii)(B), BYL shall pay to DNBF, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the direct expenses incurred by DNBF in connection with the transaction contemplated by this Agreement, plus 20% of such expenses, within ten (10) business days of such termination; and

               (ii) If this Agreement is terminated by BYL before the Closing Date pursuant to Sections 14.1(a)(ii)(A) hereof, DNBF shall pay to BYL, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by BYL in connection with the transaction contemplated by this Agreement, plus 20% of such expenses, within ten (10) business days of such termination.

             (iii) If this Agreement is terminated by BYL before the Closing pursuant to Section 14.1(a)(iv) hereof, DNBF will pay to BYL, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by DNBF in connection with the transaction contemplated by this Agreement, plus 20% of such expenses, within ten (10) business days of such termination.

                                     ARTICLE XV

                                 GENERAL PROVISIONS

          15.1 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the jurisdiction over DNBF or BYL or as may otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (y) return to the other Parties all documents (and reproductions thereof) received form such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (z) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that include Confidential Information, unless otherwise advised by counsel in connection with any controversy under the Agreement.

          15.2 PUBLICITY. The Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement, shareholder communication or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the Parties except to the extent that independent legal counsel to the Parties, as the case may be, shall deliver a written opinion to the Parties that a particular action is required by applicable Rules. The parties hereby agree that all public statements after the initial press release announcing this Agreement referring to DNBF shall be made by Mr. Neil Hatcher, and all public statements made after the initial press release announcing this Agreement referring to BYL shall be made by Mr. Robert Ucciferri, and both parties agree that all public statements shall be made by mutual agreement, if possible.

          15.3  INDEMNIFICATION.

          (a) DNBF agrees to defend, indemnify and hold harmless BYL, its officers and directors, attorneys, and each person who controls BYL within the meaning of the Securities Act from and against any costs, damages, liability and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the S-4 and Proxy Statement, applications or other disclosure documents or any amendments or supplements thereto, or arise out of or are based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading based upon information with respect to DNBF furnished to BYL by or on behalf of DNBF specifically for use therein; provided, however, that DNBF shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the S-4 and Proxy Statement, applications or other disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to BYL furnished to DNBF by or on behalf of BYL specifically for use therein.

          (b) BYL agrees to defend indemnify and hold harmless DNBF, its officers and directors, its attorneys, accountants and each person who controls DNBF within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact provided contained in the S-4 and Proxy Statement, applications or other disclosure documents or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading based solely upon information with respect to BYL and its subsidiaries furnished to DNBF by or on behalf of BYL and its subsidiaries specifically for use therein; provided, however, that BYL will not be liable in any such case to the extent that any such cost, damage, liability or expenses arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the S-4 and Proxy Statement, applications or other disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to DNBF furnished to BYL by or on behalf of DNBF specifically for use therein.

          (c) Promptly after receipt by any party to be indemnified pursuant to this section ("Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, Indemnified Party will give the other party "(Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving Indemnified Party's asserted liability, at the expense of the Indemnifying Party. In the event that Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify Indemnified Party of its intention to do so, and Indemnified Party agrees to cooperate fully with Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, Indemnifying Party shall have the right to participate in the defense of such asserted liability.

          15.4 NOTICES. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or registered, postage prepaid; or
(d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail or delivery service; or (iii) 72 hours after mailing if mailed by United States mail, first-class, certified or registered, postage prepaid, and properly addressed as follows:

          (a) If to DNBF:

                    Mr. Neil F. Hatcher
                    President and Chief Executive Officer
                    DNB Financial
                    7710 Limonite Avenue
                    Riverside, California  92509
                    Telecopier No.:  (909) 681-4901

          With copies to:

                    William P. Johnson, Esq.
                    Rothgerber, Appel, Powers & Johnson LLP
                    Suite 3000, One Tabor Center
                    1200 17th Street
                    Denver, Colorado  80202-5839
                    Telecopier No.:  (303) 623-9222

          (b) If to BYL:

                    Mr. Robert Ucciferri
                    President and Chief Executive Officer
                    BYL Bancorp
                    18206 Imperial Highway
                    Yorba Linda, California  92886
                    Telecopier No.:  (714) 579-1195

          With copies to:

                    Loren P. Hansen, Esquire
                    Knecht & Hansen
                    1301 Dove Street, Suite 900
                    Newport Beach, California  92660
                    Telecopier No.:  (714) 851-1732

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.4.

          15.5 SUCCESSORS AND ASSIGNS. Subject to Section 7.10 and 15.3, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other party to this Agreement and any purported assignment in violation of this Section 15.5 shall be null and void.

          15.6 THIRD PARTY BENEFICIARIES. Except as provided in Section 7.10, each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term "party" or "parties" shall refer only to BYL, BOYL, DNBF and DANB or any of them.

          15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

          15.8 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

          15.9 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

          15.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Board of Directors of BYL and DNBF without action by their respective shareholders to the extent permitted by law. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties of their duly authorized agents.

          15.11 ATTORNEYS' FEES. In the event either of the parties to this Agreement brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body have jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

          15.12 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

          15.13 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

          15.14 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any schedule or exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other schedule or exhibit required to be delivered pursuant to any other provision of this Agreement.

          15.15 KNOWLEDGE. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or other person, such party or other person, who shall be an officer of a party, shall make such statement only after conducting an investigation which such person determines in good faith to be reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

          15.16 TERMINATION OF REPRESENTATION, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Merger other than those provided for in Sections 8.8, 13.1, 14.1(d), 15.1, 15.3, 15.11 and 15.12 which shall survive a termination.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                   BYL BANCORP



                                   By:   /s/ H. Rhoads Martin, Jr.
                                      ----------------------------
                                        H. Rhoads Martin, Jr.
                                        Chairman of the Board



                                   By:   /s/ Robert Ucciferri
                                      ----------------------------
                                      Robert Ucciferri
                                      President and Chief Executive Officer



                                   By:   /s/ Barry J. Moore
                                      ----------------------------
                                      Barry J. Moore
                                      Assistant Secretary

                                   BANK OF YORBA LINDA



                                   By:  /s/ H. Rhoads Martin, Jr.
                                      ----------------------------
                                      H. Rhoads Martin, Jr.
                                      Chairman of the Board



                                   By:  /s/ Robert Ucciferri
                                      ----------------------------
                                      Robert Ucciferri
                                      President and Chief Executive Officer


                                   By:   /s/ Barry J. Moore
                                      ----------------------------
                                      Barry J. Moore
                                      Assistant Secretary

                                   DNB FINANCIAL


                                   By:   /s/ Neil F. Hatcher
                                      --------------------------------
                                      Neil F. Hatcher
                                      President, Chief Executive Officer,
                                      and Director

                                   By:   /s/ Richard T. Anderson, Esq.
                                      --------------------------------
                                      Richard T. Anderson, Esq.
                                      Director

                                   By:   /s/ Henry C. Cox II
                                      --------------------------------
                                      Henry C. Cox II
                                      Director

                                   By:   /s/ James F. Davidson
                                      --------------------------------
                                      James F. Davidson
                                      Director

                                   By:   /s/ Eddie Fischer
                                      --------------------------------
                                      Eddie Fischer
                                      Director

                                   By:   /s/ Donald  D. Galleano
                                      --------------------------------
                                      Donald  D. Galleano
                                      Director

                                   By:   /s/ Ralph R. Neilson
                                      --------------------------------
                                      Ralph R. Neilson
                                      Director

                                   By:   /s/ Marjorie R. Steinbrinck
                                      --------------------------------
                                      Marjorie R. Steinbrinck
                                      Director

                                   By:   /s/ John L. West
                                      --------------------------------
                                      John L. West
                                      Director

                                   DE ANZA NATIONAL BANK


                                   By:   /s/ Neil F. Hatcher
                                      --------------------------------
                                      Neil F. Hatcher
                                      President, Chief Executive Officer,
                                      and Director

                                   By:   /s/ Richard T. Anderson, Esq.
                                      --------------------------------
                                      Richard T. Anderson, Esq.
                                      Director

                                   By:   /s/ Henry C. Cox II
                                      --------------------------------
                                      Henry C. Cox II
                                      Director

                                   By:   /s/ James F. Davidson
                                      --------------------------------
                                      James F. Davidson
                                      Director

                                   By:   /s/ Eddie Fischer
                                      --------------------------------
                                      Eddie Fischer
                                      Director

                                   By:   /s/ Donald  D. Galleano
                                      --------------------------------
                                      Donald  D. Galleano
                                      Director

                                   By:   /s/ Ralph R. Neilson
                                      --------------------------------
                                      Ralph R. Neilson
                                      Director

                                   By:   /s/ Marjorie R. Steinbrinck
                                      --------------------------------
                                      Marjorie R. Steinbrinck
                                      Director

                                   By:   /s/ John L. West
                                      --------------------------------
                                      John L. West
                                      Director

                           FIRST AMENDMENT TO AGREEMENT AND
                                PLAN OF REORGANIZATION


          This FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "First Amendment") is dated as of February 25, 1998 and entered into by BYL Bancorp, a California corporation ("BYL"), DNB Financial ("DNBF"), Bank of Yorba Linda ("BOYL") and De Anza National Bank ("DANB").

          WHEREAS, BYL, DNBF, BOYL and DANB entered into an Agreement and Plan of Reorganization dated as of January 29, 1998 (the "Agreement"); and

          WHEREAS, the parties have agreed to eliminate the requirement for an extension of the DANB Banker's Blanket Bond; and

          WHEREAS, the parties hereto desire to amend the Agreement as provided in this First Amendment to take into account such matters.

          NOW, THEREFORE, in consideration of the premises and mutual promises of the parties set forth below, the parties hereto agree as follows:

          1. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

          2. Section 6.25 of the Agreement is hereby amended to read in its entirety as follows:

          "6.25 INDEMNIFICATION AND INSURANCE. DNBF at its expense shall maintain in effect policies of directors' and officers' liability insurance for a period of 18 months with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which DNBF would have had an obligation to indemnify its directors and officers."

          3. Section 11.17 of the Agreement is hereby amended to read in its entirety as follows:

               "11.17 INSURANCE COVERAGE. DNBF shall have obtained coverage for a period of 18 months following the Effective Time of the Merger for the directors and officers of DNBF and DANB under a directors' and officers' liability insurance policy covering acts or omissions occurring prior to the Effective Time of the Merger."

          4. This First Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          6. Except as herein amended, the Agreement shall remain in full force and effect.

          7. This First Amendment shall be governed by and construed in accordance with the laws of the State of California, except where inconsistent with the National Bank Act and in that case, the National Bank Act shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

          8. The execution and delivery of this First Amendment by the officers executing the First Amendment have been duly authorized by the Boards of Directors of BYL, DNBF, BOYL and DANB, and this First Amendment constitutes a legal, valid and binding agreement of the parties in accordance with its respective terms.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                   BYL BANCORP


                                   By: /s/ Robert Ucciferri
                                      -------------------------------
                                      Robert Ucciferri
                                      President and Chief Executive Officer


                                   By: /s/ Barry J. Moore
                                      --------------------------------
                                       Barry J. Moore
                                       Assistant Secretary


                                   BANK OF YORBA LINDA


                                   By: /s/ Robert Ucciferri
                                      --------------------------------
                                      Robert Ucciferri
                                      President and Chief Executive Officer

                                   By: /s/Barry J. Moore
                                      --------------------------------
                                      Barry J. Moore
                                      Assistant Secretary


                                   DNB FINANCIAL


                                   By: /s/Gloria Van Kampen
                                      --------------------------------
                                      Gloria Van Kampen
                                      Executive Vice President


                                   DE ANZA NATIONAL BANK


                                   By: /s/Gloria Van Kampen
                                      --------------------------------
                                      Gloria Van Kampen
                                      Executive Vice President

                                   APPENDIX D

                      FAIRNESS OPINION OF HOEFER & ARNETT

                                  [LETTERHEAD]



January 27, 1998


Members of the Board of Directors
DNB Financial
7710 Limonite Avenue
Riverside, CA  92509

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of DNB Financial, Riverside, California ("DNB") of the terms of the proposed merger of DNB with and into BYL Bancorp, Yorba Linda, California ("BYL") as defined in the Agreement and Plan of Merger, to be executed on January 29, 1998 (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of DNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of DNB or the holders of DNB stock, be cancelled and cease to be an issued and outstanding share of DNB Stock, and shall be exchanged for and converted into the right to receive BYL Stock equal to the quotient of (a) the DNB Transaction Price Per Share (as defined in the agreement), divided by (b) the Stipulated BYL Share Value or Adjusted BYL Share Value (also defined in the Agreement). The DNB Aggregate Transaction Value will be the sum of the following: (i) 2.7 times the DNB Aggregate Book Value as of September 30, 1997; (ii) the net proceeds received by DNB from the exercise of 22,500 DNB Options; and (iii) 1.5 times the change in net retained earnings of DNB from September 30, 1997 until the Determination Date. The Stipulated BYL Share Value is $18.75. The Adjusted BYL Share Value will be calculated only if the Average Price of BYL Stock is more than $22.50 or less than $15.00.

As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to DNB.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement; (ii) Annual Reports to Shareholders of DNB and BYL for the years ended December 31, 1996 and December 31, 1995; (iii) Quarterly FDIC Call reports

                                                                   [LETTERHEAD]

for the quarters ended December 31, 1997, September 30, 1997, June 30, 1997, March 31, 1997 and December 31, 1996; (iv) certain other publicly available financial and other information concerning DNB and BYL; and (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of DNB and BYL concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

We have reviewed with senior management of DNB earnings projections for 1998 through 2002 for DNB as a stand-alone entity, assuming the merger does not occur, prepared by DNB. We reviewed with senior management of BYL earnings projections for 1998 through 2002 for BYL as a stand-alone entity, assuming the merger does not occur, as well as projected operating cost savings and earnings enhancement opportunities expected to be achieved in each such years resulting from the merger. Certain pro forma financial projections for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings and earnings enhancement opportunities derived by us partially based upon the projections discussed above to be realizable in the merger.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of DNB and BYL as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for DNB and BYL are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of DNB or BYL, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of DNB of the terms of the proposed merger of DNB with and into BYL and does not

                                                                   [LETTERHEAD]

address DNB's underlying business decision to proceed with the merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of DNB and BYL, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for DNB and BYL; (ii) the assets and liabilities of DNB and BYL, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed merger of DNB with and into BYL are fair, from a financial point of view, to the holders of the Common Shares of DNB.

It is understood that this letter is for the information of the Board of Directors of DNB and does not constitute a recommendation to the Board of Directors or to any shareholder of DNB with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Respectfully Submitted,


/s/ Hoefer & Arnett, Incorporated


Hoefer & Arnett, Incorporated

                                      APPENDIX E


                         FAIRNESS OPINION OF RYAN, BECK & CO.

                                       D R A F T


___________, 1998

The Board of Directors
BYL Bancorp
18206 Imperial Highway
Yorba Linda, California  92886

Members of the Board:

BYL Bancorp ("BYL") and DNB Financial ("DNBF") have entered into an Agreement and Plan of Merger dated January 29, 1998 (the "Agreement"). Pursuant to the Agreement, among other things, DNBF shall merge with and into BYL (the "Merger"), and each share of DNBF's issued and outstanding common stock will be converted into shares of BYL's common stock in accordance with the Exchange Ratio.

The Exchange Ratio shall equal the quotient of the DNBF Transaction Price Per Share divided by the Stipulated BYL Share Value ($18.75) or, if adjusted, by the Adjusted BYL Share Value. The DNBF Transaction Price Per Share shall equal the quotient of (A) the sum of (i) $6,911,426; (ii) the net proceeds received by DNBF from the exercise of DNBF stock options subsequent to September 30, 1997 and prior to the end of the month prior to the closing date; and (iii) 1.5 times the change in net retained earnings of DNBF between September 30, 1997 and the end of the month prior to the closing date, and (B) the issued and outstanding shares of DNBF common stock on the closing date up to a maximum of 232,423 shares. If the Average Price of BYL Stock (the average closing price of BYL common stock for the twenty consecutive trading days immediately preceding the three trading days prior to the closing date) is more than $22.50 or less than $15.00, the Stipulated BYL Share Value shall be adjusted with such adjustment equaling one half the difference between the Average Price of BYL Stock and $18.75 per share (the "Adjusted BYL Share Value"); therefore, if the Average Price of BYL Stock is $23.50, then the Adjusted BYL Share Value would be $21.125, and if the Average Price of BYL Stock is $14.00, then the Adjusted BYL Share Value would be $16.375. The Agreement may be terminated by DNBF if the Average Price of BYL Stock exceeds $25.31 and by BYL if the Average Price of BYL Stock is less than $12.19.

Based upon a pro forma calculation of the estimated DNBF Transaction Price Per Share assuming a closing date in April 1998 and a Stipulated BYL Share Value of $18.75, the Exchange Ratio would be 4.5413 shares of BYL common stock to be exchanged for each share of DNBF common stock.

BYL Bancorp
___________, 1998
Page 2

You have requested our opinion as to whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of BYL Common Stock. We have assumed that the Merger will be accounted for as a pooling of interests transaction by BYL.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of BYL and DNBF to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) the Joint Proxy Statement / Prospectus; (iii) BYL's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, BYL's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1997, and BYL's preliminary financial statements for the fiscal year ended December 31, 1997; (iv) DNBF's Annual Reports to Shareholders, regulatory financial reports and audited financial statements for the years ended December 31, 1994, 1995, and 1996, DNBF's quarterly financial statements and regulatory financial reports for the periods ended March 31, June 30, and September 30, 1997 and DNBF's preliminary financial statements for the fiscal year ended December 31, 1997; (v) certain operating and financial information provided to us by the managements of BYL and DNBF relating to their business and prospects; (vi) the historical stock prices and trading volume of BYL's Common Stock; (vii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to BYL; (viii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to DNBF; and
(ix) the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to DNBF. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger also analyzed BYL's ability to consummate the Merger.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such

BYL Bancorp
___________, 1998
Page 3

information. We have also relied upon the managements of BYL and DNBF as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of BYL and DNBF at December 31, 1997, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be, consummated in compliance with all laws and regulations applicable to BYL and DNBF. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either BYL or DNBF or their respective subsidiaries, nor have we reviewed any individual loan files of BYL, DNBF or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BYL.

Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not express any opinion as to the price or range of prices at which BYL Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of BYL as an independent contractor to act as financial advisor to BYL with respect to the Merger and will receive a fee for our services. We have no prior relationship with DNBF. In addition, we may actively trade equity securities of BYL and its respective affiliates for our own account and the account of our customers, and we therefore may from time to time hold a long or short position in such securities.

BYL Bancorp
___________, 1998
Page 4

Our opinion is directed to the Board of Directors of BYL and does not constitute a recommendation to any shareholder of BYL as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Agreement is fair to the holders of BYL Common Stock from a financial point of view.

Very truly yours,


RYAN, BECK & CO., INC.

                                      APPENDIX F


                                CHAPTER 13 OF THE CGCL

                                      APPENDIX F

                             CALIFORNIA CORPORATIONS CODE


                                      CHAPTER 13
                                  DISSENTERS' RIGHTS


SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
               (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph
               (A)
               or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
               (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT.

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT -- PAYMENT -- COSTS.

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in

Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article V of the Registrant's Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Article VI of the Registrant's Articles of Incorporation provides that the corporation is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

    Article III of the Registrant's Bylaws provides, in pertinent part, that each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation or other entity, shall be indemnified by the Registrant to the full extent permitted by the General Corporation Law of the State of California or any other applicable laws. Article III also authorizes the registrant to enter into one or more agreements with any person which provides for indemnification greater or different than that provided for in that Article.

    Both the Registrant and its proposed wholly-owned subsidiary, Bank of Yorba Linda, have entered into indemnification agreements with their respective officers and directors in the forms incorporated by reference as Exhibit 10.1 to this Registration Statement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
 NO.                                    EXHIBIT
------ --------------------------------------------------------------------------
  2.1  Plan of Reorganization and Merger Agreement between BYL, BOYL and BYL
         Merger Corporation in connection with the formation of BYL as a holding company for BOYL - Annex I of Proxy Statement/Prospectus incorporated by reference*
  2.2  Agreement and Plan of Reorganization dated January 29, 1998 by and between
         BYL, DNBF, BOYL and DANB -- Annex C of Joint Proxy Statement/Prospectus
         incorporated by reference
  3.1  Articles of Incorporation of the Registrant.*
  3.2  Amendment to Articles of Incorporation of Registrant*
  3.3  Bylaws of the Registrant*
  4.1  Specimen Certificate evidencing shares of Registrant's Common Stock*
  4.2  Stockholder Agreement Covering Issuance and Compulsory Repurchase of
         Organizing Shares of Registrant in connection with the formation of BYL as a holding company for BOYL - Annex II of Proxy Statement/Prospectus incorporated by reference*
  5.1  Opinion of Knecht & Hansen
  8.1  Tax Opinion of Vavrinek, Trine, Day & Co.
 10.1  Form of Indemnification Agreement*
 10.2  BYL Bancorp 1997 Stock Option Plan and form of Stock Option Agreement*
 10.3  Form of BYL Proxy
 10.4  Form of DNBF Proxy

EXHIBIT
 NO.                                    EXHIBIT
------ --------------------------------------------------------------------------
 10.5  Employment Agreement - Mr. Robert Ucciferri*
 10.6  Employment Agreement - Mr. Barry J. Moore*
 10.7  Employment Agreement - Mr. Michael Mullarky*
 10.8  Salary Continuation Agreement - Mr. Robert Ucciferri*
 10.9  Salary Continuation Agreement - Mr. Barry J. Moore*
 10.10 H&A Fairness Opinion - Appendix D of Joint Proxy Statement/Prospectus
         incorporated by reference
 10.11 Ryan, Beck Fairness Opinion - Appendix E of Joint Proxy Statement/
         Prospectus incorporated by reference
 13.1  Annual Report to Securityholders - Annual Report on Form 10-KSB at Annex A
         incorporated by reference
 21.1  Subsidiary of BYL Bancorp - Bank of Yorba Linda is the only subsidiary of
         BYL Bancorp
 23.1  Consent of Vavrinek, Trine, Day & Co.
 23.2  Consent of Knecht & Hansen (included in Exhibit 5.1)
 23.3  Consent of H&A
 23.4  Consent of Ryan, Beck**
 27    Financial Data Schedule***

------------------------

* Filed as an exhibit to Registrant's Registration Statement (File No. 333-34995) filed on September 5, 1997, which exhibit is incorporated herein by this reference.

**  To be filed as an exhibit to the Form S-4 by pre-effective amendment.

*** Filed as an exhibit to Form 10-KSB filed on February 26, 1998.

    (b) Financial Statement Schedules

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of BYL and the related notes.

    (c) Not applicable.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) The undersigned Registrant hereby undertakes to supply by mans of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on February 27, 1998.

                                BYL BANCORP
                                a California corporation

                                By:  /s/ ROBERT UCCIFERRI
                                     -----------------------------------------
                                     Robert Ucciferri, President and Chief
                                     Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
     /s/ ROBERT UCCIFERRI         Executive (Principal
------------------------------    Executive Officer and      February 27, 1998
       Robert Ucciferri           Director)

                                Senior Executive Vice
                                  President and Chief
      /s/ BARRY J. MOORE          Financial Officer
------------------------------    (Principal Financial       February 27, 1998
        Barry J. Moore            Officer and Accounting
                                  Officer)

   /s/ LEONARD O. LINDBORG
------------------------------  Director                     February 27, 1998
     Leonard O. Lindborg

     /s/ H. RHOADS MARTIN
------------------------------  Chairman of the Board,       February 27, 1998
       H. Rhoads Martin           Director

      /s/ JOHN F. MYERS
------------------------------  Director                     February 27, 1998
        John F. Myers

    /s/ BRENT W. WAHLBERG
------------------------------  Director                     February 27, 1998
      Brent W. Wahlberg